UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 2)

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

VERIZON COMMUNICATIONS INC.

(Name of Registrant as Specified in its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $7,691,276

(2)	Form, Schedule or Registration Statement No.: Registration Statement on Form S-4

(3)	Filing Party: Verizon Communications Inc.

(4)	Date Filed: October 8, 2013

Verizon Communications Inc.
140 West Street
New York, New York 10007
Telephone: (212) 395-1000

December [—], 2013

Dear Fellow Shareholders:

On behalf of the Board of Directors, we invite you to attend a special meeting of the shareholders of Verizon Communications Inc. The meeting will be held on January 28, 2014 at 10:00 a.m., local time, at the Westin Governor Morris, Morristown, 2 Whippany Road, Morristown, New Jersey.

On September 2, 2013, we entered into a stock purchase agreement with Vodafone Group Plc in order to acquire Vodafone’s indirect 45% ownership stake in Verizon Wireless for aggregate consideration of approximately $130 billion, consisting primarily of cash and stock.

Our Board of Directors unanimously approved the transaction. The transaction is subject to certain closing conditions, including regulatory approvals and the approvals of both companies’ shareholders.

Accordingly, you are being asked to consider and vote on a proposal at the special meeting to approve the issuance of shares of our common stock to Vodafone ordinary shareholders in connection with the transaction.

In addition, although we currently have sufficient shares of our common stock authorized to complete this issuance to Vodafone ordinary shareholders, the transaction will require the use of a substantial portion of the remaining authorized but unissued shares of our common stock. To allow for additional authorized common stock to support our growth and provide flexibility for future corporate needs, at the special meeting you will also be asked to consider and vote on a proposal to amend Article 4(A) of our charter to increase the number of shares of common stock we are authorized to issue. The approval of this charter amendment is not a condition to the completion of the transaction.

Our Board of Directors unanimously recommends that our shareholders vote “FOR” each of these proposals.

Your vote is important. Please take the time to read the accompanying proxy statement and to vote so that your shares are represented at the meeting.

We appreciate your interest and continued support.

Sincerely,

Lowell McAdam

Chairman and Chief Executive Officer

Your vote is important. Please vote promptly.

You may vote online, by telephone or

by signing, dating and returning

the enclosed proxy card.

Notice of Special Meeting of Shareholders

Time and Date	10:00 a.m., local time, on January 28, 2014

Place	The Westin Governor Morris, Morristown 2 Whippany Road Morristown, New Jersey 07960

Items of Business

•    Approve the issuance of up to approximately 1.28 billion shares of Verizon common stock to Vodafone ordinary shareholders in connection with Verizon’s acquisition of Vodafone’s indirect 45% interest in Verizon Wireless

•    Approve an amendment to Article 4(A) of Verizon’s restated certificate of incorporation to increase Verizon’s authorized shares of common stock by 2 billion shares to an aggregate of 6.25 billion authorized shares of common stock

•    Approve the adjournment of the special meeting to solicit additional votes and proxies if there are insufficient votes at the time of the special meeting to approve the above proposals

Our Board of Directors unanimously recommends that you vote “FOR” each of the above proposals.

How to Vote	If you are a registered shareholder as of the record date for the special meeting, you may vote online at www.envisionreports.com/vz_special, by telephone or by mailing a proxy card. You may also vote in person at the special meeting. If you hold shares through a bank, broker or other institution, you may vote your shares by any method specified on the voting instruction form that the bank, broker or other institution provides. We encourage you to vote your shares as soon as possible.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

December [—], 2013

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 6, 2013

Proxy Statement

We are mailing or otherwise delivering this proxy statement to our shareholders beginning on or about [—], and it is also available online at www.edocumentview.com/vz or, if you are a registered holder, at www.envisionreports.com/vz_special. The Board of Directors is soliciting proxies in connection with the special meeting of shareholders and encourages you to read this proxy statement and vote your shares online, by telephone or by mailing your proxy card.

i

SUMMARY OF THE TRANSACTION

This summary highlights selected information from this proxy statement with respect to the stock purchase agreement and the transaction. It may not contain all of the information that is important to you. To more fully understand the transaction, you should carefully read the entire proxy statement, including the annexes, and the information incorporated by reference or referred to in this proxy statement. See “Where You Can Find Additional Information.” The page references have been included in this summary to direct you to a more complete description of the topics presented below.

Unless the context requires otherwise, references in this proxy statement to “Verizon,” “we,” “us” and “our” are to Verizon Communications Inc., a Delaware corporation, and/or its consolidated subsidiaries (including, where the context requires, Verizon Wireless), and references in this proxy statement to “Vodafone” are to Vodafone Group Plc, an English public limited company, and/or its consolidated subsidiaries.

Overview

Cellco Partnership d/b/a Verizon Wireless (Verizon Wireless) provides wireless communications services across one of the most extensive wireless networks in the United States and operates the country’s largest 4G LTE (Long Term Evolution) network. In the United States, Verizon Wireless is the industry leader in terms of retail connections, profitability as measured by EBITDA service margin, and customer loyalty as measured by post-paid churn. Verizon Wireless had operating revenues of $75.9 billion in 2012 and $59.9 billion in the first nine months of 2013. Verizon Wireless was formed in April 2000 by Verizon and Vodafone.

Verizon is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of telecommunications services and solutions to individual, business and government customers in the United States and in over 150 countries around the world. Vodafone has equity interests in telecommunications operations in nearly 30 countries and around 50 partner networks worldwide. Currently, Verizon indirectly owns 55% of the interests in Verizon Wireless, and Vodafone indirectly owns 45% of the interests in Verizon Wireless. Additional information about each of these companies can be found under the heading “The Transaction—The Companies.”

On September 2, 2013, Verizon, Vodafone and Vodafone 4 Limited, a wholly owned subsidiary of Vodafone that we refer to as Seller, entered into a stock purchase agreement, pursuant to which Verizon agreed to acquire Vodafone’s indirect 45% interest in Verizon Wireless for aggregate consideration of approximately $130 billion. The acquisition is structured as the acquisition by Verizon of 100% of the stock of Vodafone’s U.S. holding entity, which indirectly holds Vodafone’s 45% interest in Verizon Wireless.

On December 5, 2013, Verizon, Vodafone and Seller entered into the first amendment to the stock purchase agreement, which we refer to as the first amendment, setting forth certain technical amendments to the stock purchase agreement. We refer to the stock purchase agreement, as amended by the first amendment, as the stock purchase agreement.

Pursuant to the terms and subject to the conditions set forth in the stock purchase agreement, Verizon will acquire from Seller all of the issued and outstanding capital stock of Vodafone Americas Finance 1 Inc., a wholly owned indirect U.S. subsidiary of Vodafone that owns the 45% interest in Verizon Wireless indirectly through other U.S. subsidiaries. We refer to Vodafone Americas Finance 1 Inc. as Holdco and to it and its subsidiaries that are being acquired as the purchased entities.

Verizon’s Reasons for the Transaction (page 30)

Verizon’s Board of Directors approved the transaction for a number of reasons, including because:

•	the transaction is expected to be accretive to Verizon’s earnings per share and cash flow;

•	the transaction is expected to allow Verizon greater flexibility to develop and market converged communications solutions across all its platforms and to improve operating efficiencies;

•	due to capital market conditions and the value of Verizon’s common stock, the cash flow attributable to the Verizon Wireless interest being acquired is expected to be greater than the cost of servicing the indebtedness incurred to finance the transaction and the cash required to pay dividends on the Verizon common stock to be issued in the transaction; and

•	given that Verizon already controls Verizon Wireless, the transaction does not present the integration and due diligence risks associated with many strategic transactions.

These reasons for the transaction, as well as the process the parties engaged in to reach agreement on the transaction, are described in more detail under the headings “The Transaction—Verizon’s Reasons for the Transaction” and “The Transaction—Background of the Transaction.” This proxy statement also describes other details of the transaction, including the consideration to be paid, the financing, the risks associated with the transaction and the conditions to consummation of the transaction.

This proxy statement also contains details regarding the special meeting of shareholders that the Board has scheduled to request your vote on matters related to the transaction. This information is included under the heading “Special Meeting.” For the reasons described, the Board unanimously recommends that you vote “FOR” each of the three proposals included in this proxy statement.

Transaction Consideration (page 51)

In consideration for Vodafone’s indirect interest in Verizon Wireless, upon closing of the transaction, Verizon has agreed to:

•	pay to Seller approximately $58.9 billion in cash, which we call the cash consideration, subject to the cash election and cash ticking fee (in each case as described herein);

•	issue to Vodafone’s shareholders that number of shares of Verizon common stock calculated pursuant to the stock purchase agreement by dividing $60.15 billion by the average trading price, as described below, and subject to the stock consideration collar mechanism and cash election described herein, which we call the stock consideration;

•	issue to Seller senior unsecured Verizon notes in an aggregate principal amount of $5.0 billion, which we call the Verizon notes;

•	transfer to a subsidiary of Vodafone Verizon’s indirect 23.1% interest in Vodafone Omnitel N.V. (Omnitel, and such interest, the Omnitel interest), valued at $3.5 billion; and

•	provide other consideration valued at approximately $2.5 billion, including the indirect assumption of long-term obligations with respect to two classes of outstanding preferred stock with a face amount of $1.65 billion that were issued by one of the purchased entities, are beneficially held by third parties, are mandatorily redeemable in April 2020 and will remain outstanding after the closing of the transaction, which we refer to as the VAI preferred stock.

The exact number of shares of Verizon common stock to be issued in the transaction will be equal to $60.15 billion (as adjusted by any cash election, as described below) divided by the average trading price, which is the volume-weighted average trading price per share of Verizon common stock on the New York Stock Exchange (NYSE) during the 20 consecutive full trading days ending on the third business day prior to the closing of the transaction, except that the price used to determine the number of shares issued will not be less than $47.00 per share or more than $51.00 per share. Depending on the trading prices of Verizon common stock prior to the closing of the transaction, and subject to the assumptions described in this proxy statement, it is expected that current Verizon shareholders will collectively own between approximately 69% and 71% of Verizon’s outstanding common stock immediately following the closing, and current Vodafone shareholders will collectively own between approximately 29% and 31% of Verizon’s outstanding common stock immediately following the closing.

The Verizon shares to be issued in the transaction are expected to be listed on the NYSE, the NASDAQ Global Select Market (NASDAQ) and the London Stock Exchange (LSE). In addition, Verizon has the right to increase the cash consideration (and correspondingly decrease the stock consideration) by an aggregate amount of up to $15.0 billion in certain specified circumstances.

Vodafone ordinary shareholders will receive all of the stock consideration in proportion to their ownership interest in Vodafone. As of August 30, 2013, based on publicly available information, no Vodafone shareholder owned more than 6% of Vodafone’s outstanding shares, and only three Vodafone shareholders owned more than 3% of its outstanding shares.

Transaction Structure (page 54)

The parties will seek to implement the transaction as a scheme of arrangement under the laws of England and Wales. This transaction structure, which we call the scheme, is a U.K. statutory procedure under Part 26 of the UK Companies Act 2006 between a company and its shareholders pursuant to which the High Court of Justice of England and Wales (UK Court) may approve, and thus bind, the company to an arrangement with its shareholders. A scheme of arrangement is commonly used to effect a return of value to shareholders. Under the terms of the scheme, at completion (i) Vodafone will issue bonus shares to its shareholders; (ii) Vodafone will transfer all of the issued and outstanding capital stock in Holdco to Verizon and Verizon will pay Vodafone the cash consideration, the Verizon notes and the remaining consideration payable by Verizon directly to Vodafone under the transaction; and (iii) Verizon will issue the stock consideration, and Vodafone will distribute a portion of the cash consideration, in each case to Vodafone shareholders holding the bonus shares, either as a repayment of capital in exchange for the cancellation of those shares or as a special dividend on those shares, depending on elections (or deemed elections) by Vodafone shareholders.

To become effective, the scheme requires, among other things, the approval of holders of 75% of the Vodafone ordinary shares voting on the scheme and a majority in number of the holders of Vodafone ordinary shares voting on the scheme, as well as the sanction by the UK Court of the scheme and confirmation of the UK Court of the related Vodafone reduction of capital.

If Vodafone shareholder approval, as well as UK Court approval, of the scheme is not obtained or other specified conditions relating to the scheme are not satisfied or waived, or if the scheme lapses in accordance with its terms or is withdrawn, the parties will seek to implement the transaction as a purchase and sale of all of the issued and outstanding capital stock of Holdco held by Seller. We refer to this alternative transaction structure as the share purchase. The share purchase requires, among other things, the approval of holders of a majority of the Vodafone ordinary shares voting on the share purchase. When we use the term “transaction” or “Verizon Wireless transaction” in this proxy statement, we are referring to Verizon’s acquisition of Vodafone’s indirect interest in Verizon Wireless, which acquisition is structured as the acquisition by Verizon of certain of Vodafone’s U.S. holding entities that indirectly hold Vodafone’s 45% interest in Verizon Wireless, regardless of whether the acquisition is implemented as a scheme or as a share purchase.

The parties structured the transaction to provide for the distribution of Verizon shares to Vodafone’s shareholders because Verizon did not want Vodafone to be the sole holder of the Verizon shares to be issued in the transaction. In addition, as set out on page 26, Vodafone requested the use of a scheme of arrangement as it provides a well-established structure for returning value to shareholders, and Vodafone has informed Verizon that Vodafone intends to return 71% of the net proceeds of the transaction (including the Verizon shares constituting the stock consideration) to its shareholders.

Reorganization (page 54)

Vodafone has agreed to effect a reorganization of the assets and liabilities held under Holdco prior to the closing of the transaction, which we refer to as the Reorganization, so that (i) at closing, the only equity interests held directly or indirectly by Holdco will be equity interests in another purchased entity or in Verizon Wireless, (ii) Verizon will not acquire any assets other than those assets Verizon has expressly agreed to acquire and (iii) Verizon will not assume any liabilities other than those liabilities Verizon has expressly agreed to assume.

As part of the Reorganization, the equity interests of certain non-U.S. entities currently held under Holdco will be sold in exchange for consideration including a note payable by Vodafone. The Reorganization will involve a series of steps as a result of which the purchased entities will be left with no assets or liabilities other than (i) the 45% interest in Verizon Wireless; (ii) the VAI preferred stock; (iii) the note payable by Vodafone, which will be exchanged for (at or immediately after completion of the Verizon Wireless transaction pursuant to the terms of the stock purchase agreement) a note of the same amount and on similar terms issued by Verizon to the Seller, which will remain outstanding after the closing as a Verizon intercompany note held by one of the purchased entities; (iv) certain payables and receivables owed between the purchased entities; and (v) cash in the amount of $250 million.

As further discussed under the heading “The Transaction—Indemnification—Indemnification of Verizon,” Vodafone has agreed to indemnify Verizon, its affiliates and their respective representatives against any losses actually incurred or suffered in connection with, arising out of or resulting from, among other things, the Reorganization and all assets and liabilities of the purchased entities other than those that Verizon agreed to acquire or assume as assets and liabilities of the purchased entities following the Reorganization.

Omnitel Transaction (page 55)

As part of the total transaction consideration, Verizon, through a subsidiary, has agreed to transfer the Omnitel interest to a subsidiary of Vodafone pursuant to a separate share purchase agreement, which we refer to as the Omnitel share purchase agreement. Following this transfer, Vodafone will indirectly own 100% of the interests in Omnitel. The completion of the Verizon Wireless transaction is a condition to the completion of the Omnitel transaction, but completion of the Omnitel transaction is not a condition to completion of the Verizon Wireless transaction. It is currently expected that the Omnitel transaction will close concurrently with the Verizon Wireless transaction.

If the Omnitel transaction does not close concurrently with the Verizon Wireless transaction, Verizon has agreed to issue a note to Seller in the amount of $3.5 billion. This note, which we call the Omnitel note, will be surrendered to the selling Verizon subsidiary upon completion of the Omnitel transaction in payment for the Omnitel interest. If the Omnitel transaction has not been completed by the second anniversary of the completion of the Verizon Wireless transaction, either party may terminate the Omnitel share purchase agreement. The Omnitel note would mature upon termination of the Omnitel share purchase agreement and may be settled in cash, shares of Verizon common stock or a combination thereof, at Verizon’s election.

Accounting Treatment of the Transaction (page 72)

In accordance with Accounting Standards Codification (ASC) Topic 810, Consolidation, the transaction will be accounted for as an equity transaction. Remeasurement of assets and liabilities of previously controlled and consolidated subsidiaries will not be permitted. The carrying amount of the noncontrolling interest will be adjusted to reflect the change in Verizon’s ownership interest in Verizon Wireless. Any difference between the fair value of the consideration paid and the amount by which the noncontrolling interest is adjusted will be recognized in equity attributable to Verizon.

Opinions of Verizon’s Financial Advisors (page 32, Annex C and Annex D)

On September 2, 2013, each of J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, and Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, rendered its respective oral opinion, which was subsequently confirmed in writing, to Verizon’s Board of Directors that, as of such date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in each such opinion, the consideration to be paid by Verizon pursuant to the transaction, as provided for in the draft stock purchase agreement dated September 2, 2013 that was provided to each of J.P. Morgan and Morgan Stanley, was fair from a financial point of view to Verizon. For a more complete description, see “The Transaction—Opinions of Verizon’s Financial Advisors.”

The full texts of the written opinions of J.P. Morgan and Morgan Stanley, dated September 2, 2013, are attached as Annexes C and D, respectively, to this proxy statement. This summary is qualified in its entirety by reference to the full text of such opinions, which opinions should be read in their entirety. J.P. Morgan and Morgan Stanley provided their advisory services and opinions for the information and assistance of Verizon’s Board of Directors in connection with its evaluation of the proposed transaction. The opinions of J.P. Morgan and Morgan Stanley do not constitute a recommendation as to how any shareholder of Verizon should vote at the special meeting.

Shareholder Approvals (page 55)

As a condition to completion of the transaction, Verizon shareholders must approve the issuance of the stock consideration, which we call the share issuance, by the affirmative vote of a majority of the votes cast at the Verizon special meeting to which this proxy statement relates. In connection with the transaction, we are also seeking shareholder approval of an amendment to our restated certificate of incorporation, which we refer to as our charter, to provide for an increase in the number of authorized shares of Verizon common stock, which requires the affirmative vote of a majority of all the outstanding shares of Verizon common stock entitled to vote at the special meeting. Shareholder approval of the proposal to amend our charter is not a condition to completion of the transaction.

In connection with the transaction, certain Vodafone shareholder approvals are being requested. As a condition to completion of the transaction, Vodafone shareholders must approve a series of resolutions related to the sale of all of the issued and outstanding capital stock of Holdco and the purchase of the Omnitel interest, which we call the Vodafone sale resolutions. These resolutions must be approved by holders of a majority of the Vodafone ordinary shares voting on the relevant resolutions to be proposed at a general meeting of Vodafone shareholders.

Vodafone is also seeking the necessary shareholder approvals of resolutions to allow the transaction to be implemented as a scheme. The highest vote required for these resolutions is approval from the holders of 75% of the Vodafone ordinary shares voting on the scheme and a majority in number of the holders of Vodafone ordinary shares voting on the scheme. Approval by Vodafone shareholders of the scheme resolutions is a condition to completion of the transaction as a scheme but is not a condition to the completion of the transaction as a share purchase.

Regulatory Approvals (page 56)

As a condition to the completion of the transaction, the parties have obtained approvals from the U.S. Federal Communications Commission (FCC) pursuant to the Communications Act of 1934, as amended. As a condition to completion of the Omnitel transaction, the parties have obtained the approval of the European Commission under the applicable European Union merger regulations and Vodafone has informed Verizon that it has submitted a notice to the Italian Ministry of Economic Development—Communication Department with respect to certain of Omnitel’s rights to use frequencies in Italy.

If the transaction is implemented as a scheme, the transaction is also subject to the sanction of the scheme and confirmation of the related reduction of capital by the UK Court.

Conditions to Completion of the Transaction (page 61)

The obligations of Verizon and Vodafone to complete the transaction are subject to the following conditions:

•	approval by Verizon shareholders of the share issuance and approval by Vodafone shareholders of the Vodafone sale resolutions;

•	Vodafone’s completion of the Reorganization in accordance with the stock purchase agreement;

•	receipt of any required FCC approvals;

•	approval of the Verizon shares to be issued in the transaction for listing on the NYSE and NASDAQ, subject only to official notice of issuance;

•	receipt of certain acknowledgements from the LSE and the United Kingdom Listing Authority (UKLA) with respect to the listing of the Verizon shares to be issued in the transaction on the LSE;

•	effectiveness under the Securities Act of 1933, as amended, which we refer to as the Securities Act, of the registration statement relating to the issuance of shares of Verizon common stock in the transaction, with no stop order in effect or sought; and

•	the absence of any law, injunction or order enacted, issued, promulgated, enforced or entered by any governmental entity that is in effect and has the effect of making the transaction illegal or otherwise preventing or prohibiting the transaction.

Each party’s obligation to complete the transaction is conditioned upon:

•	the accuracy of the other party’s representations and warranties, subject to specified materiality standards;

•	the performance by the other party of its obligations under the stock purchase agreement in all material respects; and

•	the delivery by the other party of an officer’s certificate certifying such accuracy of its representations and warranties and such performance of its obligations.

In addition, the obligations of Verizon and Vodafone to implement the transaction as a scheme are subject to the satisfaction of certain conditions relating to the effectiveness of the scheme under U.K. law.

The parties currently expect the transaction to close in the first quarter of 2014, subject to the satisfaction or waiver of all conditions.

Termination of the Stock Purchase Agreement (page 62)

The stock purchase agreement may be terminated any time prior to completion of the transaction:

•	by mutual written agreement of Verizon and Vodafone;

•	by either Verizon or Vodafone if the transaction has not been completed on or before September 2, 2014 (unless the failure of the transaction to be completed by such time resulted from such party’s breach of the stock purchase agreement);

•	by either Verizon or Vodafone if the other party materially violated or breached any provision in the stock purchase agreement or Omnitel share purchase agreement, which has caused or would cause the failure of the mutual closing conditions in the stock purchase agreement to be satisfied and the violation or breach is incapable of being cured or has not been cured within 60 days after written notice (unless the terminating party is in breach of the stock purchase agreement so as to cause the closing conditions for the benefit of the non-terminating party not to be satisfied);

•	by either Verizon or Vodafone if (i) the Verizon special meeting has concluded and Verizon shareholder approval of the share issuance has not been obtained or (ii) the general meeting of Vodafone shareholders, which we refer to as the Vodafone general meeting, has concluded and Vodafone shareholder approval of the Vodafone sale resolutions has not been obtained;

•	by either Verizon or Vodafone if a court of competent jurisdiction or other governmental entity has enacted, entered or enforced any law, injunction, order, ruling or taken any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction (unless such circumstance resulted from such party’s breach of any provision of the stock purchase agreement);

•	by either Verizon or Vodafone if the FCC has issued a final order disapproving the transaction (unless such circumstance resulted from such party’s breach of any provision of the stock purchase agreement);

•	by Verizon within 30 days following a change of recommendation of the Vodafone Board of Directors;

•	by Vodafone within 30 days following a change of recommendation of the Verizon Board of Directors;

•	by Vodafone if the closing conditions are generally satisfied or capable of being satisfied and the full proceeds of Verizon’s financing for the transaction (or, if applicable, replacement financing) are not available—which we refer to as a financing failure—and Vodafone is prepared to close the transaction and Verizon fails to take certain actions necessary in connection with completion of the transaction as a scheme or to effect the closing as a share purchase within three business days of being required to do so; or

•	by Vodafone if a Vodafone material adverse financial effect (which could result from certain enacted or proposed changes in U.K., U.S. or Dutch laws that would result in additional tax costs to Vodafone or its subsidiaries, subject to a materiality standard, as more fully described under “The Transaction—Termination of the Stock Purchase Agreement”) has occurred and is continuing.

Termination Fees and Expenses (page 63)

The stock purchase agreement provides for the payment of termination fees by each of Verizon and Vodafone under certain circumstances. Verizon must pay to Vodafone a termination fee of (i) $1.55 billion in the event of termination by either party as a result of failure to obtain Verizon shareholder approval of the share issuance, (ii) $4.65 billion in the event of termination by Vodafone as a result of a change of recommendation of the Verizon Board of Directors or (iii) $10.0 billion in the event of a termination by Vodafone as a result of a financing failure. Vodafone must pay to Verizon a termination fee of $1.55 billion in the event of (i) a termination by either party as a result of failure to obtain Vodafone shareholder approval of the Vodafone sale resolutions, (ii) a termination by Verizon as a result of a change of recommendation of the Vodafone Board of Directors or (iii) a termination by Vodafone as a result of a Vodafone material adverse financial effect.

If the stock purchase agreement is terminated by either party for a material incurable or uncured breach, the breaching party must reimburse the terminating party’s out-of-pocket expenses, subject to a limit of $1.55 billion.

Financing of the Transaction (page 70)

Verizon expects to pay the cash consideration and related fees and expenses of the transaction using (i) the cash proceeds of approximately $48.7 billion from the notes offering (as defined below), (ii) up to $12.0 billion from the proceeds of the term loan agreement (as defined below) and (iii) other available cash.

On September 18, 2013, Verizon issued eight series of fixed and floating rate notes with varying maturities, which we refer to as the new notes, in an aggregate principal amount of $49.0 billion, which resulted in cash proceeds of approximately $48.7 billion. We refer to the issuance of the new notes as the notes offering. On October 1, 2013, Verizon entered into a $12.0 billion term loan credit agreement with JPMorgan Chase Bank, N.A. (JPM), as administrative agent, and the lenders named therein, which we refer to as the term loan agreement. The term loan agreement provides Verizon with the ability to borrow prior to September 2, 2014 up to $12.0 billion to finance, in part, the transaction and to pay related transaction costs. The term loan agreement provides for floating rate 3-year and 5-year term loans.

On September 2, 2013, Verizon entered into a $61.0 billion bridge credit agreement with JPM, as administrative agent, and the lenders named therein, which we refer to as the bridge credit agreement. The bridge credit agreement provided Verizon with the ability to borrow up to $61.0 billion to finance, in part, the transaction and to pay related transaction costs. Following the notes offering, borrowing availability under the bridge credit agreement was reduced to $12.0 billion. Following effectiveness of the term loan agreement, the bridge credit agreement was terminated in accordance with its terms.

No Appraisal Rights in Connection with the Transaction (page 68)

Neither Verizon shareholders nor Vodafone shareholders have appraisal or dissenters’ rights with respect to the transaction.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, SPECIAL MEETING AND VOTING

The following questions and answers address briefly some questions you may have regarding the special meeting and the matters on which you are being asked to vote. These questions and answers may not address all questions that may be important to you as a shareholder of Verizon. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On September 2, 2013, Verizon entered into the stock purchase agreement, pursuant to which it agreed to acquire Vodafone’s indirect 45% interest in Verizon Wireless. The acquisition is structured as the acquisition by Verizon of certain of Vodafone’s U.S. holding entities that indirectly hold Vodafone’s 45% interest in Verizon Wireless. For more information, see “The Transaction.” In order to complete the transaction, among other things, Verizon’s shareholders must vote on, and approve, the share issuance proposal that is described in this proxy statement. Accordingly, Verizon’s Board of Directors is soliciting your proxy to vote at the special meeting in order to obtain approval of the share issuance proposal, among other proposals.

Q:	Where and when is the special meeting?

A:	The special meeting will be held on January 28, 2014 at 10:00 a.m., local time, at the Westin Governor Morris, Morristown, 2 Whippany Road, Morristown, New Jersey.

Q:	What is the record date for the special meeting?

A:	December 9, 2013.

Q:	Who is entitled to vote at the special meeting?

A:	Shareholders as of the close of business on the record date are entitled to vote. Each share of Verizon stock is entitled to one vote for each proposal.

Q:	What matters will be voted on at the special meeting, and how does the Verizon Board of Directors recommend that I vote?

A:	You will be asked to consider and vote on the following proposals:

	Proposal	Board’s Recommendation	Page (for more information)
(1)	Share Issuance Proposal: to approve the issuance of up to approximately 1.28 billion shares of Verizon common stock to Vodafone ordinary shareholders, in accordance with the terms and subject to the conditions set forth in the stock purchase agreement, in connection with Verizon’s acquisition of Vodafone’s indirect 45% interest in Verizon Wireless	FOR	89

(2)	Charter Amendment Proposal: to approve an amendment of Article 4(A) of our charter to increase Verizon’s authorized shares of common stock by 2 billion shares to an aggregate of 6.25 billion authorized shares of common stock	FOR	91

(3)	Adjournment Proposal: to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional votes and proxies if there are insufficient votes at the time of the special meeting to approve the above proposals	FOR	92

Q:	Why am I being asked to approve the issuance of shares of our common stock to Vodafone ordinary shareholders in connection with the transaction?

A:	Our common stock is listed on, and we are subject to the rules and regulations of, the NYSE and NASDAQ.

The rules of both the NYSE and NASDAQ require shareholder approval prior to the issuance of our common stock in connection with the acquisition of the securities or assets of another company if (1) the common stock we issue has or will have upon issuance voting power equal to or in excess of 20% of the voting power of our securities outstanding before the issuance or (2) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

As more fully described under “Proposal No. 1—Share Issuance,” we are proposing to issue up to approximately 1.28 billion shares of our common stock to Vodafone ordinary shareholders pursuant to the stock purchase agreement. The number of shares we will issue will exceed 20% of both the voting power and number of shares of our common stock outstanding before the issuance. Accordingly, at the special meeting, we are asking holders of shares of our common stock to consider and vote on the share issuance proposal.

Shareholder approval of the share issuance proposal is a condition to completion of the transaction pursuant to the stock purchase agreement, and we believe the transaction is beneficial to Verizon’s shareholders for a number of reasons. See “The Transaction—Verizon’s Reasons for the Transaction” for a description of these reasons.

Q:	Why am I being asked to approve a charter amendment to increase the number of authorized shares of common stock?

A:	Our charter currently authorizes us to issue 4.25 billion shares of common stock. If shareholder approval of the share issuance proposal is received and the transaction is consummated, we expect to issue up to approximately 1.28 billion shares of common stock to Vodafone ordinary shareholders, resulting in up to approximately 4.14 billion shares of our common stock being issued and outstanding based on approximately 2.86 billion shares of our common stock outstanding as of October 31, 2013. To allow for additional authorized common stock to support our growth and provide flexibility for future corporate needs, at the special meeting we are asking our shareholders to consider and vote on the charter amendment proposal to amend Article 4(A) of our charter to increase the number of shares of common stock we are authorized to issue by 2 billion shares, to an aggregate of 6.25 billion authorized shares of common stock.

Q:	What will be the consequences to Verizon if shareholder approval of the proposals is not obtained?

A:	If our shareholders do not approve the share issuance proposal, we will be unable to complete the transaction, and both Verizon and Vodafone would be permitted to terminate the stock purchase agreement. We will be contractually obligated to pay Vodafone a termination fee of $1.55 billion upon such a termination of the stock purchase agreement.

If our shareholders do not approve the charter amendment proposal, we will nevertheless have sufficient authorized shares of common stock to complete the transaction, but a substantial portion of our currently authorized shares of common stock will be used in connection with the transaction. Without approval of the charter amendment to increase our authorized shares of common stock, the relatively small amount of authorized but unissued shares of common stock remaining after completion of the transaction could potentially limit our ability to issue stock to satisfy other corporate needs in the future. See “Proposal No. 2—Charter Amendment” for more information.

Q:	Where can I find more information about the special meeting?

A:	We provide more information about the special meeting and voting in the section of this proxy statement entitled “Special Meeting.”

If you have more questions about the transaction or the special meeting, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact either of Georgeson Inc. or MacKenzie Partners, Inc., which are acting as Verizon’s proxy solicitation agents.

Georgeson Inc. 480 Washington Blvd. 26th Floor Jersey City, New Jersey 07310 (800) 267-4403	MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (800) 322-2885

If your broker, bank or other nominee holds your shares, you should also contact your broker, bank or other nominee for additional information.

Selected Historical Consolidated Financial Data of Verizon

The tables below set forth Verizon’s selected historical consolidated financial data for the periods indicated. The financial information as of and for the fiscal years ended December 31, 2008 through December 31, 2012 was derived from Verizon’s historical audited consolidated financial statements for the fiscal years then ended, and the financial information as of and for the nine months ended September 30, 2013 was derived from Verizon’s unaudited condensed consolidated financial statements. The tables below provide only a summary and should be read together with the financial statements of Verizon and the related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in Verizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, which Verizon has filed with the Securities and Exchange Commission (SEC) and are incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” for instructions on how to obtain the information that has been incorporated by reference. Historical results are not necessarily indicative of any results to be expected in the future. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

	Nine Months Ended September 30, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
	(dollars in millions, except per share amounts)
Results of Operations
Operating revenues	$89,485	$115,846	$110,875	$106,565	$107,808	$97,354
Operating income	19,905	13,160	12,880	14,645	15,978	2,612
Net income (loss) attributable to Verizon	6,430	875	2,404	2,549	4,894	(2,193)
Per common share—basic	2.24	.31	.85	.90	1.72	(.77)
Per common share—diluted	2.24	.31	.85	.90	1.72	(.77)
Cash dividends declared per common share	1.560	2.030	1.975	1.925	1.870	1.780
Net income attributable to noncontrolling interests	9,201	9,682	7,794	7,668	6,707	6,155

	As of September 30, 2013	As of December 31,
		2012	2011	2010	2009	2008
	(dollars in millions)
Financial Position
Total assets	$276,675	$225,222	$230,461	$220,005	$226,907	$202,185
Debt maturing within one year	8,202	4,369	4,849	7,542	7,205	4,993
Long-term debt	90,938	47,618	50,303	45,252	55,051	46,959
Employee benefit obligations	33,738	34,346	32,957	28,164	32,622	32,512
Noncontrolling interests	55,280	52,376	49,938	48,343	42,761	37,199
Equity attributable to Verizon	34,985	33,157	35,970	38,569	41,382	41,592

Selected Unaudited Pro Forma Condensed Consolidated Financial Data

The unaudited pro forma condensed consolidated financial statements and the related notes contained in this proxy statement give effect to the transaction and certain related financing transactions, based on the assumptions and adjustments described in the section of this proxy statement entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The following selected unaudited pro forma condensed consolidated statements of income of Verizon for the nine months ended September 30, 2013 and year ended December 31, 2012 have been prepared to give effect to the transaction and certain related financing transactions as if such transactions had been completed on January 1, 2012, and the following selected unaudited pro forma condensed consolidated balance sheet data at September 30, 2013 of Verizon has been prepared to give effect to the transaction and certain related remaining financing transactions as if such transactions had been completed on September 30, 2013.

The following selected unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only, does not purport to be indicative of the operating results or financial position that would have actually been obtained had the transaction and certain related financing transactions occurred on the dates indicated and is not intended as a projection of operating results or financial position that may be obtained in the future. See also “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The following selected unaudited pro forma condensed consolidated financial information was derived from, and should be read in conjunction with, the consolidated financial statements of Verizon, which are incorporated by reference into this proxy statement, and the more detailed unaudited pro forma condensed consolidated financial statements and accompanying notes included elsewhere in this proxy statement. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

	Pro forma (dollars in millions, except per share amounts)
	Nine months ended September 30, 2013	Year ended December 31, 2012
	(Unaudited)
Statements of Operations Information:
Revenue	$89,485	$115,846
Operating income	19,905	13,160
Net income	10,629	4,604
Diluted earnings per common share	2.52	1.06

	As of September 30, 2013
	(Unaudited)
Balance Sheet Data:
Total assets	$225,895
Long-term debt	108,648
Total stockholders’ equity of Verizon	7,850

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar words or expressions often identify forward-looking statements.

These forward-looking statements are estimates reflecting the best judgment of Verizon’s senior management based on information known to such senior management as of the date of this proxy statement or, with respect to documents incorporated by reference into this proxy statement, as of the date of the incorporated document. They do not purport to speak as of any other date. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Many of the factors that will determine actual results are beyond the ability of Verizon to control or to predict. Important factors that could cause actual results to differ materially from estimates, projections or other expectations contained in the forward-looking statements include:

•	the ability to realize the expected benefits of the transaction in the timeframe expected or at all;

•	the ability to complete the transaction in the timeframe expected or at all and the costs that could be required to do so;

•	failure to obtain applicable regulatory or shareholder approvals in a timely manner or at all;

•	failure to satisfy other closing conditions to the transaction or events giving rise to termination of the stock purchase agreement;

•	an adverse change in the ratings afforded Verizon’s debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing;

•	significantly increased levels of indebtedness as a result of the transaction;

•	changes in tax laws or treaties, or in their interpretation;

•	adverse conditions in the U.S. and international economies;

•	material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact;

•	material changes in technology or technology substitution;

•	disruption of Verizon’s key suppliers’ provisioning of products or services;

•	changes in the regulatory environment in which Verizon operates, including any increase in restrictions on the ability to operate its networks;

•	breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance;

•	the effects of competition in the markets in which Verizon operates;

•	changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings;

•	significant increases in benefit plan costs or lower investment returns on plan assets;

•	the inability of Verizon to implement its business strategies;

•	those factors referenced in Verizon’s filings with the SEC; and

•	the matters set forth under “Risk Factors” beginning on page 16.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. Except as required by applicable law, regulation or listing rules, Verizon undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

The following discussion of “Risk Factors” identifies the most significant factors that may adversely affect our business, operations, financial condition or future performance. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Result of Operations” and the consolidated financial statements and related notes included or incorporated by reference in this proxy statement. The following discussion of risks is not all-inclusive but is designed to highlight what we believe are important factors to consider when evaluating our business and expectations. These factors could cause our future results to differ materially from our historical results and from expectations reflected in forward-looking statements.

Risks Related to the Transaction

The mechanism for determining the number of shares to be issued or distributed in the transaction presents several risks to Verizon and its current shareholders.

The exact number of shares of Verizon common stock to be issued or distributed to Vodafone shareholders in the transaction will be equal to $60.15 billion (as adjusted by any cash election, as described herein) divided by the average trading price, which is the volume-weighted average trading price per share of Verizon common stock on the NYSE during the 20 consecutive full trading days ending on the third business day prior to the closing of the transaction, except that the price used to determine the number of shares issued or distributed will not be less than $47.00 per share or more than $51.00 per share. See “The Transaction—Transaction Consideration—Stock Consideration.”

The mechanism for determining the number of shares to be issued or distributed in the transaction presents several risks to Verizon and its current shareholders:

•	First, because the number of shares issued or distributed depends on the average trading price of Verizon common stock during the 20-day measurement period, Verizon and its current shareholders cannot determine the exact number of shares of Verizon common stock to be issued or distributed to Vodafone shareholders in the transaction. Such number may be higher than the number of such shares that would have been issued or distributed if the transaction were to have closed on the date of this proxy statement, subject to a maximum of approximately 1.28 billion shares to be issued or distributed as established by the stock consideration collar mechanism. In that event, Verizon’s current shareholders would own a proportionately smaller interest in Verizon following the closing than they would have if the transaction were to have closed on the date of this proxy statement.

•	Second, because the stock consideration collar mechanism puts an upper limit of $51.00 on the price used to determine the number of shares issued or distributed by Verizon, the aggregate value of such shares based on the average trading price will be more than $60.15 billion if the average trading price is more than $51.00.

•	Finally, the Verizon shares received by Vodafone shareholders may have a per share trading price at closing that is higher than the value of such shares determined by the mechanism used to determine the number of shares to be issued or distributed, which depends on the average trading price of Verizon stock during the 20-day measurement period.

Sales of shares of Verizon common stock before and after the completion of the transaction may cause the market price of Verizon common stock to fall.

As of October 31, 2013, Verizon had approximately 2.86 billion shares of common stock outstanding. Verizon currently expects that it will issue up to approximately 1.28 billion shares of Verizon common stock in connection with the transaction, based on the stock consideration collar mechanism. The issuance of these new shares of Verizon common stock could have the effect of depressing the market price for Verizon common stock.

In addition, many Vodafone shareholders are already shareholders of Verizon and those shareholders may decide not to hold the Verizon shares they will receive in the transaction. Other Vodafone shareholders, such as funds with geographic limitations on their permitted investments, may be required to sell the shares of Verizon common stock that they receive in the transaction. Such sales of Verizon common stock could also have the effect of depressing the market price for Verizon common stock.

The failure to complete the transaction or to do so within the anticipated time frame, or to realize the expected benefits of the transaction, could negatively affect the price of Verizon shares and the future business and financial results of Verizon.

The closing of the transaction, which is expected to occur during the first quarter of 2014, is subject to the satisfaction or waiver of certain conditions, many of which are beyond the control of Verizon or Vodafone, including, among others, regulatory approvals and approvals by the shareholders of Verizon and the shareholders of Vodafone. See “The Transaction—Conditions to Completion of the Transaction.” Any delay in completion of the transaction could reduce the expected benefits of the transaction and adversely affect Verizon’s results of operations. Moreover, there can be no assurance that Verizon will realize the benefits which it seeks to achieve from the transaction.

If the transaction is not completed, Verizon will be subject to a number of risks, including the following:

•	paying termination fees or reimbursing expenses under the stock purchase agreement, including a termination fee payable by Verizon to Vodafone of $10.0 billion in the event of a termination by Vodafone because of a financing failure, $4.65 billion in the event of a termination by Vodafone as a result of a Verizon change of recommendation or $1.55 billion in the event of a termination by either party as a result of failure to obtain Verizon shareholder approval of the share issuance or reimbursing Vodafone’s expenses in an amount up to $1.55 billion in the event of a termination as a result of a material uncured or incurable breach of the stock purchase agreement by Verizon (see “The Transaction—Termination Fees and Expenses”);

•	facing negative reactions from the financial markets as a result of not completing the transaction; and

•	without realizing any of the expected benefits of the transaction, having dedicated substantial time and resources, including the attention of management, to the transaction instead of to the pursuit of other business opportunities that could have been beneficial to Verizon.

Additionally, if the transaction has not been completed on or before September 2, 2014 or the stock purchase agreement is terminated prior to such date, Verizon will be required to redeem the $49.0 billion aggregate principal amount of new notes at a 1% premium over their face value on the earlier of October 2, 2014 if the transaction was not completed on or before September 2, 2014 and the twentieth business day after termination of the stock purchase agreement.

If the transaction is not completed, these risks may materialize and could have a material adverse effect on the share price, business and cash flows, financial condition and results of operations of Verizon.

If the transaction is completed on or after May 1, 2014 for any reason other than as a result of Vodafone’s or Seller’s breach of the stock purchase agreement, the purchase price will be increased by $10 million in cash for each day from and including May 1, 2014 through and including the closing date. We refer to such additional cash payments as the cash ticking fee. See “The Transaction—Transaction Consideration—Cash Consideration.”

Verizon’s debt has increased significantly, will increase further in connection with the financing of the transaction and could increase further if Verizon incurs additional debt in the future and does not retire existing debt.

As of June 30, 2013, Verizon had approximately $49.8 billion of outstanding indebtedness, as well as approximately $6.1 billion of unused borrowing capacity under its existing credit facility. Since that date, Verizon has issued $49.0 billion in aggregate principal amount of fixed and floating rate notes and entered into a 364-day revolving credit agreement that provides an additional $2 billion of unused borrowing capacity subject to the satisfaction of certain conditions, including the consummation of the transaction. Verizon also may incur up to $12.0 billion of additional indebtedness under the new term loan agreement to finance the cash consideration. See “Financing of the Transaction.” Moreover, as part of the transaction Verizon is acquiring the entity that issued the mandatorily redeemable VAI preferred stock with a face amount of $1.65 billion and is issuing the Verizon notes in an aggregate principal amount of $5.0 billion. Verizon’s debt level and related debt service obligations could have negative consequences, including:

•	requiring Verizon to dedicate significant cash flow from operations to the payment of principal, interest and other amounts payable on its debt and the VAI preferred stock, which would reduce the funds Verizon has available for other purposes, such as working capital, capital expenditures and acquisitions;

•	making it more difficult or expensive for Verizon to obtain any necessary future financing for working capital, capital expenditures, debt service requirements, debt refinancing, acquisitions or other purposes;

•	reducing Verizon’s flexibility in planning for or reacting to changes in its industry and market conditions;

•	making Verizon more vulnerable in the event of a downturn in its business; and

•	exposing Verizon to increased interest rate risk given that a portion of its debt obligations are at variable interest rates.

Verizon has incurred and will incur significant costs relating directly and indirectly to the transaction.

Verizon expects to incur a number of non-recurring costs in connection with the transaction, including financing costs and legal, banking, accounting and other professional fees. Although Verizon expects that the benefits of the transaction will offset these transaction and transaction-related costs over time, these net benefits may not be achieved in the near term or at all.

While the transaction is pending, Verizon will be subject to contractual limitations that could adversely affect its business.

The stock purchase agreement restricts Verizon from taking certain specified actions while the transaction is pending without Vodafone’s consent. These restrictions may prevent Verizon from pursuing otherwise attractive business opportunities and making other changes to its business prior to closing of the transaction or termination of the stock purchase agreement. See “The Transaction—Covenants and Agreements—Conduct of Businesses Prior to Completion of the Transaction.”

The stock purchase agreement contains provisions that limit the ability of the Verizon Board of Directors to change its recommendation with respect to the transaction, and such a change in recommendation would give Vodafone a right to terminate the stock purchase agreement and receive a termination fee from Verizon.

Under the stock purchase agreement, the Board of Directors of Verizon is limited in its ability to change its recommendation with respect to the share issuance in connection with the transaction. In the event of such a change in recommendation by Verizon’s Board of Directors, Vodafone would be permitted to terminate the stock purchase agreement. If Vodafone terminated the stock purchase agreement on this basis, Verizon would be required to pay Vodafone a termination fee of $4.65 billion.

Verizon shareholders will have a reduced ownership and voting interest after the transaction.

Depending on the trading prices of Verizon common stock prior to the closing of the transaction, and subject to the assumptions described in this proxy statement, it is expected that current Verizon shareholders will collectively own between approximately 69% and 71% of Verizon’s outstanding common stock immediately following the closing, and current Vodafone shareholders will collectively own between approximately 29% and 31% of Verizon’s outstanding common stock immediately following the closing. Consequently, current Verizon shareholders, as a group, will have reduced ownership and voting power in Verizon immediately following completion of the transaction compared to their ownership and voting power in Verizon immediately prior to completion of the transaction.

Risks Related to Verizon’s Business

Adverse conditions in the U.S. and international economies could impact our results of operations.

Unfavorable economic conditions, such as a recession or economic slowdown in the United States or elsewhere, could negatively affect the affordability of and demand for some of our products and services. In difficult economic conditions, consumers may seek to reduce discretionary spending by forgoing purchases of our products, electing to use fewer higher margin services or obtaining lower-cost products and services offered by other companies. Similarly, under these conditions, the business customers that we serve may delay purchasing decisions, delay full implementation of service offerings or reduce their use of services. In addition, adverse economic conditions may lead to an increased number of our consumer and business customers that are unable to pay for services. If these events were to occur, it could have a material adverse effect on our results of operations.

We face significant competition that may reduce our profits.

We face significant competition in our industry. The rapid development of new technologies, services and products has eliminated many of the traditional distinctions between wireless, cable, Internet, local and long distance communication services and brought new competitors to our markets, including other telephone companies, cable companies, wireless service providers, satellite providers, application and device providers, electric utilities and providers of voice over Internet protocol (VoIP) services. While these changes have enabled us to offer new types of services, they have also allowed other service providers to broaden the scope of their own competitive offerings. Our ability to compete effectively will depend on, among other things, our network quality, capacity and coverage, the pricing of our services and equipment, the quality of our customer service, our development of new and enhanced products and services, the reach and quality of our sales and distribution channels and our capital resources. It will also depend on how successfully we anticipate and respond to various factors affecting our industry, including new technologies and business models, changes in consumer preferences and demand for existing services, demographic trends and economic conditions. If we are not able to respond successfully to these competitive challenges, we could experience reduced profits.

If we are not able to adapt to changes in technology and address changing consumer demand on a timely basis, we may experience a decline in the demand for our services, be unable to implement our business strategy and experience reduced profits.

Our industry is experiencing rapid change as new technologies are developed that offer consumers an array of choices for their communications needs. In order to grow and remain competitive, we will need to adapt to future changes in technology, enhance our existing offerings and introduce new offerings to address our customers’ changing demands. If we are unable to meet future challenges from competing technologies on a timely basis or at an acceptable cost, we could lose customers to our competitors. We may not be able to accurately predict technological trends or the success of new services in the market. In addition, there could be legal or regulatory restraints on our introduction of new services. If our services fail to gain acceptance in the marketplace, or if costs associated with implementation and completion of the introduction of these services materially increase, our ability to retain and attract customers could be adversely affected.

In addition to introducing new technologies and offerings, we must phase out outdated and unprofitable technologies and services. If we are unable to do so on a cost-effective basis, we could experience reduced profits. In addition, there could be legal or regulatory restraints on our ability to phase out current services.

We depend on key suppliers and vendors to provide equipment that we need to operate our business.

We depend on various key suppliers and vendors to provide us, directly or through other suppliers, with equipment and services, such as switch and network equipment and handsets, that we need in order to operate our business and provide products to our customers. For example, our handset and other device suppliers often rely on one vendor for the manufacture and supply of critical components, such as chipsets, used in their devices. If these suppliers or vendors fail to provide equipment or service on a timely basis or fail to meet our performance expectations, we may be unable to provide products and services as and when requested by our customers. We also may be unable to continue to maintain or upgrade our networks. Because of the costs and time lags that can be associated with transitioning from one supplier to another, our business could be substantially disrupted if we were required to, or chose to, replace the products or services of one or more major suppliers with products or services from another source, especially if the replacement became necessary on short notice. Any such disruption could increase our costs, decrease our operating efficiencies and have a material adverse effect on our business, results of operations and financial condition.

The suppliers and vendors on which we rely may also be subject to litigation with respect to technology on which we depend, including litigation involving claims of patent infringement. Such claims have been growing rapidly in the communications industry. We are unable to predict whether our business will be affected by any such litigation. We expect our dependence on key suppliers to continue as we develop and introduce more advanced generations of technology.

Changes in the regulatory framework under which we operate could adversely affect our business prospects or results of operations.

Our domestic operations are subject to regulation by the FCC and other federal, state and local agencies, and our international operations are regulated by various foreign governments and international bodies. These regulatory regimes frequently restrict or impose conditions on our ability to operate in designated areas and to provide specified products or services. We are frequently required to maintain licenses for our operations and conduct our operations in accordance with prescribed standards. We are often involved in regulatory and other governmental proceedings related to the application of these requirements. It is impossible to predict with any certainty the outcome of pending federal and state regulatory proceedings relating to our operations, or the reviews by federal or state courts of regulatory rulings. Without relief, existing laws and regulations may inhibit our ability to expand our business and introduce new products and services. Similarly, we cannot guarantee that we will be successful in obtaining the licenses needed to carry out our business plan or maintaining our existing licenses. For example, the FCC grants wireless licenses for terms generally lasting 10 years, subject to renewal. The loss of, or a material limitation on, certain of our licenses could have a material adverse effect on our business, results of operations and financial condition.

New laws or regulations or changes to the existing regulatory framework at the federal, state and local, or international, level could restrict the ways in which we manage our wireline and wireless networks, impose additional costs, impair revenue opportunities and potentially impede our ability to provide services in a manner that would be attractive to us and our customers. For example, the development of new technologies, such as intellectual property-based services, VoIP and/or super high-speed broadband and video, could be subject to conflicting regulation by the FCC and/or various state and local authorities, which could significantly increase the cost of implementing and introducing new services.

As another example, we hold certain wireless licenses that require us to comply with so-called “open access” FCC regulations, which generally require licensees of particular spectrum to allow customers to use devices and applications of their choice. In addition, our broadband Internet access services are subject to so-called “network neutrality” rules, which are subject to a pending appeal, imposed by the FCC. These rules limit the ways that a broadband Internet access service provider can manage its network and the services it can provide over the network. The scope of both the “open access” and “network neutrality” rules are not fully defined. The further regulation of broadband, wireless and other of our activities, and any related court decisions, could restrict our ability to compete in the marketplace and limit the return we can expect to achieve on past and future investments in our networks.

Cyber attacks or other breaches of network or information technology security could have an adverse effect on our business.

Cyber attacks or other breaches of network or information technology (IT) security may cause equipment failures or disruptions to our operations. Our inability to operate our wireline or wireless networks as a result of such events, even for a limited period of time, may result in significant expenses and/or loss of market share to other communications providers. In addition, the potential liabilities associated with these events could exceed the insurance coverage we maintain. Cyber attacks, which include the use of malware, computer viruses and other means for disruption or unauthorized access, on companies, including Verizon, have increased in frequency, scope and potential harm in recent years. While, to date, we have not been subject to cyber attacks or other cyber incidents which, individually or in the aggregate, have been material to our operations or financial condition, the preventive actions we take to reduce the risk of cyber incidents and protect our information technology and networks may be insufficient to repel a major cyber attack in the future. The costs associated with a major cyber attack on Verizon could include expensive incentives offered to existing customers and business partners to retain their business, increased expenditures on cyber security measures, lost revenues from business interruption, litigation and damage to our reputation. Further, certain of Verizon’s businesses, including the provisioning of security solutions and infrastructure and cloud services to business customers, could be negatively affected if our ability to protect our own networks is called into question as a result of a cyber attack. In addition, if we fail to prevent the theft of valuable information such as financial data, sensitive information about Verizon and intellectual property, or if we fail to protect the privacy of customer and employee confidential data against breaches of network or IT security, it could result in damage to our reputation, which could adversely impact customer and investor confidence. Any of these occurrences could result in a material adverse effect on our results of operations and financial condition.

Natural disasters, terrorist acts or acts of war could cause damage to our infrastructure and result in significant disruptions to our operations.

Our business operations are subject to interruption by natural disasters, power outages, terrorist attacks, other hostile acts and events beyond our control. Such events could cause significant damage to our infrastructure upon which our business operations rely, resulting in degradation or disruption of service to our customers. While we maintain insurance coverage for some of these events, the potential liabilities associated with these events could exceed the insurance coverage we maintain. Our system redundancy may be ineffective or inadequate, and our disaster recovery planning may not be sufficient for all eventualities. These events could also damage the infrastructure of the suppliers that provide us with the equipment and services we need to operate our business and provide products to our customers. A natural disaster or other event causing significant physical damage could cause us to experience substantial losses resulting in significant recovery time and expenditures to resume operations. In addition, these occurrences could result in lost revenues from business interruption as well as damage to our reputation.

Adverse changes in the credit markets could increase our borrowing costs and the availability of financing.

We require a significant amount of capital to operate and grow our business. We fund our capital needs in part through borrowings in the public and private credit markets. Adverse changes in the credit markets, including increases in interest rates, could increase our cost of borrowing and/or make it more difficult for us to obtain financing for our operations or refinance existing indebtedness. In addition, our borrowing costs can be affected by short- and long-term debt ratings assigned by independent rating agencies, which are based, in significant part, on our performance as measured by customary credit metrics. A decrease in these ratings would likely increase our cost of borrowing and/or make it more difficult for us to obtain financing. A severe disruption in the global financial markets could impact some of the financial institutions with which we do business, and such instability could affect our access to financing.

Increases in costs for pension benefits and active and retiree healthcare benefits may reduce our profitability and increase our funding commitments.

With approximately 167,000 employees and approximately 209,000 retirees as of December 1, 2013 eligible to participate in Verizon’s benefit plans, the costs of pension benefits and active and retiree healthcare benefits have a significant impact on our profitability. Our costs of maintaining these plans, and the future funding requirements for these plans, are affected by several factors, including the continuing implementation of the provisions of the Patient Protection and Affordable Care Act and the Health Care Education Reconciliation Act of 2010, increases in healthcare costs, decreases in investment returns on funds held by our pension and other benefit plan trusts and changes in the discount rate used to calculate pension and other postretirement expenses. If we are unable to limit future increases in the costs of our benefit plans, those costs could reduce our profitability and increase our funding commitments.

A significant portion of our workforce is represented by labor unions, and we could incur additional costs or experience work stoppages as a result of the renegotiation of our labor contracts.

As of December 1, 2013, approximately 29% of our workforce was represented by labor unions. We are currently engaged in contract negotiations with labor unions representing approximately 3,100 employees of our wireline business, and we will engage in additional negotiations as other labor contracts expire in the future. Depending on the outcome of these negotiations, we could incur additional costs and/or experience lengthy work stoppages, which could adversely affect our business operations, including causing a loss of revenue and strained relationships with customers.

We are subject to a significant amount of litigation, which could require us to pay significant damages or settlements.

Our business faces a substantial amount of litigation, including, from time to time, patent infringement lawsuits, antitrust class actions, wage and hour class actions, personal injury claims and lawsuits relating to our advertising, sales, billing and collection practices. In addition, our wireless business also faces personal injury and consumer class action lawsuits relating to alleged health effects of wireless phones or radio frequency transmitters, and class action lawsuits that challenge marketing practices and disclosures relating to alleged adverse health effects of handheld wireless phones. We may incur significant expenses in defending these lawsuits. In addition, we may be required to pay significant awards or settlements.

THE TRANSACTION

The following discussion contains material information about the transaction and describes certain material provisions of the stock purchase agreement but does not describe all of the terms of the stock purchase agreement and may not contain all of the information about the transaction or the stock purchase agreement that is important to you. The following description is subject to, and qualified in its entirety by reference to, the stock purchase agreement and the first amendment, which are attached to this proxy statement as Annex A and Annex B, respectively, and are incorporated by reference into this proxy statement. You should read the stock purchase agreement, as amended by the first amendment, carefully and in its entirety.

General

Pursuant to the terms and subject to the conditions set forth in the stock purchase agreement, Verizon will acquire all of the issued and outstanding capital stock of Holdco, which through the purchased entities indirectly holds Vodafone’s indirect 45% interest in Verizon Wireless. As a result of the transaction, Verizon will indirectly own 100% of the interests in Verizon Wireless.

The Companies

Verizon Communications Inc.

Verizon, a Delaware corporation incorporated in 1983 as Bell Atlantic Corporation, is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of telecommunications services and solutions to individual, business and government customers in the United States and in over 150 countries around the world.

The address of Verizon’s principal executive office is 140 West Street, New York, New York 10007, and its telephone number is (212) 395-1000.

Additional information about Verizon is included in documents incorporated by reference in this proxy statement. See “Where You Can Find Additional Information.”

Vodafone Group Plc

Vodafone, an English public limited company, is one of the world’s largest mobile communications companies by revenue, with approximately 404 million customers around the world in its controlled and jointly controlled markets as of March 31, 2013. Vodafone has equity interests in telecommunications operations in nearly 30 countries and around 50 partner networks worldwide.

The address of Vodafone’s principal executive office is Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN England, and its telephone number is +44-1635-33251.

Vodafone 4 Limited

Seller is an indirect, wholly owned subsidiary of Vodafone. Seller directly holds all of the issued and outstanding capital stock of Holdco and indirectly holds, through other U.S. subsidiaries, Vodafone’s indirect 45% interest in Verizon Wireless.

The address of Seller’s principal executive office is Rivium Quadrant 173, 15th Floor, 2909 LC Capelle aan den Ijssel, The Netherlands, and its telephone number is +31-10 498 77 11.

Background of the Transaction

Verizon Wireless was formed in April 2000 as a joint venture between Verizon and Vodafone. Verizon Wireless is generally controlled by Verizon, although decisions involving certain matters require the approval of representatives on the board of representatives of Verizon Wireless designated by both Verizon and Vodafone, and Vodafone has the right to nominate one executive officer of Verizon Wireless. During the course of this joint venture, Verizon has from time to time considered various transactions involving Vodafone, including the acquisition by Verizon of Vodafone’s indirect 45% interest in Verizon Wireless, a potential combination of Verizon and Vodafone or an acquisition of Vodafone by Verizon, alone or with other parties. In addition, Verizon and Vodafone have from time to time discussed the possibility of various transactions. For example, in 2004, Verizon and Vodafone had advanced discussions regarding a potential acquisition of Vodafone’s indirect 45% interest in Verizon Wireless in connection with Vodafone’s potential acquisition of another U.S. wireless carrier. Verizon and Vodafone also had preliminary discussions regarding potential transactions on other occasions. None of these discussions resulted in any transaction.

On June 2, 2011, Mr. Lowell C. McAdam, then President and Chief Operating Officer of Verizon and now Chairman and Chief Executive Officer of Verizon, provided an update to the Verizon Board of Directors regarding efforts to determine whether a strategic business combination with Vodafone was advisable, including efforts to determine the potential synergies of such a transaction. No conclusions were reached with respect to the attractiveness of such a transaction.

On September 1, 2011, Mr. John W. Diercksen, then Executive Vice President—Strategy, Development and Planning for Verizon, and Mr. Francis J. Shammo, Executive Vice President and Chief Financial Officer of Verizon, provided a strategic update to the Verizon Board of Directors regarding various Vodafone transaction options being considered by Verizon management. On September 7, 2011, Verizon entered into nondisclosure agreements with each of Guggenheim Securities, LLC, which we refer to as Guggenheim Securities, J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, and Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, in connection with their provision of financial advice to Verizon relating to possible transactions with Vodafone.

At various times in 2011, Verizon and Vodafone held discussions regarding potential transactions, including the potential acquisition by Verizon of Vodafone’s indirect 45% interest in Verizon Wireless or a potential combination of the two companies. None of these discussions led to any transaction. Effective as of November 10, 2011, Verizon and Vodafone entered into a nondisclosure agreement in connection with these discussions, which had a one-year standstill applicable to both parties. The Verizon Board of Directors received updates regarding these potential Vodafone transaction options in late 2011 and early 2012. Similarly, the Vodafone Board of Directors received updates regarding the various options being considered by Vodafone management throughout this period of time.

On March 2, 2012, the Verizon Board of Directors held a meeting at which they again discussed Vodafone transaction options. During this meeting, various aspects of these options were addressed by Verizon’s management and financial and legal advisors. These discussions and reviews, however, did not result in any transaction between Verizon and Vodafone or any proposal by Verizon for any such transaction.

On September 6, 2012 and December 6, 2012, Mr. Diercksen provided additional strategic updates to the Verizon Board of Directors regarding potential Vodafone transaction options.

On January 24 and 25, 2013, Mr. McAdam and Mr. Randal S. Milch, Executive Vice President—Public Policy and General Counsel of Verizon, met in London, England with Mr. Vittorio Colao, Chief Executive Officer and Executive Director of Vodafone, and Mr. Gerard Kleisterlee, Chairman of Vodafone. During these meetings, Messrs. McAdam and Milch indicated that Verizon would be interested in discussing a purchase of Vodafone’s indirect 45% interest in Verizon Wireless for consideration consisting of cash, shares of Verizon common stock and Verizon’s Omnitel interest, with an aggregate value of $95 billion. In response, Messrs. Colao and Kleisterlee indicated their belief that $95 billion represented inadequate consideration for Vodafone’s indirect 45% interest in Verizon Wireless, but did not propose any counteroffer for such a transaction. At these meetings and on other occasions, Mr. Colao also suggested that Verizon consider a possible merger of Verizon and Vodafone. Following these meetings, Verizon continued to consider and discuss various transaction options involving Vodafone, including a possible merger with, or acquisition of, Vodafone.

On February 6, 2013, Mr. McAdam discussed with members of the Verizon Board of Directors the most recent discussions with Vodafone. On February 7, 2013, Mr. Diercksen provided strategic updates to the Verizon Board of Directors regarding possible Vodafone transaction options and described the most recent discussions with Vodafone.

On February 19, 2013, Messrs. McAdam and Colao met in New York, New York and again discussed possible transactions, although no proposals were made at this time.

On March 2, 2013, during a telephone conversation with Mr. Colao, Mr. McAdam again stated that Verizon was prepared to propose an acquisition of Vodafone’s indirect 45% interest in Verizon Wireless for $95 billion. Mr. Colao indicated that Vodafone would not be receptive to selling the indirect 45% interest at this price, but did not propose any counteroffer for such a transaction. Thereafter, representatives of Verizon further considered various transaction alternatives with respect to Vodafone, including a possible merger with, or acquisition of, Vodafone.

On March 7, 2013, Mr. McAdam updated members of the Verizon Board of Directors with respect to possible Vodafone transaction options. The Board of Directors discussed these options in executive session on March 8, 2013. Following this meeting, Verizon engaged Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell Lipton, and Macfarlanes LLP, which we refer to as Macfarlanes, as legal counsel in connection with a potential transaction with Vodafone.

On March 18, 2013, Messrs. McAdam and Colao had further discussions by telephone with respect to various transaction options.

On April 2, 2013, a Financial Times blog post cited unnamed sources for a report that Verizon was working with a third party on a joint bid for Vodafone. In response to a request for a public statement from the Panel on Takeovers and Mergers of the United Kingdom, Verizon issued on that date an announcement stating: “As Verizon has said many times, it would be a willing purchaser of the 45% stake that Vodafone holds in Verizon Wireless. It does not, however, currently have any intention to merge with or make an offer for Vodafone, whether alone or in conjunction with others.” Also on that date, Mr. Colao and Mr. McAdam had a telephone conversation to discuss Verizon’s announcement.

On April 16, 2013, Mr. McAdam met with Mr. Kleisterlee, and on April 18, 2013, Mr. McAdam met with Mr. Colao, to discuss Verizon’s continued interest in purchasing Vodafone’s indirect 45% interest in Verizon Wireless.

On May 1 and 2, 2013, the Verizon Board of Directors held a meeting at which the directors discussed options for strengthening Verizon’s prospects for future growth. During this meeting, the directors discussed the strategy and rationale for the potential acquisition of Vodafone’s 45% stake in Verizon Wireless, as well as potential alternative transactions with Vodafone. The Board of Directors also discussed alternative strategies for achieving the company’s business objectives.

On May 9, 2013, Mr. McAdam and Mr. Colao again met and discussed various options for a transaction between Verizon and Vodafone. Mr. McAdam reiterated Verizon’s interest in the potential acquisition of Vodafone’s 45% stake in Verizon Wireless.

On or around May 10, 2013, Verizon provided a nondisclosure agreement to PJT Capital LLC, of which Mr. Paul J. Taubman is the principal, in connection with Mr. Taubman’s provision of financial advice to Verizon relating to Verizon’s consideration of a possible transaction with Vodafone. Mr. Taubman had previously advised Verizon on Vodafone transaction options when he was employed by Morgan Stanley.

On June 6, 2013, at a meeting of the Verizon Board of Directors, the Board reviewed a number of options relating to Vodafone and Verizon Wireless with Verizon’s management and financial and legal advisors, including an increased offer for Vodafone’s 45% stake in Verizon Wireless or a continuation of the status quo with the possibility of a renewed offer for the stake, or an offer for all of Vodafone, at some future date. At this meeting, the Board authorized management to make a formal offer to Vodafone to acquire Vodafone’s 45% stake in Verizon Wireless for aggregate consideration of $120 billion.

On June 10, 2013, during a meeting in Amsterdam, the Netherlands, Messrs. McAdam and Milch conveyed to Messrs. Kleisterlee and Colao a proposal by Verizon to acquire Vodafone’s indirect 45% interest in Verizon Wireless for $120 billion, consisting of at least $60 billion in cash; Verizon common stock that would be delivered to Vodafone’s shareholders, and/or a Verizon security to be mutually agreed between Verizon and Vodafone; and Verizon’s Omnitel interest. The Vodafone representatives stated that they would review this proposal with the Vodafone Board of Directors and provide a response within 10 days.

On June 19, 2013, after the review of Verizon’s proposal by the Vodafone Board of Directors, Vodafone sent a letter to Verizon proposing a purchase price for the 45% interest that would result in net proceeds of $135 billion (after any taxes payable by Vodafone as a result of the transaction), plus an adjustment for the difference between Verizon Wireless net debt at closing and $10 billion, and ascribing a valuation of Verizon’s Omnitel interest of $3 billion. In the letter, Vodafone indicated that it desired for the consideration to be paid in all cash.

On June 21, 2013, Verizon sent a letter to the Vodafone Board of Directors conveying in writing the proposal made to Messrs. Kleisterlee and Colao in Amsterdam on June 10, 2013. Also on June 21, 2013, members of Verizon’s management updated the Verizon Board of Directors on the status of discussions with Vodafone, as well as financing considerations in connection with a potential transaction.

On June 24, 2013, Vodafone sent a letter to Verizon reiterating the position taken in its June 19, 2013 letter.

On July 2, 2013, members of Verizon’s management updated the Verizon Board of Directors on financing considerations related to the transaction and on the status of discussions with Vodafone.

On July 9, 2013, Messrs. Diercksen and Milch, together with Mr. Taubman and representatives of Guggenheim Securities and Wachtell Lipton, met in Amsterdam with Mr. Warren Finegold, Group Strategy and Business Development Director of Vodafone, Mr. Pierre Klotz, Group Mergers and Acquisition Director of Vodafone, Ms. Rosemary Martin, Group General Counsel and Company Secretary of Vodafone, representatives of Goldman Sachs International, which we refer to as Goldman Sachs, and UBS Limited, which we refer to as UBS, financial advisors to Vodafone, and a representative of Slaughter and May, legal counsel to Vodafone. During this meeting, the participants discussed Verizon’s and Vodafone’s respective positions regarding the terms of a potential sale of Vodafone’s indirect 45% interest in Verizon Wireless. The Vodafone representatives reiterated Vodafone’s previously indicated proposed net purchase price of $135 billion, which they estimated would result in a total purchase price of $140 billion, as compared to Verizon’s proposed purchase price of $120 billion, and requested a further upward purchase price adjustment that would provide Vodafone with a share of the cash flows generated by Verizon Wireless for the period from signing of the definitive agreement until closing. The participants in the meeting also discussed the possibility that a portion of the consideration may be composed of Verizon notes or other securities to be issued to Vodafone, and discussed other elements of a possible transaction, including the financing and transaction structure. In response to Vodafone’s request that Verizon obtain financing for the cash portion of the purchase price on a U.K.-style “certain-funds” basis (i.e., with the financing being “unconditionally available”), the Verizon representatives stated that Verizon would be seeking financing in the U.S. debt markets and would attempt to obtain the best possible terms, but there was no assurance that it could obtain financing on a “certain-funds” basis. The Vodafone representatives also indicated that they desired to structure the transaction as a scheme of arrangement in order to allow Vodafone shareholders to elect the manner in which their receipt of Verizon common stock in the transaction would be treated for U.K. tax purposes.

On July 16, 2013, members of Verizon’s management updated the Verizon Board of Directors on the status of discussions with Vodafone, as well as financing considerations in connection with the transaction.

On July 17, 2013, Verizon sent a letter to Vodafone with a revised proposal for the acquisition of Vodafone’s indirect 45% interest in Verizon Wireless for total consideration of $125.35 billion, consisting of $60 billion in cash (subject to increase at Verizon’s option); $60 billion in Verizon common stock subject to a 5% symmetrical fixed value collar around a base share price to be mutually agreed (and subject to decrease if the cash consideration were increased); up to $10 billion in a 10-year note (which would reduce the amount of Verizon common stock); Verizon’s Omnitel interest, valued at $4 billion; and an additional $1.35 billion in cash, representing Vodafone’s 45% share of a $3 billion distribution that was included in Verizon Wireless’ business plan for 2013. The letter also set forth other proposed terms and conditions, including that the transaction would be structured as an acquisition of Holdco, after all assets and liabilities other than the indirect 45% interest in Verizon Wireless had been removed; that Vodafone would indemnify Verizon for any unrelated liabilities remaining in Holdco; and that each party would be responsible for its own tax liabilities.

On July 23, 2013, Vodafone sent a letter that proposed consideration of $135 billion for Vodafone’s indirect 45% interest, consisting of at least $60 billion in cash; $10 billion in Verizon notes; Verizon shares with a value of $62 billion, subject to a 10% symmetrical fixed value collar; and a valuation of Verizon’s Omnitel interest of $3 billion. The letter also proposed payment of an additional pro-rata $560 million monthly cash adjustment to reflect Verizon Wireless’ cash flow from June 30, 2013 through closing, plus pro-rata proceeds from spectrum license transactions announced in January 2013, as well as other potential purchase price adjustments. The letter also set forth other proposed terms and conditions, including that Vodafone would indemnify Verizon for certain liabilities relating to the internal reorganization of Holdco, that Vodafone had been advised that U.K.-style “certain funds” were currently available in the U.S. market and that if the financing could not be obtained on this basis, Vodafone would require an appropriate termination fee in the event the financing was unavailable prior to closing.

On July 30, 2013, members of Verizon’s management updated the Verizon Board of Directors on the status of discussions with Vodafone.

On July 31, 2013, Messrs. McAdam and Colao met in San Francisco, California, to discuss price and the principal terms of a purchase by Verizon of Vodafone’s indirect 45% interest in Verizon Wireless. Mr. McAdam proposed an all-in price of $130 billion as Verizon’s “best and final” offer. Mr. Colao indicated that he would review the proposal with Vodafone’s Board of Directors.

Throughout the course of these discussions, the Vodafone Board of Directors held several meetings, together with its senior management team and advisors, to review and consider the various proposals and discussions between Verizon and Vodafone. Also during this period, Vodafone conducted due diligence with respect to Verizon based on publicly available information.

On August 2, 2013, Mr. Colao contacted Mr. McAdam and indicated that Vodafone would be willing to accept the purchase price of $130 billion if the parties’ negotiating teams could reach an equitable resolution of other material transaction terms. Messrs. McAdam and Colao agreed to instruct their respective teams to seek to negotiate the other material terms and conditions of a transaction on that basis.

On August 6, 2013, members of Verizon’s management updated the Verizon Board of Directors on the status of discussions with Vodafone, including the meeting on July 31 and Vodafone’s communication on August 2.

On August 6 and 7, 2013, Simpson Thacher & Bartlett LLP, which we refer to as Simpson Thacher, legal counsel to Vodafone, and Wachtell Lipton exchanged forms of draft agreements for the transaction. On August 9, 2013, representatives of Verizon and Vodafone and their respective legal counsel participated in a discussion regarding the terms of the agreements for the transaction. The participants on the call included William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon, Jackson Goodwin Bennett, Senior Vice President and Deputy General Counsel of Verizon, representatives of Wachtell Lipton and Macfarlanes, Ms. Helen Lamprell, Group Legal Director Corporate and Commercial of Vodafone, and representatives of Simpson Thacher and Slaughter and May. The parties discussed, among other things, Vodafone’s request that

Verizon’s financing be on a “certain-funds” basis, with Vodafone having the right to compel specific performance of the agreement even if Verizon’s financing were to be unavailable; Verizon’s request that if the transaction could not be completed by way of scheme of arrangement (e.g., due to the failure to reach the higher Vodafone shareholder vote thresholds required for a scheme), but could be completed by way of a purchase of the shares of Holdco, the transaction would proceed as a share purchase; the ability of each party’s Board of Directors to change its recommendation in respect of the transaction; termination fee and expense reimbursement provisions; the scope of the Vodafone material adverse financial effect termination right requested by Vodafone; and the closing conditions and scope of post-closing indemnities. The participants also noted certain business issues that remained open, including Vodafone’s request for a monthly cash adjustment in the event closing did not occur by December 31, 2013; whether the consideration would include Verizon notes; the terms of the stock consideration collar and measurement period used for determining the number of Verizon shares to be issued; the valuation of Verizon’s interest in Omnitel; and other possible components of, or adjustments to, the purchase price.

On August 12, 2013, Verizon began discussions with J.P. Morgan and Morgan Stanley on the terms of a bridge credit facility to provide up to $61 billion to finance a portion of the consideration to be paid to Vodafone if a stock purchase agreement were to be signed by the parties.

On August 13, 2013, Messrs. Diercksen, Horton, Bennett and Finegold, as well as Mr. Taubman, representatives of Guggenheim Securities, Wachtell Lipton and Macfarlanes, and representatives of Goldman Sachs, UBS, Simpson Thacher and Slaughter and May, participated in a conference call regarding the principal open business issues. During this call, the Verizon representatives indicated that Verizon would be open to including Verizon notes in the consideration, but at an amount less than $10 billion and on terms that Verizon believed would not affect its ability to obtain committed financing for the cash portion of the consideration, and that Verizon also would consider some purchase price adjustment from cash flow generated by Verizon Wireless, but only beginning at a date substantially later than December 31, 2013.

On August 15, 2013, Verizon indicated to Vodafone that Verizon believed it was important to be able to access the debt markets in early September in connection with the financing of the proposed transaction and that, accordingly, Verizon believed it was essential for the parties to resolve open issues and execute the stock purchase agreement no later than September 2, 2013.

On August 16, 2013, representatives of Wachtell Lipton and Simpson Thacher participated in a conference call regarding the open legal issues. The issues discussed included Verizon’s request that if the transaction could not be completed by way of scheme of arrangement, but could be completed by way of a purchase of the shares of Holdco, the transaction would proceed as a share purchase; the ability of each party’s Board of Directors to change its recommendation in respect of the transaction; and the scope of post-closing indemnities. In addition, that same day, Simpson Thacher delivered a draft of the Omnitel share purchase agreement to Wachtell Lipton.

On August 20, 2013, the Verizon Board of Directors had a call to discuss the status of negotiations with Vodafone and financing considerations in connection with the transaction. That same day, representatives of Verizon and Vodafone met at Wachtell Lipton’s offices in New York, New York. Present at this meeting were Messrs. Diercksen, Horton and Bennett, Mr. John Fitzgerald, a Vice President of Verizon, Mr. Taubman, representatives of Guggenheim Securities, Wachtell Lipton and Macfarlanes, Mr. Finegold, Mses. Martin and Lamprell and representatives of Goldman Sachs, UBS, Simpson Thacher and Slaughter and May. During this meeting, the participants discussed and agreed on the value of certain additional consideration (approximately $2.5 billion), including certain liabilities of Vodafone that would effectively be assumed by Verizon relating to the U.S. group; that if the transaction could not be completed by way of a scheme of arrangement, but could be completed by way of a purchase by Verizon of the shares of Holdco, the transaction would proceed as such a share purchase; and that the transaction would not be conditioned on Verizon shareholder approval of an amendment to its certificate of incorporation increasing the number of authorized shares of Verizon common stock. During this meeting, the Vodafone representatives requested that in the event of a termination by Vodafone for a change in recommendation by the Verizon Board of Directors, Verizon would pay a termination fee of 3% of the value of Vodafone, and Verizon Wireless would also adopt a policy providing for regular distributions to Vodafone and Verizon. The Verizon representatives did not agree with this request. The participants in this meeting also discussed the upper and lower limits of the stock consideration collar, particularly in light of the decline in the trading price of Verizon’s common stock since the beginning of August.

Following the August 20, 2013 meeting, Verizon and Vodafone and their respective financial and legal advisors continued to discuss the terms of the potential transaction, and Wachtell Lipton and Simpson Thacher exchanged drafts of the stock purchase agreement and ancillary documents reflecting the parties’ respective positions. Over the course of these discussions, the parties agreed on various matters, including the period during which the Verizon average trading price would be measured for purposes of determining the number of shares of Verizon common stock issuable as part of the transaction consideration (20 trading days ending three business days prior to closing), and the scope of Vodafone’s payment obligations in the event it exercised its termination right as a result of a Vodafone material adverse financial effect (a termination fee of $1.55 billion).

On August 27, 2013, Wachtell Lipton provided Simpson Thacher a draft of the bridge credit agreement that Verizon had been negotiating with its financing sources.

During August 2013, Vodafone continued conducting due diligence with respect to Verizon, and on August 26 and 27, 2013, members of Verizon management made various due diligence presentations on Verizon to members of Vodafone management and its advisors.

On August 28, 2013, Messrs. Diercksen and Taubman and representatives of Guggenheim Securities held a discussion with Mr. Finegold and representatives of Goldman Sachs and UBS regarding the open business issues. During this discussion, the parties reached an understanding that Verizon would issue to Vodafone $5 billion of notes on mutually satisfactory terms as part of the transaction consideration. The parties also discussed that Verizon would be obligated to pay a termination fee of 3% of the value of Vodafone in the event of a termination by Vodafone for a change in recommendation by the Verizon Board of Directors and that there would be a purchase price adjustment that would begin to accrue on May 1, 2014, if the closing had not occurred by that date, in an amount of $10 million per day. Following these discussions, the Vodafone Board of Directors held a meeting to review in full the proposed transaction, based on the then current terms and conditions. In addition, the Board of Directors of Seller, which had been meeting regularly throughout the period from June through August 2013, held a further meeting on August 28, 2013 to review in full the proposed transaction, based on the then current terms and conditions.

After the close of trading in the U.S. on August 28, 2013, the Wall Street Journal published a report that Verizon and Vodafone were in discussions with respect to a potential acquisition of Vodafone’s indirect 45% interest in Verizon Wireless. The next day, before the open of trading in the U.K., Vodafone released a statement that it was in discussions with Verizon regarding the possible disposal of Vodafone’s U.S. group whose principal asset is its indirect 45% interest in Verizon Wireless, though there was no certainty that an agreement would be reached.

On August 30, 2013, the Verizon Board of Directors held a meeting for a full review of the proposed transaction, based on the terms of the then current draft of the stock purchase agreement. Members of senior management of Verizon discussed the proposed transaction with the Board members, including the strategic rationale for the transaction, the economic terms, the proposed financing and the potential impact on Verizon. Representatives of Guggenheim Securities and Mr. Taubman, as well as representatives of J.P. Morgan and Morgan Stanley, discussed the financial terms of the proposed transaction; representatives of J.P. Morgan and Morgan Stanley rendered their preliminary views with respect to the fairness, from a financial point of view, to Verizon of the consideration to be paid in the proposed transaction; and Mr. Milch, as well as representatives of Wachtell Lipton and Macfarlanes, discussed the proposed stock purchase agreement and other legal issues. The Board agreed to reconvene on September 2, 2013, to consider final approval of the transaction assuming the remaining open issues were resolved and a final stock purchase agreement was ready to be executed at that time.

On August 31, 2013, representatives of Verizon and Vodafone and their respective legal counsel participated in several discussions regarding the terms of the stock purchase agreement. The participants in these discussions included Messrs. Horton and Bennett, representatives of Wachtell Lipton and Macfarlanes, Ms. Lamprell and representatives of Simpson Thacher and Slaughter and May. The parties discussed, among other things, the financing-related covenants, representations and warranties and the termination rights and remedies relating to financing failure (including the amount of the termination fee payable by Verizon in the event of a termination by Vodafone because of a financing failure, which was ultimately agreed at $10 billion); provisions relating to tax matters; and the ability of each party’s Board of Directors to change its recommendation in respect of the transaction.

Also on August 31, 2013, Messrs. McAdam and Colao had a telephone conversation to discuss the remaining principal open issues. During this meeting, Messrs. McAdam and Colao agreed to recommend that the minimum and maximum prices used for the stock consideration collar would be $47.00 and $51.00, respectively; that Vodafone would provide Verizon with a full indemnity with respect to the Reorganization; and that Verizon’s Omnitel interest would be valued at $3.5 billion, with Omnitel not paying any dividends between signing and closing. The $3.5 billion valuation of Verizon’s Omnitel interest was determined based on the parties’ respective financial analyses and represented a negotiated compromise by each party in connection with the overall negotiations between Verizon and Vodafone.

On September 1, 2013, Vodafone issued a public statement confirming that it was in advanced discussions with Verizon regarding the disposal of Vodafone’s U.S. group whose principal asset is its indirect 45% interest in Verizon Wireless for $130 billion, though there was no certainty that an agreement would be reached.

Later in the day on September 1, 2013, the Vodafone Board of Directors (and on September 2, 2013, the Seller Board of Directors) met to consider the proposed transaction. Throughout the day on September 1, 2013 and during the early morning of September 2, 2013, Verizon and Vodafone, and particularly Mr. Milch and Ms. Martin, and the companies’ respective legal advisors continued to discuss and finalized the terms of the stock purchase agreement, including the provisions relating to Vodafone’s right to terminate the agreement for a Vodafone material adverse financial effect and the terms of the post-closing indemnity.

On September 2, 2013, the Verizon Board of Directors held a telephonic meeting, together with representatives of Verizon’s senior management and representatives of Verizon’s financial and legal advisors, to consider the proposed transaction. At this meeting, a representative of each of J.P. Morgan and Morgan Stanley rendered an oral opinion (which was subsequently confirmed in writing) to the Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken in connection with its respective opinion, the consideration to be paid pursuant to the transaction, as provided for in the draft of the stock purchase agreement dated September 2, 2013 that was provided to J.P. Morgan and Morgan Stanley, was fair, from a financial point of view, to Verizon. Following the presentation of the financial advisors, and after further discussion, the Verizon Board of Directors approved and declared advisable the stock purchase agreement and the transactions contemplated thereby, including the share issuance, and resolved to recommend that the Verizon shareholders approve the share issuance.

Verizon, Vodafone and Seller then entered into the stock purchase agreement and the applicable subsidiaries of Verizon and Vodafone entered into the Omnitel share purchase agreement, and the parties announced the execution of the stock purchase agreement.

On December 5, 2013, Verizon, Vodafone and Seller entered into the first amendment to the stock purchase agreement, setting forth certain technical amendments to the stock purchase agreement.

Verizon’s Reasons for the Transaction

Verizon’s Board of Directors unanimously approved the transaction and stock purchase agreement. Verizon’s Board of Directors viewed favorably the business operations and prospects of Verizon and Verizon Wireless following the transaction, as described below, and took into account Verizon’s existing knowledge and familiarity with the business and operations of Verizon Wireless given its current controlling stake in Verizon Wireless. In reaching its determination, Verizon’s Board of Directors consulted with Verizon’s management, as well as with Verizon’s legal and financial advisors, and considered a variety of factors weighing favorably towards the transaction, including the factors described below.

•	Expected Benefits of the Transaction. Verizon believes that the transaction will allow it to capture fully the growth opportunities available to the wireless business and to realize other significant benefits, including the following:

•	Financial Benefits. Verizon expects that the transaction will be immediately accretive to its earnings per share and cash flow. Verizon also believes that the transaction will result in a more efficient capital structure and that the additional cash flow from owning the remainder of Verizon Wireless will exceed the costs of servicing the indebtedness incurred to pay the cash portion of the consideration and the dividends on the shares of Verizon common stock issued in the transaction.

•	Converged Services. Following the transaction, it is expected that Verizon can better integrate the services of its wireless and wireline businesses and enhance its offerings of global Internet protocol and cloud services to create improved offers and more integrated customer experiences, such as those relating to mobile commerce and mobile video.

•	Operational Efficiency. Verizon believes that it will achieve operational benefits through, among other things, having full control of Verizon Wireless, streamlining its organization and governance processes, eliminating duplicative staff and information and operation systems and using its existing networks more efficiently. Verizon also believes that, because of its existing operating control of Verizon Wireless, these benefits can be realized without the integration risks that attach to typical business acquisitions. As a result, Verizon and Verizon Wireless expect to be better equipped to take advantage of the changing competitive dynamics in the market and capitalize on the continuing evolution of consumer demand for wireless, video and broadband services.

•	Financial Markets Conditions. Verizon considered then current financial market conditions, the availability of debt financing on favorable terms and management’s expectation that Verizon would maintain investment-grade credit ratings upon incurrence of the debt financing for the transaction. Verizon’s Board of Directors also took into account the current and historical market prices and volatility of, and trading information with respect to, shares of Verizon common stock.

•	Financial Terms of the Transaction. Verizon’s Board of Directors reviewed the amount and forms of consideration to be paid in the transaction, the collar around the price of Verizon common stock to be issued to shareholders of Vodafone (which establishes minimum and maximum limits on the total number of shares potentially issuable), Verizon’s right to increase the cash portion of the consideration in certain circumstances, the terms of the notes to be issued to Vodafone, the percentage of the outstanding shares of Verizon common stock that Verizon shareholders are expected to own following the closing and the other financial terms of the transaction.

•	Provisions of the Stock Purchase Agreement. Verizon’s Board of Directors considered the structure of the transaction and terms and conditions of the stock purchase agreement, including the financial terms discussed above, the provisions relating to the ability of the Boards of Directors of Verizon and Vodafone to change their respective recommendations to shareholders, the conditions to completion of the transaction and the termination rights and the obligations of the parties to pay termination fees or reimburse expenses in certain circumstances.

•	Strategic Alternatives. Verizon’s Board of Directors considered the strategic alternatives available to Verizon in the United States and globally.

•	Shareholder Approval. Verizon’s Board of Directors considered that Verizon’s shareholders will have the opportunity to vote on the issuance of the shares in the transaction, and that shareholder approval of such issuance is a condition to Verizon’s obligation to complete the transaction.

•	Likelihood of Completion. Verizon’s Board of Directors considered the regulatory approvals required to consummate the transaction and the expectation of Verizon’s management that the transaction would be approved by the requisite authorities on a timely basis, without the imposition of conditions that would materially adversely affect the businesses of Verizon and Verizon Wireless after the transaction, and that completion of the Omnitel transaction was not a condition to completion of the transaction.

•	Financing. Verizon’s Board of Directors considered management’s expectations as to the ability of the company to obtain financing on favorable terms and that the company would enter into a bridge credit agreement pursuant to which four major financial institutions would commit to fund up to $61 billion to pay the cash consideration and other costs and expenses, subject to certain limited conditions to funding set forth in the bridge credit agreement, and Verizon’s plans to issue debt securities in the capital markets with maturity dates later than the maturity date for borrowings under the bridge credit agreement, rather than draw the full amount available under the bridge credit agreement.

Verizon’s Board of Directors also identified and considered certain potentially negative factors in its deliberations to be balanced against the positive factors, including:

•	costs and expenses associated with the transaction;

•	the possibility that Verizon would be required to pay a termination fee to or reimburse a certain amount of expenses of Vodafone under certain circumstances, as more fully described under “The Transaction—Termination Fees and Expenses”;

•	the provisions of the stock purchase agreement that place restrictions on the interim operations of Verizon and its subsidiaries pending the closing, as described under “The Transaction—Covenants and Agreements—Conduct of Businesses Prior to Completion of the Transaction”;

•	the significant amount of indebtedness that Verizon would incur in connection with the transaction;

•	the risk that the transaction might not be consummated despite the parties’ efforts or that the closing of the transaction may be unduly delayed;

•	the risk that, if the price of Verizon common stock exceeds $51.00 per share at the closing of the transaction, the value of the stock consideration to be issued to Vodafone shareholders at closing would be greater than the anticipated value of the stock consideration as of September 2, 2013, the date of the stock purchase agreement; and

•	the other risks described under the sections of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

After consideration of these factors, Verizon’s Board of Directors determined that, overall, the potential benefits of the transaction outweighed the potential risks.

This discussion of the information and factors considered by Verizon’s Board of Directors includes the material positive and negative factors considered by Verizon’s Board of Directors, but it is not intended to be exhaustive and may not include all the factors considered by Verizon’s Board of Directors. Verizon’s Board of Directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the stock purchase agreement and the transaction. Rather, Verizon’s Board of Directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of Verizon’s Board of Directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of Verizon’s Board of Directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the “Cautionary Statement Regarding Forward-Looking Statements.”

Opinions of Verizon’s Financial Advisors

Verizon retained J.P. Morgan and Morgan Stanley to advise its Board of Directors in connection with the transaction. Pursuant to their engagement, Verizon requested each of J.P. Morgan and Morgan Stanley to evaluate the fairness, from a financial point of view, to Verizon of the consideration to be paid by Verizon in connection with the proposed transaction as provided for in the draft stock purchase agreement dated September 2, 2013 that was provided to each of J.P. Morgan and Morgan Stanley. At a meeting of Verizon’s Board of Directors on September 2, 2013, J.P. Morgan and Morgan Stanley presented joint materials and each rendered its respective oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in each such opinion, the consideration to be paid by Verizon in connection with the proposed transaction as provided for in the draft of the stock purchase agreement dated September 2, 2013 that was provided to J.P. Morgan and Morgan Stanley was fair, from a financial point of view, to Verizon.

Opinion of J.P. Morgan Securities LLC

The full text of the written opinion of J.P. Morgan dated September 2, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. You are urged to, and should, read the opinion carefully and in its entirety. J.P. Morgan’s written opinion is addressed to the Board of Directors of Verizon, is directed only to the consideration to be paid in the proposed transaction and does not constitute a recommendation to any shareholder of Verizon as to how such shareholder should vote at the Verizon special meeting. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft, dated September 2, 2013, of the stock purchase agreement;

•	reviewed certain publicly available business and financial information concerning Verizon Wireless and Verizon and the industries in which they operate;

•	reviewed the publicly available financial terms of certain precedent transactions;

•	compared the financial and operating performance of Verizon Wireless and Verizon with publicly available information concerning certain other companies in the same industry as Verizon Wireless and Verizon, reviewed the financial and operating performance of certain other publicly traded companies and reviewed the current and historical market prices of Verizon common stock and certain publicly traded securities of such other companies;

•	reviewed certain publicly available financial forecasts relating to the business and financial prospects of Verizon Wireless, and, at Verizon’s direction, compiled a forecast relating to the business and financial prospects of Verizon Wireless derived from a consensus of selected analysts that were identified, and approved by, Verizon management, which we call the Verizon Wireless Street Forecasts;

•	reviewed certain publicly available financial forecasts relating to the business and financial prospects of Verizon, and, at Verizon’s direction, compiled a forecast relating to the business and financial prospects of Verizon excluding Verizon Wireless derived from a consensus of selected analysts that were identified, and approved, by Verizon management, which we call the Verizon Corporate and Wireline Street Forecasts; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Verizon with respect to certain aspects of the proposed transaction, and the past and current business operations of Verizon Wireless and Verizon, the financial condition and future prospects and operations of Verizon Wireless and Verizon, the effects of the transaction on the financial condition and future prospects of Verizon Wireless and Verizon, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon, and assumed the accuracy and completeness of, all information that was publicly available or was furnished to or discussed with J.P. Morgan by Verizon or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor has J.P. Morgan assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct, nor was it provided with, any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Verizon Wireless or Verizon under any state or federal laws relating to bankruptcy, insolvency or similar matters.

At the direction of Verizon’s management, J.P. Morgan’s analysis relating to the business and financial prospects for Verizon Wireless and Verizon for purposes of rendering its opinion was made on the basis of the Verizon Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts, respectively. J.P. Morgan was advised by Verizon, and J.P. Morgan assumed, with Verizon’s consent, that Verizon Wireless Street Forecasts and Verizon Corporate and Wireline Street Forecasts were a reasonable basis upon which to evaluate the business and financial prospects of Verizon Wireless and Verizon, respectively. J.P. Morgan expressed no view as to the Verizon Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts or the assumptions on which they were based, including the selection of the analyst forecasts from which the Verizon Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts were derived.

In rendering its opinion, J.P. Morgan assumed that the transaction will be consummated as described in the draft dated September 2, 2013 of the stock purchase agreement reviewed by it. J.P. Morgan also assumed that (i) the notes forming part of the transaction consideration will have a fair value equal to their principal amount, (ii) Verizon will not exercise the Cash Election (as defined in such draft of the stock purchase agreement), (iii) no payment will be made in respect of the Cash Flow Adjustment Amount (as defined in such draft of the stock purchase agreement), (iv) no claims for indemnification under the stock purchase agreement that are material to its analysis will be made against Verizon, (v) (A) prior to closing, Vodafone will undertake a reorganization as provided in such draft of the stock purchase agreement pursuant to which, immediately prior to the consummation of the transaction, Seller will own, directly or indirectly, all of the outstanding capital stock of Holdco and its subsidiaries, except for the VAI preferred stock, (B) the only assets and liabilities of Holdco and its subsidiaries will be those related to Verizon Wireless, the Vodafone BV Inc. Note (as defined in such draft of the stock purchase agreement), intercompany notes among Holdco and its subsidiaries and $250 million in cash and cash equivalents in one of the subsidiaries of Holdco, and Verizon will be indemnified fully for any unrelated liabilities and any tax liabilities incurred in connection with the reorganization, with the result that (except for the VAI preferred stock) Verizon will not, directly or indirectly, bear any incremental liabilities, which are not fully indemnified compared to a purchase of Verizon Wireless interests directly and (C) the fair value of the VAI preferred stock is $1.65 billion, (vi) the fair value of the receivable related to the ELPI Contribution (as defined in such draft of the stock purchase agreement) is $814 million, (vii) after two years from the Closing Date (as defined in such draft of the stock purchase agreement), the $250 million in cash, cash equivalents and third-party investments held in Vodafone BV Inc. pursuant to such draft of the stock purchase agreement will be available to Verizon in full to discharge debt or for other purposes, (viii) Verizon Wireless will not make any distributions between signing and closing and (ix) the definitive stock purchase agreement will not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Verizon and Verizon Wireless in the stock purchase agreement and the related agreements are and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and it relied on the assessments made by advisors to Verizon with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any material adverse effect on Verizon Wireless or Verizon or on the contemplated benefits of the transaction.

In rendering its opinion, J.P. Morgan further understood that Verizon will sell its indirect equity interest in Omnitel to Vodafone for either $3.5 billion in cash, if the sale of Omnitel occurs concurrently with consummation of the transaction, or otherwise the Omnitel note in such amount. J.P. Morgan was not requested to provide its opinion with respect to, and its opinion does not address, the fairness from a financial point of view of the Omnitel transaction. Furthermore, at Verizon’s direction, in connection with preparing its opinion,

J.P. Morgan assumed that consummation of the Omnitel transaction will occur concurrently with the consummation of the transaction, and that the Omnitel transaction is fair from a financial point of view to Verizon. J.P. Morgan also assumed that no claims for indemnification under the Omnitel share purchase agreement that are material to its analysis will be made against Verizon or its affiliates.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by Verizon in the proposed transaction, and J.P. Morgan has expressed no opinion as to the fairness of the transaction consideration to the holders of any class of securities, creditors or other constituencies of Verizon or the underlying decision by Verizon to engage in the transaction. J.P. Morgan expressed no opinion as to what the value of Verizon common stock will be when issued pursuant to the transaction, or the price at which Verizon common stock will trade at any time. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the transaction, or any class of such persons relative to the transaction consideration to be paid by Verizon in the transaction or with respect to the fairness of any such compensation.

In the ordinary course of its businesses, J.P. Morgan and its respective affiliates may actively trade or hold the securities of Verizon and Vodafone for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan.

Opinion of Morgan Stanley & Co. LLC

The full text of Morgan Stanley’s written opinion, dated September 2, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex D and is incorporated into this proxy statement by reference. The summary of Morgan Stanley’s opinion is qualified in its entirety by reference to the full text of the opinion. You are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board of Directors of Verizon in connection with its evaluation of the proposed transaction and was limited to the fairness, from a financial point of view, as of the date of the opinion, to Verizon of the consideration to be paid in connection with the transaction, as provided in the draft stock purchase agreement dated September 2, 2013 that was provided to Morgan Stanley. Morgan Stanley’s opinion does not in any manner address the price at which Verizon common stock will trade following consummation of the transaction or at any time and does not express any opinion or recommendation as to how any shareholder of Verizon should vote at the special meeting to be held in connection with the transaction.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial forecasts relating to the business and financial prospects of Verizon Wireless, and, at Verizon’s direction, compiled Verizon Wireless Street Forecasts, which were derived from a consensus of selected analysts that were identified and approved by Verizon’s management;

•	reviewed certain publicly available financial forecasts relating to the business and financial prospects of Verizon, and, at Verizon’s direction, compiled Verizon Corporate and Wireline Street Forecasts, which were derived from a consensus of selected analysts that were identified and approved by Verizon’s management;

•	reviewed certain publicly available business and financial information concerning Verizon and Verizon Wireless and the industries in which they operate;

•	discussed the past and current operations and financial condition and the prospects of Verizon and Verizon Wireless, including information relating to certain strategic and operational benefits anticipated from the transaction, with senior executives of Verizon;

•	reviewed the reported prices and trading activity for Verizon common stock;

•	compared the financial and operating performance of Verizon and Verizon Wireless with publicly available information concerning certain other companies Morgan Stanley deemed relevant and reviewed the current and historical market prices of Verizon common stock and certain publicly traded securities of such other companies;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	reviewed the stock purchase agreement and certain related documents; and

•	performed such other analyses and reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Verizon, and formed a substantial basis for this opinion. At Verizon’s direction, Morgan Stanley’s analysis relating to the business and financial prospects for Verizon Wireless and Verizon for purposes of this opinion was made on the basis of the Verizon Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts, respectively. Morgan Stanley was advised by Verizon, and assumed, with Verizon’s consent, that the Verizon Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts were a reasonable basis upon which to evaluate the business and financial prospects of Verizon Wireless and Verizon, respectively. Morgan Stanley expressed no view as to the Verizon Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts or the assumptions on which they were based, including the selection of the analyst forecasts from which the Verizon Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts were derived. Morgan Stanley’s opinion did not address the relative merits of the transaction as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Verizon.

In addition, Morgan Stanley assumed that the transaction will be consummated in compliance with all applicable laws and in accordance with the terms set forth in the draft stock purchase agreement reviewed by it without any waiver or amendment of any terms or conditions. Morgan Stanley also assumed that (i) the notes forming part of the transaction consideration will have a fair value equal to their principal amount, (ii) Verizon will not exercise the Cash Election (as defined in such draft of the stock purchase agreement), (iii) no payment will be made in respect of the Cash Flow Adjustment Amount (as defined in such draft of the stock purchase agreement), (iv) no claims for indemnification under the stock purchase agreement that are material to its analysis will be made against Verizon, (v) (A) prior to closing, Vodafone will undertake a reorganization as provided in such draft of the stock purchase agreement pursuant to which, immediately prior to the consummation of the transaction, Seller will own, directly or indirectly, all of the outstanding capital stock of Holdco and its subsidiaries, except for the VAI preferred stock (as defined in such draft of the stock purchase agreement), (B) the only assets and liabilities of Holdco and its subsidiaries will be those related to Verizon Wireless, the Vodafone BV Inc. Note (as defined in such draft of the stock purchase agreement), intercompany notes among Holdco and its subsidiaries and $250 million in cash and cash equivalents in one of the subsidiaries of Holdco, and Verizon will be indemnified fully for any unrelated liabilities and any tax liabilities incurred in connection with the reorganization, with the result that (except for the VAI preferred stock) Verizon will not, directly or indirectly, bear any incremental liabilities, which are not fully indemnified, compared to a purchase of Verizon Wireless interests directly and (C) the fair value of the VAI preferred stock is $1.65 billion, (vi) the fair value of the receivable related to the ELPI Contribution (as defined in such draft of the stock purchase agreement) is $814 million, (vii) after two years from the Closing Date (as defined in such draft of the stock purchase agreement), the $250 million in cash, cash equivalents and third party investments held in Vodafone BV Inc.

pursuant to the stock purchase agreement will be available to Verizon in full to discharge debt or for other purposes, (viii) Verizon Wireless will not make any distributions between signing and closing and (ix) the definitive stock purchase agreement will not differ in any material respects from the draft thereof furnished to Morgan Stanley.

Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed transaction. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley acted as a financial advisor only and relied upon, without independent verification, the assessment of Verizon and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of any compensation to any officers, directors or employees of any party to the transaction, or any class of such persons relative to the transaction consideration to be paid by Verizon in the transaction. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Verizon Wireless or Verizon, nor has Morgan Stanley been furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of its opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In rendering its opinion, Morgan Stanley further understood that Verizon will sell its equity interest in Omnitel to Vodafone for either $3.5 billion in cash, if the sale of Omnitel occurs concurrently with the consummation of the transaction, or otherwise the Omnitel note in such amount. Morgan Stanley was not requested to provide its opinion with respect to, and its opinion did not address, the fairness from a financial point of view of the Omnitel transaction. Furthermore, at Verizon’s direction, in connection with preparing its opinion, Morgan Stanley assumed that the consummation of the Omnitel transaction will occur concurrently with the consummation of the transaction and that the Omnitel transaction is fair from a financial point of view to Verizon. Morgan Stanley also assumed that no claims for indemnification under the Omnitel share purchase agreement that are material to its analysis will be made against Verizon or its affiliates.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Verizon, Vodafone, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Summary of Material Analyses

In accordance with customary investment banking practices, J.P. Morgan and Morgan Stanley employed generally accepted valuation methods in reaching their opinions. At a meeting of Verizon’s Board of Directors on August 30, 2013, J.P. Morgan and Morgan Stanley jointly presented materials describing the financial analyses undertaken in connection with rendering their respective opinions. These joint materials were subsequently updated on September 2, 2013 to (i) reflect the agreed upon range of the collar from $47.00 to $51.00 (for illustrative purposes the August 30 materials assumed a collar range of 5% around $46.56, Verizon’s closing price on August 28, 2013, the last trading day before Vodafone’s public announcement of the existence of advanced negotiations with respect to the transaction, which we refer to as the Unaffected Date), (ii) reflect that

$250 million in cash, cash equivalents and third-party investments would remain in one of the subsidiaries of Holdco and that this amount would be offset by a note in such principal amount issued by Verizon upon consummation of the closing of the transaction and (iii) update the stock prices throughout the presentation from August 28, 2013 closing prices to August 30, 2013 closing prices (other than stock prices for Verizon and Vodafone, which were measured as of the Unaffected Date). The updated materials were jointly presented to the Verizon Board of Directors on September 2, 2013.

The following is a summary of the material financial analyses in the joint presentation that was made by J.P. Morgan and Morgan Stanley to the Board of Directors of Verizon on September 2, 2013, and does not purport to be a complete description of the analyses underlying J.P. Morgan’s and Morgan Stanley’s respective opinions, nor does the order of analyses described represent the relative importance or weight given to those analyses by J.P. Morgan or Morgan Stanley. Some of the summaries of financial analyses are presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the table without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Transaction Overview

Based on the closing price of the Verizon common stock of $47.38 as of August 30, 2013 and taking into account the stock consideration collar range of $47.00 to $51.00, J.P. Morgan and Morgan Stanley noted that the implied aggregate value of the consideration to be paid by Verizon in the transaction as of September 2, 2013 was $130 billion. J.P. Morgan and Morgan Stanley noted that the $130 billion value for 45% of Verizon Wireless implied an equity value for 100% of Verizon Wireless of approximately $288.9 billion. J.P. Morgan and Morgan Stanley also noted that Verizon’s current shareholders would own approximately 69.4% to 71.1% of Verizon pro forma for the issuance of Verizon common stock in connection with the transaction, assuming the $47.00 to $51.00 collar price per share range. J.P. Morgan and Morgan Stanley also noted that Verizon’s current shareholders would own approximately 70.3% of Verizon pro forma for the issuance of Verizon common stock in connection with the transaction, assuming a price per share in the midpoint of the collar of $49.00; this calculation assumed that approximately 1.228 billion shares of Verizon common stock would be issued in the transaction, resulting in a total pro forma diluted share count of approximately 4.134 billion.

Street Forecasts

Verizon directed J.P. Morgan and Morgan Stanley to use sellside equity analyst projections in rendering their respective fairness opinions. Specifically, Verizon identified five sellside equity analysts from which consensus projections were derived for both Verizon Wireless and Verizon Corporate and Wireline, referred to below as the Verizon Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts. The sellside equity analyst reports and models were published following Verizon’s second quarter earnings release on July 18, 2013, and comprised the following analysts: Citibank, Deutsche Bank, J.P. Morgan, Morgan Stanley and UBS.

The Verizon Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts consisted of the average of each estimate published by the selected sellside equity analysts for calendar years 2013 and 2014. Thereafter, for calendar years 2015 through 2018, the Verizon Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts were derived as follows:

•	Revenue estimates were calculated based on the average of the revenue growth rates projected by each selected sellside equity analyst.

•	Earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, estimates were calculated based on the average growth in EBITDA as a percentage of revenue.

•	Capital expenditure estimates were calculated based on the average growth in capital expenditures as a percentage of revenue.

•	Depreciation and amortization estimates were calculated based on the average growth in depreciation and amortization as a percentage of capital expenditures.

•	Change in net working capital estimates were calculated based on the average increase in the change in net working capital as a percentage of the change in revenue.

•	Earnings per share estimates were calculated based on the average earnings per share growth rates.

•	All other figures including equity income from unconsolidated investments, other income, non-controlling interest expense, and other operating cash flow items were calculated as the average of each estimate.

Furthermore, at Verizon’s direction, the average of the effective tax rate estimates from the selected sellside equity analysts for Verizon was applied in both the Verizon Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts for calendar years 2013 through 2018.

The foregoing method for deriving the Verizon Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts was developed by J.P. Morgan and Morgan Stanley in consultation with Verizon’s management. J.P. Morgan and Morgan Stanley were advised by Verizon, and J.P. Morgan and Morgan Stanley assumed, with Verizon’s consent, that the Verizon Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts were a reasonable basis upon which to evaluate the business and financial prospects of Verizon Wireless and Verizon, respectively.

Analyses of Verizon Wireless

Discounted Cash Flow Analysis

J.P. Morgan and Morgan Stanley conducted a discounted cash flow analysis for the purpose of determining the equity value for Verizon Wireless. J.P. Morgan and Morgan Stanley calculated the unlevered free cash flows that Verizon Wireless is expected to generate during fiscal years 2013 through 2018 based upon the Verizon Wireless Street Forecasts. J.P. Morgan and Morgan Stanley also calculated a range of terminal values of Verizon Wireless at the end of 2018 by applying a perpetual growth rate ranging from 0.5% to 1.5% of the unlevered free cash flow of Verizon Wireless during the final year of the period. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 6.0% to 7.0%, which were chosen by J.P. Morgan and Morgan Stanley based upon an analysis of the weighted average cost of capital of Verizon Wireless. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Verizon Wireless’ estimated cash, total debt, non-controlling interests and unconsolidated investments as of June 30, 2013. The discounted cash flow analysis indicated a range of implied equity values for Vodafone’s indirect 45% stake in Verizon Wireless of approximately $131 billion to $182 billion.

Public Trading Benchmarks

Wireless Pure Play. Using publicly available information, J.P. Morgan and Morgan Stanley compared selected financial data of Verizon Wireless with similar data for selected publicly traded companies engaged in the wireless communications industry, which we refer to as the Wireless Pure Play companies.

The public companies considered by J.P. Morgan and Morgan Stanley were:

•	T-Mobile US, Inc.

•	Sprint Corp.

•	Vodafone Group Plc

J.P. Morgan and Morgan Stanley compared certain operating and financial metrics of Verizon Wireless to these three companies. These metrics included:

•	the firm value for each company

•	the percentage of estimated calendar year 2013 EBITDA derived from the United States wireless communications industry for each company

•	the number of prepaid and postpaid subscribers for each company (other than Vodafone)

•	the number of net additions for the quarter ended June 30, 2013, for each company (other than Vodafone)

•	the churn rate for each company (other than Vodafone)

•	the LTE U.S. population coverage for each company (other than Vodafone)

•	the percentage of postpaid subscribers as compared to total subscribers for each company (other than Vodafone)

•	the calendar year 2013 revenue estimate for each company

•	the estimated compound annual revenue growth rate for the period spanning calendar year 2013 to calendar year 2015 for each company

•	the calendar year 2013 EBITDA estimate as a percentage of the calendar year 2013 revenue estimate, which we call the 2013E EBITDA margin, for each company

•	the calendar year 2013 EBITDA less capital expenditures (which we call 2013E EBITDA less capex) estimate as a percentage of the calendar year 2013 revenue estimate (which we call 2013E EBITDA less capex margin) for each company

For reference purposes, J.P. Morgan and Morgan Stanley also presented the same metrics for the Wireless division of AT&T Inc., although they did not reference AT&T Inc.’s trading multiples for purposes of valuing Verizon Wireless. J.P. Morgan and Morgan Stanley concluded that Verizon Wireless is a premium asset with substantially stronger operating and financial characteristics than the Wireless Pure Play companies.

Certain of these metrics are shown in the following table:

	Verizon Wireless	Sprint	T-Mobile	AT&T3	Vodafone
Percentage of 2013E EBITDA from US Wireless	100.0%	91.3%	100.0%	60.4%	41.3%
Prepaid and Postpaid Subscribers ('000s)	100,124	45,666	35,718	78,362	N/M	[1]
Net Adds ('000s)	1,038	(292)	678	562	N/M	[1]
Churn	1.23%	3.59%	3.00%	1.36%	N/M	[1]
LTE PoPs (mm)	301	200 [2]	157	225	N/M	[1]
Postpaid as % of Total	94.2%	66.7%	58.2%	91.0%	N/M	[1]

					Proportionate	Consolidated
2013E Revenue ($B)	$81.0	$35.5	$25.5	$67.8	$107.7	$71.2
'13E-'15E Revenue CAGR	4.4%	1.5%	4.0%	3.0%	2.0%	0.8%

Note: Based on publicly available information; all Vodafone metrics are pro forma for Vodafone’s then-pending acquisition of Kabel Deutschland.

1	Operating metrics are reported by geography/country and are not meaningful for comparison with the United States.
2	Company guidance for coverage by year end 2013.
3	Metrics for the Wireless division of AT&T, Inc., were presented for reference purposes only, not for purposes of valuing Verizon Wireless.

In their analyses, J.P. Morgan and Morgan Stanley derived and compared multiples for the Wireless Pure Play companies, calculated as the firm value as a multiple of EBITDA for calendar year 2014, which we refer to as 2014E FV/EBITDA. J.P. Morgan also calculated the 2013E FV/EBITDA multiples for the Wireless Pure Play companies. The analysis indicated the following:

Company	2013E FV/EBITDA	2014E FV/EBITDA
T-Mobile US, Inc.	6.7x	6.0x
Sprint Corp.	9.5x	7.2x
Vodafone Group Plc*	5.6x	5.5x

*	J.P. Morgan and Morgan Stanley noted that the market data for Vodafone was presented as of August 28, 2013, the last trading day before Vodafone announced the existence of advanced negotiations with Verizon.

Using a reference range of 6.0x to 7.5x Verizon Wireless’ 2014E FV/EBITDA, J.P. Morgan and Morgan Stanley determined a range of implied equity values for Verizon Wireless. This analysis indicated a range of implied equity values for Vodafone’s indirect 45% stake in Verizon Wireless of approximately $92 billion to $116 billion using Verizon Wireless 2014E FV/EBITDA. J.P. Morgan also determined a range of implied equity values for Verizon Wireless using valuation multiples for calendar year 2013 estimates. J.P. Morgan also used a reference range of 6.5x to 7.5x Verizon Wireless’ 2013E FV/EBITDA to determine a range of implied equity values for Verizon Wireless. This analysis indicated a range of implied equity values for Vodafone’s indirect 45% stake in Verizon Wireless of approximately $94 billion to $110 billion using Verizon Wireless 2013E FV/EBITDA.

No company in the above analysis is identical to Verizon Wireless. In evaluating the peer group, J.P. Morgan and Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Verizon and Verizon Wireless, such as the impact of competition on Verizon Wireless’ business or the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Verizon Wireless or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Implied Value Based on Verizon Market Value and Assumed Verizon Corporate and Wireline Valuation. Using publicly available information, J.P. Morgan and Morgan Stanley calculated the implied equity value of Verizon’s 55% stake in Verizon Wireless by subtracting the implied equity value of Verizon Corporate and Wireline based on the Public Trading Benchmarks analysis for Verizon Corporate and Wireline (described below) from Verizon’s market capitalization as of the Unaffected Date.

J.P. Morgan and Morgan Stanley noted that the multiples defined below for Verizon Corporate and Wireline were presented on a pension and other post-employment benefit (OPEB)-adjusted basis for firm value, EBITDA and EBITDA less capex. Specifically, the firm values were adjusted by adding back the latest publicly available after-tax pension and OPEB underfunding balance, and the EBITDA estimates were adjusted by adding back the pension and OPEB expense other than service cost.

Using a reference range of 5.0x to 6.0x Verizon Corporate and Wireline’s 2014E FV/EBITDA and 8.0x to 10.5x Verizon Corporate and Wireline’s 2014E FV/EBITDA less capex (as defined below), J.P. Morgan and Morgan Stanley determined a range of implied equity values for Verizon’s 55% stake in Verizon Wireless. This analysis indicated a range of implied equity values for Vodafone’s indirect 45% stake in Verizon Wireless of approximately $113 billion to $143 billion using Verizon Corporate and Wireline 2014E FV/EBITDA and 2014E FV/EBITDA less capex. J.P. Morgan also determined a range of implied equity values for Verizon Wireless using valuation multiples for Verizon Corporate and Wireline for calendar year 2013 estimates. Using a reference range of 5.0x to 6.0x Verizon Corporate and Wireline’s 2013E FV/EBITDA and 7.5x to 11.0x Verizon Corporate and Wireline’s 2013E FV/EBITDA less capex (as defined below), J.P. Morgan determined a range of implied equity values for Verizon’s 55% stake in Verizon Wireless. This analysis indicated a range of implied equity values for Vodafone’s indirect 45% stake in Verizon Wireless of approximately $115 billion to $147 billion using Verizon Corporate and Wireline 2013E FV/EBITDA and 2013E FV/EBITDA less capex.

Illustrative Fully Distributed Equity Valuation. Using publicly available information, J.P. Morgan and Morgan Stanley compared selected financial data of Verizon Wireless with the following benchmarks:

•	AT&T Inc. as of August 30, 2013

•	Constituents of the S&P 500 with market capitalizations greater than $75 billion as of August 30, 2013, excluding companies in the financials, energy and tobacco industries, which we collectively call the Large Cap Companies. Specifically, the following 25 companies: Apple Inc., Google Inc., Microsoft Corporation, Johnson & Johnson, Wal-Mart Stores Inc., Proctor & Gamble Co., International Business Machines Corp., Pfizer Inc., AT&T Inc., The Coca-Cola Company, Oracle Corporation, Merck & Co. Inc., Cisco Systems, Inc., Pepsico, Inc., Qualcomm Incorporated, Comcast Corporation, Intel Corporation, Walt Disney Co., The Home Depot, Inc., McDonald’s Corp., United Technologies Corp., United Parcel Service, Inc., Amgen Inc., The Boeing Company and 3M Co.

•	The S&P 500 index as of August 30, 2013

•	Verizon as of the Unaffected Date

J.P. Morgan and Morgan Stanley assumed a target capital structure range for Verizon Wireless of 1.5x to 2.5x net debt to 2013E EBITDA in order to derive an estimated range of net incomes for Verizon Wireless. J.P. Morgan and Morgan Stanley derived and compared multiples for the above benchmarks, calculated as the price per share divided by the estimated earnings per share, or EPS, for calendar year 2014, which we refer to as 2014E P/E. The analysis indicated the following:

Company	2014E P/E
AT&T Inc.	12.6x
Large Cap Companies*	13.9x
The S&P 500	14.1x
Verizon**	14.8x

*	J.P. Morgan and Morgan Stanley noted that the Large Cap Companies multiple represented the average of the multiples for the selected companies.
**	J.P. Morgan and Morgan Stanley noted that the market data for Verizon was presented as of August 28, 2013, the Unaffected Date.

Using a reference range of 12.5x to 15.0x Verizon Wireless’ 2014E P/E, J.P. Morgan and Morgan Stanley determined a range of implied equity values for Verizon Wireless. This analysis indicated a range of implied equity values for Vodafone’s indirect 45% stake in Verizon Wireless of approximately $114 billion to $145 billion using Verizon Wireless 2014E P/E. J.P. Morgan and Morgan Stanley noted that the Illustrative Fully Distributed Equity Valuation methodology was presented for illustrative purposes. J.P. Morgan further noted that the Illustrative Fully Distributed Equity Valuation methodology was used by J.P. Morgan for reference only, and was not part of J.P. Morgan’s core valuation analysis.

Sellside Equity Analyst Valuation (Undiscounted)

J.P. Morgan and Morgan Stanley reviewed the equity valuations for Verizon Wireless published by sellside equity analysts covering Verizon and Vodafone after Verizon’s earnings release for the first quarter of 2013. J.P. Morgan and Morgan Stanley noted that such equity values for Vodafone’s indirect 45% stake in Verizon Wireless ranged from $115 billion to $145 billion for analysts covering Verizon, and $81 billion to $136 billion for analysts covering Vodafone (except for the $81 billion valuation from one analyst, the valuations for Vodafone’s indirect 45% stake in Verizon Wireless from all the other analysts covering Vodafone ranged from $105 billion to $136 billion). J.P. Morgan and Morgan Stanley noted that the valuations above were presented as published without any adjustment.

J.P. Morgan and Morgan Stanley noted that the Sellside Equity Analyst Valuation was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Illustrative Minority Buy-in Premium Precedents

Using publicly available information, J.P. Morgan and Morgan Stanley reviewed the premiums paid historically in minority buy-ins of public companies with over $1 billion in transaction value since 2005, which are set forth in the following table:

			Deal value ($M)		Initial ownership (%)	Premium to (%)
Date	Target name	Acquiror name		Consideration		1-day prior	1-month average	52-week high
21-Jul-08	Genentech	Roche Holding AG	$46,763	Cash	55.8%	16.1%	23.7%	15.8%
10-Jan-05	Fox Entertainment	News Corp	$6,532	Stock	82.1%	9.8%	9.3%	(0.0%)
23-Jul-10	Southern Copper	Grupo Mexico SAB de CV	$5,473	Stock	80.0%	29.0%	39.0%	10.1%
12-Aug-08	UnionBancal	Mitsubishi UFJ Financial Group	$3,511	Cash	64.9%	38.6%	46.7%	16.4%
18-Jan-05	UnitedGlobalCom	Liberty Media International	$3,480	Stock	53.8%	2.5%	1.0%	(11.2%)
6-Feb-06	Lafarge North America	Lafarge SA	$3,293	Cash	53.2%	34.8%	40.3%	22.5%
20-Nov-06	TD Banknorth	TD Bank Financial Group	$3,006	Cash	57.0%	6.5%	8.7%	3.2%
1-Sep-05	7-Eleven Inc	Seven-Eleven Japan Co Ltd	$2,451	Cash	72.7%	32.3%	23.1%	7.9%
10-Mar-08	Nationwide Financial Services	Nationwide Mutual Insurance Co	$2,440	Cash	66.3%	28.3%	24.0%	(19.1%)
17-Dec-12	Clearwire[1]	Sprint Nextel[1]	$2,175	Cash	50.4%	86.6%	116.6%	81.8%
2-June-10	Gerdau Ameristeel	Gerdau SA	$1,620	Cash	66.3%	47.7%	47.4%	15.7%
23-Sep-09	SkyTerra Communications	Investor Group	$1,211	Cash	69.4%	51.5%	54.5%	7.5%
30-May-12	CNH Global	Fiat Industrial	$1,149	Cash	88.0%	NA	NA	NA
23-Feb-11	Duncan Energy Partners	Enterprise Products Partners	$1,047	Stock	58.0%	34.4%	32.9%	8.3%
4-Sep-09	Odyssey RE Holdings	Fairfax Financial Holdings	$1,014	Cash	72.6%	29.4%	33.7%	19.7%
Mean					67.1%	27.8%	29.6%	7.4%
Median					66.3%	29.4%	32.9%	8.3%
[1]	Sprint – Nextel transaction excluded from mean and median calculations.

Based on the review of these precedents, J.P. Morgan and Morgan Stanley applied an illustrative range of premiums of 15% to 30% to the low and high ends of the valuation range derived from the Wireless Pure Play 2014E FV/EBITDA methodology, and arrived at an estimated range of equity values for Vodafone’s indirect 45% stake in Verizon Wireless of approximately $106 billion to $151 billion.

J.P. Morgan and Morgan Stanley noted that the Illustrative Minority Buy-in Premium Precedents were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Illustrative Precedent Transaction Analysis

Using publicly available information, J.P. Morgan and Morgan Stanley examined selected transactions involving companies that operated in, or were exposed to, the United States wireless telecommunications industry. J.P. Morgan and Morgan Stanley reviewed the transaction firm value as a multiple of the target company’s next twelve months, or NTM, EBITDA, immediately preceding announcement of the transaction, which we refer to as FV/NTM EBITDA. Specifically, J.P. Morgan and Morgan Stanley reviewed the following transactions:

Acquiror	Target	Announcement Date	Transaction Firm Value (in millions)	FV/NTM EBITDA
Selected transactions of over $20 billion in transaction value
Cingular	AT&T Wireless	February 2004	$47,886	10.0x
Softbank	Sprint	October 2012	$42,026	7.2x
AT&T	T-Mobile USA*	March 2011	$39,000	7.0x
Verizon Wireless	Alltel	June 2008	$28,100	8.3x
TPG, Goldman Sachs	Alltel	May 2007	$27,494	9.1x
Mean				8.3x
Median				8.3x

Selected transactions of less than $20 billion and of over $1 billion in transaction value
T-Mobile USA	MetroPCS	October 2012	$6,266	4.7x
Alltel	Western Wireless	January 2005	$5,681	7.5x
AT&T	Dobson	June 2007	$5,063	9.5x
AT&T	LEAP	July 2013	$4,045	8.8x
AT&T	Centennial	November 2008	$2,840	6.7x
Verizon Wireless	Rural Cellular	July 2007	$2,670	10.0x
T-Mobile USA	Suncom	September 2007	$2,405	11.8x
AT&T	Divestiture of assets by Verizon Wireless	May 2009	$2,350	N/A
Mean				8.4x
Median				8.8x

*	Transaction value based on terms mutually agreed to by AT&T and T-Mobile/Deutsche Telekom on March 20, 2011; the proposed transaction was terminated on December 19, 2011.

Using a reference range of 7.0x to 10.0x Verizon Wireless’ NTM EBITDA as of June 30, 2013, J.P. Morgan and Morgan Stanley determined a range of implied equity values for Verizon Wireless. This analysis indicated a range of implied equity values for Vodafone’s indirect 45% stake in Verizon Wireless of approximately $105 billion to $152 billion.

No company or transaction utilized as a comparison in the illustrative precedent transaction analysis is identical to Verizon Wireless, Vodafone or Verizon, nor are any such precedent transactions identical to the transaction. In evaluating the transactions listed above, J.P. Morgan and Morgan Stanley made judgments and assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Verizon Wireless, Verizon and Vodafone, including, but not limited to, the impact of competition on their respective businesses, industry growth, and that absence of any material change in the financial condition and prospects of Verizon Wireless, Verizon, Vodafone or the industry or the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis, such as determining the average or median, is not in itself a useful method of using comparable transaction data.

J.P. Morgan and Morgan Stanley noted that the acquisition of Vodafone’s indirect 45% interest in Verizon Wireless, has unique characteristics that are not directly comparable to any prior transaction. As a result, the Precedent Transaction Analysis was presented merely for reference purposes only and was not relied upon for valuation purposes.

Verizon Corporate and Wireline Analyses

Discounted Cash Flow Analysis

J.P. Morgan and Morgan Stanley conducted a discounted cash flow analysis for the purpose of determining the equity value for Verizon Corporate and Wireline. J.P. Morgan and Morgan Stanley calculated the unlevered free cash flows that Verizon Corporate and Wireline is expected to generate during fiscal years 2013 through 2018 based upon the Verizon Corporate and Wireline Street Forecasts. J.P. Morgan and Morgan Stanley also calculated a range of terminal values of Verizon Corporate and Wireline at the end of 2018 by applying a perpetual growth rate ranging from (0.5%) to 0.5% of the unlevered free cash flow of Verizon Corporate and Wireline during the final year of the period. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 6.0% to 7.0%, which were chosen by J.P. Morgan and Morgan Stanley based upon an analysis of the weighted average cost of capital of Verizon Corporate and Wireline. The present value of the unlevered free cash flows and the range of terminal values (which included projected pension and OPEB cash contributions until the underfunding is satisfied) were then adjusted for Verizon Corporate and Wireline’s estimated cash, total debt and unconsolidated investments as of June 30, 2013. The discounted cash flow analysis indicated a range of implied equity values for Verizon Corporate and Wireline of approximately ($16) billion to ($8) billion.

Public Trading Benchmarks

Using publicly available information, J.P. Morgan and Morgan Stanley compared selected financial data of Verizon Corporate and Wireline with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan and Morgan Stanley judged to be relevant to Verizon Corporate and Wireline. The companies selected by J.P. Morgan and Morgan Stanley were:

•	CenturyLink, Inc.

•	Frontier Communications Corporation

•	Windstream Corporation

•	BT Group plc

•	Time Warner Cable Inc.

•	Comcast Corporation

•	Cablevision Systems Corporation

•	Charter Communications, Inc.

J.P. Morgan and Morgan Stanley noted that Cablevision Systems Corporation and Charter Communications, Inc. were not used to derive the Verizon Corporate and Wireline valuation multiple range because J.P. Morgan and Morgan Stanley concluded that the trading valuations for these companies were driven by operating and financial characteristics that differed from Verizon Corporate and Wireline.

In their analyses, J.P. Morgan and Morgan Stanley derived and compared multiples for the selected companies, calculated as follows:

•	the 2014E FV/EBITDA

•	the firm value as a multiple of EBITDA less capex for calendar year 2014, which we refer to as 2014E FV/EBITDA less capex

J.P. Morgan also calculated the 2013E FV/EBITDA and 2013E FV/EBITDA less capex multiples for the selected companies.

J.P. Morgan and Morgan Stanley noted that the multiples defined above for Verizon Corporate and Wireline and the selected companies were presented on a pension and OPEB-adjusted basis for firm value, EBITDA and EBITDA less capex. The firm values were adjusted by adding back the latest publicly available after-tax pension and OPEB underfunding balance as of December 31, 2012 or June 30, 2013, when available. The EBITDA estimates were adjusted by adding back the pension and OPEB expense other than service cost.

The analysis indicated the following:

Company	2013E FV/EBITDA	2014E FV/EBITDA	2013E FV/EBITDA less capex	2014E FV/EBITDA less capex
CenturyLink, Inc.	6.1x	6.2x	10.3x	10.3x
Frontier Communications Corporation	5.5x	5.6x	7.6x	7.8x
Windstream Corporation	6.0x	6.1x	9.5x	9.2x
BT Group plc	6.0x	5.9x	10.3x	10.0x
Time Warner Cable Inc.	6.7x	6.4x	11.2x	10.5x
Comcast Corporation	6.1x	5.7x	9.8x	8.9x
Cablevision Systems Corporation	8.3x	7.9x	19.3x	15.5x
Charter Communications, Inc.	8.6x	7.6x	23.1x	17.0x

The firm values for Verizon Corporate and Wireline are set forth in the following table:

	Verizon Corporate and Wireline Valuation Based On1
	FV/EBITDA		FV/(EBITDA – Capex)
2013E Multiple	6.0x	5.0x	11.0x	7.5x
FV including pension	$49.5	$41.3	$13.9	$9.5
FV excluding pension	$28.3	$20.0	($7.3)	($11.8)

2014E Multiple	6.0x	5.0x	10.5x	8.0x
FV including pension	$51.9	$43.2	$19.4	$14.7
FV excluding pension	$30.6	$22.0	($1.9)	($6.5)

[1]	Dollars in billions, except for multiples. Includes $4.5 billion of unconsolidated investments and $37.6 billion of net debt, consisting of $39.7 billion of debt and $2.0 billion of cash, as of June 30, 2013.

Using a reference range of 8.0x to 10.5x Verizon Corporate and Wireline’s 2014E FV/EBITDA less capex and 5.0x to 6.0x Verizon Corporate and Wireline’s 2014E FV/EBITDA, J.P. Morgan and Morgan Stanley determined a range of implied equity values for Verizon Corporate and Wireline. This analysis indicated a range of implied equity values for Verizon Corporate and Wireline of approximately ($40) billion to ($35) billion using Verizon Corporate and Wireline 2014E FV/EBITDA less capex and ($11) billion to ($3) billion using Verizon Corporate and Wireline 2014E FV/EBITDA. J.P. Morgan also determined a range of implied equity values for Verizon Corporate and Wireline using valuation multiples for calendar year 2013 estimates. Using a reference range of 7.5x to 11.0x Verizon Corporate and Wireline’s 2013E FV/EBITDA less capex and 5.0x to 6.0x Verizon Corporate and Wireline’s 2013E FV/EBITDA, J.P. Morgan determined a range of implied equity values for Verizon Corporate and Wireline. This analysis indicated a range of implied equity values for Verizon Corporate and Wireline of approximately ($45) billion to ($40) billion using Verizon Corporate and Wireline 2013E FV/EBITDA less capex and ($13) billion to ($5) billion using Verizon Corporate and Wireline 2013E FV/EBITDA.

No company in the above analysis is identical to Verizon’s Corporate and Wireline business. In evaluating the peer group, J.P. Morgan and Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Verizon, such as the impact of competition on Verizon’s business or the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Verizon or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Verizon Analyses Based on Sum-of-the-Parts

Discounted Cash Flow Analysis

J.P. Morgan and Morgan Stanley determined the implied fully diluted equity value per share for Verizon common stock on a standalone basis without giving effect to the proposed transaction based on a sum-of-the-parts of Verizon Wireless and Verizon Corporate and Wireline discounted cash flow analyses. By adding the equity value ranges of Verizon’s 55% stake in Verizon Wireless and Verizon’s 100% stake in Verizon Corporate and Wireline, this analysis indicated a range of implied values per share of Verizon common stock of approximately $49.75 to $73.75.

Public Trading Benchmarks

Assuming Verizon Wireless Valued as Wireless Pure Play.     J.P. Morgan and Morgan Stanley determined the implied fully diluted equity value per share for Verizon common stock on a standalone basis without giving effect to the proposed transaction based on a sum-of-the-parts of Verizon Wireless Public Trading Benchmarks valuation based on Wireless Pure Play companies and Verizon Corporate and Wireline Public Trading Benchmarks valuation. By adding the equity value ranges of Verizon’s 55% stake in Verizon Wireless and Verizon’s 100% stake in Verizon Corporate and Wireline, this analysis indicated a range of implied values per share of Verizon common stock of approximately $25.25 to $48.00 for the valuation multiples based on 2014 estimates. J.P. Morgan also determined a range of implied equity values per share for Verizon common stock using valuation multiples for calendar year 2013 estimates. By adding the equity value ranges of Verizon’s 55% stake in Verizon Wireless and Verizon’s 100% stake in Verizon Corporate and Wireline, J.P. Morgan’s analysis indicated a range of implied values per share of Verizon common stock of approximately $24.25 to $44.50 based on 2013 estimates.

Assuming Verizon Wireless Valued at Illustrative Fully Distributed Equity Valuation.     J.P. Morgan and Morgan Stanley determined the implied fully diluted equity value per share for Verizon common stock on a standalone basis without giving effect to the proposed transaction based on a sum-of-the-parts of Verizon Wireless Public Trading Benchmarks valuation based on the Illustrative Fully Distributed Equity Valuation and Verizon Corporate and Wireline Public Trading Benchmarks valuation. By adding the equity value ranges of Verizon’s 55% stake in Verizon Wireless and Verizon’s 100% stake in Verizon Corporate and Wireline, this analysis indicated a range of implied values per share of Verizon common stock of approximately $34.25 to $60.00 for the valuation multiples based on 2014 estimates. J.P. Morgan and Morgan Stanley noted that the Illustrative Fully Distributed Equity Valuation methodology was presented for illustrative purposes. J.P. Morgan further noted that the Illustrative Fully Distributed Equity Valuation methodology was used by J.P. Morgan for reference only, and was not part of J.P. Morgan’s core valuation analysis.

Verizon Consolidated Analyses for Reference Only

Historical Share Price Analysis

J.P. Morgan and Morgan Stanley noted that the low and high trading prices per share of Verizon common stock during the 52-week period ending on August 28, 2013, the Unaffected Date, were approximately $40.50 and $54.25, compared to the closing price per share of Verizon common stock of $46.56 on August 28, 2013.

J.P. Morgan and Morgan Stanley noted that the Historical Share Price Analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Sellside Equity Analyst Price Targets (Undiscounted)

J.P. Morgan and Morgan Stanley reviewed the public market trading price targets for Verizon published by sellside equity analysts covering Verizon. J.P. Morgan and Morgan Stanley noted that such price targets for Verizon ranged from $49.00 to $59.00 per share. J.P. Morgan and Morgan Stanley noted that the price targets above were presented as published and were not discounted back to the valuation date.

J.P. Morgan and Morgan Stanley noted that the Sellside Equity Analyst Price Targets were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Public Trading Benchmark

Using publicly available information, J.P. Morgan and Morgan Stanley compared selected financial data of Verizon with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan and Morgan Stanley judged to be comparable to Verizon. The company selected by J.P. Morgan and Morgan Stanley was AT&T Inc. In their analyses, J.P. Morgan and Morgan Stanley derived and compared multiples for AT&T, calculated as the price per share divided by the estimated EPS for calendar year 2014, which we refer to as 2014E P/E. J.P. Morgan also calculated the 2013E P/E for AT&T. The analysis indicated the following:

Company	2013E P/E	2014E P/E
AT&T Inc.	13.6x	12.6x

Using the above multiple of 12.6x Verizon’s 2014E P/E, J.P. Morgan and Morgan Stanley determined the implied equity value per share for Verizon common stock. This analysis indicated an implied equity values per share for Verizon common stock of approximately $39.75 using Verizon 2014E P/E. J.P. Morgan also determined the implied equity value per share for Verizon common stock using the trading multiple for calendar year 2013 estimates. Using the above multiple of 13.6x Verizon’s 2013E P/E, J.P. Morgan determined the implied equity values per share for Verizon common stock. This analysis indicated an implied equity value per share for Verizon common stock of approximately $38.25 using Verizon’s 2013E P/E.

J.P. Morgan and Morgan Stanley noted that the Verizon Publicly Trading Benchmark analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Relative Value Contribution Analysis

Based upon the implied valuations for each of Verizon Wireless and Verizon derived as described above under the headings “Analyses of Verizon Wireless—Discounted Cash Flow Analysis” and “Verizon Analyses Based on Sum-of-the-Parts—Discounted Cash Flow Analysis,” J.P. Morgan and Morgan Stanley calculated a range of implied pro forma ownership interests of Verizon’s current shareholders in Verizon after completing the proposed transaction, and then compared that range of implied pro forma ownership interests to the pro forma ownership interest range in the proposed transaction of 69.4% to 71.1%.

J.P. Morgan and Morgan Stanley calculated the pro forma ownership interest by dividing the sum of the high end of the implied equity value for Verizon Corporate and Wireline and the low end of the implied equity value for Verizon’s 55% stake in Verizon Wireless, by the sum of the low end of the implied equity value for Vodafone’s indirect 45% stake in Verizon Wireless, less the aggregate amount of cash and other non-stock consideration to be paid in the transaction, and the sum of the high end of the implied equity value for Verizon Corporate and Wireline and the low end of the implied equity value for Verizon’s 55% stake in Verizon Wireless. J.P. Morgan and Morgan Stanley also calculated the pro forma ownership interest by dividing the sum of the low end of the implied equity value for Verizon Corporate and Wireline and the high end of the implied equity value for Verizon’s 55% stake in Verizon Wireless, by the sum of the high end of the implied equity value for Vodafone’s indirect 45% stake in Verizon Wireless, less the aggregate amount of cash and other non-stock consideration to be paid in the transaction, and the sum of the low end of the implied equity value for Verizon Corporate and Wireline and the high end of the implied equity value for Verizon’s 55% stake in Verizon Wireless.

This analysis indicated the range of implied pro forma ownership interests for Verizon’s current shareholders of 64.8% to 71.4%, compared to the pro forma ownership interest range in the proposed transaction of 69.4% to 71.1%.

Illustrative Value Creation Analysis

J.P. Morgan and Morgan Stanley performed an illustrative value creation analysis based on the equity values derived from the discounted cash flow analyses for Verizon Wireless and Verizon Corporate and Wireline. The equity value of Verizon pro forma for the transaction is equal to the sum of the equity value of Verizon and Vodafone’s indirect 45% stake in Verizon Wireless based on the average valuations derived from the discounted cash flow analyses, less estimated transaction expenses of $1.6 billion, cash consideration, seller notes and assumed liabilities of $66.4 billion, and the proceeds from the sale of Verizon’s 23% stake in Omnitel for $3.5 billion. The implied equity attributable to Verizon’s current shareholders is calculated as using Verizon’s pro forma ownership range implied by the collar range of $47.00 to $51.00 per Verizon share. This analysis yielded the following results:

Verizon share price	Verizon pro forma ownership	Value creation (in billions)	Value creation %
Assuming average valuation for Verizon Wireless and Verizon Corporate and Wireline
$51.00	71.1%	$8.6	4.8%
$49.00	70.3%	$6.4	3.6%
$47.00	69.4%	$4.1	2.3%

J.P. Morgan and Morgan Stanley also performed a sensitivity on the illustrative value creation analysis based on the high and low end of the range for the equity values of both Verizon Wireless and Verizon Corporate and Wireline derived from the discounted cash flow analyses for Verizon Wireless and Verizon Corporate and Wireline. The analysis was performed at the midpoint of the collar range of $49.00 per Verizon share. J.P. Morgan and Morgan Stanley calculated the illustrative value creations assuming:

•	The high end of the implied equity value for Verizon Corporate and Wireline and the low end of the implied equity value for Verizon Wireless

•	The average of the implied equity value for Verizon Corporate and Wireline and the average of the implied equity value for Verizon Wireless

•	The low end of the implied equity value for Verizon Corporate and Wireline and the high end of the implied equity value for Verizon Wireless

This analysis yielded the following results:

Verizon Wireless valuation	Verizon Corporate and Wireline valuation	Value creation (in billions)	Value creation %
Assuming $49.00 Verizon share price
Low	High	($ 3.5)	(2.3%)
Average	Average	$ 6.4	3.6%
High	Low	$ 16.3	7.9%

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan and Morgan Stanley. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan and Morgan Stanley believe that the foregoing summary and their respective analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of their respective analyses as a whole, could create an incomplete view of the processes underlying their respective analyses and opinions. In arriving at their respective opinions, J.P. Morgan and Morgan Stanley did not attribute any particular weight to any analyses or factors considered by them and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support their respective opinions. Rather, J.P. Morgan and Morgan Stanley each considered the totality of the factors and analyses performed in determining their respective opinions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of J.P. Morgan or Morgan Stanley with respect to the actual value of Verizon Wireless or Verizon common stock.

In performing their analyses, J.P. Morgan and Morgan Stanley considered and made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters existing as of the date of their opinions, many of which are beyond the control of Verizon and Verizon Wireless. None of the selected companies reviewed as described in the above summary is identical to Verizon, and none of the selected transactions reviewed was identical to the transaction. However, the companies selected were chosen because they are companies with operations and businesses that, for purposes of J.P. Morgan’s and Morgan Stanley’s analysis, may be considered similar to those of Verizon. The transactions selected were chosen because their participants, size and other factors, for purposes of J.P. Morgan’s and Morgan Stanley’s analysis, may be considered similar to the transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Verizon and the transactions compared to the proposed transaction.

The estimates contained in the analyses performed by J.P. Morgan and Morgan Stanley and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such estimates. In addition, analyses relating to the value of the businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. J.P. Morgan and Morgan Stanley were advised by Verizon, and J.P. Morgan and Morgan Stanley assumed, with Verizon’s consent, that Verizon Wireless Street Forecasts and Verizon Corporate and Wireline Street Forecasts were a reasonable basis upon which to evaluate the business and financial prospects of Verizon Wireless and Verizon, respectively. Accordingly, the estimates used in, and the results derived from, the analyses performed by J.P. Morgan and Morgan Stanley are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the transaction was determined through arm’s-length negotiations between Verizon and Vodafone and was approved by Verizon’s Board of Directors. Neither J.P. Morgan nor Morgan Stanley recommended any specific amount, type or mix of consideration in connection with the proposed transaction or that any specific consideration constituted the only appropriate consideration for the proposed transaction. The opinions of J.P. Morgan and Morgan Stanley and their joint presentation to Verizon’s Board of Directors should not be viewed as determinative of the views of the Board of Directors of Verizon or Verizon management with respect to the transaction or the transaction consideration to be paid by Verizon in connection with the proposed transaction.

In selecting J.P. Morgan and Morgan Stanley as its financial advisors in connection with the transaction, Verizon considered, among other things, their qualifications, expertise and reputations for providing high-quality financial advisory services. In addition, J.P. Morgan and Morgan Stanley have longstanding relationships and are familiar with Verizon and have substantial knowledge of and experience in the technology, media and telecommunications sectors. J.P. Morgan and Morgan Stanley are internationally recognized investment banking firms that regularly engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. For the foregoing reasons, Verizon selected J.P. Morgan and Morgan Stanley as financial advisors in connection with the proposed transaction.

Pursuant to the terms of their respective engagement letters, J.P. Morgan and Morgan Stanley acted as financial advisors to Verizon’s Board of Directors in connection with the transaction, and Verizon agreed to pay J.P. Morgan a transaction fee of approximately $20 million, approximately $12.5 million of which is contingent upon closing of the transaction, and Verizon agreed to pay Morgan Stanley a transaction fee of $20 million, of which $12.5 million is contingent upon closing of the transaction. In addition, at the time the opinions were rendered, J.P. Morgan and one or more of its affiliates, and Morgan Stanley and one or more of its affiliates, expected to provide for or arrange a portion of the financing required in connection with the transaction, including acting as global coordinators and, together with other financial institutions, as joint lead arrangers and joint bookrunners of (i) a $61.0 billion bridge credit agreement, (ii) a $12 billion term loan credit agreement and (iii) a $2 billion revolving credit facility, and as underwriters of securities to be issued by Verizon in connection with the financing of the transaction. Verizon entered into the bridge credit agreement on September 2, 2013, the same day that the opinions were rendered. Since the date of the opinions, Verizon has entered into the term loan agreement and each of J.P. Morgan and Morgan Stanley have acted as joint bookrunners and underwriters for $49 billion aggregate principal amount of notes issued by Verizon to finance the transaction, in part. Following the issuance of the new notes and the effectiveness of the term loan agreement, the bridge credit agreement was terminated in accordance with its terms. In addition, Verizon has entered into a $2.0 billion 364-day revolving credit facility that may be used for general corporate purposes. For a more complete description of Verizon’s financing in connection with the transaction, see “Financing of the Transaction.” In connection with such financing transactions, each of J.P. Morgan (or its affiliates) and Morgan Stanley (or its affiliates) have received certain fees and expect to receive additional fees based on, among other things, the timing of the closing of the transaction, the amount drawn, if any, on the term loan agreement and the amount and type of securities issued by Verizon in connection with the financing of the transaction and the portion of any such securities underwritten by J.P. Morgan (or its affiliates) and Morgan Stanley (or its affiliates). Each of J.P. Morgan (or its affiliates) and Morgan Stanley (or its affiliates) expect to receive aggregate fees of approximately $129 million in connection with the transaction (including fees for the related financing services). Verizon has also agreed to reimburse J.P. Morgan and Morgan Stanley for their expenses incurred in performing their services, including customary travel and other expenses and fees and expenses of their legal counsel. In addition, Verizon has agreed to indemnify J.P. Morgan, Morgan Stanley and their respective affiliates, directors, officers, agents and employees and each person, if any, controlling J.P. Morgan and Morgan Stanley or any of their affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of J.P. Morgan’s and Morgan Stanley’s engagements.

In the two years prior to the date of their opinions, J.P. Morgan and Morgan Stanley have provided, and are currently providing, to Verizon and to Vodafone, financial advisory and financing services. Between September 2, 2011 and the date of its opinion, J.P. Morgan and its affiliates have received aggregate fees of approximately $21.4 for commercial or investment banking services provided to Verizon and its affiliates, excluding any fees payable in connection with the pending transaction, and aggregate fees of approximately $8.6 million for commercial or investment banking services provided to Vodafone and its affiliates. Between September 2, 2011 and the date of its opinion, Morgan Stanley and its affiliates have received aggregate fees of approximately $15.5 million for financial advisory and financing services provided to Verizon and its affiliates, excluding any fees payable in connection with the pending transaction, and aggregate fees of approximately $8.2 million for financial advisory and financing services provided to Vodafone and its affiliates. J.P. Morgan and Morgan Stanley may also seek to provide financial advisory and financing services to Verizon and Vodafone in the future and would expect to receive fees for rendering of these services.

Transaction Consideration

The aggregate transaction consideration, totaling approximately $130 billion, consists of cash consideration, stock consideration, the Verizon notes, Verizon’s Omnitel interest and other consideration, in each case, as more fully described herein.

Cash Consideration

Upon completion of the transaction, Verizon will pay to Seller approximately $58.9 billion in cash, plus any additional cash we elect or are required to pay at closing as described in this section.

The terms of the stock purchase agreement entitle Verizon, at its election, to increase the cash consideration (and correspondingly decrease the stock consideration) by up to $15 billion on any single occasion up to ten business days prior to the date that the Vodafone circular is posted or published. As of the date of this proxy statement, Verizon has not exercised this right and, assuming that the Vodafone circular is posted or published on or before December [—],

2013, Verizon may no longer exercise this right. If Verizon’s shareholders do not approve the proposed amendment to Verizon’s charter to increase the number of authorized shares of Verizon common stock, we may elect on any single occasion up to ten business days prior to the anticipated closing date to increase the cash consideration by up to $5 billion. We refer to the additional amount of cash we elect to pay, if any, as the cash election. Upon the making of the cash election, Verizon’s representation in the stock purchase agreement regarding the sufficiency of financing and cash on hand for the payment of the cash consideration and any other amounts required to be paid in connection with the consummation of the transaction must remain true and accurate in all material respects after giving effect to such election.

In addition, if the transaction has not been completed prior to May 1, 2014 for any reason other than as a result of Vodafone’s or Seller’s breach of the stock purchase agreement, the cash consideration payable at closing will increase by the cash ticking fee of $10 million for each day from and including May 1, 2014 through and including the closing date.

Stock Consideration

In connection with completion of the transaction, we will also issue to Vodafone’s shareholders up to approximately 1.28 billion shares of Verizon common stock, based on the stock consideration collar mechanism described below. The exact number of shares of Verizon common stock to be issued as stock consideration in the transaction will be calculated by dividing (i) $60.15 billion, less the amount of the cash election, if any, by (ii) the volume-weighted average of the per share trading prices of Verizon common stock on the NYSE as reported through Bloomberg (based on all NYSE trades in Verizon common stock during the primary trading session from 9:30 a.m., New York City time, to 4:00 p.m., New York City time, and not an average of daily averages) during the 20 consecutive full trading days ending on the third business day prior to the closing of the transaction. This volume-weighted average trading price is referred to as the average trading price, and this 20-day period is referred to as the measurement period. If the average trading price during the measurement period is less than $47.00 or more than $51.00, it will be deemed to be $47.00 or $51.00, respectively, for purposes of determining the number of shares of Verizon common stock to be issued.

All of the stock consideration will be issued directly or distributed to the Vodafone ordinary shareholders. Vodafone ordinary shareholders will receive their pro rata portion of the aggregate stock consideration, provided that they will receive cash in lieu of fractional Verizon shares.

If an ex-dividend date for Verizon common stock occurs during the period beginning on the first day of the measurement period and ending on (and including) the closing date of the transaction, then the volume-weighted average trading price for each day during the portion of the measurement period that precedes such ex-dividend date will be reduced by the amount of the applicable dividend payable on a share of Verizon common stock.

To the extent that Verizon determines that it is illegal or that compliance with applicable law makes it unduly burdensome to deliver shares to Vodafone shareholders in foreign jurisdictions, which jurisdictions we refer to as Restricted Jurisdictions, it will cause the shares that would otherwise have been delivered to be sold in the market and the proceeds from such sale to be delivered to the affected Vodafone shareholders.

Verizon currently expects that:

•	Verizon will issue a minimum of approximately 1.18 billion shares and a maximum of approximately 1.28 billion shares; and

•	Current Verizon shareholders will collectively own between approximately 69% and 71% of Verizon’s outstanding common stock immediately following the closing of the transaction, and current Vodafone shareholders will collectively own between approximately 29% and 31% of Verizon’s outstanding common stock immediately following the closing of the transaction.

The average trading price during the 20 consecutive full trading days ending on December 3, 2013, the third business day prior to December 6, 2013 (being the latest practicable date prior to the date of this proxy statement) would have been approximately $50.20. Based on this price, had the transaction been completed as of December 6, 2013, Verizon would have been required to issue approximately 1.20 billion shares of Verizon common stock, with an aggregate market value of approximately $58.6 billion (based on the per share closing stock price of Verizon common stock on the NYSE of $48.91 as of December 5, 2013) under the terms of the stock purchase agreement.

The foregoing is based on the approximately 2.86 billion outstanding shares of Verizon common stock as of December 5, 2013 and assumes no exercise by Verizon of the cash election and no ex-dividend date occurring during the period beginning on the first day of the measurement period and ending on (and including) the closing date of the transaction.

Verizon Notes

Upon completion of the transaction, Verizon will issue to Seller senior unsecured notes in an aggregate principal amount of $5.0 billion. The Verizon notes will be issued under the indenture between Verizon and U.S. Bank National Association, as trustee, dated as of December 1, 2000, as amended. The Verizon notes will be issued in two separate series, with $2.5 billion due on the eighth anniversary of the closing of the transaction and $2.5 billion due on the eleventh anniversary of the closing of the transaction. Each series of the Verizon notes will bear interest at a floating rate equal to the three-month London Interbank Offered Rate (LIBOR), plus an agreed margin for such series, which rate will be reset quarterly, with interest payable quarterly in arrears, beginning three months after the closing of the transaction. The agreed margin will be determined on the basis of set of pre-agreed criteria designed to ensure that the Verizon notes are priced in line with the trading levels of similar Verizon senior debt prior to the closing of the transaction. The indenture that will govern the Verizon notes contains certain negative covenants, including a negative pledge covenant and a merger or similar transaction covenant, affirmative covenants and events of default that are customary for companies maintaining an investment grade credit rating. An event of default for either series of the Verizon notes may result in acceleration of the entire principal amount of all debt securities of that series. Beginning two years after the closing of the transaction, Verizon may redeem all or any portion of the outstanding Verizon notes held by Vodafone or any of its affiliates for a redemption price of 100% of the principal amount plus accrued and unpaid interest. The Verizon notes may not be transferred by Vodafone to third parties until January 1, 2017, following which Vodafone will be able to sell up to $2.5 billion of the 8-year Verizon notes between January 1, 2017 and June 30, 2017, up to a further $2.5 billion of the Verizon notes between January 1, 2019 and June 30, 2019 and an unlimited amount from June 30, 2020. The Verizon notes held by third parties will not be redeemable prior to maturity. Subject to certain conditions, Verizon has agreed to file a registration statement with respect to the Verizon notes at least three months prior to the Verizon notes becoming transferable. Verizon will be required to pay additional interest at a rate of 0.25% during any time that it fails to comply with the registration obligation, subject to certain restrictions.

Omnitel Interest

As part of the total transaction consideration, Verizon has agreed through its subsidiary to transfer to a subsidiary of Vodafone its indirect 23.1% interest in Omnitel, which Verizon and Vodafone agreed to value at $3.5 billion. Omnitel, a Dutch naamloze vennootschap, is a mobile and fixed telecommunications business with a leading position in the Italian mobile market. It is currently a joint venture between Vodafone and Verizon, with 23.1% indirectly owned by Verizon and the remaining 76.9% indirectly owned by Vodafone. As a result of the Omnitel transaction, Vodafone will indirectly own 100% of Omnitel. The parties have agreed to implement the transfer of the Omnitel interest pursuant to a separate share purchase agreement. See also “The Transaction—Omnitel Transaction.”

Other Consideration

Verizon has also agreed to provide other consideration valued at approximately $2.5 billion, including the indirect assumption of the obligations under the VAI preferred stock. The VAI preferred stock, which consists of two classes and has a face value of $1.65 billion, is beneficially held by third parties and will remain outstanding after the closing. Both classes of VAI preferred stock are mandatorily redeemable in April 2020 at face value plus any accrued and unpaid dividends, with dividends accruing at 5.143% per annum.

Transaction Structure

The parties structured the transaction to provide for the distribution of Verizon shares to Vodafone’s shareholders because Verizon did not want Vodafone to be the sole holder of the Verizon shares to be issued in the transaction. In addition, as set out on page 26, Vodafone requested the use of a scheme of arrangement as it provides a well-established structure for returning value to shareholders, and Vodafone has informed Verizon that Vodafone intends to return 71% of the net proceeds of the transaction (including the Verizon shares constituting the stock consideration) to its shareholders.

Scheme

The parties will seek to implement the transaction as a scheme of arrangement under the laws of England and Wales. This transaction structure is a U.K. statutory procedure under Part 26 of the UK Companies Act 2006 between a company and its shareholders pursuant to which the UK Court may approve, and thus bind, the company to an arrangement with its shareholders. A scheme of arrangement is commonly used to effect a return of value to shareholders. Under the terms of the scheme, at completion (i) Vodafone will issue bonus shares to its shareholders; (ii) Vodafone will transfer all of the issued and outstanding capital stock in Holdco to Verizon and Verizon will pay Vodafone the cash consideration, the Verizon notes and the remaining consideration payable by Verizon directly to Vodafone under the transaction; and (iii) Verizon will issue the stock consideration, and Vodafone will distribute a portion of the cash consideration, in each case to Vodafone shareholders holding the bonus shares, either as a repayment of capital in exchange for the cancellation of those shares or as a special dividend on those shares, depending on elections (or deemed elections) by Vodafone shareholders.

To become effective, the scheme requires, among other things, the approval of holders of 75% of the Vodafone ordinary shares voting on the scheme and a majority in number of the holders of Vodafone ordinary shares voting on the scheme, as well as the sanction by the UK Court of the scheme and confirmation of the UK Court of the related Vodafone reduction of capital.

Share Purchase

If Vodafone shareholder approval, as well as UK Court approval, of the scheme is not obtained or other specified conditions relating to the scheme are not satisfied or waived, or if the scheme lapses in accordance with its terms or is withdrawn, the parties will seek to implement the transaction as a purchase and sale of all of the issued and outstanding capital stock of Holdco held by Seller. We refer to this alternative transaction structure as the share purchase. The share purchase requires, among other things, the approval of holders of a majority of the Vodafone ordinary shares voting on the share purchase. When we use the term “transaction” or “Verizon Wireless transaction” in this proxy statement, we are referring to Verizon’s acquisition of Vodafone’s indirect interest in Verizon Wireless, which acquisition is structured as the acquisition by Verizon of certain of Vodafone’s U.S. holding entities that indirectly hold Vodafone’s 45% interest in Verizon Wireless, regardless of whether the acquisition is implemented as a scheme or as a share purchase.

Reorganization

Vodafone has agreed to effect a pre-closing reorganization of the purchased entities and their respective subsidiaries, so that (i) at closing, the only equity interests held directly or indirectly by Holdco will be equity interests in another purchased entity or in Verizon Wireless; (ii) Verizon will not acquire any assets other than those assets Verizon has expressly agreed to acquire; and (iii) Verizon will not assume any liabilities other than those liabilities Verizon has expressly agreed to assume.

As part of the Reorganization, the equity interests of certain non-U.S. entities currently held under Holdco will be sold, in exchange for consideration including a note payable by Vodafone. The Reorganization will involve a series of steps as a result of which the purchased entities will be left with no assets or liabilities other than (i) the 45% interest in Verizon Wireless; (ii) the VAI preferred stock; (iii) the note payable by Vodafone, which will be exchanged for (at or immediately after completion of the Verizon Wireless transaction pursuant to the terms of the stock purchase agreement) a note of the same amount and on similar terms issued by Verizon to the Seller, which will remain outstanding after the closing as a Verizon intercompany note held by one of the purchased entities; (iv) certain payables and receivables owed between the purchased entities and (v) cash in the amount of $250 million.

As further discussed under the heading “The Transaction—Indemnification—Indemnification of Verizon,” Vodafone has agreed to indemnify Verizon, its affiliates and their respective representatives against any losses actually incurred or suffered in connection with, arising out of or resulting from, among other things, the Reorganization and all assets and liabilities of the purchased entities other than those that Verizon agreed to acquire or assume as assets and liabilities of the purchased entities following the Reorganization.

Omnitel Transaction

Pursuant to the terms and subject to the conditions set forth in the separate share purchase agreement relating to the Omnitel transaction, a subsidiary of Vodafone will purchase the Omnitel interest from a subsidiary of Verizon. The completion of the Omnitel transaction is subject to certain closing conditions, including, among others, (i) receipt of regulatory approval from the European Commission under the applicable European Union merger regulations, which approval has been received, and the submission of a notice to the Italian Ministry of Economic Development—Communication Department, which Vodafone has informed Verizon has been submitted, as described under “The Transaction—Regulatory Approvals,” (ii) approval of the Omnitel transaction by the Vodafone ordinary shareholders and (iii) prior or concurrent completion of the Verizon Wireless transaction. Although completion of the Verizon Wireless transaction is a condition to completion of the Omnitel transaction, completion of the Omnitel transaction is not a condition to completion of the Verizon Wireless transaction. It is currently expected that the Omnitel transaction will close concurrently with the Verizon Wireless transaction.

If the Omnitel transaction does not close prior to or concurrently with the Verizon Wireless transaction, Verizon has agreed to issue the Omnitel note to Seller in the amount of $3.5 billion. If the Omnitel transaction is completed prior to the second anniversary of the completion of the Verizon Wireless transaction, the Omnitel note will be surrendered to the selling Verizon subsidiary upon completion of the Omnitel transaction in payment for the Omnitel interest. If the Omnitel transaction has not been completed by the second anniversary of the completion of the Verizon Wireless transaction, either party may terminate the Omnitel share purchase agreement. The Omnitel note will mature upon termination of the Omnitel share purchase agreement and may be settled in cash, Verizon common stock or a combination thereof, at Verizon’s election.

Shareholder Approvals

Verizon Shareholder Approval

In connection with the transaction, Verizon shareholders are being asked to approve at the Verizon special meeting:

•	the share issuance, as required by NYSE and NASDAQ listing rules, which requires the affirmative vote (in person or by proxy) of a majority of the votes cast at the Verizon special meeting;

•	an amendment to our charter to provide for an increase in the number of authorized shares of Verizon common stock from 4.25 billion shares to 6.25 billion shares, which requires the affirmative vote (in person or by proxy) of a majority of the outstanding common stock entitled to vote at the Verizon special meeting; and

•	a proposal to adjourn the Verizon special meeting, if necessary or appropriate, to solicit additional votes and proxies if there are not sufficient votes to approve the share issuance or Verizon charter amendment at the time of the special meeting, which requires the affirmative vote (in person or by proxy) of a majority of the votes cast at the Verizon special meeting.

Verizon shareholder approval of the share issuance proposal is a condition to completion of the transaction, but Verizon shareholder approval of the Verizon charter amendment proposal or of the adjournment proposal is not a condition to completion of the transaction.

Vodafone Shareholder Approval

In connection with the transaction, several Vodafone shareholder approvals are being sought, which are referred to as the Vodafone resolutions.

•	It is a condition to closing that Vodafone shareholders approve the Vodafone sale resolutions, which requires the Vodafone shareholders to approve in a single resolution:

•	the disposal of all of the issued and outstanding capital stock of Holdco and the acquisition by Vodafone’s subsidiary of the Omnitel interest as a “Class 1 transaction” under chapter 10 of the Listing Rules of the UKLA, which requires approval of holders of a majority of the Vodafone ordinary shares voting on the relevant resolution; and

•	the disposal of all of the issued and outstanding capital stock of Holdco and the acquisition by Vodafone’s subsidiary of the Omnitel interest as a related party transaction under chapter 11 of the Listing Rules of the UKLA, which requires approval of holders of a majority of the Vodafone ordinary shares voting on the relevant resolution.

•	In order for the transaction to be implemented as a scheme, Vodafone shareholders must also approve the scheme at a meeting of Vodafone shareholders convened by the UK Court, which we refer to as the Vodafone court meeting, and a series of other resolutions related to the implementation of the scheme at the Vodafone general meeting, including to issue the Vodafone Class B and Class C shares in connection with the scheme, cancel them pursuant to a reduction of capital, effect the Vodafone share consolidation and amend Vodafone’s articles of association to the extent necessary in connection with such resolutions. The highest vote required for these resolutions is the approval of holders of 75% of the Vodafone ordinary shares voting on the scheme and a majority in number of the holders of Vodafone ordinary shares voting on the scheme. Approval by Vodafone shareholders of the scheme resolutions is a condition to completion of the transaction as a scheme but is not a condition to the completion of the transaction as a share purchase.

Regulatory Approvals

On December 4, 2013, in connection with the transaction, Verizon, on behalf of its FCC licensee subsidiaries, obtained approval of the FCC pursuant to the Communications Act of 1934, as amended, with respect to a petition for declaratory ruling regarding foreign ownership of Verizon and the FCC license transfers that may be required in connection with the transaction. Approval of the FCC with respect to the foreign ownership of Verizon is only required if, as a result of the transaction, the foreign ownership of Verizon stock exceeds 25%. The transaction may result in an estimated aggregate foreign ownership of Verizon of between 24.3% and 25.3%. Receipt of any required FCC approvals is a condition to closing of the transaction.

In addition, the parties will seek the approval of the UK Court, specifically the sanction of the scheme by the UK Court and confirmation of the Vodafone capital reduction by the UK Court. Receipt of such approvals is a condition to closing of the transaction as a scheme but not as a share purchase.

In connection with the Omnitel transaction, Vodafone has obtained the approval of the European Commission pursuant to the applicable European Union merger regulations with respect to the Omnitel transaction and

Vodafone has informed Verizon that is has submitted a notice to the Italian Ministry of Economic Development—Communication Department with respect to certain of Omnitel’s rights to use frequencies in Italy. Receipt of such approval and submission of such notice are expected to satisfy a condition to closing of the Omnitel transaction.

See also “The Transaction—Omnitel Transaction,” “The Transaction—Covenants and Agreements—Regulatory Matters” and “The Transaction—Conditions to Completion of the Transaction.”

Change of Recommendation

Verizon Change of Recommendation

Verizon has agreed that the Verizon Board of Directors may not withhold or withdraw (or qualify or modify in any manner adverse to Vodafone) its approval and recommendation of the share issuance (we refer to any such withholding, withdrawal, qualification or modification as a Verizon change of recommendation), except prior to obtaining Verizon shareholder approval of the share issuance, under certain circumstances. The Verizon Board of Directors may make a change of recommendation if the Verizon Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor, each of nationally recognized reputation) that, as a result of an intervening event (as defined below), the exercise of its fiduciary duties under applicable law requires such Verizon change of recommendation. The stock purchase agreement defines an “intervening event” as a material event or circumstance occurring or arising after execution of the stock purchase agreement that was not known or reasonably foreseeable to the Verizon Board of Directors at the time of execution of the stock purchase agreement but becomes known to it prior to obtaining Verizon shareholder approval of the share issuance, other than: (i) general events or changes in the industries in which Verizon and its subsidiaries operate; (ii) changes in the market price or trading volume of Verizon common stock (provided that the underlying cause of such change may be taken into account when determining whether there has been an intervening event); (iii) any action taken by the parties pursuant to and in compliance with the stock purchase agreement or related agreements; (iv) any event or change adversely affecting the availability or terms of the financing or any replacement financing; (v) any event or change that has had or would reasonably be expected to have an adverse effect on the business, financial condition or operations of Verizon or its subsidiaries; and (vi) the receipt, existence or terms of any proposal or offer relating to a merger, joint venture, tender offer, spin-off, reorganization, business combination or the like involving Verizon or any of its subsidiaries.

Prior to any Verizon change of recommendation, Verizon must first wait at least four business days after providing Vodafone with written notice of its intention to effect a Verizon change of recommendation and negotiate in good faith with Vodafone with respect to any changes to the terms of the transaction proposed by Vodafone during that four-business-day period. In determining whether to make a Verizon change of recommendation, the Verizon Board of Directors must take into account any changes to the terms of the stock purchase agreement proposed by Vodafone in response to written notice from Verizon of its intention to effect a Verizon change of recommendation.

Vodafone Change of Recommendation

Vodafone has agreed that the Vodafone Board of Directors may not withhold or withdraw (or qualify or modify in any manner adverse to Verizon) its recommendation to the Vodafone shareholders to vote in favor of the Vodafone resolutions (we refer to any such withholding, withdrawal, qualification or modification as a Vodafone change of recommendation), except prior to obtaining Vodafone shareholder approval of the Vodafone sale resolutions under certain circumstances. The Vodafone Board of Directors may make a change of recommendation if the Vodafone Board of Directors determines in good faith (in its sole discretion but after consultation with outside counsel and a financial advisor, each of nationally recognized reputation) that the exercise of its fiduciary duties as a Board of Directors of an English public limited company requires such Vodafone change of recommendation. Prior to any Vodafone change of recommendation, Vodafone must first, to the extent reasonably practicable and legally permissible, seek to consult with Verizon. In determining whether to make a Vodafone change of recommendation, the Vodafone Board of Directors must take into account any changes to the terms of the stock purchase agreement proposed by Verizon in such consultation. Vodafone has also agreed that, in the event of any Vodafone change of recommendation following the posting of the Vodafone circular, upon request by Verizon, Vodafone will withdraw the scheme.

Covenants and Agreements

Shareholder Meetings and Preparation of Disclosure Documents

Each of Verizon and Vodafone agreed to convene and hold shareholder meetings as soon as reasonably practicable after execution of the stock purchase agreement and to cooperate to ensure that the Vodafone general meeting, the Vodafone court meeting and the Verizon special meeting are held on the same date and at substantially the same time.

Verizon has agreed to take all action necessary to convene and hold a special meeting of shareholders for the purpose of approving the share issuance. So long as the stock purchase agreement remains in effect, Verizon must submit the share issuance for a vote by Verizon shareholders even if the Verizon Board of Directors no longer recommends approval of the share issuance and use commercially reasonable efforts to obtain the approval of the Verizon shareholders for the share issuance. Verizon has also agreed to, as soon as reasonably practicable following the execution of the stock purchase agreement: (i) prepare and file with the SEC the registration statement relating to the issuance of shares of Verizon common stock in the transaction, which we call the US Prospectus, (ii) prepare and file with the SEC a proxy statement relating to the share issuance and other Verizon proposals, which is this proxy statement, and (iii) prepare a prospectus as required by the Financial Services and Markets Act 2000 in connection with the admission of Verizon’s shares to be issued in the transaction to listing on the Official List of the UKLA (Official List) and to trading on the LSE, which we call the UK Prospectus and, together with the US Prospectus and this proxy statement, the Verizon disclosure documents.

Vodafone has agreed to take all action necessary to convene and hold a general meeting of shareholders for the purpose of approving the Vodafone resolutions. So long as the stock purchase agreement remains in effect, Vodafone must submit the Vodafone sale resolutions for a vote by Vodafone shareholders even if the Vodafone Board of Directors no longer recommends approval of such resolutions. Unless the Vodafone Board of Directors no longer recommends approval of the Vodafone sale resolutions, Vodafone must use commercially reasonable efforts to obtain the approval of the Vodafone shareholders for such Vodafone sale resolutions. Vodafone has also agreed to, as soon as reasonably practicable following the execution of the stock purchase agreement, prepare and post a circular relating to the Vodafone resolutions, which we call the Vodafone circular.

Conduct of Businesses Prior to the Completion of the Transaction

Under the stock purchase agreement, Verizon has agreed to certain covenants that place restrictions on it and its subsidiaries from the date of the stock purchase agreement until the earlier of the termination of the stock purchase agreement in accordance with its terms and the completion of the transaction, except as required by applicable law, as expressly contemplated by the stock purchase agreement, as approved by Vodafone in writing (such approval not to be unreasonably withheld, conditioned or delayed) or as set forth as exceptions in the disclosure schedules delivered by Verizon in connection with the stock purchase agreement.

Specifically, Verizon has agreed to conduct the business of it and its subsidiaries in all material respects in the ordinary course of business and not to, and not to permit its subsidiaries to, directly or indirectly:

•	other than with respect to the Verizon charter amendment proposal, amend Verizon’s or Verizon Wireless’ organizational documents;

•	merge or consolidate Verizon with a third party;

•	restructure, reorganize or completely or partially liquidate a significant subsidiary, except, in the case of a significant subsidiary other than Verizon Wireless or any of its subsidiaries that is a significant subsidiary, in the ordinary course of business;

•	acquire any equity interest or substantial portion of the assets of any person, business or division, which would reasonably be expected to prevent or materially delay completion of the transaction;

•	issue, sell, pledge, dispose of, grant, transfer or encumber any shares of Verizon common stock, or options, warrants or other securities exercisable for or convertible into shares of Verizon common stock, other than (i) grants pursuant to existing Verizon stock plans or the exercise, vesting or settlement of any award outstanding under existing Verizon stock plans, (ii) in connection with an acquisition of equity or assets and (iii) issuances at a price at or above fair market value, the proceeds of which are used to fund any portion of the cash consideration; provided that following the issuance of any shares of Verizon common stock pursuant to clauses (ii) and (iii) above, Verizon must have a sufficient number of authorized but unissued shares of Verizon common stock to allow it to issue the maximum number of shares of Verizon common stock issuable pursuant to the stock purchase agreement;

•	declare, set aside, make or pay any dividend or other distribution, other than (i) distributions by Verizon Wireless, (ii) dividends paid by any subsidiary to Verizon or any other subsidiary of Verizon, (iii) regular quarterly dividends in cash on Verizon common stock, declared and paid consistent with prior timing and in the ordinary course of business, including increases to regularly quarterly cash dividends in the ordinary course of business;

•	reclassify, split, combine, subdivide, redeem or acquire any Verizon capital stock or securities convertible into or exercisable for any shares of Verizon capital stock, other than in the ordinary course of business pursuant to existing Verizon stock plans or any award outstanding under existing Verizon stock plans; or

•	authorize, commit or agree to any of the foregoing.

Under the stock purchase agreement, Vodafone has agreed to certain covenants that place restrictions on the purchased entities from the date of the stock purchase agreement until the earlier of the termination of the stock purchase agreement in accordance with its terms and completion of the transaction, except as required by applicable law, as expressly contemplated by the stock purchase agreement (including to complete the Reorganization), as approved by Verizon in writing or as set forth as exceptions in the disclosure schedules delivered by Vodafone in connection with the stock purchase agreement.

Specifically, Vodafone has agreed to cause each purchased entity not to, directly or indirectly:

•	declare, set aside or pay any dividend or other distribution in respect of the capital stock of any purchased entity other than dividends with respect to the VAI preferred stock;

•	split, combine, subdivide or reclassify any capital stock or voting securities of any purchased entity or securities convertible into or exercisable for capital stock or voting securities of any purchased entity;

•	repurchase, redeem or acquire any capital stock or voting securities of any purchased entity or securities convertible into or exercisable for capital stock or voting securities of any purchased entity, or any warrants, calls, options or other rights to acquire any capital stock or securities;

•	issue, deliver, sell, grant, pledge or encumber any capital stock or voting securities of any purchased entity or securities convertible into or exercisable for capital stock or voting securities of any purchased entity, or any warrants, calls, options or other rights to acquire any capital stock or securities;

•	amend the organizational documents of any purchased entity;

•	make any material change in financial accounting methods, principles or practices, except as required by a change in U.S. generally accepted accounting principles (GAAP) or International Financial Reporting Standards as adopted by the European Union (IFRS);

•	acquire any equity interest in or business of any person or any material properties or assets;

•	take certain actions with respect to tax matters;

•	merge, consolidate, restructure, reorganize or liquidate, in whole or in part, any of the purchased entities; or

•	authorize, commit or agree to any of the foregoing.

Regulatory Matters

Each of Verizon and Vodafone must use its commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to satisfy all legal conditions to the consummation of the transaction and the Omnitel transaction and to obtain all consents, orders and approvals of governmental entities and third parties that are necessary for consummation of the transaction and the Omnitel transaction, in each case, as soon as reasonably practicable following execution of the stock purchase agreement. Each party must also cooperate fully with one another in doing so.

Notwithstanding such obligation, however, for purposes of obtaining the regulatory approvals required by the stock purchase agreement, none of Verizon, Vodafone or any of their respective subsidiaries would be required to (i) sell, hold separate or dispose of (or agree to sell, hold separate or dispose of) any asset if doing so would, individually or in the aggregate, be expected to have a Verizon material adverse effect (as defined below) or (ii) conduct or agree to conduct its business in any particular manner, or agree to any other condition, requirement, restriction or action, if doing so would, individually or in the aggregate, reasonably be expected to have a Verizon material adverse effect (as defined below). We refer to each of the foregoing effects as a burdensome effect.

Further, notwithstanding such obligation, for purposes of obtaining the regulatory approvals required by the Omnitel share purchase agreement, none of the parties to the Omnitel share purchase agreement or any of their respective subsidiaries would be required to (i) sell, hold separate or dispose of (or agree to sell, hold separate or dispose of) any asset if doing so would, individually or in the aggregate, be expected to have a material adverse effect on Omnitel or (ii) conduct or agree to conduct its business in any particular manner, or agree to any other condition, requirement, restriction or action, if doing so would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Omnitel.

See also “The Transaction—Regulatory Approvals.”

Financing Matters

Verizon agreed to use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate and obtain the proceeds of the loans under the bridge credit agreement, which we call the financing, and, if applicable, any other permitted unfunded debt or equity financing, which we call the replacement financing, including to use commercially reasonable efforts to, among other things, cause the sources of the financing or any replacement financing to fund on the closing date (including, to the extent commercially reasonable, by promptly taking enforcement action under the financing documents or any replacement financing documents in the event of a breach by any such sources).

Verizon may obtain replacement financing and thereby substitute commitments in respect of such replacement financing for all or any portion of the financing from bona fide third-party financing sources, so long as (i) all conditions precedent to the effectiveness of the definitive documents of such replacement financing and all conditions precedent with respect to certainty of funding are substantially equivalent to (or more favorable to Verizon than) the comparable conditions in the bridge credit agreement and (ii) for any debt financing, the commitments are subject to restrictions on assignment that are substantially equivalent to (or more favorable to Verizon than) the comparable restrictions in the bridge credit agreement.

Prior to closing, Verizon may not amend, replace or supplement the documents related to the financing or any replacement financing without the prior written consent of Vodafone if such amendment, replacement or supplement would (i) add any new condition or modify in a manner materially adverse to Verizon any existing condition to consummation of the financing or replacement financing, as applicable, (ii) reduce the aggregate amount of the financing and any replacement financing (except to the extent required by the bridge credit agreement or to the extent Verizon has replacement financing or cash on hand in an amount equal to such reduction), (iii) materially adversely impact Verizon’s ability to enforce its rights against the financing or replacement financing sources or (iv) prevent, impede or materially delay completion of the transaction. Prior to closing, Verizon also may not terminate the bridge credit agreement unless the commitments under the bridge credit agreement have been reduced to zero in accordance with its terms or Verizon has obtained replacement financing in an amount equal to the remaining commitments under the bridge credit agreement.

Verizon is generally permitted under the stock purchase agreement to reduce the commitments under the financing and any replacement financing by the proceeds of any consummated debt or equity offerings, except that Verizon agreed not to reduce the aggregate amount of all unfunded financing commitments to less than $20 billion without Vodafone’s consent. On September 11, 2013, Vodafone consented to the reduction of the aggregate amount of all unfunded financing commitments for the transaction to an amount not less than $12 billion as a result of the notes offering.

See also “Financing of the Transaction.”

Listing of Verizon Shares

Under the stock purchase agreement, Verizon has agreed to use its commercially reasonable efforts to cause the shares of Verizon common stock issued in the transaction to be approved for listing on the NYSE and NASDAQ prior to closing (subject only to official notice of issuance) and to be admitted to the Official List and to trading on the LSE on the first business day following closing. Verizon also agreed to maintain its standard listing of Verizon shares on the LSE for at least two years after closing.

Conditions to Completion of the Transaction

The obligations of Verizon and Vodafone to complete the transaction are subject to the satisfaction (or waiver, to the extent permitted by law) of the following conditions at or prior to the measurement time (as defined below):

•	approval by the requisite majority of Vodafone shareholders at the Vodafone general meeting or Vodafone court meeting, as applicable, of (i) all of the Vodafone resolutions if the transaction is implemented as a scheme or (ii) the Vodafone sale resolutions if the transaction is implemented as a share purchase;

•	approval by the requisite majority of Verizon shareholders at the Verizon special meeting of the share issuance;

•	Vodafone’s completion of the Reorganization in accordance with the stock purchase agreement;

•	no law, injunction or order having been enacted, issued, promulgated, enforced or entered by any governmental entity that is then in effect and has the effect of making the transaction illegal or otherwise preventing or prohibiting the transaction;

•	any required FCC approvals having been obtained and remaining in full force and effect, provided that the FCC approvals will not be deemed to have been obtained if the FCC imposes any condition, requirement, restriction or change of regulation that would have a burdensome effect;

•	approval for listing on the NYSE and NASDAQ of the Verizon shares to be issued in the transaction, subject only to official notice of issuance;

•	the submission to the UKLA and LSE of all necessary documents relating to the admission of the Verizon shares to be issued in the transaction to the Official List and to trading on the LSE, completion of the admission hearing with the UKLA and receipt of certain acknowledgements from the UKLA and LSE with respect to such admission; and

•	the effectiveness under the Securities Act of the registration statement relating to the issuance of shares of Verizon common stock in the transaction, which must not be subject to any stop order or proceeding seeking a stop order.

“Measurement time” means, if the transaction is implemented as a scheme, immediately prior to commencement of the court hearing at which the UK Court will be requested to sanction the scheme, and, if the transaction is implemented as a share purchase, at 8:00 a.m., New York City time, on the closing date of the share purchase.

If the transaction is implemented as a scheme, the obligations of Verizon and Vodafone to complete the transaction are subject to the satisfaction (or waiver, to the extent permitted by law) of the following additional conditions at or prior to the measurement time:

•	approval of the scheme by the requisite majority of Vodafone shareholders at the Vodafone court meeting; and

•	the submission to the UKLA and LSE of all necessary documents relating to the amendment to the UKLA official list in connection with the consolidation of Vodafone’s ordinary share capital and receipt of certain acknowledgements from the UKLA and LSE with respect to such amendment, including with respect to the approval thereof by the UKLA.

If the transaction is implemented as a scheme, the obligations of Verizon and Vodafone to complete the transaction are subject to the satisfaction (or waiver, to the extent permitted by law) of the following additional conditions on or prior to the date on which the Vodafone capital reduction becomes effective:

•	sanction of the scheme and confirmation of the Vodafone capital reduction by the UK Court; and

•	delivery to the UK Registrar of Companies of the order of the UK Court sanctioning the scheme.

If the conditions described in the last two bullets above are not satisfied within 20 business days after the first scheduled date of the court hearing to sanction the scheme where such date falls after the satisfaction of all other closing conditions, then the transaction will be implemented as a share purchase.

In addition, each party’s obligation to complete the transaction is conditioned upon:

•	the accuracy of the other party’s representations and warranties, subject to specified materiality standards;

•	the performance by the other party of its obligations under the stock purchase agreement in all material respects; and

•	the delivery by the other party of an officer’s certificate certifying such accuracy of its representations and warranties and such performance of its obligations.

Termination of the Stock Purchase Agreement

The stock purchase agreement may be terminated any time prior to completion of the transaction:

•	by mutual written agreement of Verizon and Vodafone;

•	by either Verizon or Vodafone if the transaction has not been completed on or before September 2, 2014 (unless the failure of the transaction to be completed by such time resulted from such party’s breach of the stock purchase agreement);

•	by either Verizon or Vodafone if the other party materially violated or breached any provision in the stock purchase agreement or Omnitel share purchase agreement, which has caused or would cause the failure of the mutual closing conditions in the stock purchase agreement to be satisfied and such violation or breach is incapable of being cured or has not been cured within 60 days after written notice thereof (unless the terminating party is in breach of the stock purchase agreement so as to cause the closing conditions for the benefit of the non-terminating party not to be satisfied);

•	by either Verizon or Vodafone if (i) the Verizon special meeting has concluded and Verizon shareholder approval of the share issuance has not been obtained or (ii) the Vodafone general meeting has concluded and Vodafone shareholder approval of the Vodafone sale resolutions has not been obtained;

•	by either Verizon or Vodafone if a court of competent jurisdiction or other governmental entity has enacted, entered or enforced any law, injunction, order, ruling or taken any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction (unless such circumstance resulted from such party’s breach of any provision of the stock purchase agreement);

•	by either Verizon or Vodafone if the FCC issued a final order disapproving the transaction (unless such circumstance resulted from such party’s breach of any provision of the stock purchase agreement);

•	by Verizon within 30 days following a Vodafone change of recommendation;

•	by Vodafone within 30 days following a Verizon change of recommendation;

•	by Vodafone if (i) there is a financing failure, (ii) Vodafone is prepared to close the transaction and (iii) Verizon fails to take certain actions necessary in connection with completion of the transaction as a scheme or to effect the closing as a share purchase within three business days of being required to do so; or

•	by Vodafone if a Vodafone material adverse financial effect (as defined below) has occurred and is continuing.

The stock purchase agreement generally defines a “Vodafone material adverse financial effect” as (i) the enactment, after the date of the stock purchase agreement, of any change in the law of the United Kingdom, the United States or the Netherlands that is effective prior to the closing or (ii) certain proposed changes, after the date of the stock purchase agreement, in the law of the United Kingdom, the United States or the Netherlands that, if enacted, would take effect on or prior to the closing and that are reasonably likely to result in a change of law, provided that such enactment or proposed change in law would result in a liability for U.K., U.S. or Dutch taxes on Vodafone or any of its subsidiaries that would, individually or in the aggregate, impose an additional cost on Vodafone or its subsidiaries, subject to a materiality standard.

Termination Fees and Expenses

The stock purchase agreement provides for the payment of termination fees by each of Verizon and Vodafone under certain circumstances.

A termination fee is payable by Verizon to Vodafone:

•	in the amount of $1.55 billion in the event of termination by either party as a result of failure to obtain shareholder approval of the share issuance;

•	in the amount of $4.65 billion in the event of a termination by Vodafone as a result of a Verizon change of recommendation; or

•

in the amount of $10.0 billion in the event of a termination by Vodafone as a result of a financing failure, which, unless the financing failure results from Verizon’s willful and material breach of its covenants in Section 5.9 of the stock purchase agreement relating to financing matters, will be

Vodafone’s sole and exclusive remedy against Verizon and certain related parties and the financing sources and any replacement financing sources.

A termination fee is payable by Vodafone to Verizon:

•	in the amount of $1.55 billion in the event of termination by either party as a result of failure to obtain Vodafone shareholder approval of the Vodafone sale resolutions;

•	in the amount of $1.55 billion in the event of a termination by Verizon as a result of a Vodafone change of recommendation; or

•	in the amount of $1.55 billion in the event of a termination by Vodafone as a result of a Vodafone material adverse financial effect.

As a general matter, all costs and expenses incurred in connection with the stock purchase agreement will be paid by the party incurring such cost or expenses. However, if the stock purchase agreement is terminated by either party for a material incurable or uncured breach, the breaching party must reimburse the terminating party’s out-of-pocket expenses, subject to a maximum of $1.55 billion.

In the event of any termination of the stock purchase agreement in accordance with its terms, no party or its affiliates will have any liability under the stock purchase agreement, provided that, other than with respect to the payment of termination fees and the reimbursement of expenses as required by the stock purchase agreement, no party will be relieved of any liability for willful and material failure to perform a covenant of the stock purchase agreement occurring prior to termination. In addition, nothing will relieve any party from liability for such party’s fraud.

Representations and Warranties

Each of Verizon and Vodafone made representations and warranties in the stock purchase agreement, which are, in some cases, subject to specified exceptions and qualifications contained in the stock purchase agreement or in disclosure schedules to the stock purchase agreement.

The representations and warranties made by Verizon relate to the following:

•	corporate organization, existence and good standing of Verizon and its significant subsidiaries and authority of Verizon and its subsidiaries to do business;

•	capital structure;

•	corporate authority of Verizon to enter into the stock purchase agreement and the enforceability thereof;

•	the absence of any breach or violation of Verizon’s organizational documents or contracts as a result of the Verizon Wireless transaction or the Omnitel transaction;

•	the absence of any required consent or approval in connection with the Verizon Wireless transaction or the Omnitel transaction other than those contemplated by the stock purchase agreement;

•	SEC filings by Verizon;

•	maintenance of internal disclosure controls and internal control over financial reporting;

•	preparation of Verizon’s audited financial statements, the fair presentation of its results and financial position and the absence of certain undisclosed liabilities;

•	accuracy of information supplied by Verizon for inclusion in the Verizon disclosure documents and Vodafone circular;

•	conduct of the businesses of Verizon and its subsidiaries in the ordinary course of business in all material respects since June 30, 2013 until September 2, 2013;

•	absence of certain changes since June 30, 2013 that would reasonably be expected to have, individually or in the aggregate, a Verizon material adverse effect (as defined below);

•	absence of pending or threatened litigation;

•	compliance with laws and licenses;

•	tax matters;

•	employee benefits matters and labor matters;

•	material contracts of Verizon and its subsidiaries;

•	intellectual property owned, licensed or used by Verizon and its subsidiaries;

•	sufficiency of the proceeds of the loans under the bridge credit agreement (or any replacement financing) and cash on hand to pay the cash consideration in the transaction and related fees and expenses;

•	the terms and status of the financing;

•	the authorization and valid issuance of shares of Verizon common stock to be issued as stock consideration in the transaction;

•	sufficiency of authorized but unissued shares or treasury shares of Verizon common stock necessary to be issued as stock consideration in the transaction;

•	engagement and payment of fees of any brokers or finders;

•	receipt of fairness opinions; and

•	ownership by Verizon and its subsidiaries of Vodafone ordinary shares.

The representations and warranties made by Vodafone relate to the following:

•	corporate organization, existence and good standing of Vodafone, Seller and the purchased entities and authority of Vodafone, Seller and the purchased entities to do business;

•	corporate authority of Vodafone and Seller to enter into the stock purchase agreement and the enforceability thereof;

•	the absence of any breach or violation of Vodafone’s, Seller’s or any purchased entity’s organizational documents or contracts as a result of the Verizon Wireless transaction or the Omnitel transaction;

•	the absence of any required consent or approval in connection with the Verizon Wireless transaction or the Omnitel transaction other than those contemplated by the stock purchase agreement;

•	the absence of liabilities and assets of the purchased entities following the Reorganization except as contemplated by the stock purchase agreement;

•	compliance with laws and licenses;

•	capitalization and ownership of the purchased entities and ownership of the indirect 45% interest in Verizon Wireless and the issued and outstanding capital stock of Holdco;

•	accuracy of information supplied by Vodafone for inclusion in the Verizon disclosure documents and Vodafone circular;

•	the absence of pending or threatened litigation;

•	tax matters;

•	engagement and payment of fees of any brokers or finders;

•	ownership by Vodafone and its subsidiaries of Verizon common stock; and

•	employee benefits matters.

The representations and warranties contained in the stock purchase agreement are made only for purposes of such agreement and are as of specific dates; are solely for the benefit of the parties (except as specifically set forth therein); may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties, instead of establishing these matters as facts; and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of any party or its affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the stock purchase agreement, which subsequent information may or may not be fully reflected in public disclosures.

Definition of Material Adverse Effect

Several of the representations and warranties made by Verizon and Vodafone in the stock purchase agreement, as well as certain conditions to Verizon’s and Vodafone’s performance of their respective obligations under the stock purchase agreement, are qualified by reference to whether the item in question would have a Verizon material adverse effect or a Vodafone material adverse effect, as the case may be.

The stock purchase agreement defines a “Verizon material adverse effect” as any change, effect, event or occurrence that (i) prevents or materially delays the ability of Verizon to consummate the transaction or (ii) has a material adverse effect on the financial condition, business or results of operations of Verizon and its subsidiaries, taken as a whole, except, in each case, to the extent resulting from:

•	except to the extent disproportionately adversely affecting Verizon and its subsidiaries, as compared to other companies operating in the industries in which Verizon and its subsidiaries operate:

•	changes generally affecting the United States or global economy or financial, debt, credit or securities markets;

•	changes generally affecting any industry in which Verizon or its subsidiaries operate;

•	declared or undeclared acts of war, terrorism, outbreaks or escalations of hostilities;

•	natural disasters or other force majeure events;

•	any change in GAAP or applicable laws or regulatory or enforcement developments;

•	the failure by Verizon to meet any estimates of revenues or earnings for any period ending on or after September 2, 2013 (provided that the underlying cause of such failure may be taken into account in determining whether there has been a Verizon material adverse effect);

•	a decline in the price of Verizon common stock on the NYSE, NASDAQ or LSE (provided that the underlying cause of such decline may be taken into account in determining whether there has been a Verizon material adverse effect); or

•	the execution or performance of the stock purchase agreement, ancillary documents or financing-related agreements or the public announcement or consummation of the transactions contemplated by such agreements.

The stock purchase agreement defines a “Vodafone material adverse effect” as any change, effect, event or occurrence that, individually or in the aggregate with any other changes, effects, events or occurrences, prevents or materially delays the ability of Vodafone to consummate the transaction.

Mutual Release

Effective as of the closing of the transaction, subject to certain limited exceptions, each of Verizon and Vodafone agreed, on behalf of itself and its affiliates, to fully release the other party and certain related parties from any claim that it might have against the other arising out of or relating to actions or omissions or events occurring prior to closing in connection with Verizon Wireless, its subsidiaries or the purchased entities.

Indemnification

Indemnification of Verizon

Subject to the limitations described below, effective after the closing, Vodafone agreed to indemnify Verizon, its affiliates and their respective representatives against any losses actually incurred or suffered in connection with, arising out of or resulting from the following (except to the extent governed by the tax indemnification provisions):

•	any breach of Vodafone’s representations and warranties or covenants that survive the closing, subject to certain exceptions, without giving effect to any materiality or knowledge qualifiers contained in the representations and warranties;

•	all assets and liabilities of the purchased entities other than those that Verizon agreed to acquire or assume as assets and liabilities of the purchased entities following the Reorganization;

•	the Reorganization; or

•	any commenced or threatened litigation alleging untrue or misleading disclosure in the Vodafone circular (to the extent not provided by Verizon) or in the Verizon disclosure documents (to the extent provided by Vodafone) or otherwise alleging that the Vodafone circular did not comply with applicable legal or regulatory requirements.

In addition to the above, and not subject to the limitations described below, Vodafone agreed to indemnify Verizon, its affiliates and their respective representatives against any liabilities actually incurred or suffered:

•	in relation to certain Vodafone pension plans pursuant to the exercise by the U.K. Pension Regulator of any of its powers under the U.K. Pension Act 2004;

•	after the closing by or in respect of any of the purchased entities, in respect of employees and employee benefit plans of the purchased entities on or prior to the closing; or

•	generally for taxes imposed on or payable by any of the purchased entities for any pre-closing period (including taxes arising from the Reorganization).

Indemnification of Vodafone

Subject to the limitations described below, effective after the closing, Verizon agreed to indemnify Vodafone, its affiliates and their respective representatives against any losses actually incurred or suffered in connection with, arising out of or resulting from:

•	any breach of Verizon’s representations and warranties or covenants that survive the closing, subject to certain exceptions, without giving effect to any materiality or knowledge qualifiers contained in the representations and warranties;

•	any commenced or threatened litigation alleging untrue or misleading disclosure in the Vodafone circular (to the extent provided by Verizon) or in the Verizon disclosure documents (to the extent not provided by Vodafone) or otherwise alleging that the Verizon disclosure documents did not comply with applicable legal or regulatory requirements; or

•	Verizon Wireless and its subsidiaries and the business, assets and liabilities of Verizon Wireless and its subsidiaries to the extent incurred or suffered at any time after the closing in respect of any period prior to or after the closing.

Survival

The representations and warranties of Vodafone under the stock purchase agreement will terminate on the closing date, except that:

•	the representations and warranties of Vodafone relating to (i) organization and qualification, (ii) corporate authority and (iii) brokers and finders will survive for 12 months after the closing date; and

•	the representations and warranties of Vodafone relating to (i) capitalization of the purchased entities, (ii) ownership of the 45% interest in Verizon Wireless and (iii) ownership of all of the issued and outstanding capital stock of Holdco will survive until 30 days after the expiration of the applicable statute of limitations.

The representations and warranties of Verizon under the stock purchase agreement will terminate on the closing date, except that the representations and warranties of Verizon relating to (i) organization and qualification, (ii) corporate authority and (iii) brokers and finders will survive for 12 months after the closing date.

Subject to certain exceptions, the covenants of the parties that specify performance prior to the closing date will survive for 12 months after the closing date, and the covenants that specify performance after the closing date will survive in accordance with their terms.

Limitations

Neither party will have any indemnification liability if the damages for such claim and all related claims are less than (i) $2 million, with respect to claims relating to breaches of representations and warranties and (ii) $250,000, with respect to all other claims.

The amount of any damages or taxes payable by an indemnifying party will be (i) reduced by any amounts recovered by the indemnified party under applicable insurance policies or from any other person alleged to be responsible for such damages and (ii) net of any tax benefits actually realized by the indemnified party and increased by any tax costs incurred by the indemnified party.

Amendment of the Stock Purchase Agreement

The stock purchase agreement may be amended only by an agreement in writing executed by all of the parties to the stock purchase agreement. After receipt of Verizon shareholder approval of the share issuance or Vodafone shareholder approval of the Vodafone sale resolutions, however, the parties may not amend the stock purchase agreement in any manner that requires further approval of such shareholders without such further approval.

Specific Performance

The parties agreed in the stock purchase agreement that irreparable damage would occur if any provisions of the stock purchase agreement were breached. Accordingly, each party is entitled to an injunction to prevent or cure breaches of the stock purchase agreement and to specific performance to compel compliance with the stock purchase agreement, in addition to any other remedy to which such party may be entitled in law or in equity. However, Vodafone will not be entitled to specific performance of Verizon’s obligations to take certain actions necessary in connection with completion of the transaction as a scheme or to complete the closing in the event of a financing failure, for which its sole and exclusive remedy will be to terminate the stock purchase agreement (if permitted) and collect the related termination fee relating to such financing failure.

No Appraisal Rights

Under Delaware law, Verizon shareholders do not have appraisal or dissenters’ rights with respect to the transaction or any other transaction described in this proxy statement.

Under the laws of England and Wales, Vodafone ordinary shareholders do not have appraisal or dissenters’ rights with respect to the transaction or any other transaction described in this proxy statement.

Release of Vodafone from Partnership Agreement

Subsidiaries of Verizon and Vodafone entered into an Amended and Restated Partnership Agreement of Verizon Wireless as of April 3, 2000, as amended, which we refer to as the partnership agreement. The partnership agreement generally provides for the governance and operation of Verizon Wireless and includes provisions for matters such as establishment and maintenance of capital accounts, allocations of profits and losses, distributions, appointment of officers and the partnership’s board of representatives and matters that require the approval of a specified number of board members appointed by each partner. After the closing, Vodafone and its affiliates will no longer be subject to certain restrictions in the partnership agreement relating to the provision of mobile telecommunications services in the United States.

Shareholder Litigation Related to the Transaction

On September 5, 2013, a putative class action complaint, Gordon v. Verizon Communications Inc. et al., No. 653084/2013 (Sup. Ct. N.Y. Co.), was filed by a purported Verizon shareholder against Verizon and its directors on behalf of Verizon’s public shareholders in the Supreme Court of the State of New York, New York County. The complaint was amended by the plaintiff on October 22, 2013. The amended complaint alleges that the directors breached their fiduciary duties to Verizon’s shareholders by virtue of having agreed to pay an allegedly excessive and dilutive price for Vodafone’s interest in Verizon Wireless and that the draft proxy materials filed by Verizon with the SEC fail to disclose certain alleged facts, in particular certain alleged events related to the discussions between Verizon and Vodafone leading up to the signing of the stock purchase agreement, and certain financial analyses and inputs allegedly used by Verizon’s financial advisors in developing their fairness opinions. The complaint seeks to enjoin the stock purchase agreement or rescind it (to any extent already implemented) and also seeks an unspecified amount of damages, attorneys’ fees and putative class certification.

On December 6, 2013 the parties entered into a memorandum of understanding to settle the case, subject to court approval and other customary conditions, including the execution of definitive documentation. Verizon shareholders who are members of the proposed settlement class will, at a later date, receive written notice containing the terms of the proposed settlement and proposed release of class claims and related matters.

Free Share Dealing Facility

Verizon has agreed under the stock purchase agreement to implement a free share dealing facility through one or more appropriate service providers to enable those individual certificated Vodafone shareholders resident in or with a registered address in the European Economic Area (other than Croatia) and holding fewer than 50,000 Vodafone ordinary shares to elect to sell all (but not part only) of the Verizon CDIs to which they are entitled pursuant to the terms of the scheme. Vodafone shareholders will receive the cash proceeds of such sale by check in the currency in which they currently receive dividend payments from Vodafone (being British pounds sterling (GBP) or euros (EUR)) or, if they have validly elected to receive their returned cash in another currency (being GBP, EUR or U.S. dollars), in that same currency, in each case without charge. Vodafone agreed to pay half of all costs and expenses incurred by Verizon in connection with the implementation of such free share dealing facility.

FINANCING OF THE TRANSACTION

General

Verizon expects to pay the cash consideration and related fees and expenses of the transaction using (i) the cash proceeds of approximately $48.7 billion from the notes offering, (ii) up to $12.0 billion from the proceeds of the term loan agreement and (iii) other available cash.

New Notes

On September 18, 2013, Verizon issued eight series of fixed and floating rate notes with varying maturities in an aggregate principal amount of $49.0 billion, which resulted in cash proceeds of approximately $48.7 billion.

The new notes include $2,250,000,000 aggregate principal amount of floating rate notes due 2016, $1,750,000,000 aggregate principal amount of floating rate notes due 2018, $4,250,000,000 aggregate principal amount of 2.50% notes due 2016, $4,750,000,000 aggregate principal amount of 3.65% notes due 2018, $4,000,000,000 aggregate principal amount of 4.50% notes due 2020, $11,000,000,000 aggregate principal amount of 5.15% notes due 2023, $6,000,000,000 aggregate principal amount of 6.40% notes due 2033, and $15,000,000,000 aggregate principal amount of 6.55% notes due 2043. The new notes were issued under the indenture between Verizon and U.S. Bank National Association, as trustee, dated as of December 1, 2000, as amended. Each series of the new notes will be unsecured and will rank equally with all of Verizon’s senior unsecured indebtedness.

Covenants and Events of Default

The indenture governing the new notes contains certain negative covenants, including a negative pledge covenant and a merger or similar transaction covenant, affirmative covenants and events of default that are customary for companies maintaining an investment grade credit rating. An event of default for any series of the new notes may result in acceleration of the entire principal amount of all debt securities of that series.

Special Mandatory Redemption

In the event that (i) the transaction is not completed on or prior to September 2, 2014 or (ii) the stock purchase agreement is terminated on or at any time prior to such date, Verizon will redeem all the new notes on the special mandatory redemption date (as defined below) at the special mandatory redemption price (as defined below). The “special mandatory redemption price” means 101% of the aggregate principal amount of each series of such notes, plus accrued and unpaid interest from the date of initial issuance (or the most recent interest payment date on which interest was paid) to, but not including, the special mandatory redemption date. The “special mandatory redemption date” means the earlier to occur of (i) October 2, 2014, if the transaction has not been completed on or prior to September 2, 2014 or (ii) the twentieth business day following the termination of the stock purchase agreement.

Term Loan Agreement

On October 1, 2013, Verizon entered into the $12.0 billion term loan agreement with JPM, as administrative agent, and the lenders named therein. The term loan agreement provides Verizon with the ability to borrow up to $12.0 billion to finance, in part, the transaction and to pay related transaction costs. The loans under the term loan agreement are available during the period, which we call the term loan availability period, beginning on October 1, 2013 and ending on the earliest of (i) September 2, 2014, (ii) the date immediately following the consummation of the transaction, (iii) the termination of the stock purchase agreement and (iv) the termination in full of the commitments pursuant to the term loan agreement. The availability of the loans under the term loan agreement, which have not yet been advanced, is subject to the satisfaction (or waiver) of the conditions set forth therein, including:

•	the transaction having been (or substantially contemporaneously with the borrowing of the term loans, being) consummated pursuant to the stock purchase agreement;

•	the payment by Verizon of relevant fees and expenses;

•	the delivery by Verizon of customary documentation;

•	the accuracy of certain customary representations and warranties in the term loan agreement;

•	the accuracy of the representations made by Vodafone in the stock purchase agreement that are material to the interests of the lenders under the term loan agreement (but only to the extent that Verizon has the right not to consummate the share acquisition under, or terminate, the stock purchase agreement as a result of a failure of any such representation in the stock purchase agreement to be true and correct); and

•	the absence of customary events of default under the term loan agreement.

We refer to the date on which such conditions are satisfied (or waived in accordance with the term loan agreement) as the term loan funding date. The loans under the term loan agreement are to be made in a single borrowing on the term loan funding date. Fifty percent of the loans under the term loan agreement have a maturity of three years, which we call the 3-year loans, and 50% of the loans under the term loan agreement have a maturity of five years, which we call the 5-year loans. The 5-year loans will amortize in an amount equal to (i) 5.0% of the original principal amount of the 5-year loans on each of the dates that are three, six, nine and twelve months after the third anniversary of the term loan funding date and (ii) 12.5% of the original principal amount of the 5-year loans on each of the dates that are three, six and nine months after the fourth anniversary of the term loan funding date. Any borrowing under the term loan agreement will be allocated on a pro rata basis between the 3-year loans and the 5-year loans.

Interest Rate and Fees

The 3-year loans under the term loan agreement will bear interest at a rate equal to, at the option of Verizon, (i) the base rate (defined as the greater of the rate JPM announces publicly as its “prime rate” or the federal funds rate plus 0.50%, subject to a floor of LIBOR plus 1.00%) or (ii) LIBOR, in each case plus a margin to be determined by reference to Verizon’s credit ratings and ranging from 0.125% to 0.875% in the case of base rate loans and 1.125% to 1.875% in the case of LIBOR loans.

The 5-year loans under the term loan agreement will bear interest at a rate equal to, at the option of Verizon, (i) the base rate (defined as the greater of the rate JPM announces publicly as its “prime rate” or the federal funds rate plus 0.50%, subject to a floor of LIBOR plus 1.00%) or (ii) LIBOR, in each case plus a margin to be determined by reference to Verizon’s credit ratings and ranging from 0.25% to 1.00% in the case of base rate loans and 1.25% to 2.00% in the case of LIBOR loans.

Verizon will pay a commitment fee on the daily actual unused commitment of each lender for the period from and including October 1, 2013 through the date on which the commitments are terminated. This fee accrues at a rate equal to 0.10% per annum.

Covenants and Events of Default

The term loan agreement contains certain negative covenants, including a negative pledge covenant, a merger or similar transaction covenant and an accounting changes covenant, affirmative covenants and events of default that are customary for companies maintaining an investment grade credit rating. An event of default may result in the acceleration of any outstanding loans under the term loan agreement. In addition, the term loan agreement requires Verizon to maintain a leverage ratio (as such term is defined in the term loan agreement) not in excess of 3.50:1.00, until Verizon’s credit ratings are equal to or higher than A3 and A-.

ACCOUNTING TREATMENT OF THE TRANSACTION

In accordance with Accounting Standards Codification (ASC) Topic 810, Consolidation, the transaction will be accounted for as an equity transaction. Remeasurement of assets and liabilities of previously controlled and consolidated subsidiaries will not be permitted. The carrying amount of the noncontrolling interest will be adjusted to reflect the change in Verizon’s ownership interest in Verizon Wireless. Any difference between the fair value of the consideration paid and the amount by which the noncontrolling interest is adjusted will be recognized in equity attributable to Verizon.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements of Verizon have been prepared in order to illustrate the effect of the transaction as described under the heading “—Description of the Transaction”:

•	Unaudited Pro Forma Condensed Consolidated Statement of Income for the nine months ended September 30, 2013

•	Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2012

•	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2013

The unaudited pro forma condensed consolidated financial information is presented for informational and illustrative purposes only, in accordance with the rules and regulations of the SEC, including Article 11 of Regulation S-X under the Securities Act. Such information is preliminary and based on currently available information, assumptions and adjustments that Verizon believes are reasonable; however the ultimate amounts recorded may be different. Verizon’s historical condensed consolidated financial information has been adjusted in the unaudited pro forma condensed consolidated financial information to illustrate the effect of events that are (1) directly attributable to the transaction, (2) factually supportable and (3) with respect to the statements of income, expected to have a continuing impact on the consolidated results. Verizon’s unaudited pro forma condensed consolidated financial statements presented herein assume that the transaction will be completed prior to May 1, 2014, such that no cash ticking fee will be payable by Verizon, and that Verizon will not elect to increase the amount of the cash consideration payable at closing pursuant to the stock purchase agreement.

The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2012 and for the nine months ended September 30, 2013 have been prepared in order to illustrate the effect of the transaction as if the transaction occurred on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet gives pro forma effect to the transaction as if the transaction had occurred on September 30, 2013. This pro forma financial information is presented for illustrative purposes only, does not purport to be indicative of the actual operating results or financial position that would actually have been obtained if the transaction had occurred on January 1, 2012 or September 30, 2013, respectively, and is not intended as a projection of operating results or financial position that may be obtained in the future. The unaudited pro forma condensed consolidated financial information is based on and should be read in conjunction with the audited historical consolidated financial statements of Verizon as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 and the related notes, as well as the unaudited historical condensed consolidated financial statements of Verizon as of and for the nine-month periods ended September 30, 2013 and 2012 and the related notes.

Description of the Transaction

Verizon is acquiring the noncontrolling interest in Verizon Wireless through the acquisition from Vodafone of the equity of a holding company which, through other holding companies, holds the noncontrolling interest in Verizon Wireless. The total consideration for the purchase of the noncontrolling interest in Verizon Wireless is expected to be comprised of the following (in millions):

Sources		Uses
New common stock issued	$60,150	Cash paid to Vodafone	$58,886
New external debt	60,060	Common stock issued to Vodafone shareholders	60,150
Verizon notes	5,000	Verizon notes	5,000
Other consideration:		Other	5,964

VAI preferred stock	$1,650		$130,000
Omnitel interest	3,500
Other	814

	$131,174	Debt incurrence costs, expenses & other	$1,174

			$131,174

The cash consideration expected to be paid to Vodafone of approximately $58,886 million, and the other expected costs of the transaction, including financing, legal and bank fees, is assumed to be financed through the incurrence of third-party indebtedness (see Note 4).

For a description of the expected issuance of the stock consideration to Vodafone shareholders, refer to Note 3.

At the closing of the transaction, Verizon expects to issue to Vodafone $5,000 million aggregate principal amount of Verizon notes in two separate series of equal amounts with maturities of eight and eleven years (see Note 4).

Also included in the consideration payable to Vodafone is the value of Verizon’s existing investment in Omnitel (see Note 5), and the indirect assumption, by Verizon, of liabilities relating to the VAI preferred stock previously issued by a Vodafone holding company that Verizon is acquiring as part of this transaction (see Note 6).

As illustrated and described further below, Verizon expects to receive certain other assets and assume or incur certain other liabilities that will also be accounted for as part of the transaction.

Verizon Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

Nine Months Ended September 30, 2013

(dollars in millions, except per share amounts)	As Reported	Adjustments			Pro Forma
Operating Revenues	$89,485	$—			$89,485

Cost of services and sales (exclusive of items shown below)	32,925	—			32,925
Selling, general and administrative expense	24,232	—			24,232
Depreciation and amortization expense	12,423	—			12,423

Total Operating Expenses	69,580	—			69,580

Operating income	19,905	—			19,905
Equity in earnings of unconsolidated businesses	134	(173)	(8a	)	(39)
Other income, net	84	—			84
Interest expense	(1,606)	(2,298)	(8b	)	(3,904)

Income before provision for income taxes	18,517	(2,471)			16,046
Provision for income taxes	(2,886)	(2,531)	(8c	)	(5,417)

Net Income	$15,631	$(5,002)			$10,629

Net income attributable to noncontrolling interests	$9,201	$(8,905)	(8d	)	$296
Net income attributable to Verizon	6,430	3,903	(8e	)	10,333

Net Income	$15,631	$(5,002)			$10,629

Basic earnings per common share
Net income attributable to Verizon	$2.24				$2.52
Weighted average shares outstanding (in millions)	2,866	1,228	(8f	)	4,094

Diluted earnings per common share
Net income attributable to Verizon	$2.24				$2.52
Weighted average shares outstanding (in millions)	2,874	1,228	(8f	)	4,102

See related footnotes, including corresponding note references

Verizon Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

Year Ended December 31, 2012

(dollars in millions, except per share amounts)	As Reported	Adjustments			Pro Forma
Operating Revenues	$115,846	$—			$115,846

Cost of services and sales (exclusive of items shown below)	46,275	—			46,275
Selling, general and administrative expense	39,951	—			39,951
Depreciation and amortization expense	16,460	—			16,460

Total Operating Expenses	102,686	—			102,686

Operating income	13,160	—			13,160
Equity in earnings of unconsolidated businesses	324	(394)	(8a	)	(70)
Other income and (expense), net	(1,016)	—			(1,016)
Interest expense	(2,571)	(3,183)	(8b	)	(5,754)

Income before provision for income taxes	9,897	(3,577)			6,320
(Provision) Benefit for income taxes	660	(2,376)	(8c	)	(1,716)

Net Income	$10,557	$(5,953)			$4,604

Net income attributable to noncontrolling interests	$9,682	$(9,400)	(8d	)	$282
Net income attributable to Verizon	875	3,447	(8e	)	4,322

Net Income	$10,557	$(5,953)			$4,604

Basic earnings per common share
Net income attributable to Verizon	$0.31				$1.06
Weighted average shares outstanding (in millions)	2,853	1,228	(8f	)	4,081

Diluted earnings per common share
Net income attributable to Verizon	$0.31				$1.06
Weighted average shares outstanding (in millions)	2,862	1,228	(8f	)	4,090

See related footnotes, including corresponding note references

Verizon Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2013

(dollars in millions)	As Reported	Adjustments			Pro Forma
Current Assets	$73,705	$(48,417)	(9a	)	$25,288
Plant, Property and Equipment, net	88,527	—			88,527
Wireless Licenses	76,503	—			76,503
Goodwill	24,339	—			24,339
Other Assets	13,601	(2,363)	(9b	)	11,238

Total Assets	$276,675	$(50,780)			$225,895

Debt Maturing Within One Year	$8,202	$—			$8,202
Other Current Liabilities	22,089	—			22,089
Long-Term Debt	90,938	17,710	(9c	)	108,648
Other Long-Term Liabilities	65,181	12,750	(9d	)	77,931

Common Stock, Par	297	123	(9e	)	420
Contributed Capital	37,918	(27,779)	(9f	)	10,139
Other Equity	(3,230)	521	(9g	)	(2,709)
Noncontrolling Interests	55,280	(54,105)	(9h	)	1,175

Total Equity	90,265	(81,240)			9,025

Total Liabilities and Equity	$276,675	$(50,780)			$225,895

See related footnotes, including corresponding note references

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

1.	Basis of Presentation

The unaudited pro forma condensed consolidated financial information is based on historical financial information, and it is prepared and presented pursuant to the rules and regulations of the SEC regarding pro forma financial information. The 2012 and 2013 unaudited pro forma condensed consolidated statements of income include financial information from Verizon’s audited historical consolidated statement of income for the year ended December 31, 2012 and Verizon’s unaudited historical condensed consolidated statement of income for the nine months ended September 30, 2013, respectively. The unaudited pro forma condensed consolidated statements of income have been prepared in order to illustrate the effect of the transaction as if the transaction had occurred on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2013 includes financial information from Verizon’s unaudited historical condensed consolidated balance sheet as of September 30, 2013 and has been prepared in order to illustrate the effect of the transaction as if the transaction had occurred on September 30, 2013. Verizon’s historical consolidated financial information is prepared in accordance with U.S. GAAP and has been adjusted in the unaudited pro forma condensed consolidated financial information to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable and (3) with respect to the statements of income, expected to have a continuing impact on the consolidated results.

2.	Acquisition of Noncontrolling Interest

In accordance with Accounting Standards Codification (ASC) Topic 810, Consolidation, changes in a parent’s ownership interest where the parent retains a controlling financial interest in its subsidiary will be accounted for as equity transactions. Therefore, remeasurement of assets and liabilities of previously controlled and consolidated subsidiaries is not permitted. The carrying amount of the noncontrolling interest is adjusted to reflect the change in Verizon’s ownership interest in Verizon Wireless. Any difference between the fair value of the consideration paid and the amount by which the noncontrolling interest is adjusted will be recognized in equity attributable to Verizon.

3.	Issuance of Verizon Common Stock

Pursuant to the transaction, Verizon has assumed it will issue shares of Verizon common stock having an aggregate value of $60,150 million, with the exact number of shares to be calculated by dividing such amount by the average trading price during the measurement period. If the average trading price during the measurement period is less than $47.00 or more than $51.00, it will be deemed to be $47.00 or $51.00, respectively, for the purpose of determining the number of shares of Verizon common stock to be issued. Based on the stock consideration collar mechanism and subject to assumptions described herein, Verizon expects to issue a minimum of 1,179 million shares and a maximum of 1,280 million shares. The impact on earnings per share of the range of shares resulting from the possible share issuance scenarios within the spread of the collar is $0.06 or $0.03 for the nine-month and twelve-month periods ended September 30, 2013 and December 31, 2012, respectively.

The pro forma adjustments related to the issuance of Verizon shares pursuant to the transaction reflect the assumed issuance of an aggregate of approximately 1,228 million shares of Verizon common stock with an aggregate par value of approximately $123 million, assuming a $49.00 average trading price. For the nine months ended September 30, 2013, 2,874 million diluted weighted-average shares of Verizon common stock were outstanding. Based on this number of diluted weighted-average shares of Verizon common stock outstanding for the nine months ended September 30, 2013, the assumed issuance of 1,228 million additional shares would result in a pro forma amount of 4,102 million diluted weighted-average shares outstanding. Basic and diluted weighted-average shares outstanding and earnings per share amounts have been adjusted in the pro forma condensed consolidated statements of income to reflect the assumed issuance of 1,228 million additional shares of Verizon common stock as if the shares had been outstanding from January 1, 2012.

4.	Incurrence of Indebtedness

In order to finance the transaction, Verizon has incurred, and will incur, fixed and floating rate debt with varying maturity dates. On September 2, 2013, Verizon entered into the bridge credit agreement, which provided that the proceeds of the loans under the bridge credit agreement would be used to finance, in part, the transaction and to pay related transaction costs. On September 18, 2013, Verizon issued eight series of fixed and floating rate notes with varying maturities in an aggregate principal amount of $49,000 million, which resulted in cash proceeds of approximately $48,667 million. Following the issuance of the new notes, borrowing availability under the bridge credit agreement was reduced to $12,000 million.

On October 1, 2013, Verizon entered into the term loan agreement with borrowing availability of up to $12,000 million, which provides for floating rate 3-year loans and 5-year loans. Following effectiveness of the term loan agreement, the bridge credit agreement was terminated in accordance with its terms.

Our pro forma adjustments assume that Verizon will pay the cash consideration and related fees and expenses of the transaction using (i) the cash proceeds of approximately $48,667 million from the notes offering and (ii) up to $12,000 million from the proceeds of the term loan agreement. In addition, at the closing of the transaction, Verizon will issue two series of Verizon notes to Seller in an aggregate principal amount of $5,000 million.

The pro forma adjustment to long-term debt in the aggregate principal amount of $17,710 million is based upon the amount of additional fixed rate obligations that is expected to exist at the closing of the transaction and, for purposes of the unaudited pro forma condensed consolidated financial information, it is assumed to include (1) $1,650 million of long-term obligations with respect to the VAI preferred stock that is mandatorily redeemable (see Note 6), (2) term loans in an aggregate principal amount of $11,060 million under the term loan agreement and (3) the two series of Verizon notes to be issued to Seller in the aggregate principal amount of $5,000 million.

The pro forma adjustments for interest expense included in the unaudited pro forma condensed consolidated statements of income were calculated based on the total indebtedness of $66,710 million expected to be incurred in connection with the transaction and to be outstanding at the closing of the transaction.

The table below summarizes the additional indebtedness that Verizon has incurred or expects to incur in connection with the transaction:

Debt Summary			(in millions)
Debt Instruments	Interest Rate %	Maturities	Face Amount
3-Year Term Loans	LIBOR + 1.375%	2017	$5,530
5-Year Term Loans	LIBOR + 1.50%	2019	5,530
Floating Rate Notes due 2016*	LIBOR + 1.53%	2016	2,250
Floating Rate Notes due 2018*	LIBOR + 1.75%	2018	1,750
2.50% Notes due 2016*	2.50%	2016	4,250
3.65% Notes due 2018*	3.65%	2018	4,750
4.50% Notes due 2020*	4.50%	2020	4,000
5.15% Notes due 2023*	5.15%	2023	11,000
6.40% Notes due 2033*	6.40%	2033	6,000
6.55% Notes due 2043*	6.55%	2043	15,000
VAI Preferred Stock	5.15%	2020	1,650
8-Year Verizon Notes**	LIBOR + agreed margin	2022	2,500
11-Year Verizon Notes**	LIBOR + agreed margin	2025	2,500

Total Debt			$66,710

*	Notes issued during September 2013 and included in the historical financial statements as of September 30, 2013.
**	Each series of the Verizon notes, which will be issued to Vodafone at the closing of the transaction, will bear interest at a floating rate equal to the three-month London Interbank Offered Rate (LIBOR), plus an agreed margin for such series, which rate will be reset quarterly.

In addition, the pro forma adjustments for interest expense were calculated using an assumed weighted-average interest rate excluding debt amortization of 4.68%, based on the assumed mix of indebtedness noted above, the stated interest rates for the fixed rate indebtedness, an assumed LIBOR of 0.24% for the term loans, and assumed interest rates as of December 5, 2013 of 3.9% and 4.6% for the 8-Year Verizon Notes and the 11-Year Verizon Notes, respectively.

Verizon expects to incur fees of approximately $403 million with respect to the incurrence of the additional indebtedness. During September 2013, approximately $333 million of fees related to the incurrence of indebtedness were paid and capitalized as an asset and amortized over the contractual life of the underlying indebtedness. The remaining expected $70 million fees are included as a pro forma adjustment in other assets in the unaudited pro forma condensed balance sheet (see Note 9b).

In addition, the approximately $246 million of fees associated with the bridge credit agreement are reflected as a reduction in other equity in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2013 and are excluded from the pro forma adjustments to the unaudited pro forma condensed consolidated statement of income due to the non-recurring nature of such fees (see Note 9g). Additional estimated transaction costs of approximately $225 million, including investment banking, legal, accounting and other professional fees, will be charged directly against contributed capital and are reflected as a reduction in contributed capital in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2013 (see Note 9f).

Changes in Interest Rates

Verizon will be exposed to market risks due to changes in interest rates associated with the floating rate debt that it expects to incur to finance the transaction. Verizon is also exposed to changes in interest rates on the floating rate debt subsequent to the date that such indebtedness is incurred. Based on the $20,060 million of additional floating rate indebtedness that Verizon expects to be outstanding as of the closing date of the transaction, a 1/8th of 1% increase in interest rates would result in a $25 million increase in annual interest expense.

Hedging Strategies

Verizon has entered, may continue to enter, into domestic interest rate swaps to achieve a targeted mix of fixed and floating rate debt. Verizon principally receives fixed rates and pays floating rates based on LIBOR, resulting in a net increase or decrease to interest expense. These swaps are designated as fair value hedges and hedge against changes in the fair value of Verizon’s debt portfolio. Verizon records the interest rate swaps at fair value on its condensed consolidated balance sheets as assets and liabilities. Changes in the fair value of the interest rate swaps due to changes in interest rates are recorded to interest expense, which are offset by changes in the fair value of the debt.

Debt Covenants

Verizon’s credit agreements and the indenture governing the new notes and the Verizon notes contain covenants that are typical for large investment grade companies and transactions of this nature. These covenants include requirements to pay interest and principal in a timely fashion, pay taxes, maintain insurance, preserve its existence, keep appropriate books and records of financial transactions, maintain its properties, provide financial and other reports to its lenders, limit pledging and disposition of assets and mergers and consolidations and other similar covenants. Additionally, the term loan agreement requires Verizon to maintain a leverage ratio (as such term is defined in the term loan agreement) not in excess of 3.50:1.00 until Verizon’s credit ratings are equal to or higher than A3 and A-, and the new notes require Verizon to mandatorily redeem the new notes at a 1% premium over their face value if the transaction is not completed. See “Financing of the Transaction—New Notes—Special Mandatory Redemption.”

5.	Omnitel

Included in the consideration payable in the transaction is the value of Verizon’s existing interest in Omnitel, which is accounted for as an equity method investment. The total selling price for Verizon’s 23.1% interest in Omnitel is $3,500 million. In accordance with the accounting standard on equity method investments, Verizon will recognize a gain or loss upon the disposition of the investment equal to the difference between the selling price, which represents the fair value of the investment at the Omnitel transaction closing date, and the carrying amount of the investment plus any translation gains or losses recorded in other comprehensive income. Based on (i) the carrying value of Verizon’s investment in Omnitel of $2,433 million as of September 30, 2013; (ii) cumulative foreign exchange translation adjustments of $934 million that are currently classified in other comprehensive income (see Note 9g), which will be recorded as a gain upon sale; and (iii) an estimated fair value of Verizon’s existing interest in Omnitel $3,500 million, Verizon would recognize a non-recurring gain of approximately $1,701 million after taxes of approximately $300 million (see Note 9g). The final amount of gain will be determined at closing and will be based on the fair value, carrying value and translation gains or losses related to Verizon’s investment in Omnitel at that time. As the gain on sale is non-recurring in nature, its effect is excluded from the pro forma adjustments to the unaudited condensed consolidated statements of income. The unaudited condensed consolidated pro forma statements of income include an adjustment to remove the historical equity method earnings from Verizon’s investment in Omnitel.

6.	VAI Preferred Stock

Included in the consideration to be paid in the transaction is the indirect assumption of long-term obligations associated with the VAI preferred stock, which consists of 5.143% Class D and Class E cumulative preferred stock, as described under the heading “Unaudited Pro Forma Condensed Consolidated Financial Information—Description of the Transaction.” Both the Class D shares (825,000 shares outstanding) and Class E shares (825,000 shares outstanding) are mandatorily redeemable in April 2020 at $1,000 per share plus any accrued and unpaid dividends. Dividends accrue at 5.143% per annum and will be treated as interest expense. Both the Class D and Class E shares will be classified as liability instruments in accordance with ASC 480, Distinguishing Liabilities from Equity, and will be recorded at fair value as determined at the closing of the transaction. Verizon has estimated the aggregate fair value of the VAI preferred stock for the purposes of the unaudited pro forma condensed consolidated balance sheet to be $1,650 million, based on current market information.

7.	Income Taxes

Certain deferred taxes directly attributable to the transaction have been calculated based on an analysis of the tax basis of the investment in the noncontrolling interest that is assumed relative to Verizon’s book basis. As a result, Verizon expects to record an outside basis deferred tax liability of approximately $12,500 million. Separately, the pro forma tax impact to the provision for income taxes in the unaudited pro forma condensed consolidated statements of income is calculated based on an assumed statutory tax rate of 38.5%.

8.	Adjustments to the Statements of Income

The following are the pro forma adjustments included in the unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2013 and the twelve months ended December 31, 2012:

a.	Equity in earnings of unconsolidated businesses—Adjustment to eliminate the historical equity in earnings, net of tax, related to the investment in Omnitel (see Note 5).

b.	Interest expense—Adjustment to reflect interest expense associated with the additional indebtedness incurred and expected to be incurred in connection with the transaction and outstanding as of the closing of the transaction (see Note 4), the dividends on the VAI preferred stock (see Note 6) and the amortization of certain debt incurrence costs based on the contractual life of the underlying indebtedness.

c.	Provision for income taxes—Adjustments to reflect changes in the provision for income taxes including:

Income Tax associated with additional income attributable to Verizon

As it relates to the unaudited pro forma condensed consolidated statements of income, the historical condensed consolidated financial information provided for income taxes on income attributable to Verizon’s 55% controlling interest in Verizon Wireless but not on the income attributable to the 45% noncontrolling interest. Accordingly, the provision for income taxes was adjusted by $3,391 million and $3,569 million for the nine months ended September 30, 2013 and the twelve months ended December 31, 2012, respectively, to reduce net income. These amounts represent the pro forma impact of the income taxes on the income attributable to the 45% noncontrolling interest to be acquired by Verizon. The pro forma adjustments to the provision for income taxes are partially offset by the income tax benefit associated with additional interest expense, as noted below. The amounts are calculated assuming a statutory income tax rate of 38.5%.

Income Tax benefit associated with interest expense

Adjustments of $860 million and $1,193 million for the nine months ended September 30, 2013 and the twelve months ended December 31, 2012, respectively, represent the income tax benefit associated with the pro forma adjustments for interest expense assuming a statutory income tax rate of 38.5%.

d.	Net income attributable to noncontrolling interests—Adjustment to eliminate the historical net income attributable to noncontrolling interests, representing the noncontrolling interest in Verizon Wireless.

e.	Net income attributable to Verizon—Adjustment to reflect the sum of all other adjustments to the unaudited pro forma condensed consolidated statements of income on net income attributable to Verizon.

f.	Weighted average shares outstanding—Adjustment to reflect the assumed issuance of 1,228 million shares of Verizon common stock to Vodafone shareholders with basic and diluted weighted average shares outstanding as if the shares had been outstanding from January 1, 2012.

9.	Balance Sheet Adjustments

Following are the pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2013:

a.	Current assets—Adjustment to current assets is comprised of the following (in millions):

Cash used from new notes issued in September 2013 (see Note 4)	$(48,667)
Restricted cash held by the Vodafone entity acquired	250

Total	$(48,417)

b.	Other assets—Adjustments to other assets are comprised of the following (in millions):

Deferred financing fees (see Note 4)	$70
Disposition of investment in Omnitel (see Note 5)	(2,433)

Total	$(2,363)

c.	Long-term debt—Adjustments to long-term debt are comprised of the following (in millions):

Incurrence of long-term debt (see Note 4)	$16,060
VAI preferred stock (see Note 6)	1,650

Total (see Note 4)	$17,710

d.	Other long-term liabilities—Adjustment to reflect a $12,500 million deferred tax liability based on an analysis of the tax basis of the investment in the noncontrolling interest that is assumed relative to Verizon’s book basis and other estimated long-term liabilities of $250 million that are assumed and are noted in Note 9a.

e.	Common stock—Adjustment to reflect the assumed issuance of 1,228 million shares of Verizon common stock to Vodafone shareholders ($.10 par value per share) (see Note 3).

f.	Contributed capital (APIC)—Adjustments to APIC are comprised of the following (in millions):

Tax related liabilities (see Note 7)	$(12,500)
Issuance of Verizon common stock (see Note 3)	60,027
Transaction costs (see Note 4)	(225)
Consideration paid less carrying value of noncontrolling interest	(75,895)
Other	814

Total	$(27,779)

The adjustment to APIC for the issuance of Verizon common stock totaling $60,027 million is calculated based on the 1,228 million shares assumed to be issued to Vodafone shareholders at $49.00 per share less the amount recorded to common stock, par totaling $123 million ($.10 par value per share) (see Note 3).

Verizon accounts for specific, direct and incremental costs related to changes in Verizon’s ownership percentage where control is maintained as part of the equity transaction. Such costs include investment banking and legal fees. These costs are directly recorded as a reduction in contributed capital and will be financed through the incurrence of third-party indebtedness, as reflected in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2013. As part of the transaction, Verizon estimates that it will incur such costs in the amount of approximately $225 million.

As described in Note 2, ASC Topic 810, Consolidation, requires that changes in a parent’s ownership interest where the parent retains its controlling financial interest in its subsidiary will be accounted for as equity transactions. Accordingly, the adjustment reflected above totaling $75,895 million is calculated as the estimated consideration payable of $130,000 million (see “—Description of the Transaction”) less the adjustment to noncontrolling interest of $54,105 million (see Note 9g).

g.	Other equity—Adjustments to reflect the impact of items that are expected to be recognized in future earnings upon closing of the transaction include the expected gain on the disposition of Verizon’s investment in Omnitel totaling $1,701 million (see Note 5) offset by the associated cumulative translation adjustment of $934 million, which is already recorded in equity as accumulated other comprehensive income. Also included as a reduction in equity are fees in the amount of approximately $246 million paid in connection with the bridge credit facility that has been terminated in accordance with its terms (see Note 4).

h.	Noncontrolling interest—Adjustment to reflect the elimination of the historical carrying value of Vodafone’s 45% noncontrolling interest in Verizon Wireless at September 30, 2013 of $54,105 million.

SPECIAL MEETING

Special Meeting Information

Date and Location

Verizon’s special meeting will be held on January 28, 2014 at 10:00 a.m., local time, at the Westin Governor Morris, Morristown, 2 Whippany Road, Morristown, New Jersey.

Admission

Only Verizon shareholders may attend the meeting, and you will need an admission ticket or other proof of stock ownership as well as photo identification to be admitted to the meeting.

•	If you are a registered shareholder, an admission ticket is attached to your proxy card or may be printed after you submit your vote online. If you plan to attend the special meeting, please vote your proxy but retain the admission ticket and bring it with you to the meeting.

•	If you hold your shares in the name of a bank, broker or other institution, you may obtain an admission ticket at the meeting by presenting proof of your ownership of Verizon common stock. For example, you may bring your account statement or a letter from your bank or broker confirming that you owned Verizon common stock on the record date for the meeting.

The location where the Verizon special meeting will be held is accessible to all shareholders. If you would like to have a sign language interpreter at the meeting, please mail your request to the Assistant Corporate Secretary at the address shown for Verizon under “Special Meeting—Contact Information” no later than January 15, 2014.

For safety and security reasons, we do not permit anyone to bring cameras, recording equipment, large bags, briefcases or packages into the meeting room or to otherwise record or photograph the meeting.

Voting Procedures and Related Matters

Who May Vote

Shareholders of record as of the close of business on December 9, 2013, the record date, may vote at the meeting. As of the record date, there were approximately [—] shares of common stock outstanding and entitled to vote.

How to Vote Your Shares

Registered Shares. If you hold your shares in your own name, you may vote by proxy in three convenient ways:

•	Online: Go to www.envisionreports.com/vz_special and follow the instructions. You will need to enter certain information that is printed on your proxy card or included in your email notification in order to vote online. You can also use this website to elect to be notified by e-mail that future proxy statements and annual reports are available online instead of receiving printed copies of those materials by mail.

•	By telephone: Call toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada and follow the instructions. You will need to provide certain information that is printed on your proxy card or included in your email notification in order to vote by phone.

•	By mail: Complete, sign and date your proxy card and return it in the envelope provided. If you plan to attend the special meeting, please retain the admission ticket attached to the proxy card.

You may also vote in person at the meeting.

Verizon Savings Plan Shares. If you are or were an employee and hold shares in a current or former Verizon savings plan, the proxy that you submit will provide your voting instructions to the plan trustee. You may vote online, by telephone or by returning the proxy card in the envelope provided. However, you cannot vote your savings plan shares in person at the meeting. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on January 23, 2014.

Street Name Shares. If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

Electronic Proxy Materials

This proxy statement is available to view or download at www.edocumentview.com/vz. If you are a registered holder, you can also view or download these materials when you vote online at www.envisionreports.com/vz_special.

Voting by Proxy

By giving us your proxy, you authorize the proxy committee to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the proposals. You may also abstain from voting. If you vote online or by telephone, you must indicate how you wish to vote on each item.

Your proxy provides voting instructions for all Verizon shares that are registered in your name on the record date for the special meeting and that you hold in a current or former Verizon savings plan or in your Verizon Direct Invest Plan account.

If you return your signed proxy card but do not specify how to vote, the proxy committee will vote your shares in favor of the three proposals listed on the proxy card. The proxy committee also has the discretionary authority to vote your shares on any other matter that is properly brought before the meeting. If you wish to give your proxy to someone other than the proxy committee, please cross out the names of the proxy committee and add the name of the person you wish to designate as your proxy.

Changing Your Vote

Registered Shares. If you hold your shares in your own name, you can change your vote by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A., which we call Computershare, at the address given for Computershare under “Special Meeting—Contact Information.” Your vote must be received before the polls close at the special meeting. You can also change your vote by voting in person at the special meeting.

Verizon Savings Plan Shares. If you hold shares in a current or former Verizon savings plan, you can change your voting instructions for those shares by voting again online or by telephone or by returning a later dated proxy card to Computershare at the address given under “Special Meeting—Contact Information.” To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your changed vote must be received before the close of business on January 23, 2014.

Street Name Shares. If you hold your shares through a bank, broker or other institution, please check with that firm for instructions on how to change your vote.

Vote Required to Approve the Proposals

Approval of the share issuance proposal and the adjournment proposal requires an affirmative vote of the majority of the votes cast. Approval of the charter amendment proposal requires an affirmative vote of the majority of the outstanding shares.

In order to officially conduct the meeting, we must have a quorum present. This means that at least a majority of the outstanding shares of Verizon common stock that are eligible to vote must be represented at the meeting either in person or by proxy. We include abstentions in the calculation of the number of shares represented at the meeting for purposes of determining if a quorum is present. If a quorum is not present, we will reschedule the meeting for a later date.

Voting by Verizon’s Directors and Executive Officers

As of December 5, 2013, Verizon’s directors and executive officers and their affiliates collectively had the right to vote less than 1% of the Verizon common stock outstanding and entitled to vote at the special meeting. Verizon currently expects that Verizon’s directors and executive officers will vote their shares of Verizon common stock in favor of each of the proposals to be considered at the special meeting, although none of them has entered into any agreements obligating them to do so.

How the Votes are Counted

Each share is entitled to one vote on each matter presented at the special meeting. Shares owned by Verizon, which are called treasury shares, do not count towards the quorum and are not voted.

Abstentions. Under our bylaws, we do not count abstentions in determining the total number of votes cast on any item. This means that abstentions will have no effect on the outcome of the vote on the share issuance proposal or the adjournment proposal. Since the charter amendment proposal must be approved by a majority of the shares outstanding, abstaining will have the same effect as voting against that proposal.

Failures to Vote. Failures to vote will have no effect on the outcome of the vote on the share issuance proposal or the adjournment proposal. Since the charter amendment must be approved by a majority of the shares outstanding, failing to vote will have the same effect as voting against that proposal.

Broker Non-Votes. The failure of a bank, broker or other institution to cast a vote with respect to any proposal (for example, because it did not receive voting instructions from the beneficial owner) will have the same effect as a failure to vote.

Confidentiality of Your Vote

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is required by law and in other limited circumstances.

Voting Results

We will report the voting results of the special meeting on a Current Report on Form 8-K filed with the SEC no later than four business days after the date of the special meeting. We will also post the voting results on the Corporate Governance section of our website at www.verizon.com/investor promptly after the meeting.

Tabulation and Certification of the Vote

Computershare will tabulate the vote, and independent inspectors of election will certify the results.

Proxy Solicitors

Georgeson Inc. is assisting in the distribution of proxy materials and solicitation of votes at an estimated cost of $50,000, plus reasonable expenses. MacKenzie Partners, Inc. is also assisting in the distribution of proxy materials and solicitation of votes at an estimated cost of $60,000, plus reasonable expenses. The total cost of the solicitation of proxies is expected to be approximately $110,000. In addition to solicitations by mail, Verizon employees and the proxy solicitors may solicit proxies in person, by telephone or in writing. Verizon will bear the cost of soliciting proxies.

Receiving Proxy Materials Electronically

We encourage registered shareholders to sign up for electronic delivery of future proxy materials.

•	To sign up, go to www.eTree.com/verizon and follow the directions.

•	You may also sign up when you vote online at www.envisionreports.com/vz_special.

•	If you have enrolled in Computershare’s Investor Centre, you may also sign up on www.computershare.com/verizon by clicking on “My Profile” and then “Communication Preference.”

Once you sign up for electronic delivery, you will no longer receive a printed copy of the proxy materials unless you specifically request one. You may suspend electronic delivery of the proxy materials at any time by contacting Computershare by one of the methods described under “Special Meeting—Contact Information.”

Multiple Shareholders Sharing One Address

We have adopted a procedure called “householding” that was approved by the SEC. This means that eligible shareholders who share a single address receive only one copy of the proxy statement at their home address unless we receive notice that they wish to continue to receive individual copies.

If you would like to receive individual copies of the proxy materials, we will provide them promptly upon your request. You may request individual copies of the proxy materials by contacting Computershare by one of the methods shown under “Special Meeting—Contact Information.” Householding does not apply to shareholders who have signed up for electronic delivery of proxy materials.

Receiving More Than One Set of Proxy Materials

You may be receiving more than one set of proxy materials in your household because:

•	you and another member of your household are both registered shareholders;

•	you are a registered shareholder and also hold shares through a bank, broker or other institution;

•	you hold shares through more than one bank, broker or other institution; or

•	you and another member of your household hold shares through different banks, brokers or institutions.

In order to vote all of your shares, you and any other member of your household will need to follow the voting instructions provided on each proxy card or email notification that you receive, whether it comes from Computershare or from a bank, broker or other institution.

If you are receiving more than one set of proxy materials because there is more than one registered shareholder in your household and would like to request a single set, please contact Computershare by one of the methods shown under “Special Meeting—Contact Information.” This request will become effective approximately 30 days after receipt and will remain in effect for future mailings unless you or another registered shareholder change the instruction or provides Computershare with a new mailing address. If you hold your shares through a broker, bank or other institution, you can contact that firm to request a single set of proxy materials from that firm.

Contact Information

How to Contact Verizon

If you need more information about the special meeting or would like copies of any of the materials posted on the Corporate Governance section of our website, please write to:

Assistant Corporate Secretary

Verizon Communications Inc.

140 West Street, 29th Floor

New York, New York 10007

How to Contact Computershare

If you are a registered shareholder, please direct all questions concerning your proxy card or voting procedures to our transfer agent, Computershare Trust Company, N.A. Computershare can be reached:

By mail:	Verizon Communications Shareowner Services c/o Computershare P.O. Box 43078 Providence, Rhode Island 02940-3078

By telephone:	1-800-631-2355

Online:	www.computershare.com/verizon

Other Business

Under our bylaws and the Delaware General Corporation Law, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to shareholders provided with this proxy statement, except that our Board of Directors has the authority in its discretion to submit additional matters to the shareholders and to cause other business to be transacted.

PROPOSAL NO. 1— SHARE ISSUANCE

Approval of the issuance of up to approximately 1.28 billion shares of Verizon common stock to Vodafone ordinary shareholders, in accordance with the terms and subject to the conditions set forth in the stock purchase agreement, in connection with the transaction.

General

On September 2, 2013, we entered into the stock purchase agreement, pursuant to which we agreed to acquire Vodafone’s indirect 45% interest in Verizon Wireless in exchange for transaction consideration totaling approximately $130 billion, consisting primarily of cash and stock. The acquisition is structured as the acquisition by Verizon of certain of Vodafone’s U.S. holding entities that indirectly hold Vodafone’s 45% interest in Verizon Wireless. See “The Transaction.”

Determination of Number of Shares to be Issued

As of December 5, 2013, there were approximately 2.86 billion shares of Verizon common stock outstanding. The exact number of shares of Verizon common stock to be issued as stock consideration in the transaction will be calculated by dividing (i) $60.150 billion, less the amount of the cash election, if any, by (ii) the volume-weighted average of the per share trading prices of Verizon common stock on the NYSE as reported through Bloomberg (based on all NYSE trades in Verizon common stock during the primary trading session from 9:30 a.m., New York City time, to 4:00 p.m., New York City time, and not an average of daily averages) during the 20 consecutive full trading days ending on the third business day prior to the closing of the transaction. If the average trading price during the measurement period is less than $47.00 or more than $51.00, it will be deemed to be $47.00 or $51.00, respectively, for purposes of determining the number of shares of Verizon common stock to be issued. See “The Transaction—Transaction Consideration—Stock Consideration.”

Depending on the trading prices of Verizon common stock during the measurement period, and assuming that there will be no exercise by Verizon of the cash election, Verizon will issue up to approximately 1.28 billion shares.

The closing sale price of Verizon common stock as reported on the NYSE was $47.38 per share on August 30, 2013, the last trading day on the NYSE before announcement of the transaction, and $48.91 on December 5, 2013, the last practicable trading day before the date of this proxy statement. You should obtain current market quotations for Verizon common stock, which is quoted on the NYSE and the NASDAQ Global Select Market under the symbol “VZ” and on the London Stock Exchange under the symbol “VZC.”

New York Stock Exchange and NASDAQ Global Select Market Shareholder Approval Requirements

The rules of both the NYSE and NASDAQ require shareholder approval prior to the issuance of our common stock in connection with the acquisition of the assets of another company if (1) the common stock we issue has or will have upon issuance voting power equal to or in excess of 20% of the voting power of our securities outstanding before the issuance or (2) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

As described above, we are proposing to issue up to approximately 1.28 billion shares of our common stock to Vodafone ordinary shareholders pursuant to and in accordance with the terms of the stock purchase agreement. The number of shares we will issue will exceed 20% of both the voting power and number of shares of our common stock outstanding before the issuance. Accordingly, at the special meeting, we are asking our shareholders to consider and vote on the share issuance proposal.

Recommendation of the Verizon Board of Directors

Shareholder approval of the share issuance proposal is a condition to completion of the transaction pursuant to the stock purchase agreement, and we believe the transaction is beneficial to Verizon’s shareholders for a number of reasons. See “The Transaction—Verizon’s Reasons for the Transaction” for a description of these reasons.

If our shareholders do not approve the share issuance proposal, we will be unable to consummate the transaction, and both Verizon and Vodafone will be permitted to terminate the stock purchase agreement. In that event, we would be contractually obligated to pay Vodafone a termination fee of $1.55 billion upon such a termination of the stock purchase agreement. See “The Transaction—Termination Fees and Expenses” for more information.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 2—CHARTER AMENDMENT

Approval of an amendment of Article 4(A) of Verizon’s restated certificate of incorporation to increase Verizon’s authorized shares of common stock by 2 billion shares to an aggregate of 6.25 billion authorized shares of common stock.

General

Our Board of Directors has adopted a resolution approving and recommending to the shareholders for their approval a proposal to amend Verizon’s charter to increase the number of shares of authorized common stock.

The form of the charter amendment is as follows:

“Article 4(A) of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in full as provided in the following indented paragraph:

A. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 6,500,000,000 shares, of which 6,250,000,000 shares are Common Stock, $.10 par value per share, and 250,000,000 shares Series Preferred Stock, $.10 par value.”

Recommendation of the Verizon Board of Directors

We expect to issue up to approximately 1.28 billion shares of our common stock pursuant to the stock purchase agreement to Vodafone ordinary shareholders in connection with the transaction, as described more fully under “The Transaction.” Currently, the total number of shares of common stock that Verizon has the authority to issue is 4.25 billion. As of October 31, 2013, we had approximately 2.86 billion shares of common stock outstanding. Upon completion of the transaction, we expect to have up to approximately 4.14 billion shares of common stock issued and outstanding.

Although we currently have sufficient authorized shares of common stock to complete the transaction, the transaction will require the issuance of a substantial portion of the remaining authorized but unissued shares of our common stock. Accordingly, our Board of Directors recommends that our shareholders vote in favor of the charter amendment to increase the number of shares of common stock we are authorized to issue.

Our Board of Directors believes that it is important for us to have available for issuance a number of authorized shares of common stock sufficient to support our growth and to provide flexibility for future corporate needs. Assuming approval of this proposal, after taking into account the reservation of shares dedicated for other purposes as described above, we would have up to approximately 2.0 billion authorized shares available for issuance from time to time at the discretion of the Board of Directors without further shareholder action, except as may be required by applicable law or otherwise. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors.

Currently, approximately 33% of our authorized shares of common stock are unissued. If this proposal is approved, we expect that upon completion of the transaction approximately 34% to 35% of our authorized shares of common stock will be unissued.

Our Board of Directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.

If shareholder approval is not obtained for the charter amendment proposal, it may limit our financial flexibility, our ability to grow and our ability to achieve other corporate goals. However, shareholder approval of the charter amendment proposal is not a condition to completion of the transaction.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 3—ADJOURNMENT

Approval of any adjournment of the special meeting, if necessary or appropriate, to solicit additional votes and proxies if there are insufficient votes at the time of the special meeting to approve the share issuance proposal or the charter amendment proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

On December 5, 2013, there were approximately 2.86 billion shares of Verizon common stock outstanding. The following table sets forth information about persons we know to beneficially own more than five percent of the shares of Verizon common stock, based on our records and information reported in filings with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock Inc. 40 East 52nd Street New York, New York 10022	173,030,572	6.07

*	This information is based on a Schedule 13G filed with the SEC on February 5, 2013 by BlackRock Inc., setting forth information as of December 31, 2012. The Schedule 13G states that BlackRock Inc. has sole voting power and sole dispositive power with respect to the 173,030,572 shares.

Directors and Executive Officers

In the following table, you can find information showing the number of shares of Verizon common stock beneficially owned by each of the named executive officers, each member of our Board of Directors and all executive officers and directors as a group as of December 5, 2013. This information includes shares held in Verizon’s employee savings plans and shares that may be acquired within 60 days pursuant to the exercise of stock options and/or the conversion of certain stock units under deferred compensation plans. The aggregate number of shares owned by executive officers and directors represents less than one percent of the total number of outstanding shares of Verizon common stock. Unless we have indicated otherwise, each individual and/or his or her family member(s) has or have sole or shared voting and/or investment power with respect to the securities. Executive officers and directors also have interests in other stock-based units under Verizon deferred compensation plans and stock-based long-term incentive awards. We have included these interests in the “Total” column in the table below to show the total economic interest that the executive officers and directors have in Verizon common stock.

Name	Stock[1]	Total[2]
Named Executive Officers:
Lowell C. McAdam*	212,785	1,298,508
Daniel S. Mead	22,209	434,198
Francis J. Shammo	29,297	410,728
John G. Stratton	19,393	377,944
Randal S. Milch	45,455	353,549
Directors:
Shellye Archambeau	—	3,254
Richard L. Carrión	4,451	91,626
Melanie L. Healey	—	11,007
M. Frances Keeth	—	38,399
Robert W. Lane	—	48,982
Sandra O. Moose	—	80,085
Joseph Neubauer	24,859	145,407
Donald T. Nicolaisen	—	45,615
Clarence Otis, Jr.	3,000	47,994
Hugh B. Price	2,559	70,218
Rodney E. Slater	—	20,131
Kathryn A. Tesija	—	6,646
Gregory D. Wasson	—	5,851
All of the above and other executive officers as a group	459,833	4,741,688

*	Mr. McAdam also serves as a director.
1	In addition to direct and indirect holdings, this column includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days and/or pursuant to the conversion of certain stock units under deferred compensation plans as follows: 12,771 shares for Mr. Milch; 3,191 shares for Mr. Carrión; 7,798 shares for Mr. Neubauer; and 2,501 shares for Mr. Price. The shares underlying the stock options and deferred compensation units may not be voted or transferred. No shares are pledged as security.
2	The “Total” column includes, in addition to shares listed in the “Stock” column, stock-based units under deferred compensation plans and stock-based long-term incentive awards, which may not be voted or transferred.

SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS

A shareholder may submit a proposal for inclusion in our proxy statement for the annual meeting of shareholders by delivering it in writing to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007, by the deadline established for that meeting in accordance with the rules of the SEC. The deadline for submissions for the 2014 annual meeting of shareholders was November 18, 2013. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with the rules of the SEC.

Under our bylaws, a shareholder may nominate an individual to serve as a director of Verizon or bring other business before the 2014 annual meeting of shareholders. The bylaws require that the shareholder:

•	notify us in writing on or after January 2, 2014 and no later than January 31, 2014;

•	include his or her name, record address and Verizon share ownership;

•	include specific information about the shareholder proponent, any beneficial owner, any nominee and their respective affiliates and associates, including disclosure of derivative and hedging positions in Verizon securities, any agreements or arrangements with other persons related to the proposed nomination or business, any material interest of such persons in such matter, any agreement with others regarding the acquisition, holding or voting of Verizon securities and information about those with whom such persons are acting in concert; and

•	update this information as of the record date and after any subsequent change.

The notice must be sent to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007. A shareholder may request a copy of the bylaw requirements by writing to the Assistant Corporate Secretary at that address.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Verizon files reports, proxy statements and other information with the SEC under the Securities and Exchange Act of 1934, as amended, which we call the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Verizon, who file electronically with the SEC through the SEC’s Electronic Data Gathering Analysis and Retrieval (EDGAR) System. The address of the site is www.sec.gov. The reports and other information filed by Verizon with the SEC are also available at Verizon’s website at www.verizon.com/investor. The web addresses of the SEC and Verizon have been included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement, information on those websites is not part of this proxy statement.

The SEC allows Verizon to “incorporate by reference” information into this proxy statement. This means that Verizon can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement. You are encouraged to read carefully the documents incorporated by reference into this proxy statement in their entirety, because they contain important information about Verizon, its common stock, the transaction and other related matters.

This proxy statement incorporates by reference the documents listed below that Verizon previously filed with the SEC, except to the extent that such documents or the information contained in such documents is deemed furnished and not filed in accordance with the SEC rules.

Verizon SEC Filings (File No. 001-08606)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2012

Proxy Statement on Schedule 14A	Filed March 18, 2013

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2013, June 30, 2013 and September 30, 2013

Current Reports on Form 8-K	Filed February 7, 2013, April 2, 2013, May 7, 2013, June 10, 2013, September 3, 2013, September 5, 2013, September 5, 2013, September 16, 2013, October 3, 2013, October 17, 2013 and November 7, 2013 (in each case, to the extent “filed” and not “furnished”)

The description of Verizon common stock set forth in a registration statement filed pursuant to Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating that description	Registration Statement on Form 8-A filed on March 12, 2010

Documents incorporated by reference are available from Verizon without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement. You can obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Verizon at the following address and telephone number:

Verizon Communications Inc.

Shareowner Services

One Verizon Way

Basking Ridge, New Jersey 07920

United States

(212) 395-1525

Verizon has supplied all information contained in or incorporated by reference into this proxy statement relating to Verizon. Vodafone has supplied all information contained in or incorporated by reference into this proxy statement relating to Vodafone. Both Verizon and Vodafone have contributed information relating to the transaction.

Verizon has not authorized anyone to give any information or make any representation about the transaction or it that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated into this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies.

Annex A

STOCK PURCHASE AGREEMENT

Dated as of

September 2, 2013,

among

VODAFONE GROUP PLC,

VODAFONE 4 LIMITED

and

VERIZON COMMUNICATIONS INC.

A-i

A-ii

Page
ARTICLE X MISCELLANEOUS		A-63
10.1	Notices	A-64
10.2	Interpretation	A-64
10.3	Assignment	A-64
10.4	Entire Agreement; Amendments	A-64
10.5	Severability	A-64
10.6	Specific Enforcement	A-65
10.7	Further Assurances	A-65
10.8	Waiver of Jury Trial	A-65
10.9	Submission to Jurisdiction; Waivers	A-65
10.10	No Third Party Beneficiaries	A-66
10.11	Governing Law	A-66
10.12	Expenses	A-66
10.13	Counterparts	A-66
10.14	Extension; Waivers	A-66

Exhibits

Exhibit A – Omnitel Note
Exhibit B – Settlement Note
Exhibit C – Term Note
Exhibit D – Verizon Notes Term Sheet
Exhibit E – Vodafone B.V. Inc. Note
Exhibit F – Vodafone Scheme
Exhibit G – Vodafone Direction Letter
Exhibit H – Initial Verizon Press Release
Exhibit I – Initial Vodafone Press Release

Schedules

Schedule 1 – Adverse Ruling or Statement
Schedule 5.1 – Reorganization
Schedule 5.15 – Terminations
Schedule 5.19 – Settlement Note Actions
Schedule 7.1(g) – Requisite Regulatory Approvals

A-iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of September 2, 2013 (this “Agreement”), is hereby entered into among Vodafone Group Plc, an English public limited company (“Vodafone”), Vodafone 4 Limited, an indirect wholly owned Subsidiary of Vodafone (“Seller”), and Verizon Communications Inc., a Delaware corporation (“Verizon”).

WHEREAS, subject to the terms and conditions set forth herein, Vodafone, Seller and Verizon desire to engage, and cause certain of their respective Affiliates to engage, in certain transactions the consummation of which will have the effect of transferring all of the issued and outstanding capital stock of Vodafone Finance 1, which indirectly owns all of the Partnership Interests of Cellco Partnership d/b/a Verizon Wireless, a Delaware general partnership (the “Partnership”), that are indirectly owned by Seller, to Verizon or its Affiliates; and

WHEREAS, simultaneously with the execution of this Agreement, Vodafone Europe B.V., an Affiliate of Vodafone (“Vodafone Europe”) and Verizon Business International Holding BV, an Affiliate of Verizon (“VBIH”), have entered into a Share Purchase Agreement (the “Omnitel Purchase Agreement”), pursuant to the terms and conditions of which Vodafone Europe will acquire from VBIH, and VBIH will sell to Vodafone Europe, all of the outstanding equity interests of Vodafone Omnitel NV, an Affiliate of Vodafone (“Omnitel”), that are owned by VBIH.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“Action” has the meaning set forth in Section 10.9(b).

“Adjusted Closing Price” means a dollar amount equal to (i) if the Average Trading Price is greater than $47.00 and less than $51.00, then the Average Trading Price; (ii) if the Average Trading Price is greater than or equal to $51.00, then $51.00; or (iii) if the Average Trading Price is equal to or less than $47.00, then $47.00.

“Adjusted Verizon Share Amount” has the meaning set forth in Section 2.2(a)(ii).

“Adverse Ruling or Statement” has the meaning set forth on Schedule 1 hereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person; and for purposes of the foregoing, “control” means (i) the ownership of more than 50% of the voting securities or other voting interests of such Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, by contract or otherwise, it being understood, for the avoidance of doubt, that the Partnership and its Subsidiaries shall not be considered “Affiliates” of Vodafone or its Affiliates for the purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Verizon Notes, the Vodafone Scheme, the Omnitel Note, the Omnitel Purchase Agreement, the Vodafone Direction Letter, the Vodafone B.V. Inc. Note, the Settlement Note and the Term Note.

“Applicable De Minimis Amount” means (i) in the case of claims for indemnification pursuant to Section 9.2(a)(i) or 9.2(b)(i), Two Million Dollars ($2,000,000), and (ii) in the case of claims for indemnification pursuant to Sections 9.2(a)(ii) through (vi) or Sections 9.2(b)(ii) through (iv), Two Hundred Fifty Thousand Dollars ($250,000).

“Average Trading Price” means the volume-weighted average of the per share trading prices of Verizon Common Stock on the NYSE as reported through Bloomberg (based on all NYSE trades in Verizon Common Stock during the primary trading session from 9:30 a.m., New York City time, to 4:00 p.m., New York City time, and not an average of daily averages) for the twenty (20) consecutive full trading days ending on the third (3rd) Business Day prior to the Closing Date (the “Reference Period”); provided, however, that if an ex-dividend date for Verizon Common Stock occurs during the period beginning on the first (1st) day of such Reference Period and ending on (and including) the Closing Date, then the volume-weighted average of the per share NYSE trading prices of Verizon Common Stock for each day during the portion of such Reference Period that precedes such ex-dividend date shall be reduced by the amount of the applicable dividend payable on a share of Verizon Common Stock.

“B Share Election” has the meaning set forth in the Vodafone Scheme.

“Base Verizon Share Amount” has the meaning set forth in Section 2.2(a)(ii).

“Burdensome Effect” has the meaning set forth in Section 5.8(a).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or London, United Kingdom are authorized or required by applicable Law to close.

“Cash Consideration” has the meaning set forth in Section 2.2(a)(i).

“Cash Election” has the meaning set forth in Section 2.2(b).

“Cash Election Amount” has the meaning set forth in Section 2.2(b).

“Cash Election Notice” has the meaning set forth in Section 2.2(b).

“Cash Entitlement” has the meaning set forth in the Vodafone Scheme.

“Cash Flow Adjustment Amount” shall mean an amount equal to the product of (i) the number of calendar days elapsed from (and including) May 1, 2014 through (and including) the Closing Date and (ii) Ten Million Dollars ($10,000,000).

“Check-the-box-election” has the meaning set forth in Section 6.4.

“Claims” means all debts, demands, causes of action, suits, covenants, torts, damages, Encumbrances, claims, defenses, offsets, judgments and demands whatsoever, of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, fixed or contingent.

“Closing” means, if the Transaction is implemented by way of the Vodafone Scheme, the Scheme Closing, and if the Transaction is implemented by way of the Share Purchase, the Share Purchase Closing.

“Closing Date” means, if the Transaction is implemented by way of the Vodafone Scheme, the Scheme Effective Date and, if the Transaction is implemented by way of the Share Purchase, the Share Purchase Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act 2006.

“Consents” has the meaning set forth in Section 7.1(g).

“Contract” means any binding agreement, lease, license, contract, note, mortgage, indenture, arrangement or other contractual obligation.

“Controlling Party” has the meaning set forth in Section 6.2.

“Court” means the High Court of Justice of England and Wales.

“Court Hearing” means the hearing at which the Court will be requested to make an order sanctioning the Vodafone Scheme under Section 899 of the Companies Act.

“Court Meeting” has the meaning set forth in Section 7.1(b)(i).

“Crest” means the relevant system (as defined in the Uncertificated Securities Regulations 2001, as amended) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in such regulations).

“Damages” has the meaning set forth in Section 9.2(a).

“Distribution Agent” has the meaning set forth in Section 2.7(a).

“Distribution Agent Agreement” has the meaning set forth in Section 2.7(a).

“Dividend Payment Date” has the meaning set forth in the respective Certificates of Designation, Preferences and Rights for the VAI Preferred Shares.

“Dollars” and “$” means the lawful currency of the United States of America.

“Employee Benefit Plans” means (i) “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, and whether cash- or equity-based, including employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, or termination plans, programs, policies, agreements or other arrangements.

“Encumbrance” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title, option or other claim, charge or encumbrance of any nature whatsoever.

“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, business trust, joint stock company, joint venture or other organization, entity or business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, trade or business, any other Entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first Entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first Entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“EUR” means the lawful single currency of the Institutions of the European Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 5.1.

“Excluded Liabilities” has the meaning set forth in Section 5.1.

“FCA” means the Financial Conduct Authority.

“FCC” means the United States Federal Communications Commission.

“Financing” has the meaning set forth in Section 4.14(a).

“Financing Documents” has the meaning set forth in Section 4.14(b).

“Financing Failure” has the meaning set forth in Section 8.1(j)(ii).

“Financing Failure Termination Fee” means a cash amount equal to Ten Billion Dollars ($10,000,000,000).

“Financing Related Party” has the meaning set forth in Section 8.3(g).

“Financing Sources” has the meaning set forth in Section 4.14(a).

“FSMA” means the Financial Services and Markets Act 2000.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any federal, state, territorial, county, municipal, local, multinational or other government or governmental agency or body or any other type of regulatory body, whether U.S. or non-U.S.

“IFRS” means International Financial Reporting Standards as adopted by the European Union.

“IRS” means the United States Internal Revenue Service.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Initial Verizon Press Release” has the meaning set forth in Section 5.5.

“Initial Vodafone Press Release” has the meaning set forth in Section 5.5.

“Initial Press Releases” has the meaning set forth in Section 5.5.

“Intervening Event” means a material event or circumstance (occurring or arising after the date hereof) that was neither known nor reasonably foreseeable to the Board of Directors of Verizon on the date of this Agreement, which event or circumstance becomes known to the Board of Directors of Verizon prior to the time at which Verizon receives the Verizon Requisite Vote, other than (i) general events or changes in the industries in which any of Verizon and its Subsidiaries operate; (ii) changes in the market price or trading volume of the Verizon Common Stock; provided, that this clause (ii) shall not prevent or otherwise affect a determination that any event or change in circumstances underlying such change has resulted in or contributed to an “Intervening Event”; (iii) any action taken by the parties hereto pursuant to and in compliance with this Agreement or any of the Ancillary Documents; (iv) any event or change in circumstances adversely affecting the availability or terms of the Financing or Replacement Financing; (v) any event or change in circumstances that has had or would reasonably be expected to have an adverse effect on the business, financial condition or operations of Verizon or its Subsidiaries; and (vi) the receipt, existence or terms of any proposal or offer made by any Person relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Verizon or any of its Subsidiaries.

“JV Partnerco” means JV Partnerco LLC.

“Knowledge of Verizon” means the actual knowledge of the persons set forth in Section 1 of the Verizon Disclosure Letter.

“Knowledge of Vodafone” means the actual knowledge of the persons set forth in Section 1 of the Vodafone Disclosure Letter.

“Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Entity, (ii) any consents or approvals of any Governmental Entity and (iii) any orders, decisions, injunctions, judgments, awards, decrees of or agreements with any Governmental Entity.

“Liability” means any liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement (or claims or contingencies that have not yet become liabilities) of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown, or whether due or to become due, including any fines, penalties, interest, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or other actions or any damages, losses, claims or demands with respect to any Law.

“Licenses” has the meaning set forth in Section 3.6(b).

“Listing Rules” means the Listing Rules of the UKLA made under Section 73A of FSMA.

“Loan Facility” has the meaning set forth in Section 4.14(a).

“LSE” means London Stock Exchange plc.

“Measurement Time” means, if the Transaction is implemented by way of the Vodafone Scheme, immediately prior to commencement of the Court Hearing on the Sanction Date, and, if the Transaction is implemented by way of the Share Purchase, 8:00 a.m. (New York time) on the Share Purchase Closing Date.

“Multiemployer Plan” has the meaning set forth in Section 4.10(a).

“NASDAQ” means the NASDAQ Stock Market.

“New Vodafone Shares” means ordinary shares in Vodafone arising as a result of the Vodafone Share Consolidation.

“New Vodafone Shares Admission” has the meaning set forth in Section 7.1(c).

“Non-Controlling Party” has the meaning set forth in Section 6.2.

“NYSE” means the New York Stock Exchange.

“Official List” means the Official List maintained by the FCA for the purposes of Section 74(1) of FSMA.

“Omnitel” has the meaning set forth in the recitals.

“Omnitel Consideration Amount” means Three Billion Five Hundred Million Dollars ($3,500,000,000).

“Omnitel Note” means the note to be issued at the Closing by Verizon if the transactions contemplated by the Omnitel Purchase Agreement are not consummated on the Closing Date, and made payable to Seller in the amount of the Omnitel Consideration Amount, having the terms provided for in Exhibit A hereto.

“Omnitel Purchase Agreement” has the meaning set forth in the recitals.

“Overseas Scheme Shareholders” has the meaning set forth in the Vodafone Scheme.

“Partner” has the meaning set forth in the Partnership Agreement.

“Partnership” has the meaning set forth in the recitals.

“Partnership Agreement” means the Amended and Restated Partnership Agreement of the Partnership, dated as of April 3, 2000, by and among certain Affiliates of Vodafone and Verizon, as amended.

“Partnership Interest” means, as of any date, with respect to each Partner of the Partnership, the entire ownership interests and rights of such Partner (expressed as a percentage) in the Partnership as of such date.

“PBGC” has the meaning set forth in Section 4.10(c).

“PCS Nucleus” means PCS Nucleus LP.

“Person” means any natural person or Entity.

“Post-Closing Tax Period” means (i) any taxable period beginning after the Closing Date and (ii) the portion of any Straddle Period beginning immediately after the Closing Date and ending at the close of the last day of the Straddle Period.

“Post-Sanction Conditions” means the conditions set forth in Sections 7.1(b)(ii)(y) and 7.1(b)(iii).

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the close of the Closing Date and (ii) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending at the close of the Closing Date.

“Pro Rata Portion” has the meaning set forth in Section 2.7(b).

“Proxy Statement” means the proxy statement relating to matters to be submitted to the stockholders of Verizon at the Verizon Stockholders Meeting, as may be supplemented or amended from time to time.

“Purchase Price” has the meaning set forth in Section 2.2(c).

“Reference Period” has the meaning set forth in the definition of Average Trading Price.

“Reorganization” has the meaning set forth in Section 5.1.

“Replacement Financing” has the meaning set forth in Section 5.9(b).

“Replacement Financing Documents” has the meaning set forth in Section 5.9(b).

“Replacement Financing Sources” has the meaning set forth in Section 5.9(b).

“Representatives” means, with respect to any Person, such Person’s controlled Affiliates and its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors.

“Requisite Regulatory Approvals” has the meaning set forth in Section 7.1(g).

“Sanction Date” has the meaning set forth in Section 7.1(b)(ii).

“Scheme Closing” means the Vodafone Scheme and the Vodafone Reduction of Capital becoming effective in accordance with their terms and the Companies Act 2006.

“Scheme Effective Date” means the date on which the Vodafone Reduction of Capital becomes effective in accordance with its terms and the Companies Act 2006.

“Scheme Longstop Date” means the date falling twenty (20) Business Days following the first scheduled date of the Court Hearing where such date falls after the satisfaction or waiver of the conditions set out in Article VII (other than the conditions set out in Sections 7.1(b)(ii) and 7.1(b)(iii)).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Returns” has the meaning set forth in Section 6.1(a).

“Settlement Note” means the note to be issued by Verizon and made payable to Seller at Closing, in the form appended as Exhibit B, in an amount equal to the principal amount of the Vodafone B.V. Inc. Note plus accrued interest, which shall be settled in accordance with Section 5.19.

“Share Issuance” has the meaning set forth in Section 4.3(b).

“Share Purchase” has the meaning set forth in Section 2.5.

“Share Purchase Closing” has the meaning set forth in Section 2.5.

“Share Purchase Closing Date” has the meaning set forth in Section 2.5.

“Significant Subsidiary” means a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X of the Securities Act.

“Sold Entities” means Vodafone Finance 1, Vodafone Finance 2, Vodafone Americas Holdings, Vodafone Americas, Vodafone Holdings LLC, JV Partnerco, PCS Nucleus, Vodafone International Inc. and Vodafone B.V. Inc.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any Entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries or (ii) more than 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.

“Supplemental Tax Distributions” shall have the meaning set forth in Section 1 of the Verizon Disclosure Letter.

“Tax” or “Taxes” means any federal, state, local or foreign income, capital, corporation, gross receipts, property, sales, turnover, value-added, use, license, excise, franchise, employment, payroll, withholding, windfall profits, alternative or add on minimum, ad valorem, transfer, stamp, financial transaction or excise tax, or any other tax, custom, duty, levy, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity.

“Tax Authority” means any Governmental Entity exercising any taxing or Tax regulatory authority.

“Tax Claim” means any claim, notice, demand, assessment, letter, or other document with respect to Taxes made by any Tax Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification pursuant to Section 9.2(c).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Term Note” means the note to be issued by Verizon and made payable to Seller at Closing, in the form appended as Exhibit C, in the amount of Two Hundred Fifty Million Dollars ($250,000,000).

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third-Party Claim” has the meaning set forth in Section 9.3(a).

“Transaction” means (a) the Vodafone Scheme and the purchase by Verizon of the Transferred Shares as contemplated thereby or (b) the Share Purchase, as applicable.

“Transferred Shares” has the meaning set forth in Section 2.1.

“UKLA” means the United Kingdom Listing Authority.

“VAI Preferred Shares” means (a) the 5.143% Class D Cumulative Preferred Stock, Series 1998, of Vodafone Americas and (b) the 5.143% Class E Cumulative Preferred Stock, Series 1998, of Vodafone Americas.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“VBIH” has the meaning set forth in the recitals.

“Verizon” has the meaning set forth in the preamble.

“Verizon Benefit Plans” means all Employee Benefit Plans, including the Verizon Stock Plans, that are sponsored, maintained, contributed to or required to be contributed to by Verizon or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of Verizon or its Subsidiaries, or with respect to which Verizon or its Subsidiaries have any current, future or contingent Liability.

“Verizon Certificate Amendment” has the meaning set forth in Section 4.2(a).

“Verizon CDIs” has the meaning set forth in Section 5.2(e).

“Verizon Change Notice” has the meaning set forth in Section 5.2(f).

“Verizon Change of Recommendation” has the meaning set forth in Section 5.2(f).

“Verizon Charter Documents” has the meaning set forth in Section 4.1(c).

“Verizon Common Stock” has the meaning set forth in Section 2.2(a)(ii).

“Verizon Disclosure Document” means any registration statement, prospectus, offering memorandum, offering circular or similar disclosure document provided by or on behalf of Verizon to shareholders of Vodafone in connection with the Vodafone Scheme or the Share Purchase (including any other documents incorporated by reference therein) pursuant to the securities laws of any jurisdiction or the listing requirements of any securities exchange.

“Verizon Disclosure Letter” has the meaning set forth in Article IV.

“Verizon Fairness Opinions” has the meaning set forth in Section 4.17.

“Verizon Financial Advisors” has the meaning set forth in Section 4.17.

“Verizon Indemnitees” has the meaning set forth in Section 9.2(a).

“Verizon Indemnity Amount” has the meaning set forth in Section 6.4.

“Verizon Intellectual Property” has the meaning set forth in Section 4.13.

“Verizon Material Adverse Effect” means (i) any change, effect, event or occurrence that prevents or materially delays the ability of Verizon to consummate the Transaction or (ii) any change, effect, event or occurrence that has a material adverse effect on the financial condition, business or results of operations of Verizon and its Subsidiaries, taken as a whole; provided, however, that any changes, effects, events or occurrences will be deemed not to constitute a “Verizon Material Adverse Effect” to the extent resulting from (A) changes, effects, events or occurrences generally affecting (x) the United States or global economy or financial, debt, credit or securities markets or (y) any industry in which Verizon or its Subsidiaries operate; (B) declared or undeclared acts of war, terrorism, outbreaks or escalations of hostilities; (C) natural disasters or other force majeure events; (D) any change in GAAP or applicable Laws or regulatory or enforcement developments; (E) the failure by Verizon to meet any estimates of revenues or earnings for any period ending on or after the date hereof; provided, that the exception in this clause (E) shall not prevent or otherwise affect a determination that any change, effect, event or occurrence underlying such decline has resulted in or contributed to a “Verizon Material Adverse Effect”; (F) a decline in the price of Verizon Common Stock on the NYSE, NASDAQ or the LSE; provided, that the exception in this clause (F) shall not prevent or otherwise affect a determination that any change, effect, event or occurrence underlying such decline has resulted in or contributed to a “Verizon Material Adverse Effect”; or (G) the execution, delivery or performance of this Agreement, the Ancillary Documents or the Financing Documents (or any Replacement Financing Documents) or the public announcement or consummation of the transactions contemplated by this Agreement, the Ancillary Documents or the Financing Documents (or any Replacement Financing Documents); provided, that the exception in this clause (G) shall not apply to the representation or warranty contained in Section 4.4 to the extent that such representation or warranty purports to address the consequences resulting from the execution and delivery of this Agreement or the Ancillary Documents or the performance of obligations or consummation of the transactions contemplated by this Agreement or the Ancillary Documents; provided, however, that changes, effects, events or occurrences referred to in clauses (A), (B), (C) or (D) above shall, unless otherwise excluded, be considered for purposes of determining whether there is a “Verizon Material Adverse Effect” if and to the extent that such changes, effects, events or occurrences disproportionately adversely affect Verizon and its Subsidiaries, as compared to other companies operating in the industries in which Verizon and its Subsidiaries operate.

“Verizon Material Contract” has the meaning set forth in Section 4.12(a).

“Verizon Notes” means the notes to be issued at the Closing by Verizon and made payable to Seller in the aggregate amount of Five Billion Dollars ($5,000,000,000), having the terms provided for in Exhibit D hereto.

“Verizon Preferred Stock” has the meaning set forth in Section 4.2(a).

“Verizon Recommendation” has the meaning set forth in Section 5.2(f).

“Verizon Recommendation Change Fee” means a cash amount equal to Four Billion Six Hundred Fifty Million Dollars ($4,650,000,000).

“Verizon Registration Statement” has the meaning set forth in Section 5.2(c).

“Verizon Related Party” means Verizon and its Affiliates (including, upon and after the Closing, the Sold Entities), and the respective past or present directors, managers, officers, agents, employees, members, partners, successors and assigns of the foregoing.

“Verizon Releasing Persons” has the meaning set forth in Section 5.15(c).

“Verizon Requisite Vote” has the meaning set forth in Section 4.3(c).

“Verizon Returns” has the meaning set forth in Section 6.1(b).

“Verizon Reverse Termination Fee” means a cash amount equal to One Billion Five Hundred Fifty Million Dollars ($1,550,000,000).

“Verizon SEC Documents” has the meaning set forth in Section 4.5(a).

“Verizon Shares” has the meaning set forth in Section 2.2(a)(ii).

“Verizon Stockholders Meeting” has the meaning set forth in Section 5.2(b).

“Verizon Stock Option” means each option to purchase Verizon Common Stock granted pursuant to a Verizon Stock Plan that is outstanding and unexercised as of the Closing Date.

“Verizon Stock Plans” means the 2009 Verizon Long-Term Incentive Plan and the Verizon Broad-Based Incentive Plan, each as may be amended from time to time, and any other plan, policy or arrangement, including any Verizon Benefit Plan or Contract, pursuant to which Verizon Stock Options or other awards based on, in respect of, or denominated in Verizon Common Stock have been granted.

“Verizon Termination Fee” has the meaning set forth in Section 8.3(a).

“Verizon UK Admission” has the meaning set forth in Section 5.2(d).

“Verizon UK Prospectus” has the meaning set forth in Section 5.2(d).

“Verizon US Prospectus” has the meaning set forth in Section 5.2(d).

“Vodafone” has the meaning set forth in the preamble.

“Vodafone Americas” means Vodafone Americas Inc.

“Vodafone Americas Holdings” means Vodafone Americas Holdings Inc.

“Vodafone B.V. Inc.” means Vodafone International Business Ventures Inc., an entity to be incorporated as provided in Schedule 5.1.

“Vodafone B.V. Inc. Note” means the loan note issued by Vodafone and held by Vodafone B.V. Inc. pursuant to the Reorganization, in the form appended as Exhibit E, which shall remain outstanding immediately following the consummation of the sale of the Transferred Shares and which shall be settled in accordance with Section 5.19.

“Vodafone Change of Recommendation” has the meaning set forth in Section 5.3(d).

“Vodafone Circular” has the meaning set forth in Section 5.3(a)(ii).

“Vodafone Circular Posting Date” means the date on which the Vodafone Circular is published.

“Vodafone Class B Shares” means the class B shares in the capital of Vodafone to be issued by Vodafone in accordance with the terms of the Vodafone Scheme, having the rights and restrictions specified in the special resolution to be set out in the Vodafone Circular.

“Vodafone Class C Shares” means the class C shares in the capital of Vodafone to be issued by Vodafone in accordance with the terms of the Vodafone Scheme, having the rights and restrictions specified in the special resolution to be set out in the Vodafone Circular.

“Vodafone Direction Letter” has the meaning set forth in Section 2.6(a)(ii).

“Vodafone Disclosure Letter” has the meaning set forth in Article III.

“Vodafone Distribution Record Date” has the meaning set forth in Section 2.7(a).

“Vodafone Distribution Record Holders” has the meaning set forth in Section 2.7(a).

“Vodafone Benefit Plans” means all Employee Benefit Plans, including the Vodafone Stock Plans, that are sponsored, maintained, contributed to or required to be contributed to by Vodafone or its Subsidiaries for the benefit of current or former employees, directors or consultants of Vodafone or its Subsidiaries, or with respect to which Vodafone or its Subsidiaries have any current, future or contingent Liability.

“Vodafone Europe” has the meaning set forth in the recitals.

“Vodafone Finance 1” means Vodafone Americas Finance 1 Inc.

“Vodafone Finance 2” means Vodafone Americas Finance 2 Inc.

“Vodafone Holdings LLC” means Vodafone Holdings LLC.

“Vodafone Indemnitees” has the meaning set forth in Section 9.2(b).

“Vodafone International Inc.” means Vodafone International Inc.

“Vodafone Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate with any other changes, effects, events or occurrences, prevents or materially delays the ability of Vodafone to consummate the Transaction.

“Vodafone Material Adverse Financial Effect” has the meaning set forth in Section 8.1.

“Vodafone Ordinary Shares” has the meaning set forth in Section 2.7(a).

“Vodafone Partners” means PCS Nucleus and JV Partnerco.

“Vodafone Recommendation” has the meaning set forth in Section 5.3(d).

“Vodafone Reduction of Capital” means the proposed reductions of capital of Vodafone under Chapter 10 of Part 17 of the Companies Act to be undertaken pursuant to the Vodafone Scheme, being (i) the reduction or cancellation of Vodafone’s share premium account; (ii) the cancellation of Vodafone’s capital redemption reserve; (iii) the cancellation of the Vodafone Class B Shares; and (iv) if applicable, the cancellation of the Vodafone Class C Shares, but subject always to Section 5.4(b).

“Vodafone Related Party” means Vodafone and its Affiliates and the respective past or present directors, managers, officers, agents, employees, members, partners, successors and assigns of (i) the foregoing or (ii) the Partnership or any of its Subsidiaries that, in the case of clause (ii), were designated or appointed by Vodafone or any of its Affiliates.

“Vodafone Releasing Persons” has the meaning set forth in Section 5.15(c).

“Vodafone Requisite Scheme Vote” has the meaning set forth in Section 3.2(c)(i).

“Vodafone Requisite Share Purchase Vote” has the meaning set forth in Section 3.2(c)(ii).

“Vodafone Resolutions” has the meaning set forth in Section 5.3(a)(vii).

“Vodafone Sale Resolutions” has the meaning set forth in Section 5.3(a)(vii).

“Vodafone Scheme” means the scheme of arrangement between Vodafone and its shareholders under Part 26 of the Companies Act, the terms of which shall be included in the Vodafone Circular and shall, subject always to Section 5.4(b), be in the form appended as Exhibit F.

“Vodafone Share Consolidation” means the proposed subdivision and consolidation of Vodafone’s share capital pursuant to the Vodafone Scheme, on terms to be set out in the Vodafone Circular.

“Vodafone Shareholders” means, collectively, the holders of the Vodafone Ordinary Shares and, following the issuance of the Vodafone Class B Shares and the Vodafone Class C Shares in accordance with the Vodafone Scheme, the Vodafone Class B Shares and the Vodafone Class C Shares and, following the Scheme Closing (if applicable), the New Vodafone Shares.

“Vodafone Shareholders Meeting” has the meaning set forth in Section 3.2(c)(i).

“Vodafone Stock Plans” means the Vodafone Group 1999 Long-Term Stock Incentive Plan, the Vodafone Group 2008 Sharesave Plan, the Vodafone Global Long-Term Incentive Plan, the Vodafone Global Incentive Plan and the Vodafone Share Incentive Plan, each as may be amended from time to time, and any other plan, policy or arrangement, including any Vodafone Benefit Plan or Contract pursuant to which awards based on, in respect of, or denominated in Vodafone capital stock have been granted.

“Vodafone Termination Fee” means a cash amount equal to One Billion Five Hundred Fifty Million Dollars ($1,550,000,000).

“Vodafone UK Pension Plan” has the meaning set forth in Section 3.14.

ARTICLE II

PURCHASE AND SALE OF TRANSFERRED SHARES

2.1 Purchase and Sale of Transferred Shares. Upon the terms and subject to the conditions set forth in this Agreement and pursuant to the Transaction, at the Closing, Seller will sell, assign, transfer and convey to Verizon, and Verizon will purchase and acquire from Seller, all of the issued and outstanding capital stock of Vodafone Finance 1 (collectively, the “Transferred Shares”), free and clear of any Encumbrance. As a result of Verizon’s acquisition of the Transferred Shares, each of the Sold Entities shall, except as a result of the existence of the VAI Preferred Shares, become a direct or indirect wholly owned Subsidiary of Verizon. Subject to Section 2.3, the Transaction shall be implemented by way of the Vodafone Scheme, unless the Vodafone Requisite Scheme Vote is not obtained, any condition set forth in Section 7.1(b) or 7.1(c) is not satisfied or waived or the Vodafone Scheme lapses in accordance with its terms or is withdrawn, in which case the Transaction shall be implemented by way of the Share Purchase, subject to Section 2.5. If Seller fails to perform its obligations pursuant to this Section 2.1, Vodafone shall procure that Seller does so and Vodafone shall be jointly and severally liable to Verizon for any default by Seller in performing its obligations under this clause.

2.2 Consideration for Transferred Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement and pursuant to the Transaction, at the Closing, Verizon shall:

(i) pay to Seller an amount in cash equal to (A) Fifty-Eight Billion Eight Hundred Eighty-Six Million Dollars ($58,886,000,000), plus (B) if so elected by Verizon pursuant to Section 2.2(b), the Cash Election Amount, plus (C) unless the failure to consummate the Closing prior to May 1, 2014 results from a breach by Vodafone or Seller of this Agreement, an amount equal to the Cash Flow Adjustment Amount, if any (collectively, the “Cash Consideration”);

(ii) issue and deliver an aggregate number of shares of common stock of Verizon, par value $0.10 per share (the “Verizon Common Stock”), equal to the quotient obtained by dividing (A) the difference (the “Adjusted Verizon Share Amount”) between (x) Sixty Billion One Hundred Fifty Million Dollars ($60,150,000,000) (the “Base Verizon Share Amount”) and (y) the Cash Election Amount (if any), by (B) the Adjusted Closing Price (the “Verizon Shares”); provided, that in the event of any stock split, reverse stock split, stock dividend or dividend payable in other securities, reorganization, reclassification, merger, combination, recapitalization, or other like event that occurs after the date hereof and prior to the Closing (or in respect of which a record date or effective date, as applicable, has been declared and passed within such period) that changes the outstanding shares of Verizon Common Stock into a different number of shares or a different class of stock, then any number, amount or definition contained herein that is used for purposes of determining the number of Verizon Shares to be received by the Vodafone Shareholders will be appropriately adjusted to provide the Vodafone Shareholders with the same economic effect as contemplated by this Agreement prior to such event;

provided, further, that the aggregate payment hereunder to be made in the form of Verizon Shares shall be made only in whole shares of Verizon Common Stock, and any fractional share shall be rounded up to the nearest whole share;

(iii) deliver the Verizon Notes to Seller;

(iv) deliver the Term Note to Seller; and

(v) deliver the Settlement Note to Seller.

(b) No later than ten (10) Business Days prior to the Vodafone Circular Posting Date, Verizon may on a single occasion (subject to the below proviso), in its sole discretion, elect to increase the amount of the Cash Consideration payable pursuant to Section 2.2(a)(i) (a “Cash Election”) by up to Fifteen Billion Dollars ($15,000,000,000), and reduce the Adjusted Verizon Share Amount pursuant to Section 2.2(a)(ii)(A) by an amount equal to such increase, by delivery of a written notice to Vodafone (a “Cash Election Notice”) specifying the additional amount of Cash Consideration to be paid pursuant to such election (together with any amount elected pursuant to the proviso to this sentence, the “Cash Election Amount”); provided, in addition to any Cash Election previously made, on a single occasion during the period after the date of the Verizon Shareholders Meeting and prior to the date that is ten (10) Business Days prior to the anticipated Closing Date, if the Verizon Certificate Amendment has not been approved by the Verizon Shareholders, then Verizon may make a Cash Election for a Cash Election Amount of up to the lesser of (x) Five Billion Dollars ($5,000,000,000) and (y) Fifteen Billion Dollars ($15,000,000,000) minus the Cash Election Amount of any Cash Election previously made; provided, further, that upon the making of any Cash Election, the representations and warranties contained in Section 4.14 (Financing) remain true and accurate in all material respects after giving effect to such Cash Election.

(c) (i) If the transactions contemplated by the Omnitel Purchase Agreement are consummated on the Closing Date, Verizon shall pay, or cause to be paid, by wire transfer or intrabank transfer of immediately available funds to an account designated by Vodafone no later than the close of business on the third (3rd) Business Day prior to the Closing Date, cash in the amount of the Omnitel Consideration Amount or (ii) if the transactions contemplated by the Omnitel Purchase Agreement are not consummated on the Closing Date, Verizon shall deliver to Seller the Omnitel Note, duly executed by Verizon (the Omnitel Consideration Amount or the Omnitel Note, as applicable, together with the Cash Consideration, Verizon Shares, Verizon Notes, Settlement Note and the Term Note, collectively, the “Purchase Price”).

2.3 Scheme Closing. Subject to the terms and conditions of this Agreement, (a) the Scheme Closing shall occur on the date that the condition set forth in Section 7.1(b)(iii)(y) is satisfied, (b) Vodafone shall use commercially reasonable efforts to cause to be satisfied the condition set forth in Section 7.1(b)(iii)(x) on the date that the condition set forth in Section 7.1(b)(ii)(x) is satisfied, or at such other time as Verizon and Vodafone may agree in writing and (c) Vodafone shall use commercially reasonable efforts to cause to be satisfied the condition set forth in Section 7.1(b)(iii)(y) on the date that the condition set forth in Section 7.1(b)(ii)(y) is satisfied, or at such other time as Verizon and Vodafone may agree in writing. For the avoidance of doubt, the Court Hearing shall not be held until all of the conditions set forth in Article VII have been satisfied (or, to the extent permitted by applicable Law, waived in a writing signed by the party for whose benefit the condition exists) other than the conditions set forth in Sections 7.1(b)(ii) and 7.1(b)(iii). The purchase and sale of the Transferred Shares in connection with the Scheme Closing shall take place on the Scheme Effective Date at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY, or at such other place as Verizon and Vodafone may agree in writing. Upon the earlier of (i) the Scheme Longstop Date and (ii) the date on which the Vodafone Scheme lapses in accordance with its terms or is withdrawn, or as Verizon and Vodafone may otherwise agree in writing, this Section 2.3 shall be of no further force and effect.

2.4 Vodafone Scheme Closing Deliverables. The provisions of this Section 2.4 shall apply (for the avoidance of doubt, without prejudice to the provisions of the Scheme, which shall apply) if the Transaction is implemented by way of the Vodafone Scheme, but not if it is implemented by way of the Share Purchase.

(a) Distribution of Verizon Shares. Promptly following the Scheme Closing, pursuant to and in accordance with the terms of the Vodafone Scheme, the Verizon Shares shall be distributed by or on behalf of Verizon to the Vodafone Shareholders in respect of their Vodafone Class B Shares or Vodafone Class C Shares, as applicable.

(b) Payment of Cash Consideration. If the Transaction is implemented pursuant to the Vodafone Scheme, payment of the Cash Consideration will be made at the Closing by wire transfer or intrabank transfer of immediately available funds to Seller or such other Person as Vodafone may direct to an account or accounts designated by Vodafone in writing, such designation to be made no later than the close of business on the third (3rd) Business Day prior to the Closing Date.

(c) Vodafone Deliverables. At or prior to the Scheme Effective Date or, in the case of clauses (ii) through (vi) of this Section 2.4(c), at or prior to the Measurement Time, Vodafone shall deliver, or cause to be delivered, to Verizon (or to a wholly owned Affiliate of Verizon designated by Verizon or as otherwise set forth below), the following:

(i) certificates representing the Transferred Shares, duly endorsed in blank or with stock powers duly executed in proper form for transfer in favor of Verizon (or to a wholly owned Affiliate of Verizon designated by Verizon);

(ii) a certificate of an executive officer of Vodafone to the effect that the Reorganization has been completed pursuant to Section 5.1;

(iii) duly executed letters of resignation, effective as of the Scheme Effective Date, providing for the resignation of all of the persons holding the positions of a director, officer or Representative (as defined in the Partnership Agreement) (A) of the Partnership or any of its Subsidiaries who were appointed to such position by Vodafone or any of its Affiliates or (B) of any of the Sold Entities, in each case in office immediately prior to the Closing;

(iv) a certification from Vodafone Finance 1 that complies with Treasury Regulation Section 1.1445-2(c)(3), dated no more than thirty (30) days prior to the Scheme Effective Date and signed by a responsible corporate officer of Vodafone Finance 1, that the Transferred Shares are not a “United States real property interest” (as defined in Section 897(c)(1) of the Code), and proof reasonably satisfactory to Verizon that Vodafone Finance 1 has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2);

(v) a certificate of an executive officer of Vodafone to the effect set forth in Section 7.3(c); and

(vi) any other documents, instruments or agreements that are reasonably requested by Verizon in connection with the consummation of the transactions contemplated hereby.

(d) Other Verizon Deliverables. At or prior to the Scheme Effective Date or, in the case of clauses (v) through (vii) of this Section 2.4(d), at or prior to the Measurement Time, Verizon shall deliver, or cause to be delivered, to Vodafone (or to a wholly owned Affiliate of Vodafone designated by Vodafone or as otherwise set forth below), the following:

(i) (A) if the transactions contemplated by the Omnitel Purchase Agreement are consummated on the Scheme Effective Date, payment, by wire transfer or intrabank transfer of immediately available funds to an account designated by Vodafone no later than the close of business on the third (3rd) Business Day prior to the Scheme Effective Date, of cash in the amount of the Omnitel Consideration Amount or (B) if the transactions contemplated by the Omnitel Purchase Agreement are not consummated on the Scheme Effective Date, the Omnitel Note, duly executed by Verizon;

(ii) the Verizon Notes, duly executed by Verizon and authenticated by the trustee under the indenture pursuant to which the Verizon Notes are issued;

(iii) the Settlement Note (which shall be delivered to Seller), duly executed by Verizon;

(iv) the Term Note, duly executed by Verizon;

(v) if Verizon determines (using commercially reasonable efforts) that the Verizon Shares do not constitute a “United States real property interest” (as defined in Section 897(c)(1) of the Code), a certification from Verizon that complies with Treasury Regulation Section 1.1445-2(c)(3), dated no more than thirty (30) days prior to the Scheme Effective Date and signed by a responsible corporate officer of Verizon, that the Verizon Shares are not a United States real property interest (as so defined) to Vodafone or its Subsidiaries, and proof reasonably satisfactory to Vodafone that Verizon has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2);

(vi) a certificate of an executive officer of Verizon to the effect set forth in Section 7.2(c); and

(vii) any other documents, instruments or agreements which are reasonably requested by Vodafone in connection with the consummation of the transactions contemplated hereby.

2.5 Share Purchase Closing. Subject to the terms and conditions of this Agreement, unless the Scheme Closing shall have occurred, the closing (the “Share Purchase Closing”) of the Transaction in accordance with Sections 2.6 and 2.7 (the “Share Purchase”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY, at 10:00 a.m., New York time, on the fifth (5th) Business Day (the “Share Purchase Closing Date”) after the later of (a) the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than the conditions set forth in Sections 7.1(b) and 7.1(c) and any condition to the Share Purchase that by its nature cannot be satisfied until the Share Purchase Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the party or parties entitled to the benefits thereof of such conditions at such time) and (b) the earlier of (i) the Scheme Longstop Date and (ii) the date on which the Vodafone Scheme lapses in accordance with its terms or is withdrawn, or at such other time or place as Verizon and Vodafone may agree in writing. If the Scheme Closing shall have occurred, this Section 2.5 shall be of no further force and effect.

2.6 Share Purchase Closing Deliverables. The provisions of this Section 2.6 shall apply if the Transaction is implemented by way of the Share Purchase, but not if it is implemented by way of the Vodafone Scheme.

(a) Vodafone Deliverables. At or prior to the Share Purchase Closing, Vodafone shall deliver, or cause to be delivered, to Verizon (or to a wholly owned Affiliate of Verizon designated by Verizon or as otherwise set forth below), the following:

(i) certificates representing the Transferred Shares, duly endorsed in blank or with stock powers duly executed in proper form for transfer in favor of Verizon (or to a wholly owned Affiliate of Verizon designated by Verizon);

(ii) the direction letter, substantially in the form attached hereto as Exhibit G (the “Vodafone Direction Letter”), duly executed by Vodafone;

(iii) a duly executed copy of the Distribution Agent Agreement;

(iv) a certificate of an executive officer of Vodafone to the effect that the Reorganization has been completed pursuant to Section 5.1;

(v) duly executed letters of resignation, effective as of the Share Purchase Closing Date, providing for the resignation of all of the persons holding the positions of a director, officer or Representative (as defined in the Partnership Agreement) (A) of the Partnership or any of its Subsidiaries who were appointed to such position by Vodafone or any of its Affiliates or (B) of any of the Sold Entities, in each case in office immediately prior to the Closing;

(vi) a certification from Vodafone Finance 1 that complies with Treasury Regulation Section 1.1445-2(c)(3), dated no more than thirty (30) days prior to the Share Purchase Closing Date and signed by a responsible corporate officer of Vodafone Finance 1, that the Transferred Shares are not a “United States real property interest” (as defined in
Section 897(c)(1) of the Code), and proof reasonably satisfactory to Verizon that Vodafone Finance 1 has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2);

(vii) a certificate of an executive officer of Vodafone to the effect set forth in Section 7.3(c); and

(viii) any other documents, instruments or agreements that are reasonably requested by Verizon in connection with the consummation of the transactions contemplated hereby.

(b) Verizon Deliverables. At or prior to the Share Purchase Closing, Verizon shall deliver, or cause to be delivered, to Vodafone (or to a wholly owned Affiliate of Vodafone designated by Vodafone or as otherwise set forth below), the following:

(i) payment of the Cash Consideration, by wire transfer or intrabank transfer of immediately available funds, to Seller or such other Person as Vodafone may direct, to an account or accounts designated by Vodafone in writing, such designation to be made not later than the close of business on the third (3rd) Business Day prior to the Share Purchase Closing Date;

(ii) (A) if the transactions contemplated by the Omnitel Purchase Agreement are consummated on the Share Purchase Closing Date, payment, by wire transfer or intrabank transfer of immediately available funds to an account designated by Vodafone no later than the close of business on the third (3rd) Business Day prior to the Share Purchase Closing Date, of cash in the amount of the Omnitel Consideration Amount or (B) if the transactions contemplated by the Omnitel Purchase Agreement are not consummated on the Share Purchase Closing Date, the Omnitel Note, duly executed by Verizon;

(iii) evidence of the book-entry issuance of the Verizon Shares, which Verizon Shares will be deposited by Verizon with the Distribution Agent in accordance with the Vodafone Direction Letter;

(iv) the Verizon Notes, duly executed by Verizon and authenticated by the trustee under the indenture pursuant to which the Verizon Notes are issued;

(v) the Settlement Note (which shall be delivered to Seller), duly executed by Verizon;

(vi) the Term Note, duly executed by Verizon;

(vii) if Verizon determines (using commercially reasonable efforts) that the Verizon Shares do not constitute a “United States real property interest” (as defined in Section 897(c)(1) of the Code), a certification from Verizon that complies with Treasury Regulation Section 1.1445-2(c)(3), dated no more than thirty (30) days prior to the Share Purchase Closing Date and signed by a responsible corporate officer of Verizon, that the Verizon Shares are not a United States real property interest (as so defined) to Vodafone or its Subsidiaries, and proof reasonably satisfactory to Vodafone that Verizon has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2);

(viii) a certificate of an executive officer of Verizon to the effect set forth in Section 7.2(c); and

(ix) any other documents, instruments or agreements which are reasonably requested by Vodafone in connection with the consummation of the transactions contemplated hereby.

2.7 Distribution of the Verizon Shares following a Share Purchase Closing. The provisions of this Section 2.7 shall apply if the Transaction is implemented by way of the Share Purchase, but not if it is implemented by way of the Vodafone Scheme. As soon as practicable after the date of this Agreement and the selection of the Distribution Agent, the parties shall discuss with Vodafone’s registrar and the Distribution Agent the method pursuant to which the parties will accomplish the prompt and efficient distribution of the Verizon Shares to the Vodafone Distribution Record Holders in accordance with Law, Vodafone’s articles of association and market practice. In the absence of agreement pursuant to the preceding sentence, the parties will take the actions specified in clauses (a)-(d) of this Section 2.7.

(a) Distribution Agent. Prior to the Share Purchase Closing, Vodafone shall enter into an agreement (the “Distribution Agent Agreement”) with such bank, trust company or other appropriate service provider as may be mutually agreed by Verizon and Vodafone (the “Distribution Agent”), which agreement shall provide that Verizon shall deposit the Verizon Shares pursuant to the Vodafone Direction Letter, with the Distribution Agent on the Share Purchase Closing, for the benefit of the holders of the Vodafone ordinary shares, par value 11 and 3/7ths cents per share (the “Vodafone Ordinary Shares”) as of the close of business on a date determined by the Board of Directors of Vodafone (such date, the “Vodafone Distribution Record Date” and such holders as of the Vodafone Distribution Record Date, the “Vodafone Distribution Record Holders”), for distribution in accordance with this Section 2.7.

(b) Distribution Procedures. Vodafone shall, if necessary to effect the distribution of the Verizon Shares required by this Section 2.7(b), declare such a dividend as shall enable such distribution to be effected Lawfully and shall instruct the Distribution Agent to distribute, as soon as reasonably practicable after the Share Purchase Closing, to each Vodafone Distribution Record Holder that number of whole shares of Verizon Common Stock representing such Vodafone Distribution Record Holder’s Pro Rata Portion of the Verizon Shares and cash in lieu of fractional shares pursuant to Section 2.7(c). No interest shall be paid or will accrue on the Verizon Shares or any cash payable to the Vodafone Distribution Record Holders pursuant to the provisions of this Agreement. “Pro Rata Portion” means the percentage obtained by dividing (i) the number of Vodafone Ordinary Shares owned by a Vodafone Distribution Record Holder by (ii) the total number of Vodafone Ordinary Shares issued and outstanding as of the Vodafone Distribution Record Date.

(c) No Fractional Shares. Notwithstanding anything herein to the contrary, no fractional shares of Verizon Common Stock shall be distributed to Vodafone Distribution Record Holders, and any such fractional share interests to which a Vodafone Distribution Record Holder would otherwise be entitled shall not entitle such Vodafone Distribution Record Holder to vote or to any other rights as a stockholder of Verizon. In lieu of any such fractional shares, each Vodafone Distribution Record Holder who, but for the provisions of this Section 2.7(c), would be entitled to receive a fractional share interest of Verizon Common Stock pursuant to this Section 2.7, shall be paid cash, without any interest thereon, as hereinafter provided. Vodafone shall instruct the Distribution Agent to determine the number of whole shares and fractional shares of Verizon Common Stock allocable to each Vodafone Distribution Record Holder, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Vodafone Distribution Record Holder who otherwise would be entitled to receive fractional share interests and to distribute to each such Vodafone Distribution Record Holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amounts required for Tax withholding purposes and after deducting any applicable transfer Taxes and the costs and expenses of such sale and distribution, including brokers fees and commissions. The sales of fractional shares shall occur as soon after the Share Purchase Closing as practicable and as determined by the Distribution Agent. None of Verizon, Vodafone or the Distribution Agent shall guarantee any minimum sale price for the fractional shares of Verizon Common Stock. None of Verizon, Vodafone or the Distribution Agent shall pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Verizon or Vodafone.

(d) Unclaimed Stock or Cash. Any Verizon Common Stock or cash in lieu of fractional shares with respect to Verizon Common Stock that remain unclaimed by any Vodafone Distribution Record Holder one (1) year after the Share Purchase Closing Date shall be delivered to Vodafone. Vodafone shall hold such Verizon Common Stock for the account of such Vodafone Distribution Record Holder and the parties agree that all obligations to provide such Verizon Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of Vodafone, subject in each case to applicable escheat or other abandoned property Laws, and Verizon shall have no Liability with respect thereto. For the avoidance of doubt, Vodafone shall have no right to vote any such unclaimed shares of Verizon Common Stock on behalf of any Vodafone Distribution Record Holder.

2.8 Withholding. Verizon shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement, such amounts as are required to be withheld or deducted under any Tax Law with respect to the making of such payment; provided, that Verizon shall notify and consult with Vodafone prior to making any such withholding or deduction. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF VODAFONE

Except as set forth in the corresponding sections of the disclosure letter delivered to Verizon on or prior to entering into this Agreement (the “Vodafone Disclosure Letter”) (it being agreed that disclosure of any item in any part of the Vodafone Disclosure Letter shall be deemed disclosure with respect to any other part to which the relevance of such item is reasonably apparent), Vodafone hereby makes the following representations and warranties (a) on the date hereof and (b) on the Measurement Time (except in either case to the extent such representation is made as of an earlier date (in which case on and as of such earlier date)):

3.1 Organization and Qualification. Vodafone is a public limited company duly incorporated and validly existing under the Laws of England and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Seller and each Sold Entity is duly organized, validly existing in good standing under the Laws of the jurisdiction of its incorporation or organization (with respect to jurisdictions that recognize the concept of good standing) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Seller and each Sold Entity is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except for such failures to be so licensed, qualified or in good standing as would not reasonably be expected to have, individually or in the aggregate, a Vodafone Material Adverse Effect. Vodafone has filed with the SEC a correct and complete copy of its articles of association, as in force at the date of this Agreement, and made available to Verizon correct and complete copies of the organizational documents (including the certificate of incorporation and bylaws, or comparable documents) of each of Seller and each Sold Entity, in each case as amended to the date of this Agreement.

3.2 Authority.

(a) Each of Vodafone and Seller has the requisite power and authority to execute and deliver this Agreement and, subject to obtaining the approvals set out in Section 3.2(c) below, to consummate the transactions contemplated hereby, and such execution, delivery and, subject to obtaining the approvals set out in Section 3.2(c) below, consummation have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Vodafone and Seller and, assuming the due execution and delivery by Verizon, constitutes the valid and binding obligation thereof, enforceable against Vodafone and Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency and similar federal and state Laws generally affecting the rights and remedies of creditors and general principles of equity, whether considered in a proceeding at law or in equity.

(b) The Board of Directors of Vodafone, at a meeting duly called and held on September 1, 2013, has (i) approved this Agreement and the transactions contemplated by this Agreement and the Ancillary Documents, and (ii) resolved to make the Vodafone Recommendation and to include the Vodafone Recommendation in the Vodafone Circular (subject to Section 5.3(d)) substantially on the following terms:

“The Board considers that the [Proposals] are in the best interests of Vodafone Shareholders as a whole and accordingly unanimously recommends that all Vodafone Shareholders vote in favour of the

Scheme of Arrangement at the Court Meeting and the Resolutions at the Vodafone Shareholders Meeting, as the Directors intend to do in respect of their own beneficial shareholdings. The Vodafone Board, which has been so advised by Goldman Sachs and UBS, considers the terms of the [Transactions] to be fair and reasonable so far as the Vodafone Shareholders are concerned. In providing financial advice to the Vodafone Board, Goldman Sachs and UBS have each taken into account the commercial assessments of the Directors.”

(c) (i) The approval of the Vodafone Scheme at the Court Meeting and the passing of the Vodafone Resolutions at a duly convened and held general meeting of Vodafone (the “Vodafone Shareholders Meeting”), in each case by the requisite majority (the “Vodafone Requisite Scheme Vote”), are the only votes of the holders of any class or series of the equity interests of Vodafone necessary to approve and consummate the Transaction by way of the Vodafone Scheme as contemplated by this Agreement, and (ii) the approval of the Vodafone Sale Resolutions at the Vodafone Shareholders Meeting by the requisite majority (the “Vodafone Requisite Share Purchase Vote”) is the only vote of the holders of any class or series of the equity interests of Vodafone necessary to approve and consummate the Transaction by way of the Share Purchase as contemplated by this Agreement.

3.3 Consents. Neither the execution and delivery of this Agreement by Vodafone nor the execution and delivery of the Omnitel Purchase Agreement by Vodafone Europe, nor the consummation of the transactions contemplated hereby (including the Reorganization) or thereby, will (a) conflict with, or result in any breach or violation of, any provision of the organizational documents of Vodafone, Seller, Vodafone Europe, Omnitel or any of the Sold Entities; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under any order, writ, injunction, decree, Law, statute, rule or regulation, governmental permit or license, or any mortgage, indenture, lease, agreement or other instrument of Vodafone, Seller, Vodafone Europe, Omnitel or the Sold Entities or to which Vodafone, Seller, Vodafone Europe, Omnitel or the Sold Entities or any of their respective assets or properties are subject, except in each case which would not reasonably be expected to have, individually or in the aggregate, a Vodafone Material Adverse Effect; or (c) require any consent, approval, or authorization of, waiver by, notification to, or filing with, any Governmental Entity on the part of Vodafone, Seller, Vodafone Europe, Omnitel or the Sold Entities other than (i) the filing of certificates and other documents with respect to the Reorganization transaction contemplated in Schedule 5.1 hereto, (ii) filings with the FCC or in connection with the transactions contemplated in the Omnitel Purchase Agreement and (iii) such other consents, approvals, authorizations, waivers, notifications or filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Vodafone Material Adverse Effect.

3.4 No Liabilities of the Sold Entities; Assets of the Sold Entities.

(a) As of the Closing Date and following completion of the Reorganization, there will be no Liabilities of any Sold Entity of any kind, other than Liabilities (i) set forth on Section 3.4(a) of the Vodafone Disclosure Letter or that exist between such Sold Entity and another Sold Entity arising from the Reorganization, (ii) in the case of each Vodafone Partner, of and in respect of the Partnership pursuant to such Vodafone Partner’s ownership of its Partnership Interest and (iii) for Taxes of the Sold Entities.

(b) As of the Closing Date and following completion of the Reorganization, none of the Sold Entities will be party to any Contract or will have any assets other than (i) as set forth on Section 3.4(b) of the Vodafone Disclosure Letter or that exist between such Sold Entity and another Sold Entity arising from the Reorganization, (ii) in the case of any Sold Entity that owns another Sold Entity, ownership of such other Sold Entity and (iii) in the case of any Sold Entity which is also a Vodafone Partner, (x) Contracts with the Partnership or its Subsidiaries, Verizon or wholly owned Subsidiaries of Verizon in respect thereof and (y) ownership of any Partnership Interest. As of the Closing Date and following completion of the Reorganization, none of the Sold Entities will employ any persons or sponsor, maintain, contribute to or be required to contribute to any Employee Benefit Plan, or have any current, future or contingent Liability in respect of any Employee Benefit Plan, in each case other than Excluded Liabilities.

(c) As of the Closing Date and following completion of the Reorganization, there is no Liability for, or obligation with respect to, any dividends or distributions declared or to be declared or accumulated but unpaid with respect to any shares of the capital stock or other equity interests of any Sold Entity. As of the most recent Dividend Payment Date, there were no accrued and unpaid dividends with respect to the VAI Preferred Shares.

3.5 Litigation. There are no (a) investigations or proceedings pending (or, to the Knowledge of Vodafone, threatened) by any Governmental Entity with respect to any Sold Entity or (b) actions, suits or proceedings pending (or, to the Knowledge of Vodafone, threatened) against any Sold Entity or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, any Governmental Entity against any Sold Entity, in each case of clause (a) or (b), which would reasonably be expected to have, individually or in the aggregate, a Vodafone Material Adverse Effect.

3.6 Compliance with Laws; Licenses.

(a) The businesses of the Sold Entities are not being conducted in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect (disregarding, for purposes of this Section 3.6(a), clause (i) of the definition of “Verizon Material Adverse Effect”).

(b) As of the date of this Agreement, to the Knowledge of Vodafone, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of any Sold Entity under, any permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew or extend any License (in each case, with or without notice or lapse of time or both), in each case except for violations, breaches, defaults, losses, accelerations or failures that would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect (disregarding, for purposes of this Section 3.6(b), clause (i) of the definition of “Verizon Material Adverse Effect”).

(c) None of Vodafone, Seller or any Sold Entity is an “investment company” as defined in the Investment Company Act of 1940, as amended.

3.7 Capitalization and Ownership of the Sold Entities.

(a) Section 3.7 of the Vodafone Disclosure Letter sets forth, with respect to each Sold Entity, as of the date of this Agreement, (i) the number of its issued and outstanding shares of capital stock or other equity interests of such Sold Entity and (ii) except with respect to the VAI Preferred Shares, the owner of such shares of capital stock or other equity interests.

(b) Except for the shares of capital stock or other equity interests of each Sold Entity to be transferred to Verizon, directly or indirectly, pursuant to the terms and subject to the conditions of this Agreement, there are no issued and outstanding equity interests in any Sold Entity other than the VAI Preferred Shares. All of the shares of capital stock or other equity interests of each Sold Entity have been duly authorized and validly issued and are fully paid and nonassessable and, as of immediately prior to the Closing and except for (x) the VAI Preferred Shares or (y) as set forth on Section 3.7 of the Vodafone Disclosure Letter, will be owned, beneficially and of record, by Seller or a Sold Entity, free and clear of all Encumbrances other than transfer restrictions under applicable securities Laws. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, agreements, arrangements or commitments of any character under which Vodafone or a Sold Entity is or may become obligated to issue or sell, or giving any Person other than a Sold Entity a right to subscribe for or acquire, or in any way dispose of, any shares of capital stock or other securities of any Sold Entity or any securities or obligations convertible or exchangeable into or exercisable for, or convertible into, any shares of capital stock or any securities of any Sold Entity, and no securities or obligations evidencing such rights will be authorized, reserved for issuance, issued or outstanding. Except for the VAI Preferred Shares, no Sold Entity has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of Vodafone, Seller or any Sold Entity on any matter.

3.8 Ownership of Partnership Interest. The Vodafone Partners (together) have good and valid title to a 45% Partnership Interest in the Partnership, free and clear of any Encumbrance other than any Encumbrance imposed by the organizational documents of the Partnership, the Delaware Revised Uniform Partnership Act or applicable federal and state securities Law transfer restrictions.

3.9 Ownership of Transferred Shares. Seller has good and valid title to the Transferred Shares, free and clear of any Encumbrance other than applicable federal and state securities Law transfer restrictions, and upon consummation of the Transaction, Verizon will have good and valid title to such Transferred Shares, free and clear of any Encumbrance other than applicable federal and state securities Law transfer restrictions.

3.10 Tax.

(a) The Sold Entities (i) have timely filed or caused to be filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by or on behalf of them and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) have timely paid all material amounts of Taxes due and payable except, in each case, to the extent that such Taxes are being contested in good faith or are adequately reserved in accordance with IFRS; provided, that no representation is made with respect to the accuracy of any such filed Tax Return with respect to information reported to the Sold Entities by the Partnership on Schedule K-1 (IRS Form 1065). There are no material liens with respect to Taxes upon any asset of the Sold Entities, other than liens for current Taxes not yet due and payable.

(b) Other than with respect to items of Partnership income, gain, loss, deduction or credit (or other items reported to its partners on Schedule K-1 (IRS Form 1065)), no material deficiencies for any Taxes have been proposed in writing or assessed against or with respect to any of the Sold Entities, and there is no outstanding audit, assessment, dispute or claim pending or threatened in writing concerning any material Tax Liability of the Sold Entities.

(c) None of the Sold Entities has received any written notice or inquiry that has not been withdrawn or resolved from any jurisdiction where such Sold Entity does not currently file Tax Returns to the effect that such filings may be required or that such Sold Entity may be subject to Tax by such jurisdiction.

(d) None of the Sold Entities (i) is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, (ii) is or was (since June 30, 1999), a member of any consolidated, combined, unitary or affiliated Tax Return group (other than a group consisting solely of one or more of the Sold Entities), and (iii) has any liability for Taxes of any other Person under any Law, as transferee or successor, by contract or otherwise.

(e) None of the Sold Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) adjustment required by reason of a change in method of accounting for a Pre-Closing Tax Period under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into prior to the Closing, or (iii) installment sale or intercompany transaction made prior to the Closing, except, in each case of clauses (i) through (iii), for any such items arising from any such change in method of accounting, closing agreement, installment sale or intercompany transaction by the Partnership.

(f) All material Taxes required to be withheld, collected or deposited by or with respect to any of the Sold Entities have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Tax Authority.

(g) Section 3.10(g) of the Vodafone Disclosure Letter specifies any Sold Entity for which an entity classification election pursuant to Treasury Regulation Section 301.7701-3 was made, and with respect to each such election, the effective date thereof and the classification elected pursuant thereto.

(h) Within the past two (2) years, none of the Sold Entities has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(i) None of the Sold Entities has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

3.11 Information Supplied. None of the information supplied or to be supplied in writing by Vodafone in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby specifically for inclusion or incorporation by reference in the Proxy Statement, the Verizon Registration Statement or the Verizon UK Prospectus will, at the time such document or any amendment or supplement thereto is declared effective under the Securities Act or first mailed or posted to shareholders and/or, as applicable, published, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Vodafone Circular will not, at the date of publication of the Vodafone Circular, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein; provided, however, that no representation is made by Vodafone with respect to statements made or incorporated by reference therein based on information supplied in writing by Verizon specifically for inclusion or incorporation by reference therein.

3.12 Brokers and Finders. Other than Goldman Sachs International and UBS Limited, the fees and expenses of which will be paid by Vodafone, none of Vodafone or any of its controlled Affiliates has engaged any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement and the Ancillary Documents for which any cost or Liability could be imposed on Verizon or any of its Affiliates.

3.13 Lack of Ownership of Verizon Common Stock. Except as held by any benefit or pension plan sponsored, maintained, contributed to or required to be contributed to by Vodafone or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of Vodafone or its Subsidiaries, or with respect to which Vodafone or its Subsidiaries have any current, future or contingent Liability, neither Vodafone nor any of its Subsidiaries beneficially owns directly or indirectly, any shares of Verizon Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Verizon Common Stock, and none of Vodafone or any of its Subsidiaries has any rights to acquire any shares of Verizon Common Stock. There are no voting trusts or other agreements or understandings to which Vodafone or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Verizon.

3.14 Vodafone Employee Benefits. With respect to each Vodafone Benefit Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Vodafone Material Adverse Effect, (i) Vodafone and its Subsidiaries and the Sold Entities have complied, and are now in compliance with, all Laws applicable to the Vodafone Benefit Plans and their terms, (ii) each Vodafone Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, and (iii) insofar as relates to any Vodafone Benefit Plan operated in the UK which provides pension benefits other than on a money purchase basis (each such plan, a “Vodafone UK Pension Plan”), there is no cause to believe that the UK Pensions Regulator currently has any reason to consider issuing a financial support direction or a contribution notice against any entity by reference to such Vodafone UK Pension Plan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VERIZON

Except as set forth in the Verizon SEC Documents filed with the SEC after December 31, 2011 and prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections of the disclosure letter delivered to Vodafone on or prior to entering into this Agreement (the “Verizon Disclosure Letter”) (it being agreed that disclosure of any item in any part of the Verizon Disclosure Letter shall be deemed disclosure with respect to any other part to which the relevance of such item is reasonably apparent), Verizon hereby makes the following representations and warranties (a) on the date hereof and (b) on the Measurement Time (except in either case to the extent such representation is made as of an earlier date (in which case on and as of such earlier date)):

4.1 Organization and Qualification.

(a) Each of Verizon and its Significant Subsidiaries is a legal entity duly organized, validly existing in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except, in the case of the Significant Subsidiaries of Verizon, for such failures to be so organized, existing and in good standing or to have such power and authority as would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect.

(b) Each of Verizon and its Subsidiaries is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except for such failures to be so licensed, qualified or in good standing as would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect.

(c) Verizon has filed with the SEC correct and complete copies of its certificate of incorporation and by-laws (the “Verizon Charter Documents”), in each case as amended to the date of this Agreement. All such Verizon Charter Documents are in full force and effect and Verizon is not in violation of any of their provisions.

4.2 Capitalization.

(a) The authorized capital stock of Verizon consists of 4,250,000,000 shares of Verizon Common Stock and 250,000,000 shares of preferred stock, par value $0.10 per share (“Verizon Preferred Stock”). As of the close of business on August 30, 2013, (i) 2,861,731,823 shares of Verizon Common Stock were issued and outstanding, (ii) 105,878,296 shares of Verizon Common Stock were issued and held in treasury, (iii) 117,180,785 shares of Verizon Common Stock were reserved for issuance upon the exercise of outstanding stock options, the vesting or lapse of restrictions of restricted share units to acquire shares of Verizon Common Stock or the exercise or vesting or lapse of restrictions of or on any similar instruments into Verizon Common Stock and (iv) no shares of Verizon Preferred Stock were issued and outstanding. All of the Verizon Common Stock (A) has been duly authorized and validly issued, (B) is fully paid and nonassessable and (C) was issued in compliance with all applicable Laws concerning the issuance of securities. As of the close of business on August 30, 2013, there were no other equity interests of Verizon issued, authorized or outstanding. In the event that the Verizon Certificate of Incorporation is amended to provide for an increase in the number of shares of Verizon Common Stock authorized by the Verizon Certificate of Incorporation (a “Verizon Certificate Amendment”), the authorized capital stock of Verizon will be increased by the number of newly authorized shares of Verizon Common Stock provided for thereupon.

(b) Other than pursuant to the Verizon Stock Plans, as of the date hereof, except as expressly contemplated by this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Verizon is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any equity interests of Verizon, or any securities or obligations exercisable or exchangeable for, or convertible into, any equity interests of Verizon, and no securities or obligations evidencing such rights are authorized, reserved for issuance, issued, or outstanding. Upon issuance, the Verizon Shares will not be subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such equity interests.

4.3 Authority.

(a) Verizon has the requisite power and authority to execute and deliver this Agreement and, subject to obtaining the Verizon Requisite Vote, to consummate the transactions contemplated by this Agreement and the Ancillary Documents, and such execution, delivery and, subject to obtaining the Verizon Requisite Vote, consummation have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Verizon and, assuming the due execution and delivery by Vodafone and Seller, constitutes the valid and binding obligation thereof, enforceable against Verizon in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency and similar federal and state Laws generally affecting the rights and remedies of creditors and general principles of equity, whether considered in a proceeding at law or in equity.

(b) The Board of Directors of Verizon, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Ancillary Documents, including the issuance of the Verizon Shares (the “Share Issuance”) and (ii) resolved to make the Verizon Recommendation (subject to Section 5.2(f)).

(c) The affirmative vote (in person or by proxy) pursuant to NYSE listing rules, of the holders of a majority of the shares of Verizon Common Stock voting at the Verizon Stockholders Meeting or any adjournment or postponement thereof to approve the Share Issuance (the “Verizon Requisite Vote”) is the only vote of the holders of any class or series of the equity interests of Verizon necessary to approve and consummate the Transaction.

4.4 Consents. Neither the execution and delivery of this Agreement by Verizon nor execution and delivery of the Omnitel Purchase Agreement by VBIH, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with, or result in any breach or violation of, any provision of the Verizon Charter Documents or any equivalent organizational or governing documents of any Significant Subsidiary of Verizon or VBIH; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under any order, writ, injunction, decree, Law, statute, rule or regulation, governmental permit or license, or any mortgage, indenture, lease, agreement or other instrument of Verizon or its Significant Subsidiaries or VBIH or to which Verizon or its Significant Subsidiaries or VBIH or any of their respective assets or properties is subject, except for such breaches, violations, defaults, Encumbrances, and rights as would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect; or (c) require any consent, approval, or authorization of, waiver by, notification to, or filing with, any Governmental Entity on the part of Verizon or any of its Subsidiaries other than (i) those expressly contemplated by this Agreement (including the approvals required by the FCC) or in connection with the transactions contemplated by the Omnitel Purchase Agreement and (ii) such consents, approvals, authorizations, waivers, notifications or filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect.

4.5 Verizon SEC Documents; Financial Statements; Verizon UK Prospectus.

(a) Verizon has filed or furnished, as applicable, on a timely basis all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements with the SEC (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Verizon SEC Documents”) since December 31, 2011. Each of the Verizon SEC Documents, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply, in all material respects, with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Verizon SEC Documents. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Verizon SEC Documents did not, and any Verizon SEC Documents filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Verizon maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by Verizon is recorded and reported on a timely basis to the individuals responsible for the preparation of Verizon’s filings with the SEC and other public disclosure documents. Verizon maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Verizon, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Verizon are being made only in accordance with authorizations of management and directors of Verizon, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Verizon’s assets that could have a material effect on its financial statements. Verizon has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Verizon’s auditors and the audit committee of Verizon’s Board of Directors (A) any “significant deficiencies” (as defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date hereof) in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Verizon’s ability to record, process, summarize and report financial information and has identified for Verizon’s auditors and audit committee of Verizon’s Board of Directors any “material weaknesses” (as defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date hereof) in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Verizon’s internal control over financial reporting.

(c) Each of the audited consolidated statements of income, changes in stockholders’ equity and cash flows of Verizon and its consolidated Subsidiaries included in or incorporated by reference into the Verizon SEC Documents (including any related notes and schedules) (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (ii) presented fairly, in all material respects, the consolidated financial position of Verizon and its consolidated Subsidiaries as at the dates thereof and the consolidated results of income, changes in stockholders’ equity and cash flows of Verizon and its consolidated Subsidiaries for the periods then ended, and (iii) were prepared from the books of account and other financial records of Verizon and its consolidated Subsidiaries.

(d) Verizon does not have any Liabilities of any kind (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of Verizon prepared in accordance with GAAP (or the notes thereto), except for (i) Liabilities reflected or reserved against on Verizon’s consolidated unaudited balance sheet as of June 30, 2013 (or the notes thereto), (ii) Liabilities incurred in the ordinary course of business since June 30, 2013, (iii) Liabilities incurred in connection with or contemplated by this Agreement and (iv) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect.

(e) The Verizon UK Prospectus will contain all such information necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of Verizon and the rights attaching to the Verizon Shares having regard to the matters specified in section 87A of FSMA and all statements contained in the Verizon UK Prospectus or any other Verizon Disclosure Document upon publication will be true and accurate in all material respects and not misleading in any material respect.

(f) None of the information supplied or to be supplied by Verizon for inclusion or incorporation by reference in the Proxy Statement, the Verizon Registration Statement, the Verizon UK Prospectus or any other Verizon Disclosure Document will, at the time such document or any amendment or supplement thereto is declared effective under the Securities Act or first mailed or posted to shareholders and/or, as applicable, published, contain any untrue statement of material fact or omit to state any material fact required to be stated therein to make the statements therein not misleading.

(g) None of the information supplied or to be supplied in writing by Verizon specifically for inclusion or incorporation by reference in the Vodafone Circular will, at the time such document or any amendment or supplement thereto is first mailed or posted to shareholders and/or, as applicable, published, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(h) Notwithstanding anything in this Agreement to the contrary, no representation is made by Verizon with respect to statements made or incorporated by reference in any Verizon Disclosure Document based on information supplied in writing by Vodafone in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby specifically for inclusion or incorporation by reference in such Verizon Disclosure Document.

4.6 Absence of Certain Changes. Since June 30, 2013 until the date of this Agreement, the businesses of Verizon and its Subsidiaries have been conducted in the ordinary course of business in all material respects. Since December 31, 2012, there has not been any change, effect, event or occurrence that would reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect.

4.7 Litigation. There are no (a) investigations or proceedings pending (or, to the Knowledge of Verizon, threatened) by any Governmental Entity with respect to Verizon or any of its Subsidiaries or (b) actions, suits or proceedings pending (or, to the Knowledge of Verizon, threatened) against Verizon or any of its Subsidiaries or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, any Governmental Entity against Verizon or any of its Subsidiaries, in each case of clause (a) or (b), which would reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect.

4.8 Compliance with Laws; Licenses.

(a) Verizon and its Subsidiaries each has obtained and is in compliance with all Licenses necessary to conduct its businesses as presently conducted, except those the absence of which would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect. The businesses of Verizon and its Subsidiaries are not being conducted in violation of any applicable Law, except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect.

(b) As of the date of this Agreement, to the Knowledge of Verizon, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Verizon or any of its Subsidiaries under, any Licenses or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew or extend any License (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect.

4.9 Tax Matters. Except as would not, individually or in the aggregate, have and would not reasonably be expected to have, a Verizon Material Adverse Effect:

(a) Verizon and its Subsidiaries (i) have timely filed or caused to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by or on behalf of them and all such filed Tax Returns are true, correct and complete; and (ii) have timely paid all Taxes due and payable except, in each case, to the extent that such Taxes are being contested in good faith or are adequately reserved, in accordance with GAAP. There are no liens with respect to Taxes upon any asset of Verizon or its Subsidiaries, other than liens for current Taxes not yet due and payable.

(b) No deficiencies for any Taxes have been proposed in writing or assessed against or with respect to any Taxes due by or Tax Returns of Verizon or its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim pending or threatened in writing concerning any Tax liability of Verizon or its Subsidiaries.

(c) All Taxes required to be withheld, collected or deposited by or with respect to Verizon and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Tax Authority.

4.10 Verizon Employee Benefits.

(a) Except for such claims which would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of Verizon, threatened (x) with respect to any Verizon Benefit Plan (other than a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”)), other than claims for benefits in the ordinary course, (y) alleging any breach of the material terms of any Verizon Benefit Plan (other than a Multiemployer Plan) or any fiduciary duties with respect thereto or (z) with respect to any violation of any applicable Law with respect to such Verizon Benefit Plan (other than a Multiemployer Plan).

(b) Each Verizon Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect. Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect, (i) any Verizon Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the IRS that has not been revoked and, (ii) to the Knowledge of Verizon, no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Verizon Benefit Plan.

(c) With respect to each Verizon Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) Verizon, its Subsidiaries and their respective ERISA Affiliates have complied with the minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived, (ii) no reportable event within the meaning of Section 4043 of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no current or contingent Liability under Title IV of ERISA has been or is expected to be incurred by Verizon, its Subsidiaries or any of their respective ERISA Affiliates (other than for premiums to the PBGC) and (v) the PBGC has not instituted proceedings to terminate any such Verizon Benefit Plan, except, in each case of (i) – (v), as would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect, with respect to any Verizon Benefit Plan, all contributions, premiums and other payments due from any of Verizon or its Subsidiaries required by Law or any Verizon Benefit Plan have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

4.11 Labor Matters. Except for such matters which would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date of this Agreement any) strikes or lockouts with respect to any employees of Verizon or any of its Subsidiaries, (ii) to the Knowledge of Verizon, there is no (and has not been during the two-year period preceding the date of this Agreement any) union organizing effort pending or threatened against Verizon or any of its Subsidiaries, and (iii) there is no (and has not been during the two-year period preceding the date of this Agreement any) slowdown, or work stoppage in effect or, to the Knowledge of Verizon, threatened with respect to any employees of Verizon or any of its Subsidiaries.

4.12 Contracts.

(a) Except for this Agreement or as filed with the SEC prior to the date of this Agreement, neither Verizon nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Verizon (all such Contracts, “Verizon Material Contracts”).

(b) (i) Each Verizon Material Contract is valid and binding on Verizon and its Subsidiaries, as applicable, and is in full force and effect, except where such failure to be valid, binding and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect, (ii) Verizon and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Verizon Material Contract, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect, and (iii) neither Verizon nor any of its Subsidiaries has, to the Knowledge of Verizon, received written notice of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Verizon or any of its Subsidiaries under any such Verizon Material Contract, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect.

4.13 Intellectual Property. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect, either Verizon or a Subsidiary of Verizon owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Verizon Intellectual Property”) used in their respective businesses as currently conducted. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect, (i) there are no pending or, to the Knowledge of Verizon, threatened claims by any Person alleging infringement or misappropriation by Verizon or any of its Subsidiaries of such Person’s intellectual property, (ii) to the Knowledge of Verizon, the conduct of the businesses of Verizon and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither Verizon nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the owned Verizon Intellectual Property, and (iv) to the Knowledge of Verizon, no Person is infringing or misappropriating any Verizon Intellectual Property.

4.14 Financing.

(a) The net proceeds of the loans under the Bridge Credit Agreement, dated as of the date hereof, by and among the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (including any of their respective successors under such facility, the “Financing Sources”) and Verizon (the “Loan Facility”), when funded in accordance with its terms and together with cash on hand (whether from debt issuances, equity issuances, operations or other sources) of Verizon and/or the net proceeds of any Replacement Financing, will, in the aggregate, be sufficient for the payment of the Cash Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, including the payment of all related fees and expenses.

(b) Verizon has delivered to Vodafone true, correct and complete fully executed copies of the Loan Facility, including all exhibits, schedules, annexes and amendments to such Loan Facility in effect as of the date of this Agreement (the Loan Facility, and all exhibits, schedules, annexes and amendments thereto are collectively referred to as the “Financing Documents”), pursuant to which the lenders party thereto have severally agreed, subject to the conditions set forth therein, to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Loan Facility. No Financing Document has been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Loan Facility have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date hereof, the Financing Documents are in full force and effect and constitute the legal, valid and binding obligation of each of Verizon and, to the Knowledge of Verizon, the other parties thereto, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency and similar federal and state Laws generally affecting the rights and remedies of creditors and general principles of equity, whether considered in a proceeding at law or in equity. There are no conditions precedent (including pursuant to any “flex” provisions) to the funding of the full amount of the Financing or the Replacement Financing, other than the satisfaction of the conditions contained in Sections 3.01 and 3.02 of the Loan Facility (or, in respect of certainty of funding, such substantially equivalent conditions (or conditions that are more favorable to Verizon) as may appear in any Replacement Financing Document). As of the date hereof, there are no side letters or other contracts or arrangements related to the Financing that could adversely affect the availability of the Financing. As of the date hereof, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a breach or default), in each case, on the part of Verizon under the Financing Documents or, to the Knowledge of Verizon, any other party to the Financing Documents. As of the date hereof, subject to the satisfaction of the conditions contained in Section 3.01 and 3.02 of the Loan Facility (or, in respect of certainty of funding, such substantially equivalent conditions (or conditions that are more favorable to Verizon) as may appear in any Replacement Financing Document), Verizon does not have any reason to believe that the funds necessary for the payment of the Cash Consideration, and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, including the payment of all related fees and expenses, will not be available to Verizon on the Closing Date. Verizon has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Financing Documents.

4.15 Verizon Shares.

(a) Upon issuance, the Verizon Shares will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any option, call, preemptive, subscription or similar rights under any provision of applicable Law or the Verizon Charter Documents.

(b) At the Closing, Verizon will have sufficient authorized but unissued shares or treasury shares of Verizon Common Stock for Verizon to meet its obligation to deliver the Verizon Shares under this Agreement. Upon consummation of the transactions contemplated hereby, Verizon will deliver the Vodafone Shareholders good and valid title to the Verizon Shares to which they are entitled pursuant to the Transaction and the issuance of such shares will have been registered under the Securities Act.

4.16 Brokers and Finders. Other than Guggenheim Securities, LLC, PJT Capital LLC, J.P. Morgan Securities LLC, Morgan Stanley and Co. LLC, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Inc., the fees and expenses of which will be paid by Verizon, neither Verizon nor any of its controlled Affiliates has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement and the Ancillary Documents for which any cost or liability could be imposed on Vodafone or any of its Affiliates or, until after the Closing, the Partnership or any of its Subsidiaries.

4.17 Opinions of Verizon Financial Advisors. The Board of Directors of Verizon has received the opinion of each of J.P. Morgan Securities LLC and Morgan Stanley and Co. LLC (collectively, the “Verizon Financial Advisors”), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Purchase Price to be paid by Verizon is fair, from a financial point of view, to Verizon (the “Verizon Fairness Opinions”).

4.18 Lack of Ownership of Vodafone Ordinary Shares. Except as held by any Verizon Benefit Plan, none of Verizon or any of its Subsidiaries beneficially owns directly or indirectly, any ordinary shares of Vodafone or other securities convertible into, exchangeable for or exercisable for Vodafone Ordinary Shares, and neither Verizon nor any of its Subsidiaries has any rights to acquire any Vodafone Ordinary Shares. There are no voting trusts or other agreements or understandings to which Verizon or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Vodafone.

ARTICLE V

COVENANTS

Each of the parties hereby covenants and agrees as follows:

5.1 Reorganization. Prior to the Closing, Vodafone shall, and shall cause its controlled Affiliates to, take all actions and to do, or cause its controlled Affiliates to do, all things necessary, proper or advisable under Law to effect a pre-closing reorganization consisting of the transactions set forth on Schedule 5.1 in all material respects in the manner set forth therein (such transactions, together with any modifications made pursuant to the following sentence of this Section 5.1, collectively, the “Reorganization”), such that (a) at and following the Closing, the only shares or other equity or partnership interests held (directly or indirectly) by Vodafone Finance 1 shall be shares of, or equity or partnership interests in, a Sold Entity or in the Partnership, (b) Verizon shall not acquire, directly or indirectly, any assets of the Sold Entities, other than those assets set forth in clauses (i) – (iii) of the first sentence of Section 3.4(b) (all such assets, other than those assets of the Sold Entities set forth in clauses (i) – (iii) of Section 3.4(b), the “Excluded Assets”), and (c) Verizon shall not assume or be responsible, directly or indirectly (including by virtue of the acquisition of any entity), for any Liabilities of the Sold Entities other than those Liabilities of the Sold Entities set forth in clauses (i) – (iii) of Section 3.4(a) (all such Liabilities, other than those Liabilities set forth in clauses (i) – (iii) of Section 3.4(a), the “Excluded Liabilities”). Vodafone may modify the transactions set forth on Schedule 5.1 hereto; provided, that no such modifications shall (i) other than in any de minimis respect, impair or delay consummation of the transactions contemplated by this Agreement and the Ancillary Documents, (ii) cause a breach of any representation or warranty of Vodafone made in this Agreement or (iii) other than in any de minimis respect, increase the risk of any Liability of Verizon or any of its Subsidiaries or any of the Sold Entities or otherwise affect costs (including Taxes), in each case for which Vodafone is not responsible. Vodafone shall notify Verizon in writing of any changes to the Reorganization reasonably in advance of effecting any modified step of the Reorganization and shall consider in good faith any comments received from Verizon.

5.2 Proxy Statement, Verizon Registration Statement and Verizon UK Prospectus.

(a) As soon as reasonably practicable following the date of this Agreement but subject to Section 5.4(a), Verizon shall prepare and file the Proxy Statement with the SEC. Verizon and Vodafone will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, Vodafone will furnish to Verizon in writing the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

Verizon shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Verizon shall as soon as reasonably practicable notify Vodafone of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Vodafone with copies of all such comments and correspondence. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Verizon shall provide Vodafone a reasonable opportunity to review and to propose comments on such document or response. Each of Vodafone and Verizon agrees to promptly correct any information provided by it in writing for use in the Proxy Statement which such party shall have become aware is false or misleading. For the avoidance of doubt, Vodafone shall not, and nothing in this Agreement shall require Vodafone to, be responsible for the Proxy Statement other than with respect to the information provided in writing by Vodafone specifically for inclusion in the Proxy Statement.

(b) Verizon, acting through the Verizon Board of Directors (or a committee thereof), shall (i) whether or not there shall have been a Verizon Change of Recommendation, as soon as reasonably practicable after the date hereof, subject to Section 5.4(a), take all action necessary to set a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the Share Issuance (the “Verizon Stockholders Meeting”), (ii) unless there has been a Verizon Change of Recommendation, include in the Proxy Statement the Verizon Recommendation and (iii) use its commercially reasonable efforts to obtain the Verizon Requisite Vote.

(c) As soon as reasonably practicable following the date of this Agreement but subject to Section 5.4(a), Verizon shall prepare and file with the SEC a registration statement on Form S-4 in connection with the issuance, and, as appropriate, the distribution to Vodafone Shareholders, of the Verizon Shares (the “Verizon Registration Statement”). Verizon and Vodafone will cooperate with each other in the preparation of the Verizon Registration Statement. Without limiting the generality of the foregoing, Vodafone will furnish to Verizon in writing the information relating to it required by the Securities Act and the rules and regulations promulgated thereunder to be set forth in the Verizon Registration Statement. Verizon shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Verizon Registration Statement as promptly as reasonably practicable after receipt thereof and to have the Verizon Registration Statement declared effective by the staff of the SEC as promptly as reasonably practicable after such filing and keep the Verizon Registration Statement effective for so long as necessary to consummate the Transaction. Verizon shall as soon as reasonably practicable notify Vodafone of the receipt of any comments from the SEC with respect to the Verizon Registration Statement and any request by the SEC for any amendment to the Verizon Registration Statement or for additional information and shall provide Vodafone with copies of all such comments and correspondence. Prior to filing the Verizon Registration Statement or mailing the Verizon US Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Verizon shall provide Vodafone a reasonable opportunity to review and to propose comments on such document or response. Each of Vodafone and Verizon agrees to promptly correct any information provided by it in writing for use in the Verizon Registration Statement which such party shall have become aware is false or misleading. Following its filing and/or mailing, Verizon undertakes that it shall not (and shall not seek to) withdraw the Verizon Registration Statement on the grounds that there is an exemption from a requirement to register the issuance of the Verizon Shares pursuant to the Securities Act. For the avoidance of doubt, Vodafone shall not, and nothing in this Agreement shall require Vodafone to, be responsible for the Verizon Registration Statement other than with respect to the information provided in writing by Vodafone specifically for inclusion in the Verizon Registration Statement.

(d) As soon as reasonably practicable following the date of this Agreement but subject to Section 5.4(a), Verizon shall prepare a prospectus as required by FSMA (the “Verizon UK Prospectus”) in connection with the admission of the Verizon Shares to listing on the Official List in accordance with the Listing Rules and to trading on the LSE in accordance with paragraph 3 of the LSE’s admission and disclosure standards (the “Verizon UK Admission”). Verizon and Vodafone will cooperate with each other in the preparation of the Verizon UK Prospectus. Without limiting the generality of the foregoing, Vodafone will furnish to Verizon in writing the information relating to it required by the FSMA and the rules and regulations promulgated thereunder to be set forth in the Verizon UK Prospectus. Verizon shall use its commercially reasonable efforts to resolve all UKLA comments with respect to the Verizon UK Prospectus as promptly as reasonably practicable after receipt thereof and to have the Verizon UK Prospectus cleared by the UKLA as promptly as reasonably practicable after such filing. Verizon shall as soon as reasonably practicable notify Vodafone of the receipt of any comments from the UKLA with respect to the Verizon UK Prospectus and any request by the UKLA for any amendment to the Verizon UK Prospectus or for additional information and shall provide Vodafone with copies of all such comments and correspondence. Prior to posting and publishing (as applicable) the Verizon UK Prospectus (or any amendment or supplement thereto), Verizon shall provide Vodafone a reasonable opportunity to review and to propose comments on such document. Each of Vodafone and Verizon agrees to promptly correct any information provided by it in writing for use in the Verizon UK Prospectus which such party shall have become aware is false or misleading. For the avoidance of doubt, Vodafone shall not, and nothing in this Agreement shall require Vodafone to, be responsible for the Verizon UK Prospectus other than with respect to the information provided in writing by Vodafone specifically for inclusion in the Verizon UK Prospectus. For the avoidance of doubt, if Verizon so elects, it may combine the prospectus forming a part of the Verizon Registration Statement (the “Verizon US Prospectus”) together with the Verizon UK Prospectus into a joint document intended to satisfy the rules and regulations applicable to both documents.

(e) Verizon and Vodafone shall, following the execution of this Agreement and prior to the Closing, discuss in good faith the possibility of offering a “mix and match” facility through appropriate service providers to enable Vodafone Shareholders (other than Vodafone Shareholders located in certain restricted jurisdictions) to elect to vary the proportion in which such Vodafone Shareholders receive Verizon Shares and cash in respect of their entitlements pursuant to the Vodafone Scheme. Verizon shall also (i) implement a free share dealing facility through one or more appropriate service providers, to enable Vodafone Shareholders (other than Vodafone Shareholders located in certain restricted jurisdictions to be set out in more detail in the Vodafone Circular) holding fewer than 50,000 Vodafone Ordinary Shares in Vodafone to elect to sell the Verizon Shares to which they are entitled pursuant to the terms of the Vodafone Scheme and receive the proceeds of such sale in cash and in such manner as enables such Vodafone Shareholders, without charge, to elect to receive such proceeds either in USD, GBP or EUR, such free share dealing facility to be provided for a period of six weeks from the Closing Date; provided, that Vodafone shall pay on demand to Verizon fifty percent (50%) of all costs and expenses incurred by Verizon in connection with the implementation of the free share dealing pursuant to this clause (i), and (ii) implement such arrangements with one or more appropriate service providers (A) as may be reasonably necessary to enable Vodafone Shareholders to hold Crest Depository Instruments representing underlying Verizon Shares (“Verizon CDIs”) and (B) pursuant to which such appropriate service provider(s) will act as corporate sponsored nominee and hold Verizon CDIs for the benefit of certificated Vodafone Shareholders. Verizon will consult with Vodafone (each acting reasonably and in good faith) with a view to providing that the terms on which the Verizon CDIs, corporate sponsored nominee service and dealing facilities are provided are consistent with market practice for similar facilities in the UK-listed market, such terms to be detailed in the Vodafone Circular and the Verizon UK Prospectus.

(f) Except as set forth below in this Section 5.2(f), neither the Board of Directors of Verizon nor any committee thereof shall withhold or withdraw (or qualify or modify in any manner adverse to Vodafone), the approval, recommendation or declaration of advisability by the Board of Directors of Verizon or any such committee thereof with respect to the Share Issuance (such approval, recommendation or declaration, the “Verizon Recommendation” and any such withholding, withdrawal, qualification or modification, a “Verizon Change of Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the Verizon Requisite Vote, the Board of Directors of Verizon may make a Verizon Change of Recommendation in response to an Intervening Event if the Verizon Board determines in good faith (after consultation with outside counsel and a financial advisor, each of nationally recognized reputation) that the exercise of its fiduciary duties under applicable Law requires such Verizon Change of Recommendation; provided, however, that (i) Verizon shall not be entitled to exercise its right to make a Verizon Change of Recommendation until after the fourth (4th) Business Day following Vodafone’s receipt of written notice (a “Verizon Change Notice”) from Verizon advising Vodafone that the Verizon Board intends to take such action and (ii) Verizon shall, throughout such four- (4-) Business Day period, negotiate in good faith with Vodafone with respect to any revisions to the terms of the Transaction proposed by Vodafone in response to an Intervening Event. In determining whether to make a Verizon Change of Recommendation, the Verizon Board shall take into account any changes to the terms of this Agreement proposed by Vodafone in response to a Verizon Change Notice or otherwise.

5.3 Vodafone Shareholder Approval, Circular and Reduction of Capital.

(a) As soon as reasonably practicable following execution of this Agreement but subject to Section 5.4(a), Vodafone shall:

(i) instruct counsel for the purposes of the Vodafone Scheme;

(ii) prepare a circular (the “Vodafone Circular”) to its shareholders in relation to (inter alia) the transactions contemplated by this Agreement and the Vodafone Scheme, and, whether or not there shall have been a Vodafone Change of Recommendation, convene the Vodafone Shareholders Meeting (subject to Section 5.4(a)) and, unless Vodafone has withdrawn the Vodafone Scheme, the Court Meeting to consider and, if thought fit, approve the Vodafone Resolutions, and, unless there has been a Vodafone Change of Recommendation, containing the Vodafone Recommendation (whether or not Vodafone has withdrawn the Vodafone Scheme, provided that in such event such Vodafone Recommendation shall be in respect of the Vodafone Sale Resolutions only);

(iii) apply to the Court for leave to convene the Court Meeting and to post or publish the Vodafone Circular, and use commercially reasonable efforts to resolve all comments from the Court as promptly as reasonably practicable;

(iv) supply all documents as may reasonably be required by the UKLA to approve the Vodafone Circular;

(v) correct any information in the Vodafone Circular which shall have become false or misleading and, as soon as reasonably practicable, notify Verizon of any comments from the UKLA with respect to the Vodafone Circular or any request for amendments or additional information, and provide Verizon with copies of all such comments and correspondence;

(vi) post or publish the Vodafone Circular;

(vii) whether or not there shall have been a Vodafone Change of Recommendation and, with respect to subclauses (A) and (B), below, whether or not the Vodafone Scheme shall have been approved by the requisite majority at the Court Meeting, as soon as reasonably practicable after the date hereof, subject to Section 5.4(a), convene the Vodafone Shareholders Meeting to:

(A)	approve the disposal of all the shares in Vodafone Finance 1 pursuant to the terms of this Agreement and the Transaction as a “Class 1 transaction” under chapter 10 of the Listing Rules;

(B)	approve as a “related party transaction” under Chapter 11 of the Listing Rules (x) the disposal of all the shares in Vodafone Finance 1 pursuant to the terms of this Agreement and the Transaction and (y) the acquisition by Vodafone Europe of Verizon’s indirect ownership interest in Omnitel pursuant to the terms of the Omnitel Purchase Agreement (if such approval is required for such acquisition);

(C)	approve the Vodafone Scheme and authorize the implementation thereof;

(D)	approve the issue of the Vodafone Class B Shares and Vodafone Class C Shares to Vodafone Shareholders in accordance with the terms of the Vodafone Scheme;

(E)	approve the Vodafone Reduction of Capital and authorize the implementation thereof;

(F)	approve the Vodafone Share Consolidation and authorize the implementation thereof;

(G)	amend the articles of association of Vodafone to the extent necessary in connection with the Vodafone Scheme, the issue of the Vodafone Class B Shares and Vodafone Class C Shares, the Vodafone Reduction of Capital and/or the Vodafone Share Consolidation; and

(H)	do, approve or authorize any other matter or thing which the directors of Vodafone consider necessary or appropriate in connection with the aforementioned,

(collectively, the “Vodafone Resolutions” and clauses (A) and (B) thereof, the “Vodafone Sale Resolutions”); provided, that Vodafone shall use its commercially reasonable efforts to reach a position whereby the Vodafone Sale Resolutions are proposed for approval at the Vodafone Shareholders Meeting as a single, composite resolution or failing which, the related party transaction approvals referred to in (B) above are proposed as a single, composite resolution;

(viii) unless there has been a Vodafone Change of Recommendation, use its commercially reasonable efforts to obtain the Vodafone Requisite Scheme Vote and the Vodafone Requisite Share Purchase Vote;

(ix) apply to the Court for the sanction of the Vodafone Scheme and the confirmation of the Court of the Vodafone Reduction of Capital; provided, that the parties agree to use their respective commercially reasonable efforts to minimize the period between the two hearings of the Court and, subject to the approval of the Court, have both hearings occur on the same day; provided, further, that without limiting any other provision of this Agreement, the hearing in respect of the confirmation by the Court of the Vodafone Reduction of Capital shall (A) not be held on a Friday and (B) be held in the same calendar week as the Court Hearing; and

(x) give such reasonable undertakings as may be required by the Court as a condition to obtaining the Court’s sanction of the Vodafone Scheme and confirmation of the Vodafone Reduction of Capital.

(b) Prior to posting or publishing the Vodafone Circular or responding to comments of the UKLA, Vodafone shall provide Verizon a reasonable opportunity to review and to propose comments on such document or response and give reasonable consideration to all comments proposed by Verizon in connection therewith. Vodafone shall also provide Verizon a reasonable advance opportunity to review and to propose comments on all documents to be filed with the Court in connection with the Vodafone Scheme and give reasonable consideration to all comments proposed by Verizon in connection therewith.

(c) Verizon shall take all such steps as are reasonably necessary to implement the Vodafone Scheme and in particular shall (subject to the satisfaction of the conditions to the Vodafone Scheme):

(i) unless not required by the terms of the Vodafone Scheme, through counsel, consent at the Court Hearing to be bound by the Vodafone Scheme;

(ii) execute or procure the execution of all such documents, and do or procure the carrying out of all such actions, as may be reasonably necessary or desirable to implement the Vodafone Scheme;

(iii) give such reasonable undertakings as may be required by the Court as a condition to obtaining the Court’s sanction for the Vodafone Scheme; and

(iv) provide such other assistance (and shall use its commercially reasonable efforts to procure that its Affiliates provide such assistance) as Vodafone may reasonably request in connection with the preparation of the Vodafone Circular, the implementation of the Vodafone Scheme or Vodafone Reduction of Capital and in preparing and obtaining UKLA approval of, and posting or publishing (as appropriate), any other document in connection with the matters set out in this Section 5.3(c), including by, subject to applicable Law, providing information in writing in relation to Verizon, any of its Affiliates and any of its or their directors or officers;

provided, that Verizon and Vodafone shall, in relation to clauses (i) and (iii), cooperate with each other to explain fully to the Court the terms of this Agreement and, in particular, Sections 8.1(j) and 10.6(b), with a view to assuring the Court that, in the event of a Financing Failure, Verizon should not be regarded as being in breach of any consent or undertaking that Verizon is required to give to the Court.

(d) Except as set forth below in this Section 5.3(d), neither the Board of Directors of Vodafone nor any committee thereof shall withhold or withdraw (or qualify or modify in any manner adverse to Verizon) the recommendation by the Board of Directors of Vodafone or any such committee thereof to the Vodafone Shareholders to vote in favor of each of the Vodafone Resolutions (such recommendation, the “Vodafone Recommendation” and any such withholding, withdrawal, qualification or modification, a “Vodafone Change of Recommendation”). Notwithstanding the foregoing, the Board of Directors of Vodafone may at any time prior to obtaining the Vodafone Requisite Share Purchase Vote make a Vodafone Change of Recommendation if the Board of Directors of Vodafone determines in good faith (in its sole discretion but after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the exercise of its fiduciary duties as the board of directors of an English public limited company requires such Vodafone Change of Recommendation; provided, however, that Vodafone shall, to the extent reasonably practicable and legally permissible (taking into account the date of the Vodafone Shareholders Meeting) seek to consult with Verizon prior to exercising its right to make a Vodafone Change of Recommendation. In determining whether to make a Vodafone Change of Recommendation, the Vodafone Board shall take into account any changes to the terms of this Agreement proposed by Verizon during any such consultation. In the event of a Vodafone Change of Recommendation following the posting of the Vodafone Circular, Vodafone shall, upon request by Verizon, promptly withdraw the Vodafone Scheme from the Court.

(e) Notwithstanding the provisions of the Vodafone Scheme, Vodafone shall not reduce the amount of the Cash Entitlement if and to the extent that such reduction would delay the date on which the Court Hearing would otherwise take place.

5.4 Cooperation with Respect to Filings and Meetings of Shareholders.

(a) Vodafone and Verizon shall cooperate and consult with each other to co-ordinate the timing of the preparation, posting or publication of the relevant documents, convening of the relevant meetings, or the taking of the other steps required pursuant to Sections 5.2 and 5.3, and in particular shall cooperate to ensure that (i) the Proxy Statement is mailed to Verizon Shareholders, and the Verizon UK Prospectus, the Verizon Registration Statement (and the prospectus contained therein) and the Vodafone Circular are mailed or posted to the Vodafone Shareholders and/or, as applicable, published, on the same date and (ii) the Vodafone Shareholders Meeting, the Court Meeting and the Verizon Stockholders Meeting are held on the same date and at substantially the same time.

(b) Vodafone agrees that it shall not, without Verizon’s consent (such consent not to be unreasonably withheld, conditioned or delayed), except as required by Law, make any amendments to the terms of the Vodafone Scheme which may adversely affect the rights and obligations of Verizon. Vodafone may, at its sole discretion, withdraw the Vodafone Scheme at any time prior to or during the Court Hearing but shall, prior to withdrawing the Vodafone Scheme, consult with Verizon.

(c) Verizon will procure that Verizon and the directors of Verizon accept responsibility for all of the information set out in the Verizon UK Prospectus (but not, for avoidance of doubt, in the Vodafone Circular).

(d) Vodafone will procure that the directors of Vodafone accept responsibility for all of the information set out in the Vodafone Circular (but not, for the avoidance of doubt, in the Verizon UK Prospectus, the Verizon Registration Statement or any other Verizon Disclosure Document).

(e) If there shall occur any event (including discovery of any fact, circumstance or event) that is required by applicable Law to be set forth in an amendment or supplement to the Vodafone Circular, the Proxy Statement, the Verizon Registration Statement, the Verizon US Prospectus or the Verizon UK

Prospectus, Vodafone or Verizon (as applicable) shall prepare and post or publish (as applicable) such an amendment or supplement or issue a press release or take other corrective action, in each case to the extent required by applicable Law, and in each case after, to the extent reasonably practicable: (i) providing the other party with a reasonable opportunity to review such amendment or supplement; and (ii) in good faith giving reasonable consideration to all comments proposed by that other party.

(f) Vodafone and Verizon shall cooperate and consult with each other to determine a mutually satisfactory approach to the treatment of Overseas Scheme Shareholders. Without limitation of the foregoing, (i) Vodafone shall not make a determination under paragraphs 11.1(A) or (B) of the Vodafone Scheme, and Verizon shall not give notice requiring such a determination pursuant to Section 5.4(g), without prior consultation with the other party and (ii) Vodafone and Verizon shall attempt to reach an agreement with respect to the treatment of Overseas Scheme Shareholders prior to the Vodafone Circular Posting Date.

(g) Without prejudice to Section 5.4(f), Vodafone shall not make the B Share Election available to Overseas Scheme Shareholders in any jurisdiction, nor shall Verizon be obliged to issue and deliver Verizon Shares (or procure the delivery of Verizon CDIs or statements of ownership in respect of Verizon CDIs) to Overseas Scheme Shareholders in any jurisdiction, if Verizon has notified Vodafone at least five (5) Business Days before the Court Hearing that it has determined that doing so is (A) prohibited by applicable Law or (B) permitted only subject to compliance by Verizon with requirements of applicable Law (including any requirement to make any registration or filing with, or obtain any consent or approval from, any Governmental Authority) which Verizon, in its absolute discretion, considers to be unduly onerous. If Verizon makes such a notification with respect to a jurisdiction, then Vodafone shall make such determination under paragraph 11.1(A) or (B) of the Scheme as is notified by Verizon to Vodafone for these purposes. For the avoidance of doubt, it shall not be unduly onerous for Verizon to “passport” the Verizon UK Prospectus from the United Kingdom into any other Member State in accordance with the applicable requirements of the Prospectus Directive and the Laws of such Member State.

5.5 Press Releases. The forms of the initial press releases regarding the transactions contemplated hereby, to be released as promptly as practicable following the execution of this Agreement and at substantially the same time, are attached hereto as Exhibit H (the “Initial Verizon Press Release”) and Exhibit I (the “Initial Vodafone Press Release” and, together with the Initial Vodafone Press Release, the “Initial Press Releases”). Each of Verizon and Vodafone agrees that, prior to Closing, it will consult with the other prior to making, or permitting any of their Subsidiaries to make, any public statement or release concerning this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, except to the extent otherwise required by Law or the obligations pursuant to any applicable listing agreement with or rules of any securities exchange (including, for avoidance of doubt, the NYSE, the NASDAQ and the LSE); provided, that (a) to the extent such consultation obligation has been discharged with respect to the contents of any such public statement or release, no separate consultation obligation shall apply in respect of such content to the extent replicated in whole or in part in any subsequent public statement or release and (b) Verizon and Vodafone may make public statements in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements are consistent with the Initial Press Releases and other prior press releases, public disclosures or public statements made jointly by Verizon and Vodafone or made by one party in accordance with this Section 5.5 or in the Current Report on Form 8-K filed by Verizon with respect to this Agreement and the transactions contemplated hereby and do not reveal material nonpublic information regarding this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

5.6 Securityholder Litigation. Verizon and Vodafone shall, in connection with the defense or settlement by such party of any actual or threatened securityholder litigation, complaints or challenges against it or its directors or officers relating to the transactions contemplated by this Agreement or the Ancillary Documents (including, for avoidance of doubt, any actual or threatened litigation, complaints or challenges that may be brought in the Court or any other court of England and Wales in connection with the Vodafone Scheme or that otherwise relates to the transactions contemplated by this Agreement or the Ancillary Documents), (a) consult and cooperate with the other party and (b) keep the other party reasonably and timely informed of developments, changes or occurrences with respect to any such litigation.

5.7 Confidentiality. Except as mutually agreed by each of the parties hereto, each of the parties agrees that, during the term of this Agreement and at all times thereafter, it will not disclose to any person (other than any financial advisers, accountants, attorneys, and other Representatives who are required to know such information) any information that has been made available to such party in connection with the negotiation, execution or performance of this Agreement, except as required by Law, regulation or legal process (including necessary disclosure in connection with any legal process relating to establishing or enforcing any rights under this Agreement) or in connection with obtaining the approval of any Governmental Entity, and except that Verizon may disclose this Agreement and the Omnitel Purchase Agreement to Financing Sources.

5.8 Approvals, Consents and Regulatory Filings.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties shall, and shall cause their respective Subsidiaries to, use its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement and the Ancillary Documents to satisfy all legal conditions to the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, and to obtain all consents, orders and approvals of Governmental Entities and non-governmental third parties that may be or become necessary for the consummation of any of the transactions contemplated by this Agreement and the Ancillary Documents, in each case as soon as reasonably practicable following the execution of this Agreement, and each of the parties will cooperate fully with the other parties in taking or causing to be taken all actions, or doing or causing to be done all things necessary, proper or advisable on its part under this Agreement and the Ancillary Documents and promptly seeking to obtain all such authorizations, consents, orders and approvals. Without limiting the generality of the foregoing, as soon as practicable after the date hereof (and in any event within fifteen (15) Business Days from the date hereof with respect to clause (i) below), Verizon shall file or cause the Partnership to file (i) applications or notices with the FCC necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, if any, which applications will comply in all material respects with the requirements of the Communications Act of 1934 as amended and the rules and regulations of the FCC, (ii) applications or notices with each applicable state public service utility commission or other state or local regulatory entity necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, if any, and (iii) any other regulatory consents and approvals necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Documents. Verizon shall diligently prosecute and cause its Subsidiaries to diligently prosecute all such applications and take all such actions and give all such notices as may be required or requested by the FCC or any other regulatory agency or as may be appropriate in an effort to expedite the grant of any necessary consent by the FCC or such regulatory agency. For purposes of this Section 5.8, “commercially reasonable efforts” shall not include nor require any party or any of its Subsidiaries to (A) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, in each case if such sale, separation or disposition or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have a Verizon Material Adverse Effect, or (B) conduct or agree to conduct its business in any particular manner, or agree to any other condition, requirement, restriction or action, if such conduct or agreement with respect thereto, or such other condition, requirement, restriction or action, would, individually or in the aggregate, reasonably be expected to have a Verizon Material Adverse Effect (each of the foregoing effects, a “Burdensome Effect”). None of Vodafone or any of its Affiliates shall, without the prior written consent of Verizon, agree to become subject to, or consent to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity in connection with any of the transactions contemplated by this Agreement to the extent such requirement, condition, understanding, agreement or order would be binding on any Sold Entity or any of its Affiliates upon or following the Closing.

(b) Except to the extent prohibited by Law and without limiting the generality of the foregoing, each of the parties shall, and shall cause their respective Subsidiaries to, (i) cooperate in all respects with each other in connection with any investigation or other inquiry before a Governmental Entity and in connection with the transactions contemplated by this Agreement and the Ancillary Documents, including any proceeding initiated by a Governmental Entity or a private party; (ii) furnish all information required or reasonably requested for any application or other filing to be made pursuant to any applicable Laws in connection with the transactions contemplated by this Agreement and the Ancillary Documents; (iii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entities, and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement and the Ancillary Documents; (iv) except for filings made by Vodafone and its Affiliates in connection with the Reorganization, give the other parties a reasonable opportunity to review in advance and propose comments with respect to any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Documents; and (v) except for filings made by Vodafone and its Affiliates in connection with the Reorganization, provide to the other parties hereto copies of all filings and material correspondence with all Governmental Entities with respect to the filings and consents in connection with the transactions contemplated by this Agreement and the Ancillary Documents. In exercising the foregoing rights, each of the parties shall act reasonably and as promptly as practicable; provided, however, that materials provided to the other parties may be redacted (A) to remove references to valuation, (B) as necessary to comply with contractual arrangements, (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns and (D) to protect competitively sensitive information.

(c) In furtherance and not in limitation of the covenants of each of the parties contained in Sections 5.8(a) and (b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement or the Ancillary Documents as violative of any Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered or promulgated or enforced by a Governmental Entity which would make the transactions contemplated by this Agreement or the Ancillary Documents illegal or otherwise prohibit or materially impair or delay consummation of the transactions contemplated by this Agreement and the Ancillary Documents, each of the parties shall cooperate in all respects with each of the other parties and use its commercially reasonable efforts to contest and resist any such action or proceeding, to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the transactions contemplated by this Agreement and the Ancillary Documents and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable; provided, that the parties shall not be obligated to seek to overturn a final order by the FCC disapproving the transactions contemplated by this Agreement and the Ancillary Documents.

(d) If any objections are asserted with respect to the transactions contemplated by this Agreement or any Ancillary Document under any Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated by this Agreement or the Ancillary Documents as violative of any Law, each of the parties shall use its commercially reasonable efforts to resolve any such objections or challenges as such Governmental Entity or private party may have to such transactions under such Law so as to permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

5.9 Financing.

(a) Verizon shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the proceeds of, the Financing and, if applicable, the Replacement Financing on the terms and conditions described in the Financing Documents and Replacement Financing Documents, including using commercially reasonable efforts to (i) comply with its obligations and satisfy the conditions precedent to funding under the Financing Documents and, if applicable, Replacement Financing Documents; (ii) upon satisfaction of the conditions set forth in Section 3.02 of the Loan Facility (and/or, in respect of certainty of funding, such substantially equivalent conditions (or conditions that are more favorable to Verizon) as may appear in any Replacement Financing Document), consummate the Financing and, if applicable, the Replacement Financing at or prior to

Closing; and (iii) cause the Financing Sources and, if applicable, Replacement Financing Sources to fund on the Closing Date the Financing and, if applicable, the Replacement Financing to the extent required to consummate the Transaction in accordance with the terms thereof (including, to the extent commercially reasonable, by promptly taking enforcement action under the Financing Documents and, if applicable, the Replacement Financing Documents in the event of a breach by any Financing Sources or Replacement Financing Sources).

(b) Verizon shall have the right to substitute the proceeds of consummated debt (including unsecured notes) or equity offerings for all or any portion of the Financing or, if applicable, Replacement Financing by reducing commitments under the Financing and, if applicable, any Replacement Financing; provided, that to the extent any consummated debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the Termination Date. Further, Verizon shall have the right to substitute commitments in respect of other debt or equity financing for all or any portion of the Financing from the same and/or alternative bona fide third-party financing sources (“Replacement Financing Sources”) so long as (i) all conditions precedent to effectiveness of definitive documentation for such debt or equity financing have been satisfied and the conditions precedent to funding under the debt financing or issuance of the equity financing are, in respect of certainty of funding, substantially equivalent to (or conditions that are more favorable to Verizon than) the conditions set forth in Section 3.02 of the Loan Facility, and (ii) in respect of any debt financing, prior to funding of the loans thereunder, the commitments in respect of such debt financing are subject to restrictions on assignment which are substantially equivalent to or more favorable to the Verizon than the restrictions set forth in Section 8.07 of the Loan Facility (any such debt or equity financing which satisfies the foregoing clauses (i) and (ii), the “Replacement Financing”; the definitive documentation for any such Replacement Financing, the “Replacement Financing Documents”).

(c) Verizon shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any provision or remedy under, the Financing Documents or Replacement Financing Documents; provided, that Verizon shall not, without the prior written consent of Vodafone, at any time prior to the Closing: (i) permit any amendment, replacement, supplement or modification to, or any waiver of any material provision or remedy under, any Financing Document or Replacement Financing Document if such amendment, replacement, supplement, modification or waiver (A) adds any new (or modifies, in a manner materially adverse to Verizon, any existing) conditions to the consummation of the Financing or Replacement Financing (as applicable), (B) reduces the aggregate amount of the Financing and the Replacement Financing other than to the extent that (1) such reduction is required by the terms of the Loan Facility or (2) Verizon has available to it Replacement Financing or cash on hand in an amount equal to such reduction, (C) materially adversely impacts the ability of Verizon to enforce its rights against other parties to any Financing Document as so amended, replaced, supplemented, modified or waived, relative to the ability of Verizon to enforce its rights against such other parties to any Financing Document as in effect on the date hereof or Replacement Financing Document as in effect on the date of execution thereof, or (D) prevents, impedes or materially delays the consummation of the transactions contemplated by this Agreement; provided, further, that notwithstanding the foregoing, Verizon may amend the Financing Documents and/or Replacement Financing Documents to add lenders, lead arrangers, syndication agents, documentation agents or similar entities who had not executed any Financing Document and/or Replacement Financing Document; or (ii) terminate the Loan Facility other than to the extent that (A) the commitments under the Loan Facility have been reduced to zero in accordance with its terms or (B) Verizon has obtained Replacement Financing in an aggregate amount equal to the commitment under the Loan Facility at the time of such termination of the Loan Facility. Verizon shall promptly following execution deliver to Vodafone copies of any such amendment, replacement (including any Replacement Financing Document), supplement, modification or waiver (which may be redacted to delete any compensation information). Notwithstanding anything to the contrary in this Agreement, Verizon agrees that it shall not reduce the aggregate amount of all unfunded commitments in respect of the Financing and, if applicable, Replacement Financing (whether as a result of a disposition of assets, debt issuance or equity issuance but, for the avoidance of doubt, not as a result of the funding of the loans thereunder) to an amount less than Twenty Billion Dollars ($20,000,000,000) without Vodafone’s consent, which shall not be unreasonably withheld, conditioned or delayed.

(d) Verizon acknowledges and agrees that Vodafone and its Affiliates (including, prior to the Closing, the Sold Entities), their respective Representatives and, prior to the Closing, the Partnership or any of its Subsidiaries and their respective Representatives, shall not have any responsibility for, or incur any liability to, any Person under or pursuant to the Financing or Replacement Financing pursuant to the Financing Documents or Replacement Financing Documents, if any, and that Verizon shall indemnify and hold harmless Vodafone and its Affiliates (including, prior to the Closing, the Sold Entities), their respective Representatives and, prior to the Closing, the Partnership and its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing or the Replacement Financing pursuant to the Financing Documents or Replacement Financing Documents, if any, except to the extent resulting from any breaches of the representations, warranties or covenants of Vodafone under this Agreement. Verizon shall keep Vodafone reasonably informed with respect to all material activity concerning the status of the financing contemplated by the Financing Documents and Replacement Financing Documents (if any), it being understood, for the avoidance of doubt, that nothing in this Section 5.9(d) shall relieve Vodafone of any liability pursuant to Section 8.3 or require Verizon to provide indemnification in respect of any such liability.

5.10 Voting Rights; Purchases of Securities.

(a) Prior to the Closing, Verizon shall not, and shall cause its controlled Affiliates not to, purchase any ordinary shares of Vodafone or other securities convertible into, exchangeable for or exercisable for ordinary shares of Vodafone, and none of Verizon or any of its Subsidiaries shall purchase any rights to acquire any ordinary shares of Vodafone.

(b) Prior to the Closing, Vodafone shall not, and shall cause its controlled Affiliates not to, purchase any shares of Verizon Common Stock or other securities convertible into, exchangeable for or exercisable for Verizon Common Stock, and neither Vodafone nor any of its Subsidiaries shall purchase any rights to acquire any Verizon Common Stock.

5.11 Name Changes. As promptly as reasonably practicable following the Closing Date but not later than thirty (30) days after the Closing Date, Verizon shall cause the organizational documents of the Sold Entities to be amended so as not to include any of “Vodafone” or any word, phrase or acronym confusingly similar thereto and take all such other steps required under applicable law to change and register the name of the Sold Entities accordingly.

5.12 Further Assurances. Subject to the terms and provisions of this Agreement, each party hereto shall at any time and from time to time after the Closing, upon the request of another party hereto, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required for (a) the better transferring, assigning and conveying the equity interests of the Sold Entities to Verizon, or (b) the transfer, assignation, conveyance and assumption of any Excluded Assets owned by or Excluded Liabilities of the Sold Entities to Vodafone or its designated Affiliates following the Closing. Except with respect to a Verizon Change of Recommendation or a Vodafone Change of Recommendation, no party hereto shall take any actions that would be reasonably be expected to prevent, impair or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Documents. In the event that Seller fails to perform any covenant, agreement or obligation that it is obligated to perform pursuant to this Agreement, Vodafone shall cause Seller to perform such covenant, agreement or obligation.

5.13 Access. Except as determined in good faith to be necessary to comply with applicable Law, or preserve any applicable privilege (including the attorney-client privilege), Verizon will cause the Sold Entities and the Partnership and its Subsidiaries, until the date that is six (6) years after the Closing Date, and Vodafone will cause the Sold Entities, prior to the Closing Date, to afford promptly to Vodafone and its Representatives or Verizon and its Representatives, as applicable, reasonable access to their books of account, financial, tax and other records, information, employees and auditors to the extent necessary (a) with respect to Vodafone and its Representatives, in determining any matter in connection with any audit relating to the Sold Entities or their Affiliates and the Partnership with respect to any period ending on or before the Closing Date for purposes of financial statements of Vodafone or its Affiliates or for the preparation of any Tax Returns of Vodafone or its Affiliates and (b) with respect to Verizon and its Representatives, in determining the Tax consequences of the Transaction; provided, that any such access shall not unreasonably interfere with the conduct of the business of Verizon, the Sold Entities, the Partnership or their respective Affiliates or Vodafone, the Sold Entities and their Affiliates, as applicable. The party seeking access to information shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) incurred in connection with obtaining such access. Each party will hold, and will use its commercially reasonable efforts to cause its Representatives to hold (and will be responsible for any failure by any of its Representatives to hold), in confidence all confidential information concerning the Sold Entities or their Affiliates and the Partnership or its Affiliates.

5.14 Change in Ownership; ELPI Contribution.

(a) The parties agree that entry into this Agreement and consummation of the transactions pursuant hereto do not and will not constitute a “Change in Ownership” for purposes of the Partnership Agreement until the Closing shall have occurred.

(b) Prior to the Closing, Verizon shall not, and shall cause its Affiliates not to, exercise the ELPI Contribution referred to in the ELPI Contribution Agreement, dated as of December 2001, among the Partnership, Verizon, Vodafone and certain other Persons.

5.15 Indemnification and Insurance; Mutual Release.

(a) Vodafone and Verizon agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers, employees and other representatives of the Sold Entities, the Partnership and its Subsidiaries as provided in their respective organizational documents and which, in the case of the Sold Entities, has prior to the date hereof been made available to Verizon shall survive the Closing and shall continue in full force and effect to the extent provided in the following sentence. Verizon shall cause the Sold Entities and the Partnership and its Subsidiaries to maintain in effect until the sixth (6th) anniversary of the Closing any and all exculpation, indemnification and advancement of expenses provisions of such entity’s organizational documents, in each case in effect as of the date hereof and which, in the case of the Sold Entities, has been provided to Verizon prior to the date hereof, for acts or omissions occurring on or prior to the Closing.

(b) In the event any of the Sold Entities, the Partnership or its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the applicable Sold Entity, the Partnership or the applicable Subsidiary of the Partnership shall assume all of the obligations of such Person contemplated to be maintained pursuant to Section 5.15(a).

(c) As of the Closing, Verizon, for and on behalf of itself, its Affiliates and their respective successors and assigns (the “Verizon Releasing Persons”), hereby voluntarily, knowingly, fully, unconditionally and irrevocably acquits, releases and forever discharges each Vodafone Related Party from any and all Claims that such Verizon Releasing Person has or has ever had or may have or that have been or could have been or could be asserted against any Vodafone Related Party, which arise out of or in any way relate to events, circumstances, actions or omissions occurring, existing or taken on or prior to the Closing in connection with or on behalf of the Partnership, its Subsidiaries or the Sold Entities, other than Claims arising out of or permitted under the express terms set forth in this Agreement or the Ancillary Documents or any agreement, other than the Partnership Agreement, that is not terminated pursuant to the last sentence of this

Section 5.15. As of the Closing, Vodafone, for and on behalf of itself, its Affiliates and their respective successors and assigns (the “Vodafone Releasing Persons”), hereby voluntarily, knowingly, fully, unconditionally and irrevocably acquits, releases and forever discharges each Verizon Related Party from any and all Claims that such Vodafone Releasing Person has or has ever had or may have or that have been or could have been or could be asserted against any Verizon Related Party, which arise out of or in any way relate to events, circumstances, actions or omissions occurring, existing or taken on or prior to the Closing in connection with or on behalf of the Partnership, its Subsidiaries or the Sold Entities, other than Claims arising out of or permitted under the express terms set forth in this Agreement or the Ancillary Documents or any agreement, other than the Partnership Agreement, that is not terminated pursuant to the last sentence of this Section 5.15. Additionally, as of the Closing, the parties hereto agree to take the actions specified on Schedule 5.15 hereto.

5.16 Listing of Verizon Shares. Verizon shall use its commercially reasonable efforts to cause the Verizon Shares to be approved for listing (a) on the NYSE and NASDAQ, subject only to official notice of issuance, prior to the Closing and (b) on the Official List and to trading on the LSE on the first (1st) Business Day following the Closing. Verizon shall maintain its standard listing of Verizon Shares on the LSE for a period of at least two (2) years following the Closing.

5.17 Additional Covenants of Verizon. Except as required by applicable Law, as expressly contemplated by this Agreement, as Vodafone may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or as set forth in Section 5.17 of the Verizon Disclosure Letter, Verizon covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Closing, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary course of business; provided, however, that no action by Verizon or any of its Subsidiaries with respect to matters specifically addressed by any provision of subsections (a) through (g) of this Section 5.17 shall be deemed to be a breach of this sentence unless such action would constitute a breach of such subsection. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Closing, except as otherwise expressly contemplated by this Agreement, as required by Law or as Vodafone may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or as set forth in Section 5.17 of the Verizon Disclosure Letter, Verizon will not and will not permit its Subsidiaries to, directly or indirectly:

(a) other than a Verizon Certificate Amendment, adopt or propose any change in Verizon’s or the Partnership’s certificate of incorporation, certificate of formation, by-laws, operating agreement or other applicable governing instruments, as applicable;

(b) (i) merge or consolidate Verizon with any other Person, (ii) other than in the ordinary course of business with respect to the Significant Subsidiaries of Verizon (other than the Partnership), restructure or reorganize or (iii) completely or partially liquidate;

(c) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, an equity interest in or a substantial portion of the assets of any Person or any business or division thereof, in each case that would reasonably be expected to prevent or materially delay the consummation of the Transaction;

(d) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Verizon, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, except (i) for grants made pursuant to the Verizon Stock Plans or the exercise, vesting or settlement of any award outstanding thereunder at any time on or following the date of this Agreement, (ii) in connection with the acquisition, directly or indirectly, of an equity interest in or assets of any Person or any business or division thereof, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise and (iii) other than at a price below fair market value (as determined by the Verizon Board of Directors), for issuances of shares of capital stock of Verizon, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, the proceeds of which are used to fund any portion of the Cash Consideration; provided, that following the issuance of any shares of Verizon Common Stock pursuant to clauses (ii) or (iii) above, Verizon shall have a sufficient number of authorized but unissued shares under the certificate of incorporation of Verizon to allow it to issue the maximum number of Verizon Shares issuable pursuant to Section 2.2(a)(ii);

(e) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i) distributions made by the Partnership, (ii) dividends paid by any Subsidiary to Verizon or to any other Subsidiary or (iii) regular quarterly dividends in cash on the Verizon Common Stock, declared and paid consistent with prior timing and in the ordinary course of business, including increases to such regular quarterly cash dividends in the ordinary course of business);

(f) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Verizon capital stock or securities convertible or exchangeable into or exercisable for any shares of Verizon capital stock, other than in the ordinary course of business pursuant to the Verizon Stock Plans or any award outstanding thereunder at any time on or following the date of this Agreement; or

(g) authorize any of, or commit, resolve or agree to take any of the foregoing actions.

5.18 Additional Covenants of Vodafone with Respect to the Sold Entities. From the date of this Agreement until the Closing, except as otherwise expressly contemplated by this Agreement (including as required to implement the Reorganization in accordance with Section 5.1), as Verizon may approve in writing, as required by applicable Law or as set forth in Section 5.18 of the Vodafone Disclosure Letter, from the date of this Agreement to the Closing, Vodafone shall cause each Sold Entity to not do any of the following, directly or indirectly:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, the capital stock of any Sold Entity other than dividends with respect to the VAI Preferred Shares (which Vodafone shall pay, or cause Vodafone Americas to pay, on a quarterly basis consistent with past practice and consistent with the provisions of the VAI Preferred Shares) or any distributions made to another Sold Entity, (ii) split, combine, subdivide or reclassify any capital stock of any Sold Entity, or securities convertible into or exchangeable or exercisable for such capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for such capital stock, or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of any Sold Entity or voting securities of, or equity interests in, any Sold Entity or any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, any Sold Entity, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (i) any shares of capital stock of any Sold Entity, (ii) any other equity interests or voting securities of any Sold Entity, (iii) any securities convertible into or exchangeable or exercisable for capital stock of any Sold Entity or voting securities of, or other equity interests in, any Sold Entity, or (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, any Sold Entity;

(c) amend the certificate of incorporation, bylaws or other organizational documents of any Sold Entity;

(d) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or IFRS (after the date of this Agreement);

(e) directly or indirectly acquire in any transaction (i) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or (ii) any material properties or assets;

(f) make, change or rescind any Tax election, adopt (other than in the ordinary course of business) or change any method of Tax accounting, or, other than in a manner consistent with past practice, file any amended Tax Return, enter into a closing agreement, settle or compromise any Tax proceeding or surrender any right to claim a refund of Taxes, in each case, if such action is reasonably likely to have an adverse effect on Verizon or any of its Subsidiaries (including any Sold Entity) after the Closing;

(g) merge, consolidate, restructure, reorganize or liquidate, in whole or in part, any of the Sold Entities; provided, that, notwithstanding anything in Section 5.1 or this Section 5.18 to the contrary, none of the Sold Entities shall transfer, directly or indirectly, any interest in the Partnership; or

(h) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

5.19 Settlement Note Actions. At the Closing and immediately following the consummation of the sale of the Transferred Shares, Verizon and Vodafone shall take, and shall cause their controlled Affiliates to take, all actions and do, and cause their controlled Affiliates to do, all things necessary and proper to effect the transactions substantially as set forth on Schedule 5.19 hereto.

5.20 Vodafone B.V. Inc.

(a) Verizon shall maintain the corporate existence of Vodafone B.V. Inc. for at least the two-year period beginning on the Closing Date and during such period shall cause Vodafone B.V. Inc. to (i) employ at least one individual to manage its finance operations, (ii) not prepay the principal balance of the notes that it holds at the completion of the Reorganization (which Verizon shall cause to be serviced in accordance with their terms) other than any prepayments permitted pursuant to the terms thereof , and (iii) maintain a balance of at least Two Hundred Fifty Million Dollars ($250,000,000) in cash, cash equivalents or third-party investments.

(b) At the Closing and pursuant to the Reorganization, Vodafone shall cause at least Two Hundred Fifty Million Dollars ($250,000,000) of cash to be on deposit in a U.S. account of Vodafone B.V. Inc.

5.21 Post-Closing Partnership Tax Distribution Payments. Notwithstanding anything to the contrary contained herein, following the Closing, Verizon shall pay to Vodafone, in cash, by wire transfer or intrabank transfer of immediately available funds to an account designated by Vodafone, an amount equal to all Tax Distributions (as defined in the Partnership Agreement and calculated in a manner consistent with past practice of the Partnership) and Supplemental Tax Distributions that would be required to be paid to the Vodafone Partners if the Transaction had not occurred in respect of any Pre-Closing Tax Period or portion thereof (determined, on a basis consistent with Section 6.1(d), as if the Closing Date was the end of the quarterly period of the Partnership) for which the Partnership has not yet paid any such distributions as of the Closing Date, which payment shall be made no later than the time such distribution would have been required to be made under the Partnership Agreement and other arrangements as in effect on the date hereof. The amount of any payment required to be made pursuant to this Section 5.21 shall not be adjusted to take into account any adjustment to items of Partnership income, gain, loss, deduction or credit (or other items reported to its partners on Schedule K-1 (IRS Form 1065)), whether by reason of audit assessment, amended return or otherwise, in each case, occurring after the date of such payment, and with respect to which clause (A)(i) of the penultimate sentence of Section 9.2(c) applies.

ARTICLE VI

TAX MATTERS

6.1 Tax Returns.

(a) Vodafone shall prepare, or cause to be prepared (in a manner consistent with past practices, except as otherwise required by applicable Law), all Tax Returns of the Sold Entities required to be filed for any Pre-Closing Tax Period of a Sold Entity (the “Seller Returns”). In the case of any Seller Return that is required to be filed on or prior to the Closing Date, Vodafone shall cause each such Seller Return to be timely filed and shall cause the amount of Taxes shown as due on such Seller Return to be timely paid. With respect to any Seller Return filed after the Closing Date, Vodafone shall (i) provide Verizon with a copy of each such Seller Return at least twenty (20) days prior to the due date for filing such Seller Return and (ii) consider in good faith any written comments promptly received from Verizon with respect to such Seller Return (and, if applicable, revise such Seller Return to reflect such comments). In the case of any Seller Return that is required to be filed after the Closing Date, Verizon shall cause the Sold Entities to timely file such Seller Return received from Vodafone; provided, however, that Verizon shall not be required to cause such filing if (i) such Seller Return is not prepared in accordance with this Agreement or (ii) Verizon reasonably believes that there may not be “substantial authority” (or such higher standard as may be required under applicable Law to avoid the imposition of penalties) supporting each material position reflected on such Seller Return, unless Vodafone provides an opinion reasonably acceptable to Verizon from a recognized tax advisor to the effect that there is “substantial authority” (or such higher standard as may be required under applicable Law to avoid the imposition of penalties) for such position; and provided, further, that the signing and filing of a Seller Return in accordance with the foregoing provision shall not be considered an acknowledgement that such Seller Return complies with the requirements of this Agreement. Verizon shall pay, or cause the Sold Entities to pay, any Taxes due with respect to Seller Returns filed in accordance with the preceding sentence, subject to the other provisions of this Agreement, including the next sentence and any indemnity obligation of Vodafone pursuant to Section 9.2(c). Vodafone shall pay to Verizon by wire transfer of immediately available funds no later than three (3) Business Days prior to the due date for filing any Seller Return required to be filed after the Closing Date the amount of Taxes shown as due and unpaid on such Seller Return for which Vodafone is responsible under this Agreement.

(b) Verizon shall prepare, or cause to be prepared, and file, or cause to be filed, when due all Tax Returns (other than Seller Returns) that are required to be filed by or with respect to the Sold Entities for Straddle Periods of such entities (the “Verizon Returns”). Verizon shall pay, or cause the Sold Entities to pay, any Taxes due with respect to any Verizon Returns, subject to any indemnity obligation of Vodafone pursuant to Section 9.2(c). If any Verizon Return includes any amounts for which Vodafone is liable under this Agreement (including any indemnity obligation of Vodafone pursuant to Section 9.2(c)), Verizon shall, at least twenty (20) days prior to the due date of any such Verizon Return, deliver such Verizon Return to Vodafone for Vodafone’s approval (not to be unreasonably withheld, provided, however, that Vodafone may control and direct the manner in which the Reorganization is reported on such Verizon Return; provided, further, that Verizon shall not be required to reflect any material position on such Verizon Return unless, either (i) Verizon reasonably determines that there is at least “substantial authority” (or such higher standard as may be required under applicable Law to avoid the imposition of penalties) for such position, or (ii) Vodafone provides an opinion reasonably acceptable to Verizon from a recognized tax advisor to the effect that there is “substantial authority” (or such higher standard as may be required under applicable Law to avoid the imposition of penalties) for such position; and Vodafone shall pay to Verizon by wire transfer of immediately available funds no later than three (3) Business Days prior to the due date for filing such Verizon Return the amount of Taxes shown as due and unpaid on such Verizon Return for which Vodafone is responsible under this Agreement.

(c) For purposes of Section 9.2(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax related to the portion of such Straddle Period ending on and including the Closing Date shall (A) in the case of any gross receipts, employment, sales or use, value added, Taxes based upon or measured by reference to income or gain, and other similar Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date, and (B) in the case of any Tax other than a Tax described in clause (A) be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(d) Each Sold Entity that is classified as a partnership for United States federal income Tax purposes (and, with respect to any Sold Entity that holds an interest in an entity classified as a partnership for United States federal income Tax purposes, including the Partnership, such other entity) shall be treated for purposes of this Agreement as if its taxable year ended as of the end of the Closing Date. The allocation of any item of income, gain, loss, deduction or credit of the Partnership to the Sold Entities for the period ending on the Closing Date will be determined under the “closing of the books” method; provided, however, if the Closing Date is not on a quarter end, the items of income, gain, loss, deduction or credit of the Partnership, other than extraordinary items, for the portion of the quarter that ends on the Closing Date may be determined by pro ration of the quarter’s results, provided that the Tax Distributions are determined on a basis consistent with such allocation. The taxable year of each Sold Entity that is treated as a corporation for United States federal income Tax purposes shall, for such purposes, end as of the end of the Closing Date, and such Sold Entities will become members of Verizon’s consolidated group on the day after the Closing Date. The allocation of any item of income, gain, loss, deduction or credit of any Sold Entity that is treated as a corporation for United States federal income Tax purposes for the period ending on the Closing Date will be determined under the “closing of the books” method. To the extent permitted or required under applicable Law, Vodafone and Verizon agree to take all actions necessary to treat the Closing Date as the last day of the taxable year or period of the Sold Entities for all Tax purposes.

6.2 Tax Claims. Vodafone shall, solely at its own cost and expense, have the right to control all Tax proceedings (and make all decisions relating to such Tax proceedings) involving a Tax Claim with respect to the Sold Entities for any taxable period ending on or before the Closing Date; provided, that Vodafone must provide Verizon with written notice of its election to control such Tax Claim within twenty (20) days of Verizon (or a Tax Authority) notifying Vodafone of such Tax Claim; and provided, further, that Vodafone shall not settle, compromise or abandon any such Tax proceeding without the prior written consent of Verizon (which consent shall not be unreasonably withheld) if such settlement, compromise or abandonment would reasonably be expected to have an adverse effect on Verizon or any of its Subsidiaries (including, after the Closing, the Sold Entities) that is material. Vodafone shall keep Verizon reasonably informed with respect to the commencement, status and substantive aspects of any such Tax proceeding. If Verizon receives notice of a Tax Claim, Verizon shall give notice to Vodafone in writing of such claim; provided, however, that no failure or delay by Verizon to give notice of a Tax Claim shall reduce or otherwise affect the obligation of Vodafone hereunder except to the extent Vodafone is actually prejudiced thereby. In the case of a Tax proceeding of or with respect to the Sold Entities for any Straddle Period, the Controlling Party (defined below) shall have the right and obligation to conduct, at its own expense, such Tax proceeding; provided, however, that (i) the Controlling Party shall provide the Non-Controlling Party (defined below) with a timely and reasonably detailed account of each stage of such Tax proceeding, (ii) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax proceeding, (iii) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax proceeding, (iv) the Controlling Party shall defend such Tax proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax proceeding, (v) the Non-Controlling Party shall be entitled to participate in such Tax proceeding and attend any meetings or conferences with the relevant Taxing Authority, and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax proceeding without obtaining the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld). For purposes of this Agreement, “Controlling Party” shall mean Vodafone if Vodafone and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax proceeding, or Verizon if Verizon and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax proceeding (in each case, taking into account the provisions of Section 9.2(c) and Section 9.2(d)); and “Non-Controlling Party” shall mean whichever of Vodafone or Verizon is not the Controlling Party with respect to such Tax proceeding. Anything in this Section 6.2 to the contrary notwithstanding: (i) Verizon shall, at its sole cost and expense, have the sole right to control any issue arising in a Tax proceeding of or with respect to any of the Sold Entities for any taxable period ending on or prior to the Closing Date or a Straddle Period to the extent such issue relates solely to Taxes imposed on a Sold Entity with respect to any such period for which Vodafone is not responsible pursuant to the penultimate sentence of Section 9.2(c), provided that Verizon shall not settle, compromise or abandon any such Tax proceeding without the prior written consent of Vodafone (which consent shall not be unreasonably withheld) if such settlement, compromise or abandonment would reasonably be expected to have an adverse effect on Vodafone or any of its Subsidiaries that is material, including under Section 9.2(c); and (ii) Vodafone shall, at its sole cost and expense, have the sole right to control any issue arising in any Tax proceeding of or with respect to any of the Sold Entities for any taxable period ending on or prior to the Closing Date or a Straddle Period to the extent such issue relates to the Reorganization (and to make all decisions relating thereto) provided, that Vodafone shall not settle, compromise or abandon any such Tax proceeding without the prior written consent of Verizon (which consent shall not be unreasonably withheld) if such settlement, compromise or abandonment would reasonably be expected to have an adverse effect on Verizon or any of its Subsidiaries (including, after the Closing, the Sold Entities) that is material.

6.3 Cooperation.

(a) Vodafone, and Verizon shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other Representatives to reasonably cooperate, in preparing and filing all Tax Returns and in connection with all disputes, audits and other proceedings relating to Taxes, including by maintaining and making available to each other all records reasonably requested in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. Vodafone and Verizon shall further reasonably cooperate, and make their respective advisors available to each other, with respect to the Tax consequences of the Reorganization. Vodafone shall cause the Sold Entities to be in possession, at the Closing (or as soon as practicable thereafter, but in any event within 30 days following the Closing Date), of all Tax Returns, schedules, work papers and all other material records and documents relating to Tax matters of the Sold Entities for their respective Tax periods ending on or prior to, or including, the Closing Date. At Verizon’s written request, Vodafone shall use commercially reasonable efforts to provide Verizon at or prior to the Closing with a schedule setting forth (i) the material tax attributes of each of the Sold Entities, and (ii) any currently effective waivers of any U.S. federal, state, local or foreign statutes of limitation with respect to, or extensions of the period for assessment, of any material Taxes or Tax Returns of the Sold Entities.

(b) Verizon shall determine, within ninety (90) days of the date hereof, whether or not Verizon will be able to deliver the certification provided for in Section 2.6(b)(vi) of this Agreement, and Verizon shall advise Vodafone as to its determination within such ninety (90) day period. Upon Vodafone’s request, Verizon shall provide Vodafone with any information relating to the Partnership and any of its Subsidiaries reasonably requested by Vodafone to deliver the certification provided for in Section 2.6(a)(vi) of this Agreement.

(c) If Vodafone determines between the date hereof and the Closing Date that there exist items that could give rise to an indemnification obligation pursuant to Section 9.2(c)(vi), Vodafone shall notify Verizon in writing on or prior to the Closing Date and shall provide Verizon with reasonable detail regarding such items. Prior to taking any action or consummating any transaction that would reasonably be expected to trigger any Taxes with respect to items identified by Vodafone pursuant to the preceding sentence, Verizon shall notify Vodafone and shall consider in good faith any comments or alternative proposals received from Vodafone within a reasonable period of time with respect to the taking of such action or structure of such transaction.

6.4 Omnitel Entity Classification. Vodafone shall take, or cause its controlled Affiliates to take, all actions and to do, or cause its controlled Affiliates to do, all things necessary, including calling board and shareholder meetings and taking other corporate actions, to (a) (i) convert (the “Omnitel Conversion”) Omnitel under the Laws of the Kingdom of the Netherlands from a naamloze vennootschap to a besloten vennootschap and (ii) to have the Omnitel Conversion comply with the applicable Laws of the Republic of Italy including through registration of the Omnitel Conversion with the appropriate Governmental Entities of the Republic of Italy, in each case effective prior to the earlier of (i) December 27, 2013, and (ii) five (5) days preceding the Closing Date, and (b) amend, effective upon the Omnitel Conversion, the organizational documents and shareholders agreement of Omnitel and other agreements among the shareholders of Omnitel relating thereto, and otherwise take all actions necessary, so as to preserve the relative rights and obligations of such shareholders thereunder. At Verizon’s written request, Vodafone shall cause Omnitel to elect, pursuant to Treasury Regulations Section 301.7701-3(a), to be classified as a partnership for U.S. federal income tax purposes with an effective date specified in writing by Verizon (the “Check-the-box election”). Vodafone and Verizon agree to treat such entity classification election, for U.S. federal income tax purposes, as a liquidation of Omnitel within the meaning of Sections 331 and 336 of the Code. Vodafone shall not take any action and shall not permit its Subsidiaries to take any action that would cause Omnitel to be classified, for U.S. federal income tax purposes, as other than a partnership during the twelve-month period following the Closing Date. Vodafone agrees to cause Vodafone Finance 1 to elect under Section 904(f)(1)(B) of the Code and Treasury Regulation 1.904(f)-2(c)(2) to treat up to 100% of any foreign source income received by the consolidated U.S. federal income tax return group of which Vodafone Finance 1 is the common parent during the year in which the Reorganization occurs as U.S. source income so as to reduce, to the greatest extent possible, any overall foreign loss. From and after the date hereof, Vodafone and Verizon and their respective advisors shall cooperate to determine the amount of the overall foreign loss, if any, remaining in the Sold Entities after the election described in the preceding sentence. In the event Verizon is not reasonably satisfied, acting in good faith, that the overall foreign loss of the Sold Entities will be eliminated or reduced to no more than a de minimis amount at the end of the taxable year of the Sold Entities that ends on the Closing Date, Verizon may, if Verizon requests that Vodafone cause Omnitel to make a Check-the-box election with an effective date on or prior to December 31, 2013, deliver a written notice to Vodafone to the effect that, in the event the Omnitel Closing does not occur (other than by reason of a breach of Verizon), within ten (10) days of the termination of the Omnitel Agreement (whether in connection with a termination of this Agreement or otherwise), Verizon will request payment of the Verizon Indemnity Amount. Verizon shall, as promptly as reasonably practicable following the delivery of such notice, provide Vodafone with its calculation of the Verizon Indemnity Amount, including supporting detail. The “Verizon Indemnity Amount” shall equal the amount of all U.S. federal, state and local income Taxes payable with respect to the Check-the-box-election, determined on a “with and without” basis, provided, however, that the Verizon Indemnity Amount shall not exceed Three Hundred Million Dollars ($300,000,000).

6.5 Tax Sharing Agreements. Vodafone shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Sold Entities, on the one hand, and Vodafone or any Affiliate of Vodafone (other than the Sold Entities), on the other hand, are parties, and neither Vodafone nor any Affiliate of Vodafone, on the one hand, or any of the Sold Entities, on the other hand, shall have any rights or obligations thereunder after the Closing.

6.6 No 338 Election. Verizon shall not make an election under Section 338 of the Code with respect to its purchase of the Sold Entities pursuant to this Agreement.

6.7 Purchase and Sale of the Transferred Shares. Vodafone and Verizon agree to treat, for U.S. federal income tax purposes, the purchase and sale of the Transferred Shares pursuant to this Agreement as a sale or exchange transaction subject to Section 1001 of the Code (which also constitutes a qualified stock purchase) and not a “reorganization” under Section 368 of the Code or an “exchange” under Section 351 of the Code. Vodafone and Verizon shall report the purchase and sale of the Transferred Shares in accordance with the prior sentence for U.S. federal income tax purposes. Neither Vodafone nor Verizon shall take any action that would reasonably be expected to result in the transfer of the Transferred Shares by Seller pursuant to this Agreement being treated as an “exchange” under Section 351 of the Code, and for the two-year period beginning on the Closing Date, Verizon not shall cause Vodafone Americas Finance 1 to liquidate or to merge with any other entity (unless Vodafone Americas Finance 1 is the surviving corporation in such merger, provided that under no circumstances shall Verizon merge with Vodafone Americas Finance 1 during such two-year period).

6.8 Tax Refunds. Vodafone shall be entitled to any refund of Taxes (whether by way of payment or reduction in Taxes otherwise payable in cash) received by Verizon or any of the Sold Entities that are attributable to any Pre-Closing Tax Period (taking into account the allocation principles in Section 6.1(c)); provided, however, that Vodafone shall not be entitled to any refund of Taxes (i) to the extent that such refund is attributable to either (x) the carryback of a loss or other Tax attribute arising in a Post-Closing Tax Period or (y) an adjustment of any item of Partnership income, gain, loss, deduction or credit (or other items reported to its partners on Schedule K-1 (IRS Form 1065)) with respect to a Pre-Closing Tax Period, or (ii) for which Vodafone is not responsible pursuant to the penultimate sentence of Section 9.2(c). Except as provided in the foregoing sentence, Verizon shall be entitled to any other refund of Taxes with respect to the Sold Entities. If any party receives a refund to which another party is entitled pursuant to this Section 6.8, such party shall pay over such refund (net of costs or Taxes to the party receiving such refund) to the party entitled to such refund no later than ten (10) Business Days following receipt of such refund.

6.9 Certain VAT Matters.

(a) The Parties intend that any payment of the Financing Failure Termination Fee, the Verizon Reverse Termination Fee, the Verizon Recommendation Change Fee or the Vodafone Termination Fee, being compensatory in nature, shall not be treated, in whole or in part, as consideration for a supply for the purposes of VAT and, accordingly, each of Verizon and Vodafone shall, and shall procure that the representative member of any VAT group of which it is a member will, treat the payment of any such fee as falling outside the scope of VAT and shall pay the full amount of it free and clear of any deduction or adjustment pursuant to Section 6.9(c)(ii) or Section 6.9(d)(iii).

(b) In the event of a Tax proceeding in which a Tax Authority asserts that:

(i) VAT was chargeable with respect to the Vodafone Termination Fee and should have been accounted for by Vodafone under the reverse charge procedure; or

(ii) the Financing Failure Termination Fee, the Verizon Reverse Termination Fee or the Verizon Recommendation Change Fee was, in whole or part, consideration for a supply for the purposes of VAT and that VAT should have been accounted for by Vodafone in respect of that supply;

the provisions of Section 6.2 governing Tax proceedings of the Sold Entities for any Straddle Period shall apply, mutatis mutandis, treating Vodafone as the Controlling Party and Verizon as the Non-Controlling Party with respect to such Tax proceeding.

(c) In the event of a final determination with respect to such Tax proceeding to the effect that the Vodafone Termination Fee was, in whole or in part, consideration for a supply for the purposes of VAT and that should have been accounted for by Vodafone under the reverse charge procedure in respect of that supply:

(i) Vodafone shall, and shall procure that the representative member of any VAT group of which Vodafone is a member will, (A) account for, under the reverse charge procedure, and pay to the relevant Tax Authority any VAT chargeable thereon, and (B) use its reasonable best efforts to recover (by refund, credit or otherwise) any such VAT; and

(ii) the amount of the Vodafone Termination Fee payable by Vodafone shall be reduced by an amount such that the sum payable by Vodafone, when aggregated with any irrecoverable VAT thereon, is equal to the amount of the Vodafone Termination Fee that would be payable but for this Section 6.9(c)(ii).

(d) In the event of a final determination with respect to any such Tax proceeding to the effect that the Financing Failure Termination Fee, the Verizon Reverse Termination Fee or the Verizon Recommendation Change Fee was, in whole or in part, consideration for a supply for the purposes of VAT and that VAT should have been accounted for by Vodafone in respect of that supply:

(i) Vodafone shall, and shall procure that the representative member of any VAT group of which Vodafone is a member will, (A) account for and pay to the relevant Tax Authority such VAT, and (B) issue a valid VAT invoice to Verizon;

(ii) Verizon shall, and shall procure that each of its Affiliates will, use its reasonable best efforts to recover (by refund, credit or otherwise) any amounts in respect of such VAT; and

(iii) the amount of the Financing Failure Termination Fee, the Verizon Reverse Termination Fee or the Verizon Recommendation Change Fee (as the case may be) payable by Verizon (inclusive of amounts in respect of VAT) shall be increased by an amount such that the amount payable by Verizon less any VAT that is actually recovered by Verizon or its Affiliates (net of costs or Taxes to Verizon or its Affiliates) is equal to the amount of such fees that would be payable by Verizon but for this Section 6.9(d)(iii).

(e) Any adjustment payment in respect of any reduction made pursuant to Section 6.9(c)(ii) shall be made on the date which is ten (10) Business Days following the date on which Vodafone (or the representative member of any VAT group of which Vodafone is a member) is required to account to any Tax Authority for any such irrecoverable VAT.

(f) Any payment in respect of any adjustment made pursuant to Section 6.9(d)(iii) shall be made on the date which is ten (10) Business Days following the date on which Verizon (or any of its Affiliates) recovers (by refund, credit or otherwise) any amounts in respect of such VAT.

(g) For the avoidance of doubt all payments of the Vodafone Termination Fee, the Financing Failure Termination Fee, the Verizon Reverse Termination Fee and the Verizon Recommendation Change Fee shall be inclusive of any applicable VAT save as otherwise provided by this Section 6.9.

6.10 Post-Closing Restrictions. Verizon and its Affiliates (including the Sold Entities) shall not, on or after the Closing Date, (i) make or change any Tax election or accounting method of the Sold Entities with an effective date in any Pre-Closing Tax Period, (ii) file or cause to be filed any amended Tax Return for the Sold Entities (other than a state tax return reflecting changes necessitated by an agreed Federal tax adjustment or amended U.S. federal income tax return) for any Pre-Closing Tax Period, or (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency with respect to any Sold Entity for any Pre-Closing Tax Period, in each case without Vodafone’s prior written consent (not to be unreasonably withheld).

ARTICLE VII

CONDITIONS TO CLOSING

The obligations of the parties to consummate the Transaction shall be subject to the fulfillment or satisfaction, at or prior to the Measurement Time, of each of the following conditions precedent (or, to the extent permitted by applicable Law, the waiver thereof in a writing signed by the party for whose benefit the condition exists); provided, however, that if the Transaction is to be implemented by way of the Vodafone Scheme, the conditions set forth in Sections 7.1(b)(ii) and 7.1(b)(iii) shall be satisfied on or prior to the Scheme Effective Date:

7.1 Mutual Conditions.

(a) Vodafone Shareholder Approval. The Vodafone Resolutions shall have been passed at the Vodafone Shareholders Meeting by the requisite majority in accordance with the articles of association of Vodafone and applicable Law; provided, that the condition set forth in this Section 7.1(a) shall be deemed satisfied for purposes of the Share Purchase Closing if the Vodafone Sale Resolutions shall have been passed at the Vodafone Shareholders Meeting by the requisite majority in accordance with the articles of association of Vodafone and applicable Law.

(b) Vodafone Scheme. Only with respect to the obligation to consummate the Vodafone Scheme:

(i) The Vodafone Scheme shall have been approved by the requisite majority at a court meeting of the shareholders of Vodafone convened in accordance with Part 26 of the Companies Act 2006 to consider, and, if thought fit, approve, the Vodafone Scheme (the “Court Meeting”).

(ii) (x) The Vodafone Scheme shall have been sanctioned by the Court (the date of such sanction, the “Sanction Date”), and (y) the Vodafone Reduction of Capital confirmed by the Court.

(iii) (x) The relevant order of the Court sanctioning the Vodafone Scheme shall have been delivered to the UK Registrar of Companies in accordance with applicable Law, and (y) the relevant order of the Court relating to the Vodafone Reduction of Capital shall have been delivered to, or, where the Court so orders, registered with, the UK Registrar of Companies in accordance with applicable Law.

(c) Admission of New Vodafone Shares. Only with respect to the obligation to consummate the Vodafone Scheme:

(i) All necessary documents in relation to the admission of the New Vodafone Shares to the Official List and to trading on the LSE’s Main Market for listed securities (“New Vodafone Shares Admission”) shall have been supplied to the UKLA and LSE and the admission hearing with the UKLA shall have been held.

(ii) The UKLA shall have acknowledged to Vodafone or its agent (and such acknowledgement shall not have been withdrawn) that the application for the New Vodafone Shares Admission has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject) will become effective as soon as a dealing notice has been issued by the FCA, and any such listing conditions shall have been satisfied.

(iii) The LSE shall have acknowledged to Vodafone or its agent (and such acknowledgement shall not have been withdrawn) that the New Vodafone Shares will be admitted to trading at the same time as the admission of the New Vodafone Shares to the Official List.

(d) Verizon Requisite Vote. The Verizon Requisite Vote shall have been obtained at the Verizon Stockholders Meeting.

(e) Reorganization. The Reorganization shall have been completed in accordance with Section 5.1.

(f) Legality. No Governmental Entity shall have enacted, issued, promulgated, or enforced any Law, statute, rule or regulation or entered or issued any order, writ, injunction or decree (whether temporary, preliminary or permanent) which is then in effect, in each case which has the effect of making the Transaction illegal, or otherwise preventing or prohibiting the Transaction.

(g) Regulatory and Other Approvals. All authorizations, consents, orders, permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all of the foregoing, “Consents”) which are set forth on Schedule 7.1(g) hereto, shall have been filed, have occurred or have been obtained (all such Consents being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect; provided, however, that a Requisite Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any Governmental Entity of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such Governmental Entity which would reasonably be expected to have a Burdensome Effect.

(h) Listing of Verizon Shares. The Verizon Shares shall have been approved for listing on the NYSE and NASDAQ, subject only to official notice of issuance.

(i) Verizon UK Admission.

(i) All necessary documents in relation to the Verizon UK Admission shall have been supplied to the UKLA and LSE and the Verizon UK Admission hearing with the UKLA shall have been held.

(ii) The UKLA shall have acknowledged to Verizon or its agent (and such acknowledgement shall not have been withdrawn) that the application for the Verizon UK Admission has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject) will become effective as soon as a dealing notice has been issued by the FCA, and any such listing conditions shall have been satisfied.

(iii) The LSE shall have acknowledged to Verizon or its agent (and such acknowledgement shall not have been withdrawn) that the Verizon Shares will be admitted to trading at the same time as the admission of the Verizon Shares to the Official List.

(j) U.S. Registration Requirements. (i) The Verizon Registration Statement shall have become effective under the Securities Act and (ii) the Verizon Registration Statement shall not be subject to any stop order or proceeding seeking a stop order and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

7.2 Additional Conditions to Obligations of Vodafone.

(a) Representations and Warranties True. (i) The representations and warranties of Verizon contained in the second sentence of Section 4.6 shall be true and correct on the date hereof and on the Measurement Time and (ii) the other representations and warranties of Verizon contained in this Agreement shall be true and correct in all respects on the date hereof and on the Measurement Time (except to the extent any such representation and warranty expressly relates to an earlier date (in which case it will be true and correct on and as of such earlier date)) except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Verizon Material Adverse Effect” set forth therein), individually or in the aggregate, does not have, and would not reasonably be expected to have, a Verizon Material Adverse Effect.

(b) Compliance with this Agreement. Verizon shall have performed in all material respects all of its obligations required to be performed under this Agreement and the Omnitel Purchase Agreement prior to or on the Measurement Time.

(c) Certificate. Vodafone shall have received a certificate as of the Measurement Time signed on behalf of Verizon by an executive officer of Verizon certifying that the conditions in clauses (a) and (b) above have been satisfied.

7.3 Additional Conditions to Obligations of Verizon.

(a) Representations and Warranties True. (i) The representations and warranties of Vodafone contained in Section 3.7(b) shall be true and correct in all respects on the date hereof and on the Measurement Time and (ii) the other representations of Vodafone contained in this Agreement shall be true and correct in all respects on the date hereof and on the Measurement Time (except to the extent any such representation and warranty expressly relates to an earlier date (in which case it will be true and correct on and as of such earlier date)), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality”, “Verizon Material Adverse Effect” or “Vodafone Material Adverse Effect” set forth therein), individually or in the aggregate, does not have, and would not reasonably be expected to have, a Verizon Material Adverse Effect (disregarding, for purposes of this Section 7.3(a), clause (i) of the definition of “Verizon Material Adverse Effect”).

(b) Compliance with this Agreement. Vodafone shall have performed in all material respects all of its obligations required to be performed under this Agreement and the Omnitel Purchase Agreement prior to or on the Measurement Time.

(c) Certificate. Verizon shall have received a certificate as of the Measurement Time signed on behalf of Vodafone by an executive officer of Vodafone certifying that the conditions in clauses (a) and (b) above have been satisfied.

7.4 Frustration of the Closing Conditions. Neither Verizon nor Vodafone may rely, either as a basis for not consummating the Transaction or for terminating this Agreement and abandoning the Transaction on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Vodafone and Verizon;

(b) by either Vodafone or Verizon if the Closing shall not have been consummated on or before the date that is twelve (12) months after the date hereof (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time;

(c) by Vodafone, if there has been a material violation or breach by Verizon of any covenant, representation or warranty contained in this Agreement or the Omnitel Purchase Agreement which has caused, or would cause, any condition set forth in Sections 7.1 or 7.2 not to be satisfied and such violation or breach is incapable of being cured by Verizon, or, if capable of being cured by Verizon, has not been cured by Verizon within sixty (60) days after written notice thereof from Vodafone; provided, that Vodafone is not then in breach of this Agreement so as to cause any of the conditions in Section 7.3 not to be satisfied;

(d) by Verizon, if there has been a material violation or breach by Vodafone of any covenant, representation or warranty contained in this Agreement or the Omnitel Purchase Agreement which has caused, or would cause, any condition set forth in Sections 7.1 or 7.3 not to be satisfied and such violation or breach is incapable of being cured by Vodafone, or, if capable of being cured by Vodafone, has not been cured by Vodafone within sixty (60) days after written notice thereof from Verizon; provided, that Verizon is not then in breach of this Agreement so as to cause any of the conditions in Section 7.2 not to be satisfied;

(e) by Vodafone, if a Vodafone Material Adverse Financial Effect has occurred and is continuing as of the date that would otherwise have been the Sanction Date, if the Transaction is to be implemented by way of the Vodafone Scheme, or the date that would otherwise have been the Closing Date, if the Transaction is to be implemented by way of the Share Purchase;

(f) by either Vodafone or Verizon if (i) the Verizon Stockholders Meeting has concluded and the Verizon Requisite Vote has not been obtained or (ii) the Vodafone Shareholders Meeting has concluded and the Vodafone Requisite Share Purchase Vote has not been obtained;

(g) by either Vodafone or Verizon, if (i) a court of competent jurisdiction or other Governmental Entity shall have enacted, entered or promulgated or enforced any statute, rule, regulation, executive order, decree, injunction or administrative order or issued a non-appealable final order, decree or ruling or taken any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby or (ii) the FCC shall have issued a final order disapproving the Transaction; provided, that the right to terminate this Agreement pursuant to this Section 8.1(g) shall not be available to any party whose breach of any provision of this Agreement results in such order, decree or ruling or other final action;

(h) by Vodafone, in the event of a Verizon Change of Recommendation; provided, that Vodafone’s right to terminate this Agreement pursuant to this Section 8.1(h) shall expire at 5:00 p.m. (New York City time) on the thirtieth (30th) calendar day following the date on which such Verizon Change of Recommendation occurs;

(i) by Verizon, in the event of a Vodafone Change of Recommendation; provided, that Verizon’s right to terminate this Agreement pursuant to this Section 8.1(i) shall expire at 5:00 p.m. (New York City time) on the thirtieth (30th) calendar day following the date on which such Vodafone Change of Recommendation occurs; and

(j) by Vodafone, in the event that:

(i) all of the conditions to the implementation of the Vodafone Scheme or the Share Purchase, as applicable, set forth in Sections 7.1 and 7.3 were satisfied (other than (1) if the Transaction is to be implemented by way of the Vodafone Scheme, (A) if the condition set forth in Section 7.1(b)(ii)(x) was not yet satisfied, any condition that by its nature would not have been satisfied until the Sanction Date (but each of which was capable of being satisfied on the date the Sanction Date should have occurred) and (B) any Post-Sanction Conditions that had not yet been satisfied or (2) if the Transaction is to be implemented by way of the Share Purchase, any condition thereto that by its nature would not have been satisfied until the Share Purchase Closing Date, but each of which was capable of being satisfied on the date the Share Purchase Closing Date should have occurred) and, if the Transaction is to be implemented by way of the Vodafone Scheme and the condition set forth in Section 7.1(b)(ii)(x) has not yet been satisfied, such condition was capable of being satisfied if the Court Hearing were held on the date of determination and Verizon gave the undertakings necessary to implement the Scheme that it is required to give pursuant to this Agreement;

(ii) the full proceeds to be provided to Verizon by the Financing or the Replacement Financing are not available (other than as a result of conditions to the funding of such Financing or Replacement Financing not yet having been satisfied, but which are capable of being satisfied by the date by which the Closing should occur) to Verizon on the terms thereof to consummate the Closing (this clause (ii) with clause (i) above, together, a “Financing Failure”);

(iii) Vodafone has irrevocably confirmed in writing (x) that all of the conditions set forth in Section 7.2 have been satisfied (other than (1) if the Transaction is to be implemented by way of the Vodafone Scheme, (A) if the condition set forth in Section 7.1(b)(ii)(x) was not yet satisfied, any condition that by its nature would not have been satisfied until the Sanction Date (but each of which was capable of being satisfied on the date the Sanction Date should have occurred) and (B) any Post-Sanction Conditions that have not yet been satisfied or (2) if the Transaction is to be implemented by way of the Share Purchase, any condition thereto that by its nature would not have been satisfied until the Share Purchase Closing Date, but each of which was capable of being satisfied on the date the Share Purchase Closing Date should have occurred) or (y) that it is willing to waive any unsatisfied conditions in Section 7.2, and, in either case, it is ready, willing and able to effect the Closing;

(iv) Verizon either fails to (1) appear at the Court Hearing or the hearing in respect of the confirmation by the Court of the Vodafone Reduction of Capital when required to do so pursuant to this Agreement or to give the undertakings necessary to implement the Vodafone Scheme that it is required to give pursuant to this Agreement or (2) effect the Closing pursuant to Section 2.3 or 2.5, as applicable, within three (3) Business Days after such appearance or undertakings were required or such Closing was required to have been consummated pursuant to Section 2.3 or 2.5, as applicable; and

(v) Vodafone was ready, willing and able to effect the Closing throughout such three Business Day period.

For purposes of this Agreement, “Vodafone Material Adverse Financial Effect” means either:

(i)	the enactment after the date hereof of any change in the law of the United Kingdom, the United States or the Netherlands that is effective on or before the Closing Date;

(ii)

the making of any public statement or announcement (including the publication of any document and, in the case of an oral statement or announcement, which is accompanied by a written statement or press release) after the date of this Agreement and before the Closing Date, by (A) a United Kingdom government minister, H.M. Treasury or H.M. Revenue & Customs, in each case acting with the authority of the government of the United Kingdom, that contains a proposal to change the law of the United Kingdom with respect to Taxes or implements the same, which change of law, were it to be enacted in accordance with that statement or announcement after the Closing Date, would take effect on or before the Closing Date, or (B) a Dutch minister or junior minister (Staatssecretaris), the Dutch Ministry of Finance (Ministerie van Financien) or senior officials of the Dutch Revenue Service (Belastingdienst) based at the Ministry of Finance, in each case under the authority of the government of the Netherlands, that contains a proposal to change the law of the Netherlands with respect to Taxes or implements the same, which change of law, were it to be enacted in accordance with that statement or announcement after the Closing Date, would take effect on or before the Closing Date;

(iii)	either (x) draft legislation reported, after the date hereof, out of the Committee on Ways and Means of the U.S. House of Representatives, or passage by one house of the U.S. Congress of legislation or (y) legislation proposed by the U.S. Executive Branch, or draft legislation reported, after the date hereof, out of the Finance Committee of the U.S. Senate, which, in the case of either clause (x) or (y), were such legislation to be enacted after the Closing Date, would take effect on or before the Closing Date, and with respect to which, in the case of a proposal or legislation referred to in clause (y) above, a determination has been made by a panel of three experts with experience in the executive and legislative process relating to the enactment of tax legislation in the US that it is reasonably likely that such legislation will become Law; where one expert is selected by each party and the third is selected by the two other experts, and the majority of the experts make their determination in writing; the experts shall determine the rules for the proceedings and shall make their determination as promptly as practicable, and the parties shall share the costs of the experts equally; and/or

(iv)	the receipt by Seller of an Adverse Ruling or Statement;

and with respect to which Vodafone’s board of directors has made a reasonable good faith determination that (A) in the case of the events described in clauses (ii) and (iii)(x), such announcement or bill is reasonably likely to result in a change of law (which determination shall be made by Vodafone’s board of directors after considering advice as to the likelihood of enactment from nationally recognized experts in the relevant jurisdiction) and (B) in each case, would result in a liability for UK, U.S., or Netherlands Taxes on Vodafone or any of its Subsidiaries (or the Sold Entities for which Vodafone is responsible pursuant to Section 9.2(c)) with respect to the transactions specifically contemplated by this Agreement (including the Reorganization) that would, individually or in the aggregate, impose an additional cost on Vodafone and/or any of its Subsidiaries (and/or the Sold Entities for which Vodafone is responsible pursuant to Section 9.2(c)), that the parties considered material in this context; provided, that no enactment, announcement, statement or passage of legislation that would effect an increase in generally applicable Tax rates in any of the United Kingdom, the United States or the Netherlands shall be taken into account.

8.2 Effect of Termination. If this Agreement is terminated as permitted by Section 8.1, this Agreement shall forthwith become null and void and there shall be no Liability of any party to this Agreement or their respective Affiliates; provided, that, except as set forth in Section 8.3, no party hereto shall be relieved of any Liability for any willful and material failure to perform a covenant of this Agreement occurring prior to such termination. Notwithstanding anything to the contrary in this Agreement, nothing herein shall relieve any party from any Liability for fraud by such party. The provisions of this Section 8.2 and Sections 8.3 and Article X (other than Sections 10.6 and 10.7) shall survive any termination hereof pursuant to Section 8.1.

8.3 Termination Fees.

(a) In the event that:

(i) this Agreement is terminated pursuant to Section 8.1(f)(i), then Verizon shall, by way of compensation, pay to Vodafone the Verizon Reverse Termination Fee by wire transfer (to an account designated by Vodafone) of immediately available funds no later than the fifth (5th) Business Day following such termination;

(ii) this Agreement is terminated pursuant to Section 8.1(h), then Verizon shall, by way of compensation, pay to Vodafone the Verizon Recommendation Change Fee by wire transfer (to an account designated by Vodafone) of immediately available funds no later than the fifth (5th) Business Day following such termination; or

(iii) this Agreement is terminated pursuant to Section 8.1(j), then Verizon shall, by way of compensation, pay to Vodafone the Financing Failure Termination Fee by wire transfer (to an account designated by Vodafone) of immediately available funds no later than the fifth (5th) Business Day following such termination.

In no event shall Verizon be required to pay more than one of the foregoing fees or to pay any such fees on more than one occasion (each of the fees set forth in this Section 8.3(a), a “Verizon Termination Fee”).

(b) In the event that this Agreement is terminated pursuant to Section 8.1(f)(ii) or 8.1(i), then Vodafone shall, by way of compensation, pay to Verizon the Vodafone Termination Fee by wire transfer (to an account designated by Verizon) of immediately available funds no later than the fifth (5th) Business Day following such termination. In no event shall Vodafone be required to pay the Vodafone Termination Fee on more than one occasion.

(c) In the event that this Agreement is terminated pursuant to Section 8.1(e), then Vodafone shall, by way of compensation, pay to Verizon the Vodafone Termination Fee by wire transfer (to an account designated by Verizon) of immediately available funds no later than the fifth (5th) Business Day following such termination. In no event shall Vodafone be required to pay the Vodafone Termination Fee on more than one occasion.

(d) In the event that this Agreement is terminated pursuant to Section 8.1(d), then Vodafone shall pay to Verizon within five (5) Business Days following the date of such termination, the documented, out of pocket expenses (including expenses related to the Financing) of Verizon, not to exceed One Billion Five Hundred Fifty Million Dollars ($1,550,000,000) in the aggregate, payable by wire transfer of same day funds to an account designated in writing by Verizon.

(e) In the event that this Agreement is terminated pursuant to Section 8.1(c), then Verizon shall pay to Vodafone within five (5) Business Days following the date of such termination, the documented, out of pocket expenses of Vodafone, not to exceed One Billion Five Hundred Fifty Million Dollars ($1,550,000,000) in the aggregate, payable by wire transfer of same day funds to an account designated in writing by Vodafone.

(f) If either party fails to timely pay an amount due pursuant to this Section 8.3, the defaulting party shall pay the non-defaulting party interest on such amount at the prime rate as published in the WALL STREET JOURNAL in effect on the date such payment was required to be made through the date such payment is actually received.

(g) In the event of a Financing Failure that does not result from the willful and material breach by Verizon of any of its covenants in Section 5.9, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Vodafone or any of its Affiliates against the Financing Sources, the Replacement Financing Sources, if any, and the respective Affiliates, assignees, directors and officers of such Financing Sources and, if any, Replacement Financing Sources (collectively, the “Financing Related Parties”) and the Verizon Related Parties, in respect of this Agreement (including Section 4.14), the Ancillary Documents and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with Section 8.1(j) (if such termination is permitted pursuant thereto) and collect the Financing Failure Termination Fee, if due, and any interest payable thereon pursuant to Section 8.3(f), and upon payment of such amounts in full, no Verizon Related Party or Financing Related Party shall have any further Liability or obligation relating to or arising out of this Agreement, the Ancillary Documents or any of the transactions contemplated hereby or thereby.

(h) Without limiting the obligations of the Financing Sources or the Replacement Financing Sources pursuant to the Financing Documents or the Replacement Financing Documents, respectively, Vodafone acknowledges and agrees that no Financing Related Party shall have any liability or obligation to Vodafone or any of its Affiliates in connection with this Agreement if such Financing Related Party breaches or fails to perform (whether willfully, intentionally, unintentionally or otherwise) any of its obligations under the Financing Documents or the Replacement Financing Documents, as applicable.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival; Effect of Materiality Qualifiers.

(a) The representations and warranties of Vodafone under this Agreement shall terminate on the Closing Date, except that (x) the representations and warranties in Sections 3.1, 3.2 and 3.12 shall survive the Closing until the date that is twelve (12) months after the Closing Date, at which time they will terminate and (y) the representations and warranties in Sections 3.7(b), 3.8 and 3.9 shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations, at which time they will terminate. The representations and warranties of Verizon under this Agreement shall terminate on the Closing Date, except that the representations and warranties in Sections 4.1, 4.3 and 4.16 shall survive the Closing until the date that is twelve (12) months after the Closing Date, at which time they will terminate. The covenants and other agreements of the parties under this Agreement or in any instrument delivered pursuant to this Agreement that specify performance prior to the Closing Date (other than Sections 5.1, 5.17 and 5.18, which shall terminate on the Closing Date, provided, that the covenants contained in Section 5.1 and 5.18(f) shall, for purposes of indemnification pursuant to Section 9.2(c), survive until thirty (30) days after the expiration of the applicable statute of limitations) shall survive the Closing until the expiration of twelve (12) months after the Closing Date, at which time they will terminate. The covenants and other agreements of the parties under this Agreement or in any instrument delivered pursuant to this Agreement that specify performance following the Closing Date shall survive the Closing in accordance with their terms. Notwithstanding the preceding sentences, any breach or inaccuracy of any representation or warranty or any breach of any covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

(b) Following the Closing, in determining whether any representation or warranty in this Agreement was true and correct as of any particular date and the amount of any Damages in respect of the failure of any such representation or warranty to be true and correct as of any particular date, any qualification or limitation as to materiality (whether by reference to “Vodafone Material Adverse Effect”, “Verizon Material Adverse Effect” or otherwise) or knowledge contained in such representation or warranty shall be disregarded.

9.2 Indemnification.

(a) Effective after the Closing, subject to the terms and conditions of this Article IX, Vodafone shall indemnify Verizon, its Affiliates (including, following the Closing, the Sold Entities) and their respective Representatives (collectively, the “Verizon Indemnitees”) against and shall hold each of them harmless from any claims, losses, costs, Taxes, Liabilities, obligations, and expenses (whether or not arising out of third-party claims), including interest, penalties, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (“Damages”) actually incurred or suffered by any such Verizon Indemnitee in connection with, arising out of or resulting from (i) any breach of any of the representations and warranties of Vodafone contained in this Agreement which survive the Closing, (ii) any breach of a covenant or agreement made or to be performed by Vodafone pursuant to this Agreement (other than (x) a covenant or agreement made or to be performed pursuant to Article VI, which shall be governed by Section 9.2(c) and (y) a covenant or agreement made or to be performed pursuant to Sections 5.1 and

5.18, for which there will be no indemnification pursuant to this Section 9.2(a)(ii)), (iii) the Excluded Assets, (iv) the Excluded Liabilities, (v) the Reorganization (except to the extent governed by Section 9.2(c)), or (vi) any litigation which is commenced or threatened against such Verizon Indemnitee asserting claims (A) regarding any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to (x) information contained in the Vodafone Circular, which information was not provided in writing by Verizon or any of its Affiliates or any of their respective Representatives specifically for inclusion in the Vodafone Circular and (y) information contained in any Verizon Disclosure Document, which information was provided in writing by Vodafone or any of its Affiliates or any of their respective Representatives in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby specifically for inclusion in such Verizon Disclosure Document or (B) otherwise alleging that the Vodafone Circular did not comply with any applicable legal or regulatory requirement.

(b) Effective after the Closing, subject to the terms and conditions of this Article IX, Verizon shall indemnify Vodafone, its Affiliates and their respective Representatives (collectively, the “Vodafone Indemnitees”) against and shall hold each of them harmless from any Damages actually incurred or suffered by any such Vodafone Indemnitee in connection with, arising out of or resulting from (i) any breach of any of the representations and warranties of Verizon contained in this Agreement which survive the Closing, (ii) any breach of any covenant or agreement made or to be performed by Verizon pursuant to this Agreement (other than (x) a covenant or agreement made or to be performed pursuant to Section 5.17, for which there will be no indemnification pursuant to this Section 9.2(b)(ii) or (y) a covenant or agreement to be performed pursuant to Section 5.20(a) or Article VI which shall be governed by Section 9.2(d)), (iii) any litigation which is commenced or threatened against such Vodafone Indemnitee asserting claims (A) regarding any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to (x) information contained in any Verizon Disclosure Document, which information was not provided in writing by Vodafone or any of its Affiliates or any of their respective Representatives in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby specifically for inclusion in such Verizon Disclosure Document and (y) information contained in the Vodafone Circular, which information was provided in writing by Verizon or any of its Affiliates or any of their respective Representatives specifically for inclusion in the Vodafone Circular or (B) otherwise alleging that any Verizon Disclosure Document did not comply with any applicable legal or regulatory requirement, or (iv) except as otherwise provided in Section 9.2(c), the Partnership and its Subsidiaries and the business, assets and liabilities thereof to the extent incurred or suffered at any time following the Closing in respect of any period prior to or following the Closing.

(c) Effective after the Closing, notwithstanding any provision of this Agreement to the contrary, Vodafone shall indemnify and hold harmless the Verizon Indemnitees from any and all liability for: (i) Taxes imposed on or payable by any Sold Entity for any Pre-Closing Tax Period; (ii) Taxes incurred with respect to, or arising from, the Reorganization for any Pre-Closing Tax Period; (iii) amounts payable by a Sold Entity pursuant to any Tax sharing, allocation or indemnification agreement entered into before the Closing to indemnify any other Person in respect of or relating to Taxes of such other Person to the extent such amount relates to or arises from a Pre-Closing Tax Period; (iv) transfer, recording, documentary, sales, use, stamp, registration and similar Taxes (including any real estate transfer or similar Tax arising from any indirect transfer of property as a result of the transactions contemplated by this Agreement) and related fees incurred with respect to or arising from (A) the purchase and sale of the Transferred Shares pursuant to this Agreement, (B) the indirect transfer of the shares in and assets of the Sold Entities, or (C) the Reorganization; (v) Taxes for which any Sold Entity is liable (or that may be collected from any Sold Entity by way of offset against a refund of Tax otherwise due to the Sold Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a successor or transferee or as a result of having been a member of any group (other than a group consisting solely of one or more of the Sold Entities) prior to Closing; (vi) Taxes attributable to the inclusion of any item of income in taxable income for any Post-Closing Tax Period as a result of any (x) adjustment required with respect to a Sold Entity by reason of a change in method of accounting for a Pre-Closing Tax Period under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (y) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into by a Sold Entity prior to the Closing, or (z) installment sale by, or intercompany transaction (within the meaning of Treasury Regulation Section 1.1502-13) involving, a Sold Entity, in each case prior to the Closing (excluding, for the avoidance of doubt, Taxes attributable to any excess loss account (within the meaning of Treasury Regulation Section 1.1502-19) and California State income Taxes attributable to any Deferred Intercompany Stock Account of a Sold Entity), except, in each case of clauses (x) through (z), for any such items arising from any such change in method of accounting, closing agreement, installment sale or intercompany transaction by the Partnership; (vii) Taxes of Vodafone and its Affiliates (other than the Sold Entities) for any period; (viii) Taxes arising out of or resulting from any breach of a covenant or agreement made or to be performed by Vodafone pursuant to Sections 5.1 or 5.18(f) or Article VI; (ix) provided Verizon has provided notice thereof in accordance with Section 6.4, the Verizon Indemnity Amount; and (x) any out-of-pocket costs and expenses, including legal fees and expenses, attributable to any item described in clauses (i) to (ix). Notwithstanding the foregoing, Vodafone shall not be liable for, and shall have no obligation to indemnify the Verizon Indemnitees for: (A) any Taxes that are attributable to (i) any adjustments made after the Closing (determined on a “with and without” basis) to items of Partnership income, gain, loss, deduction or credit (or other items reported to its partners on Schedule K-1 (IRS Form 1065)), whether by reason of audit, assessment, amended return or otherwise, for a Pre-Closing Tax Period, (ii) actions not in the ordinary course of business and not contemplated by this Agreement taken by Verizon or any of its Affiliates (including any of the Sold Entities) on the Closing Date after the Closing, (iii) an election made by Verizon under Section 338 of the Code with respect to the Sold Entities, or (iv) items described in clause (vi) of the preceding sentence, which Taxes, in the aggregate, do not exceed Five Million Dollars ($5,000,000); and (B) the excess, if any, of (i) the amount of Taxes imposed on the Sold Entities’ distributive share of items of Partnership income, gain, loss, deduction or credit (or other items reported to its partners on Schedule K-1 (IRS Form 1065)) for the taxable periods of the Sold Entities beginning on or after April 1, 2013 and ending on the Closing Date, taking into account Section 6.1(d), (determined on a hypothetical basis without regard to any other item of income, gain, loss, deduction or credit of the Sold Entities), over (ii) the sum of (x) the Tax Distributions received by the Sold Entities from the Partnership with respect to such taxable periods and (y) any payments made by Verizon pursuant to Section 5.21 that are measured by reference to Tax Distributions (other than Supplemental Tax Distributions). Any indemnity payment required to be made pursuant to this Section 9.2(c) shall be made by wire transfer or intrabank transfer of immediately available funds to an account designated by Verizon within ten (10) days after any of the Verizon Indemnitees makes written demand upon Vodafone, but in no case earlier than five (5) days prior to the date on which the relevant Taxes or other amounts are required to be paid to the applicable Taxing Authority.

(d) Verizon shall indemnify and hold harmless the Vodafone Indemnitees from any and all liability for: (i) Taxes imposed on or payable by any Sold Entity for any Post-Closing Tax Period except to the extent that Vodafone is responsible for such Taxes pursuant to Section 9.2(c), (ii) Taxes for which Verizon is responsible under Section 9.2(c), and (iii) Taxes arising out of or resulting from any breach of a covenant or agreement made or to be performed by Verizon pursuant to Section 5.20(a) or Article VI. Any indemnity payment required to be made pursuant to this Section 9.2(c) shall be made by wire transfer or intrabank transfer of immediately available funds to an account designated by Vodafone within ten (10) days after any of the Vodafone Indemnitees makes written demand upon Verizon, but in no case earlier than five (5) days prior to the date on which the relevant Taxes or other amounts are required to be paid to the applicable Taxing Authority.

(e) Vodafone shall indemnify the Verizon Indemnitees against any Liabilities which are incurred by the Verizon Indemnitees (such Liabilities being determined to have the same economic effect as if they had been incurred directly by Verizon) in relation to any Vodafone UK Pension Plan pursuant to the exercise by the UK Pension Regulator of any of its powers under the UK Pensions Act 2004. Vodafone shall further indemnify the Verizon Indemnitees against any Liabilities incurred after the Closing by or in respect of any of the Sold Entities, which Liabilities are in respect of any (i) persons who were employed by the Sold Entities on or prior to the Closing, (ii) Employee Benefit Plans that were sponsored, maintained, contributed to or required to be contributed to by the Sold Entities on or prior to the Closing, and (iii) Employee Benefit Plans with respect to which the Sold Entities had any current, future or contingent Liability on or prior to the Closing.

(f) The parties to this Agreement agree that any indemnification payment made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the aggregate consideration being delivered to Seller pursuant to Section 2.2 in the form of the Cash Consideration, the Verizon Shares, the Verizon Notes and the Settlement Note, except to the extent otherwise required by applicable Law.

9.3 Third-Party Claim Procedures.

(a) The Person seeking indemnification under Section 9.2 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third-Party Claim”) in respect of which indemnity may be sought under Section 9.2. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations or Liability hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 9.3, shall be entitled to assume the defense thereof at its sole expense with lead counsel appointed by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, that if the Indemnified Party has concluded that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party or that there exists or is reasonably likely to exist a conflict of interest, such Indemnified Party shall be entitled, at the Indemnifying Party’s reasonable expense, to separate counsel (provided, that such counsel is reasonably acceptable to the Indemnifying Party).

(c) If the Indemnifying Party elects to assume the defense of any such Third-Party Claim, all the parties hereto will cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation will include the provision of reasonable access during business hours to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other Representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party assumes the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 9.3, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement or compromise of such Third-Party Claim, if (A) the settlement or compromise does not release the Indemnified Party and its Affiliates from all Liabilities and obligations with respect to such Third-Party Claim or (B) the settlement or compromise imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, and (ii) the Indemnified Party shall be entitled to participate in the defense of any such Third-Party Claim and to employ, at its expense, separate counsel of its choice for such purpose.

(d) The provisions of this Section 9.3 shall not apply with respect to Tax Claims, which shall be governed by Article VI.

9.4 Direct Claim Procedures. If the Indemnified Party has a claim for indemnity under Section 9.2 against the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

9.5 Limitations on Indemnification.

(a) Vodafone shall have no Liability for any claim for indemnification pursuant to Section 9.2(a) if the Damages for which the Indemnifying Party would be responsible for such claim and all related claims are less than the Applicable De Minimis Amount.

(b) Verizon shall have no Liability for any claim for indemnification pursuant to Section 9.2(b) if the Damages for which the Indemnifying Party would be responsible for such claim and all related claims are less than the Applicable De Minimis Amount.

9.6 Calculation of Damages.

(a) The amount of any Damages or Taxes payable under Section 9.2 by the Indemnifying Party shall be reduced by any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and shall be (i) net of any Tax benefits actually realized by the Indemnified Party and (ii) increased by any Tax costs incurred by the Indemnified Party (in each case, determined on a “with and without basis”). If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification payment up to the amount actually received by the Indemnified Party, net of any expenses incurred by the Indemnified Party in collecting such amount. The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 9.2.

(b) The Indemnifying Party shall not be liable under Section 9.2 for any punitive, exemplary or special Damages, or any other Damages that are not reasonably foreseeable; provided, that nothing herein shall prevent any Indemnified Party from recovering for all components of awards against them in Third-Party Claims for which recovery is provided under this Article IX.

9.7 Exclusive Remedy. From and after the Closing and except for the continuing availability of specific performance pursuant to Section 10.6 with respect to covenants that specify performance following the Closing Date, Section 9.2 will (in the absence of fraud) provide the sole and exclusive remedy for each of the parties hereto for any misrepresentation or inaccuracy or breach of any representation and warranty or any breach of covenant or other agreement occurring at or prior to the Closing or other claim arising directly or indirectly out of this Agreement or the transactions contemplated hereby with respect to matters occurring or circumstances existing at or prior to the Closing (other than procedures for the conduct of proceedings relating to Tax Claims, which shall be governed by Section 6.2).

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when personally delivered or transmitted by telecopier on a business day during normal business hours where such notice is to be received at the address or number designated below or (b) on the business day following the date of mailing by overnight courier, fully prepaid, addressed to such address, whichever shall first occur. The addresses for such communications shall be:

If to Vodafone, to:

Vodafone Group Plc

Vodafone House

The Connection

Newbury

Berkshire

RG14 2FN

Telecopier: +44 1635 238080

Attention: Company Secretary

If to Seller, to:

Vodafone 4 Limited

Rivium Quadrant 173

2909 LC Capelle aan den IJssel

The Netherlands

Telecopier +31 10 498 77 22

Attention: Erik de Rijk, Managing Director

And, in each case, with copies, which shall not constitute notice, to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Telecopier: (212) 455-2502

Attention: William E. Curbow and Eric M. Swedenburg

and

Slaughter and May

One Bunhill Row

London EC1Y 8YY

Telecopier: +44 (0)20 7090 5000

Attention: Craig Cleaver and Roland Turnill

If to Verizon, to:

Verizon Communications Inc.

One Verizon Way

Basking Ridge, NJ 07928

Telecopier: (908) 766-3813

Attention:  William L. Horton, Jr., Senior Vice President, Deputy

General Counsel and Corporate Secretary

With copies, which shall not constitute notice, to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telecopier: (212) 403-2000

Attention: Daniel A. Neff and Steven A. Rosenblum

and

Macfarlanes LLP

20 Cursitor Street

London EC4A 1LT

Telecopier: +44 (0)20 7831 9607

Attention: Charles Martin and Graham Gibb

10.2 Interpretation. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “parties” shall mean Vodafone, Seller and Verizon, and the term “party” shall be deemed to refer to either Vodafone, Seller or Verizon, as the case may be. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement” and “the date hereof” shall be deemed to refer to September 2, 2013. No provision of this Agreement shall be construed to require Vodafone, Seller, Verizon or any of their respective Affiliates to take any action that would violate any Law, rule or regulation.

10.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of (i) Vodafone and Seller, if the assigning party is Verizon or (ii) Verizon, if the assigning party is Vodafone or Seller, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

10.4 Entire Agreement; Amendments. Except to the extent that other agreements are specifically referred to herein, this Agreement among Vodafone, Seller and Verizon contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, none of Vodafone, Seller or Verizon makes any representation, warranty, covenant or undertaking with respect to such matters. This Agreement may be amended only by an agreement in writing executed by the parties hereto. The parties hereto may amend this Agreement without notice to or the consent of any third party; provided, however, that after receipt of the Verizon Requisite Vote or the Vodafone Requisite Share Purchase Vote, there shall not be made any amendment that by Law requires further approval by the holders of the Verizon Common Stock or the Vodafone Ordinary Shares without the further approval of such shareholders.

10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.6 Specific Enforcement.

(a) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that unless this Agreement has been terminated in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they may be entitled at law or in equity.

(b) Notwithstanding anything in this Agreement to the contrary, including Section 10.6(a), the parties hereby acknowledge and agree that, in the event of a Financing Failure, Vodafone shall not be entitled to specific performance (i) if the Transaction is to be implemented by way of the Vodafone Scheme, to cause Verizon to appear at the Court Hearing or the hearing in respect of the confirmation by the Court of the Vodafone Reduction of Capital, to give any undertakings in connection with the Vodafone Scheme, or to effect the Scheme Closing in accordance with Section 2.3 or (ii) if the Transaction is to be implemented by way of the Share Purchase, to effect the Share Purchase Closing in accordance with Section 2.5. Nothing in this Section 10.6(b) is intended to limit the right and entitlement of Vodafone to specific performance in accordance with Section 10.6(a) with respect to any failure to perform or breach by Verizon of any covenant in this Agreement other than the failure of Verizon, in the event of a Financing Failure, to (x) appear at the Court Hearing or the hearing in respect of the confirmation by the Court of the Vodafone Reduction of Capital, to give any undertakings in connection with the Vodafone Scheme, or to effect the Scheme Closing in accordance with Section 2.3, or (y) effect the Share Purchase Closing in accordance with Section 2.5, if the Transaction is to be implemented by way of the Share Purchase.

(c) Each party further agrees that, subject to Section 10.6(b), (i) such party will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.6, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.7 Further Assurances. Subject to the terms and provisions of this Agreement, each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

10.8 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or the transactions contemplated hereby and for any counterclaim therein.

10.9 Submission to Jurisdiction; Waivers.

(a) Each of Vodafone, Seller and Verizon irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined in the United States District Court for the Southern District of New York (or, to the extent such court does not have subject matter jurisdiction, the Supreme Court of the State of New York in New York County), and each of Vodafone, Seller and Verizon hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Vodafone, Seller and Verizon hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Notwithstanding anything herein to the contrary, each of the parties hereto expressly agrees (i) that it will not bring or support any lawsuit, claim, complaint, action, formal investigation or proceeding before any Governmental Entity (each, an “Action”), whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Related Party arising out of or relating to the transactions contemplated hereby in any forum other than any state or federal court sitting in the borough of Manhattan, New York, New York, and any appellate court thereof, (ii) to waive and hereby waives any right to trial by jury in respect of any such Action and (iii) that any such Action shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflicts of Law rules of such state that would result in the application of the Laws of any other jurisdiction.

10.10 No Third Party Beneficiaries. Except as set forth in (i) Article IX and Sections 5.15, 8.2 and 8.3(f) and, with respect to the Financing Related Parties (in their capacities as such), Sections 8.3(g), 8.3(h) and 10.9(b), this Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision of this Agreement be enforced by, any other person. For the avoidance of doubt, no provision of this Agreement is intended to provide any Vodafone Shareholder (or any party acting on its behalf) the ability to assert or enforce any right (whether in its capacity as a Vodafone Shareholder or derivatively or otherwise on behalf of Vodafone) or seek any remedies pursuant to this Agreement. For the avoidance of doubt, the Financing Related Parties are express third party beneficiaries of Sections 8.3(g), 8.3(h) and 10.9(b).

10.11 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to the conflicts of Law rules of such state that would result in the application of the Laws of any other jurisdiction.

10.12 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

10.13 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Each of the parties hereto (i) has agreed to permit the use, from time to time, of faxed or otherwise electronically transmitted signatures in order to expedite the consummation of the transactions contemplated hereby, (ii) intends to be bound by its respective faxed or otherwise electronically transmitted signature, (iii) is aware that the other parties hereto will rely on the faxed or otherwise electronically transmitted signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Agreement based on the fact that a signature was sent by fax or otherwise electronically transmitted.

10.14 Extension; Waivers. At any time prior to the Closing, Verizon and Vodafone by action taken or authorized by or on behalf of their respective boards of directors may, to the extent legally allowed, (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here; provided, however, that after receipt of the Verizon Requisite Vote or the Vodafone Requisite Share Purchase Vote, there shall not be made any waiver that by Law requires further approval by the holders of the Verizon Common Stock or the Vodafone

Ordinary Shares without the further approval of such shareholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.

VODAFONE GROUP PLC

By	/s/ Vittorio Colao
Name:	Vittorio Colao
Title:	Chief Executive

VODAFONE 4 LIMITED

By	/s/ Erik Antonius Jacobus de Rijk
Name:	Erik Antonius Jacobus de Rijk
Title:	Director

By	/s/ Lamberdina Regina Maria Kraan
Name:	Lamberdina Regina Maria Kraan
Title:	Company Secretary

[Signature Page – Stock Purchase Agreement]

VERIZON COMMUNICATIONS INC.

By	/s/ Lowell C. McAdam
Name:	Lowell C. McAdam
Title:	Chairman and Chief Executive Officer

[Signature Page – Stock Purchase Agreement]

Annex B

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of December 5, 2013 (this “Amendment”), is hereby entered into among Vodafone Group Plc, an English public limited company (“Vodafone”), Vodafone 4 Limited, an indirect wholly owned Subsidiary of Vodafone (“Seller”), and Verizon Communications Inc., a Delaware corporation (“Verizon”).

WHEREAS, the parties hereto are parties to that certain Stock Purchase Agreement, dated as of September 2, 2013 (the “Agreement”);

WHEREAS, Section 10.4 of the Agreement provides, among other things, that the Purchase Agreement may be amended by an agreement in writing executed by Vodafone, Seller and Verizon; and

WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree to amend the Agreement in the following manner:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. All capitalized terms used and not defined herein shall have the meanings given to such terms in the Agreement.

ARTICLE II

AMENDMENTS TO THE AGREEMENT

2.1 Definitions. Article I of the Agreement is hereby amended as follows:

(i) The defined term “New Vodafone Shares Admission” is hereby deleted.

(ii) The defined term “Scheme Closing” is hereby restated to read as follows:

““Scheme Closing” has the meaning set forth in Section 2.3.”

(iii) The defined term “Scheme Effective Date” is hereby restated to read as follows:

““Scheme Effective Date” means the date of the Scheme Closing.”

(iv) The defined term “Settlement Note” is hereby amended by (a) the addition of the word “substantially” immediately prior to the phrase “in the form appended as Exhibit B” and (b) the addition of the words “, with such changes as mutually agreed among the parties hereto” immediately after the phrase “in the form appended as Exhibit B”.

(v) The defined term “Vodafone B.V. Inc. Note” is hereby amended by (a) the addition of the word “substantially” immediately prior to the phrase “in the form appended as Exhibit E” and (b) the addition of the words “, with such changes as mutually agreed among the parties hereto” immediately after the phrase “in the form appended as Exhibit E”.

(vi) The defined term “Vodafone Reduction of Capital” is hereby restated to read as follows:

““Vodafone Reduction of Capital” means the following proposed reductions of capital of Vodafone under Chapter 10 of Part 17 of the Companies Act to be undertaken pursuant to the Vodafone Scheme, being (i) the reduction or cancellation of Vodafone’s share premium account; (ii) the cancellation of Vodafone’s capital redemption reserve; and (iii) the cancellation of the Vodafone Class B Shares, but subject always to Section 5.4(b).”

2.2 Scheme Closing. Section 2.3 of the Agreement is hereby restated to read as follows:

“Scheme Closing. Subject to the terms and conditions of this Agreement, (a) the closing (the “Scheme Closing”) of the Transaction in accordance with Section 2.4 shall occur immediately following (and on the date of) the satisfaction of the condition set forth in Section 7.1(b)(ii)(y) and (b) Vodafone shall use commercially reasonable efforts to cause to be satisfied the condition set forth in Section 7.1(b)(iii) on the date that the condition set forth in Section 7.1(b)(ii)(x) is satisfied (and, for the avoidance of doubt, Vodafone shall cause the condition set forth in Section 7.1(b)(iii) to be satisfied before the condition set forth in Section 7.1(b)(ii)(y) is satisfied), or, in the case of (a) or (b), at such other time as Verizon and Vodafone may agree in writing. For the avoidance of doubt, the Court Hearing shall not be held until all of the conditions set forth in Article VII have been satisfied (or, to the extent permitted by applicable Law, waived in a writing signed by the party for whose benefit the condition exists) other than the conditions set forth in Sections 7.1(b)(ii) and 7.1(b)(iii). The purchase and sale of the Transferred Shares in connection with the Scheme Closing shall take place immediately following (and on the date of) the satisfaction of the conditions set forth in Section 7.1(b)(ii)(y) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY, or at such other place as Verizon and Vodafone may agree in writing. Upon the earlier of (i) the Scheme Longstop Date and (ii) the date on which the Vodafone Scheme lapses in accordance with its terms or is withdrawn, or as Verizon and Vodafone may otherwise agree in writing, this Section 2.3 shall be of no further force and effect.”

2.3 Vodafone Scheme Closing Deliverables. Section 2.4 of the Agreement is hereby amended by:

(i) Restating Section 2.4(a) to read as follows:

“(a) Distribution of Verizon Shares. At or promptly following the delivery (or, where the Court has so ordered, registration) of the order of the Court confirming the Vodafone Reduction of Capital to (or with) the UK Registrar of Companies, pursuant to and in accordance with the terms of the Vodafone Scheme, the Verizon Shares shall be distributed by or on behalf of Verizon to the Vodafone Shareholders in respect of their Vodafone Class B Shares or Vodafone Class C Shares, as applicable.”

(ii) Restating Section 2.4(b) to read as follows:

“(b) Payment of Cash Consideration. Payment of the Cash Consideration will be made at the Scheme Closing by wire transfer or intrabank transfer of immediately available funds to Seller or such other Person as Vodafone may direct to an account or accounts designated by Vodafone in writing, such designation to be made no later than the close of business on the third (3rd) Business Day prior to the Closing Date.”

(iii) Re-lettering Section 2.4(d) as Section 2.4(e) and replacing the reference therein to “Section 2.4(d)” with “Section 2.4(e)”.

(iv) Inserting a new Section 2.4(d), which is set forth in its entirety below:

“(d) Delivery of Reduction Order. At the Scheme Closing, Vodafone shall cause the order of the Court confirming the Vodafone Reduction of Capital to be delivered to the UK Registrar of Companies.”

2.4 Mix and Match and Free Dealing Facility.

(i) Verizon and Vodafone acknowledge and agree that they have discussed the possibility of offering a “mix and match” facility in accordance with the first sentence of Section 5.2(e) of the Agreement and have determined not to offer such a facility.

(ii) The second and third sentences of Section 5.2(e) of the Agreement are hereby deleted in their entirety and replaced as follows:

“Verizon shall (i) implement a free share dealing facility through one or more appropriate service providers, to enable individual Vodafone Shareholders resident in, or with a resident address in, the European Economic Area (other than Croatia) holding fewer than 50,000 Vodafone Ordinary Shares in certificated form to elect to cause the Verizon CDIs to which they are entitled to be sold on a stock exchange and to receive their cash proceeds in their default currency (EUR or GBP, in accordance with their current standing dividend mandate instructions) or, at their election, in USD, EUR or GBP (provided that, where such Vodafone Shareholder has previously made an election (through the relevant form of election) to receive his Cash Entitlement in one of such currencies, the proceeds of sales of Verizon CDIs under the dealing facility shall be paid in that same currency), such free share dealing facility to be provided for a period of six weeks from the Closing Date; provided, that Vodafone shall pay on demand to Verizon fifty percent (50%) of all costs and expenses incurred by Verizon in connection with the implementation of the free share dealing facility pursuant to this clause (i); and (ii) for a period of at least two (2) years following the Closing, implement such arrangements with one or more appropriate service providers (A) as may be reasonably necessary to enable uncertificated Vodafone Shareholders to hold Crest Depository Interests representing underlying Verizon Shares (“Verizon CDIs”) and (B) pursuant to which such appropriate service provider(s) will act as a corporate sponsored nominee and hold Verizon CDIs for the benefit of individual certificated Vodafone Shareholders resident in, or with a registered address in, the European Economic Area (other than Croatia) holding Vodafone Ordinary Shares in certificated form who receive Verizon Shares pursuant to this Agreement. Verizon will consult with Vodafone (each acting reasonably and in good faith) with a view to providing that the terms on which the Verizon CDIs, corporate sponsored nominee service and free share dealing facility are provided are consistent with market practice for similar facilities in the UK-listed market, and the final terms will be described in the Vodafone Circular (and, where relevant, accompanying materials) and the Verizon UK Prospectus.”

2.5 Date of the Court Hearings. Section 5.3(a)(ix) is hereby amended by deleting the second proviso thereto in its entirety and replacing it as follows:

“provided, further, that without limiting any other provision of this Agreement, the hearing in respect of the confirmation by the Court of the Vodafone Reduction of Capital shall not be held on a Friday unless the Court Hearing also occurs on such Friday; and”

2.6 Restriction on Reorganization of Significant Subsidiaries. Section 5.17(b) of the Agreement is hereby deleted in its entirety and replaced as follows:

“(b) (i) merge or consolidate Verizon with any other Person or (ii) restructure, reorganize or completely or partially liquidate any of the Significant Subsidiaries of Verizon except, in the case of Significant Subsidiaries other than the Partnership or any Subsidiary of the Partnership that is a Significant Subsidiary (if any), in the ordinary course of business, it being understood that this clause (ii) shall not restrict the transfer or issuance of any equity or debt of a wholly owned Significant Subsidiary of Verizon to Verizon or any of its wholly owned Subsidiaries;”

2.7 Vodafone B.V. Inc. Section 5.20(a) of the Agreement is hereby deleted in its entirety and replaced as follows:

“(a) Verizon shall maintain the corporate existence of Vodafone B.V. Inc. for at least the two-year period beginning on the Closing Date and during such period shall (i) cause Vodafone B.V. Inc. to employ at least one individual to manage its finance operations, (ii) not prepay the principal balance of, or cause or permit Vodafone B.V. Inc. to transfer, the Settlement Note (which Verizon shall cause to be serviced in accordance with its terms) other than any prepayments permitted pursuant to the terms thereof, and (iii) cause Vodafone B.V. Inc. to maintain a balance of at least Two Hundred Fifty Million Dollars ($250,000,000) in cash, cash equivalents or third party investments.”

2.8 Tax Cooperation. Section 6.3(b) of the Agreement is hereby amended by replacing the references therein to “Section 2.6(b)(vi)” with “Section 2.6(b)(vii)”.

2.9 Mutual Conditions. Section 7.1 of the Agreement is hereby amended by:

(i) Restating Section 7.1(b)(iii) to read as follows:

“(iii) The relevant order of the Court sanctioning the Vodafone Scheme shall have been delivered to the UK Registrar of Companies in accordance with applicable Law.”

(ii) Restating Section 7.1(c) to read as follows:

“(c) Amendment to the Official List in Respect of New Vodafone Shares. Only with respect to the obligation to consummate the Vodafone Scheme:”

(iii) Restating Section 7.1(c)(i) to read as follows:

“(i) All necessary documents in relation to the amendment to the Official List for the New Vodafone Shares to trade on the LSE’s Main Market for listed securities shall have been supplied to the UKLA and the LSE.”

(iv) Restating Section 7.1(c)(ii) to read as follows:

“(ii) The UKLA shall have acknowledged to Vodafone or its agent (and such acknowledgement shall not have been withdrawn) that the application to amend the Official List in respect of the New Vodafone Shares has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject) will become effective as soon as any such listing conditions shall have been satisfied.”

(v) Restating Section 7.1(c)(iii) to read as follows:

“(iii) The LSE shall have acknowledged to Vodafone or its agent (and such acknowledgement shall not have been withdrawn) that the New Vodafone Shares will be enabled to trade on the LSE’s Main Market for listed securities at the same time as the amendment to the Official List in respect of the New Vodafone Shares becomes effective.”

2.10 Omnitel Consideration. The parties hereto agree, on their own behalf and on behalf of VBIH and Vodafone Europe, that if the transactions contemplated by the Omnitel Purchase Agreement are consummated on the Closing Date, the obligations under Section 2.2(c)(i) of the Agreement and Section 3.2(c) of the Omnitel Purchase Agreement shall be satisfied in accordance with Schedule I hereto.

ARTICLE III

MISCELLANEOUS

3.1 Counterparts. This Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

3.2 Continuing Effect of the Agreement. This Amendment shall not constitute an amendment of any other provision of the Agreement not expressly referred to herein. The Agreement shall remain in full force and effect, and this Amendment shall be effective and binding upon Vodafone, Seller and Verizon upon execution and delivery by Vodafone, Seller and Verizon. From and after the date hereof, all references to the term “Agreement” in the Agreement shall be deemed to refer to the Agreement, as amended hereby.

3.3 Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

3.4 Governing Law. This Amendment shall be governed and construed in accordance with the Laws of the State of New York, without regard to the conflicts of Law rules of such state that would result in the application of the Laws of any other jurisdiction.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date hereof.

VODAFONE GROUP PLC

By	/s/ Rosemary E.S. Martin
Name: Rosemary E.S. Martin
Title: Group General Counsel & Company Secretary

VODAFONE 4 LIMITED

By	/s/ Erik de Rijk
Name: Erik de Rijk
Title: Director

By	/s/ L.R.M. Kraan
Name: L.R.M. Kraan
Title: Company Secretary

[Signature Page – First Amendment to Stock Purchase Agreement]

VERIZON COMMUNICATIONS INC.

By	/s/ Lowell C. McAdam
Name: Lowell C. McAdam
Title: Chairman and Chief Executive Officer

[Signature Page – First Amendment to Stock Purchase Agreement]

Annex C

CONFIDENTIAL

[J.P. Morgan letterhead]

September 2, 2013

The Board of Directors

Verizon Communications Inc.

140 West Street

New York, NY 10007

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Verizon Communications Inc. (“Verizon”) of the consideration to be paid by Verizon in the Transaction (as defined below) with Vodafone Group Plc (“Vodafone”) relating to the acquisition of Vodafone Finance 1 (“HoldCo”), a wholly-owned subsidiary of Vodafone, which indirectly owns a 45% interest in Cellco Partnership doing business as Verizon Wireless (the “Partnership”). Pursuant to the draft Stock Purchase Agreement, dated as of September 2, 2013 (the “Agreement”), among Verizon, Vodafone and Vodafone 4 Limited (the “Seller”) Verizon will acquire (collectively, the “Transaction”) all of the issued and outstanding capital stock of HoldCo in exchange for consideration (the “Consideration”) consisting of (i) $58.886 billion in cash plus (ii) an aggregate number of shares of Verizon’s common stock, par value $0.10 per share (the “Verizon Common Stock”) equal to $60.150 billion divided by Verizon’s 20-trading-day volume-weighted average price per share measured as of the date ending on the third business day prior to the closing, except that such price per share of Verizon Common Stock shall not be more than $51.00 nor less than $47.00 plus (iii) notes to be issued by Verizon to the Seller in the aggregate amount of $5 billion, plus (iv) a term note issued by Verizon to the Seller in the amount of $250 million plus (v) a note to be issued by Verizon to the Seller in an amount equal to the principal amount of the Vodafone BV Inc. Note (as defined in the Agreement), plus (vi) $3.5 billion in cash, or a note with such principal amount, in respect of the consideration in the Omnitel Transaction (as defined below).

In connection with preparing our opinion, we have:

(i)	reviewed a draft, dated September 2, 2013, of the Agreement;

(ii)	reviewed certain publicly available business and financial information concerning the Partnership and Verizon and the industries in which they operate;

(iii)	reviewed the publicly available financial terms of certain precedent transactions;

(iv)	compared the financial and operating performance of the Partnership and Verizon with publicly available information concerning certain other companies in the same industry as the Partnership and Verizon, reviewed the financial and operating performance of certain other publicly traded companies and reviewed the current and historical market prices of Verizon Common Stock and certain publicly traded securities of such other companies;

(v)	reviewed certain publicly available financial forecasts relating to the business and financial prospects of the Partnership, and, at Verizon’s direction, compiled a forecast relating to the business and financial prospects of the Partnership derived from a consensus of selected analysts that were identified, and approved by, Verizon management (the “Partnership Wireless Street Forecasts”);

(vi)	reviewed certain publicly available financial forecasts relating to the business and financial prospects of Verizon, and, at Verizon’s direction, compiled a forecast relating to the business and financial prospects of Verizon excluding the Partnership derived from a consensus of selected analysts that were identified, and approved, by Verizon management (the “Verizon Corporate and Wireline Street Forecasts”); and

(vii)	performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of Verizon with respect to certain aspects of the Transaction, and the past and current business operations of the Partnership and Verizon, the financial condition and future prospects and operations of the Partnership and Verizon, the effects of the Transaction on the financial condition and future prospects of the Partnership and Verizon, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Verizon or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency, of the Partnership or Verizon under any state or federal laws relating to bankruptcy, insolvency or similar matters.

At your direction, our analysis relating to the business and financial prospects for the Partnership and Verizon for purposes of this opinion has been made on the basis of the Partnership Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts, respectively. We have been advised by Verizon, and have assumed, with Verizon’s consent, that the Partnership Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts are a reasonable basis upon which to evaluate the business and financial prospects of the Partnership and Verizon, respectively. We express no view as to the Partnership Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts or the assumptions on which they were based, including the selection of the analyst forecasts from which the Partnership Wireless Street Forecasts and the Verizon Corporate and Wireline Street Forecasts were derived.

We have assumed that the Transaction will be consummated as described in the Agreement. We have also assumed that (i) the notes forming part of the Consideration will have a fair value equal to their principal amount, (ii) Verizon will not exercise the Cash Election (as defined in the Agreement), (iii) no payment will be made in respect of the Cash Flow Adjustment Amount (as defined in the Agreement), (iv) no claims for indemnification under the Agreement that are material to our analysis will be made against Verizon, (v) (A) prior to closing, Vodafone will undertake a reorganization as provided in the Agreement pursuant to which, immediately prior to the consummation of the Transaction, Seller will own, directly or indirectly, all of the outstanding capital stock of HoldCo and its subsidiaries, except for the VAI Preferred Shares (as defined in the Agreement), (B) the only assets and liabilities of HoldCo and its subsidiaries will be those related to the Partnership, the Vodafone BV. Inc. Note (as defined in the Agreement), intercompany notes among HoldCo and its subsidiaries and $250 million in cash and cash equivalents in one of the subsidiaries of HoldCo, and Verizon will be indemnified fully for any unrelated liabilities and any tax liabilities incurred in connection with the reorganization, with the result that (except for the VAI Preferred Shares) Verizon will not, directly or indirectly, bear any incremental liabilities, which are not fully indemnified compared to a purchase of the Partnership interests directly and (C) the fair value of the VAI Preferred Shares is $1.65 billion, (vi) the fair value of the receivable related to the ELPI Contribution (as defined in the Agreement) is $814 million, (vii) after two years from the Closing Date (as defined in the Agreement), the $250 million in cash, cash equivalents and third party investments held in Vodafone BV Inc. pursuant to the Agreement will be available to Verizon in full to discharge debt or for other purposes, (viii) the Partnership will not make any distributions between signing and closing and (ix) the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by Verizon and the Partnership in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to Verizon with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Partnership or Verizon or on the contemplated benefits of the Transaction.

We understand that Verizon will sell its indirect equity interest in Vodafone Omnitel NV (“Omnitel”) to Vodafone for either $3.5 billion in cash, if the sale of Omnitel occurs concurrently with consummation of the Transaction, or otherwise a note in such amount (the “Omnitel Transaction”). We have not been requested to provide our opinion with respect to, and this opinion does not address, the fairness from a financial point of view of the Omnitel Transaction. Furthermore, at your direction, in connection with preparing our opinion, we have assumed that consummation of the Omnitel Transaction will occur concurrently with the consummation of the Transaction, and that the Omnitel Transaction is fair from a financial point of view to Verizon. We have also assumed that no claims for indemnification under the Omnitel Transaction agreement that are material to our analysis will be made against Verizon or its affiliates.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by Verizon in the proposed Transaction, and we express no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of Verizon or as to the underlying decision by Verizon to engage in the Transaction. We express no opinion as to what the value of the Verizon Common Stock will be when issued pursuant to the Transaction or the price at which Verizon Common Stock will trade at any time. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by Verizon in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to Verizon with respect to the proposed Transaction and will receive a fee from Verizon for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, Verizon has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Verizon and Vodafone for which we and such affiliates have received customary compensation. Such services during such period have included acting as (i) lead arranger on Verizon’s credit facility in August 2012, (ii) bookrunner for Verizon’s high grade debt offering in November 2012, (iii) financial advisor to Cable & Wireless Communications, an affiliate of Vodafone, in its sale of its interest in the Dhiraagu (Maldives), Sure Channel Islands, Sure Isle of Man and its operations in the Falkland Islands, St. Helena, Ascension and Diego Garcia in April 2013, (iv) financial advisor to Cable and Wireless Communications in its sale of its Macau Operations in June 2013, (v) lead arranger on Vodafone Hutchison Finance pty limited’s (a controlled subsidiary of Vodafone) term loan in June 2013 and (vi) joint bookrunner on Vodafone’s high grade debt offering in February 2013.

In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Verizon and Vodafone and certain of Vodafone’s affiliates, for which it receives customary compensation or other financial benefits. We anticipate that we and our affiliates will also arrange and/or provide financing to Verizon and act as a hedging counterparty to Verizon in connection with the Transaction for customary additional compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of Verizon or Vodafone for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid by Verizon in the proposed Transaction is fair, from a financial point of view, to Verizon.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of Verizon (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of Verizon as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of Verizon and in any prospectus filed or posted by Verizon or provided by Verizon to Vodafone’s shareholders and any related registration statement, but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

Annex D

[Morgan Stanley letterhead]

September 2, 2013

Board of Directors

Verizon Communications Inc.

140 West Street

New York, NY 10007

Members of the Board:

We understand that Verizon Communications Inc. (the “Buyer”) and Vodafone Group plc (“Vodafone”) propose to enter into a Stock Purchase Agreement, substantially in the form of the draft dated September 2, 2013 (the “Agreement”) by and among the Buyer, Vodafone and Vodafone 4 Limited (the “Seller”). The Agreement provides, among other things, for the acquisition by the Buyer of all of the outstanding capital stock of Vodafone Finance 1 (“HoldCo”), which indirectly owns a 45% interest in Cellco Partnership doing business as Verizon Wireless (the “Partnership”), in exchange for consideration (the “Consideration”) consisting of (i) $58.886 billion in cash, plus (ii) an aggregate number of shares of Buyer’s common stock, par value $0.10 per share (the “Buyer Common Stock”) equal to $60.150 billion divided by the Buyer’s 20-trading-day volume-weighted average price per share measured as of the date ending on the third business day prior to the closing, except that such price per share of Buyer Common Stock shall not be more than $51.00 nor less than $47.00, plus (iii) notes to be issued by the Buyer to the Seller in the aggregate amount of $5 billion, plus (iv) a term note issued by Buyer to the Seller in the amount of $250 million plus (v) a note to be issued by the Buyer to the Seller in an amount equal to the principal amount of the Vodafone BV Inc. Note (as defined in the Agreement), plus (vi) $3.5 billion in cash, or a note with such principal amount, in respect of the consideration in the Omnitel Transaction (as defined below). The terms and conditions of the transaction are more fully set forth in the Agreement (the “Transaction”).

You have asked for our opinion as to whether the Consideration to be paid by the Buyer pursuant to the Agreement is fair from a financial point of view to the Buyer.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial forecasts relating to the business and financial prospects of the Partnership, and, at the Buyer’s direction, compiled a forecast relating to the business and financial prospects of the Partnership derived from a consensus of selected analysts that were identified, and approved, by the Buyer’s management (the “Partnership Wireless Street Forecasts”);

2)	Reviewed certain publicly available financial forecasts relating to the business and financial prospects of the Buyer, and, at the Buyer’s direction, compiled a forecast relating to the business and financial prospects of the Buyer excluding the Partnership derived from a consensus of selected analysts that were identified, and approved, by the Buyer’s management (the “Buyer Corporate and Wireline Street Forecasts”);

3)	Reviewed certain publicly available business and financial information concerning the Buyer and the Partnership and the industries in which they operate;

4)	Discussed the past and current operations and financial condition and the prospects of the Buyer and the Partnership, including information relating to certain strategic and operational benefits anticipated from the Transaction, with senior executives of the Buyer;

5)	Reviewed the reported prices and trading activity for the Buyer Common Stock;

6)	Compared the financial and operating performance of the Buyer and the Partnership with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Buyer Common Stock and certain publicly traded securities of such other companies;

[Morgan Stanley letterhead]

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Reviewed the Agreement and certain related documents; and

9)	Performed such other analyses and reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Buyer, and formed a substantial basis for this opinion. At your direction, our analysis relating to the business and financial prospects for the Partnership and the Buyer for purposes of this opinion has been made on the basis of the Partnership Wireless Street Forecasts and the Buyer Corporate and Wireline Street Forecasts, respectively. We have been advised by the Buyer, and have assumed, with the Buyer’s consent, that the Partnership Wireless Street Forecasts and the Buyer Corporate and Wireline Street Forecasts are a reasonable basis upon which to evaluate the business and financial prospects of the Partnership and the Buyer, respectively. We express no view as to the Partnership Wireless Street Forecasts and the Buyer Corporate and Wireline Street Forecasts or the assumptions on which they were based, including the selection of the analyst forecasts from which the Partnership Wireless Street Forecasts and the Buyer Corporate and Wireline Street Forecasts were derived. Our opinion does not address the relative merits of the Transaction as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Buyer.

In addition, we have assumed that the Transaction will be consummated in compliance with all applicable laws and in accordance with the terms set forth in the Agreement without any waiver or amendment of any terms or conditions. We have also assumed that (i) the notes forming part of the Consideration will have a fair value equal to their principal amount, (ii) the Buyer will not exercise the Cash Election (as defined in the Agreement), (iii) no payment will be made in respect of the Cash Flow Adjustment Amount (as defined in the Agreement), (iv) no claims for indemnification under the Agreement that are material to our analysis will be made against the Buyer, (v) (A) prior to closing, Vodafone will undertake a reorganization as provided in the Agreement pursuant to which, immediately prior to the consummation of the Transaction, Seller will own, directly or indirectly, all of the outstanding capital stock of HoldCo and its subsidiaries, except for the VAI Preferred Shares (as defined in the Agreement), (B) the only assets and liabilities of HoldCo and its subsidiaries will be those related to the Partnership, the Vodafone BV Inc. Note (as defined in the Agreement), intercompany notes among HoldCo and its subsidiaries and $250 million in cash and cash equivalents in one of the subsidiaries of Holdco, and the Buyer will be indemnified fully for any unrelated liabilities and any tax liabilities incurred in connection with the reorganization, with the result that (except for the VAI Preferred Shares) the Buyer will not, directly or indirectly, bear any incremental liabilities, which are not fully indemnified, compared to a purchase of the Partnership interests directly and (C) the fair value of the VAI Preferred Shares is $1.65 billion, (vi) the fair value of the receivable related to the ELPI Contribution (as defined in the Agreement) is $814 million, (vii) after two years from the Closing Date (as defined in the Agreement), the $250 million in cash, cash equivalents and third party investments held in Vodafone BV Inc. pursuant to the Agreement will be available to Verizon in full to discharge debt or for other purposes, (viii) the Partnership will not make any distributions between signing and closing and (ix) the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of any compensation to any officers, directors, or employees of any party to

[Morgan Stanley letterhead]

the Transaction, or any class of such persons relative to the Consideration to be paid by the Buyer in the Transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Partnership or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We understand that the Buyer will sell its equity interest in Vodafone Omnitel NV (“Omnitel”) to Vodafone for either $3.5 billion in cash, if the sale of Omnitel occurs concurrently with the consummation of the Transaction, or otherwise a note in such amount (the “Omnitel Transaction”). We have not been requested to provide our opinion with respect to, and this opinion does not address, the fairness from a financial point of view of the Omnitel Transaction. Furthermore, at your direction, in connection with preparing our opinion, we have assumed that the consummation of the Omnitel Transaction will occur concurrently with the consummation of the Transaction and that the Omnitel Transaction is fair from a financial point of view to the Buyer. We have also assumed that no claims for indemnification under the Omnitel Transaction agreement that are material to our analysis will be made against the Buyer or its affiliates.

We have acted as financial advisor to the Board of Directors of the Buyer in connection with this Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Buyer has agreed to indemnify us for certain liabilities arising out of our engagement. In the two years prior to the date hereof, we, or our affiliates, have provided financial advisory and financing services for the Buyer and Vodafone and have received fees in connection with such services. Morgan Stanley may also seek to provide advisory and financing services to the Buyer and Vodafone in the future and would expect to receive fees for the rendering of these services.

In addition, we, or one or more of our affiliates, are acting as lead arranger/ joint bookrunner, global coordinator and syndication agent, and are committing to provide a portion of the financing required, in connection with each of the bridge credit facility, the term loan facility and the revolving credit facility, in each case, to be entered into in connection with the Transaction, and for which we will receive additional fees from the Buyer. We anticipate that we and our affiliates will also arrange and/or provide additional financing to the Buyer in connection with the Transaction for customary compensation.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, Vodafone, or any other company, or any currency or commodity, that may be involved in the Transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make in connection with the Transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Transaction or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer should vote at the shareholders’ meeting to be held in connection with the Transaction.

[Morgan Stanley letterhead]

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by the Buyer pursuant to the Agreement is fair from a financial point of view to the Buyer.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Robert A. Kindler

Robert A. Kindler Vice Chairman, Global Head of Mergers & Acquisitions

DIRECTIONS TO VERIZON COMMUNICATIONS INC. SPECIAL MEETING OF SHAREHOLDERS

The Westin Governor Morris, Morristown

2 Whippany Road

Morristown, New Jersey 07960

From Newark Liberty International Airport

Exit the airport and follow signs for I-78 West. Travel on I-78 West for approximately 8.5 miles. Take Exit 48 for Route 24 West. Travel on Route 24 West for approximately 9 miles. Take Exit 1A for Whippany Road towards Morristown. Travel on Whippany road for approximately 1 mile to the hotel. Hotel will be on the right side of the road.

From Points North

Take 287 South to Exit 37 (Route 24 East). Follow Route 24 East to Exit 2A (Columbia Turnpike). Exit on ramp and continue through five traffic lights. Hotel will be on the left side of the road.

From Points South

Take 287 North to Exit 36A (Morris Avenue). Stay in right hand lane and road will bear to the right. Immediately after that curve, take the first left onto Lindsay Drive. Hotel will be on the left side of the road.

002CSN2EF1

Electronic Voting Instructions
You can vote online or by telephone Available 24 hours a day, 7 days a week
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Vote online • Go to www.envisionreports.com/vz_special • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+
A	The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

		For	Against	Abstain
1.	Approve the issuance of up to approximately 1.28 billion shares of Verizon common stock to Vodafone ordinary shareholders in connection with Verizon’s acquisition of Vodafone’s indirect 45% interest in Verizon Wireless	☐	☐	☐

2.	Approve an amendment to Article 4(A) of Verizon’s restated certificate of incorporation to increase Verizon’s authorized shares of common stock by 2 billion shares to an aggregate of 6.25 billion authorized shares of common stock	☐	☐	☐

3.	Approve the adjournment of the special meeting to solicit additional votes and proxies if there are insufficient votes at the time of the special meeting to approve the above proposals	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¡	+

001CSP007D 01QIAH

Verizon Communications Inc.

2014 Special Meeting Admission Ticket

Tuesday, January 28, 2014, 10:00 a.m.

The Westin Governor Morris, Morristown

2 Whippany Road, Morristown, New Jersey 07960

Upon arrival, please present this admission ticket at the registration desk.

Driving Directions to The Westin Governor Morris, Morristown

From Newark Liberty International Airport:

Exit the airport and follow signs for I-78 West. Travel on I-78 West for approximately 8.5 miles. Take Exit 48 for Route 24 West. Travel on Route 24 West for approximately 9 miles. Take Exit 1A for Whippany Road towards Morristown. Travel on Whippany Road for approximately 1 mile to the hotel. Hotel will be on the right side of the road.

From Points North:

Take 287 South to Exit 37 (Route 24 East). Follow Route 24 East to Exit 2A (Columbia Turnpike). Exit on ramp and continue through five traffic lights. Hotel will be on the left side of the road.

From Points South:

Take 287 North to Exit 36A (Morris Avenue). Stay in right hand lane and road will bear to the right. Immediately after that curve, take the first left onto Lindsay Drive. Hotel will be on the left side of the road.

▼ IF YOU ARE VOTING BY MAIL,  FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2014 Special Meeting of Shareholders

Proxy Solicited by Board of Directors of Verizon Communications Inc. for the Special Meeting of Shareholders,

Tuesday, January 28, 2014, 10:00 a.m.

Your signature on the reverse side of this card appoints each of Lowell C. McAdam and William L. Horton, Jr., as proxies, with the powers you would have if you were personally present at the meeting. This includes full power of substitution to vote all the shares of Verizon common stock that you hold of record upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side of this card. If you do not indicate how your shares are to be voted at the meeting or any adjournment or postponement of the meeting, the proxies will vote in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

This card also provides your instructions for voting any shares that you may hold in the Verizon Communications Direct Invest Plan. Also, if you own shares in any current or former Verizon savings plan in the same name as shown on this card, this card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone or online or return this card in the enclosed envelope so that your vote is received by January 23, 2014.

If you do not properly sign and return this card, vote by telephone or online or attend the meeting and vote by ballot, your shares cannot be voted. Unless the savings plan trustee receives your voting instructions by January 23, 2014, your shares in any of the current or former Verizon employee savings plans will be voted as described in the Proxy Statement.

If you are voting by mail, please sign the reverse side and return this card in the enclosed envelope. Please sign exactly as the name(s) appears on this card. If stock is held jointly, each holder should sign. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title. If you vote by telephone or online, please do not mail your card.

Your email address can help save the environment. Vote online and register for electronic communications with the eTree® program, and we will plant a tree on your behalf.